                             WASHINGTON MUTUAL, INC.
                          1201 Third Avenue, Suite 1500
                            Seattle, Washington 98101

                                ___________, 1996

Dear Shareholder:


         You are cordially invited to attend the Special Meeting of Shareholders of Washington Mutual, Inc. ("Washington Mutual"), which will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, at 10:00 a.m., December 10, 1996. I look forward to greeting as many of our shareholders as possible.

         At the special meeting, holders of Washington Mutual common stock will be asked to vote on a proposal to approve a transaction (the "Transaction") pursuant to which Washington Mutual will merge with Keystone Holdings, Inc. ("Keystone Holdings"), and the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"), will become subsidiaries of Washington Mutual. Integral components of the Transaction are certain agreements, which provide for (i) Washington Mutual's acquisition of certain warrants representing the right to purchase shares of the parent company of ASB; and (ii) granting certain registration rights to recipients of Washington Mutual common stock in the Transaction. In connection with the Transaction, Washington Mutual will issue 47,883,333 shares of common stock as follows: 25,883,333 shares to Keystone Holdings Partners, L.P. ("KHP"), the sole shareholder of Keystone Holdings; 14,000,000 shares to the FSLIC Resolution Fund ("FRF"), the holder of the warrants; and 8,000,000 shares to an escrow for the benefit of KHP and the FRF.

         In addition, at the special meeting, holders of Washington Mutual common stock and holders of each series of Washington Mutual preferred stock will be asked to vote on a proposal to approve an amendment to Washington Mutual's Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of common stock from 100,000,000 shares to 350,000,000 shares. Approval of the amendment to the Articles is necessary in order to implement the Transaction.


         More complete information about the Transaction and the amendment to the Articles is included in the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement. YOUR BOARD OF DIRECTORS BELIEVES THE PROPOSALS ARE IN THE BEST INTERESTS OF WASHINGTON MUTUAL AND ITS SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS THAT YOU VOTE "FOR" EACH OF THEM.

         In addition to the specific matters to be acted upon, there will be a report on the progress of Washington Mutual and an opportunity to ask questions of general interest to shareholders.

         Whether or not you attend the special meeting, it is important that your shares be represented and voted at the special meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the special meeting and vote in person, you will, of course, have that opportunity. If you are planning to attend the special meeting, we would greatly appreciate it if you would let us know by so indicating in the appropriate place on your proxy.

                              Sincerely,

                              Kerry K. Killinger

                              Chairman, President and Chief Executive Officer

                             WASHINGTON MUTUAL, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           _____________________, 1996


         The Special Meeting of Shareholders of Washington Mutual, Inc. ("Washington Mutual"), will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, on December 10, 1996, at 10:00 a.m. for the following purposes:

1. To approve a transaction (the "Transaction") pursuant to which Washington Mutual will merge with Keystone Holdings, Inc. ("Keystone Holdings"), and the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB") will become subsidiaries of Washington Mutual. Approval of the Transaction constitutes approval of its integral components as follows:

                  (a) The Agreement for Merger and the form of the Plan of Merger included therein, dated as of July 21, 1996, and as amended October ____, 1996 (the "Merger Agreement") by and among Washington Mutual, Keystone Holdings Partners, L.P. ("KHP"), Keystone Holdings, New American Holdings, Inc., New American Capital, Inc., N.A. Capital Holdings, Inc. ("NACH Inc."), and ASB, pursuant to which Keystone Holdings will merge with and into Washington Mutual and, as a result, the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become subsidiaries of Washington Mutual;


                  (b) The Warrant Exchange Agreement, dated as of July 21, 1996, by and among the parties to the Merger Agreement, together with the Federal Deposit Insurance Corporation (the "FDIC"), as manager of the Federal Savings and Loan Insurance Corporation Resolution Fund (the "FRF") (the FDIC in its capacity as manager of the FRF is referred to herein as the "FDIC-Manager"), and certain affiliates of Keystone Holdings and KHP, pursuant to which the FRF has agreed to exchange certain warrants representing the right to purchase shares of NACH Inc., a subsidiary of Keystone Holdings and the parent corporation of ASB, for shares of Washington Mutual common stock to be issued in the Transaction;

                  (c) The issuance by Washington Mutual of 47,883,333 shares of common stock as follows: 25,883,333 shares to KHP for immediate distribution to its general and limited partners (the "Investors"); 14,000,000 shares to the FRF; and 8,000,000 shares (the "Litigation Escrow Shares") to an escrow for the benefit of the Investors and the FRF;

                  (d) An escrow agreement to be entered into by and among Washington Mutual, KHP and the FDIC-Manager pursuant to which the Litigation Escrow Shares (or a portion thereof) will be released, 64.9% to the Investors and 35.1% to the FRF, or their respective assigns, to the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and its affiliates are pursuing against the United States, which litigation is being assumed by Washington Mutual in the Transaction; and

                  (e) The Registration Rights Agreement dated as of July 21, 1996, by and among Washington Mutual, KHP and the FDIC-Manager, pursuant to which Washington Mutual will be required to use its best efforts to register for resale to the public under the Securities Act of 1933, as amended, shares of common stock received in the Transaction.


2. To approve an amendment to Washington Mutual's Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of common stock from 100,000,000 shares to 350,000,000 shares.

        APPROVAL OF THE AMENDMENT TO THE ARTICLES IS REQUIRED IN ORDER TO
                           IMPLEMENT THE TRANSACTION.


         Both of these proposals are more fully described in the Proxy Statement, which follows. Only holders of shares of Washington Mutual common stock and holders of shares of each outstanding series of Washington Mutual preferred stock of record at the close of business on October 24, 1996 are entitled to notice of, and to vote at, this special meeting, and any and all adjournments thereof. Holders of Washington Mutual common stock are entitled to assert dissenters' rights in connection with the Transaction.


         Holders of Washington Mutual common stock will be asked to vote on both proposals. Holders of each outstanding series of Washington Mutual preferred stock will be asked to vote with the holders of Washington Mutual common stock only on the proposal to amend the Articles to increase the number of authorized shares of common stock.

                                        By Order of the Board of Directors,

                                        ___________________________________
Seattle, Washington                     William L. Lynch
_____________, 1996                     Secretary


--------------------------------------------------------------------------------
                                    IMPORTANT

         Whether or not you expect to attend in person, we urge you to vote on the proposals, sign, date, and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the Special Meeting. PROMPTLY VOTING, SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE WASHINGTON MUTUAL THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the Special Meeting if you desire to do so, as your proxy is revocable at your option in the manner described in the Proxy Statement.

--------------------------------------------------------------------------------

                             WASHINGTON MUTUAL, INC.
                          1201 Third Avenue, Suite 1500
                            Seattle, Washington 98101

                                 PROXY STATEMENT


               For the Special Meeting of Shareholders To Be Held
                               December 10, 1996

         This Proxy Statement is being furnished to shareholders of Washington Mutual, Inc. (the "Company" or "Washington Mutual"), in connection with the solicitation of proxies by the Board of Directors of Washington Mutual (the "Washington Mutual Board") for use at the Special Meeting of Shareholders to be held at 10:00 a.m. on December 10, 1996, or any adjournments thereof (the "Special Meeting"). The persons named as proxies are William L. Lynch and Marc
R. Kittner.


         At the Special Meeting, holders of Washington Mutual common stock, no par value per share (the "Common Stock"), will be asked to consider and vote on a proposal to approve a transaction (the "Transaction") pursuant to which Washington Mutual will acquire Keystone Holdings, Inc. ("Keystone Holdings") and the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"). Consummation of the Transaction requires the implementation of the following agreements and the completion of the following actions:


         Washington Mutual has entered into that certain Agreement for Merger, which includes the form of Plan of Merger contained therein, dated as of July 21, 1996, and as amended October ___, 1996 (the "Merger Agreement"), among Washington Mutual, Keystone Holdings Partners, L.P. ("KHP"), Keystone Holdings, New American Holdings, Inc. ("New Holdings'), New American Capital, Inc. ("New Capital"), N.A. Capital Holdings, Inc. ("NACH Inc."), and ASB (Keystone Holdings, New Holdings, New Capital, NACH Inc. and ASB are collectively referred to in this Proxy Statement as the "Keystone Entities"), pursuant to which Keystone Holdings will merge with and into Washington Mutual (the "Merger") and, as a result, the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become subsidiaries of Washington Mutual.

         The parties to the Merger Agreement, together with the Federal Deposit Insurance Corporation (the "FDIC"), as manager of the Federal Savings and Loan Insurance Corporation ("FSLIC") Resolution Fund (the "FRF") (the FDIC in its capacity as manager of the FRF is referred to herein as the "FDIC-Manager"), and certain affiliates of Keystone Holdings and KHP have also entered into that certain Warrant Exchange Agreement dated as of July 21, 1996 (the "Warrant Exchange Agreement"). Pursuant to the Warrant Exchange Agreement, the FDICManager has agreed to exchange certain warrants (the "Warrants") representing the right to purchase shares of NACH Inc., a subsidiary of Keystone Holdings and the parent corporation of ASB, for shares of Common Stock (the "Warrant Exchange").

         In the Transaction, Washington Mutual will issue 47,883,333 shares of Common Stock as follows: 25,883,333 shares to KHP (the "Keystone Initial Shares") for immediate distribution to its general and limited partners (the "Investors"); 14,000,000 shares to the FRF (the "FRF Initial Shares"); and 8,000,000 shares (the "Litigation Escrow Shares") to an escrow for the benefit of the Investors and the FRF. The Keystone Initial Shares and the FRF Initial Shares are referred to collectively as the "Initial Shares." If, prior to the consummation of the Transaction, the Common Stock undergoes a stock split, stock dividend, recapitalization or similar transaction, the number of shares to be issued in the Transaction will be adjusted accordingly. All references in this Proxy Statement to any number of shares of Common Stock to be issued in the Transaction refer to such number as so adjusted. After the Transaction and assuming all of the Litigation Escrow Shares are released, the Investors will own approximately 31.1 million shares of Common Stock, or approximately 25.9% of the Common Stock then outstanding (based on the number of shares outstanding on the record date for the Special Meeting plus the Initial Shares and Litigation Escrow Shares). In addition, to the extent that the FDIC-Manager does not sell the FRF Initial Shares as soon as practicable after the Effective Date pursuant to the Registration Rights Agreement, the FRF will own approximately 14.0% of the Common Stock then outstanding (based on the number of shares outstanding on the record date for the Special Meeting plus the Initial Shares and Litigation Escrow Shares). See "THE TRANSACTION -- Significant Shareholders and "THE TRANSACTION -- Registration Rights."

         The last reported sales price of a share of Common Stock on The Nasdaq Stock Market on October ___, 1996 was $____. Based on such sales price, the value of the Keystone Initial Shares and the FRF Initial Shares would be $_____ and $ _____, respectively, and the value of the Litigation Escrow Shares would be $______. The actual sales price of a share of Common Stock as of the effective date of the Transaction and the value of the shares to be issued may vary materially from such amounts.


         Washington Mutual, KHP and the FDIC-Manager will enter into an escrow agreement pursuant to which the Litigation Escrow Shares (or a portion thereof) will be released, 64.9% to the Investors and 35.1% to the FRF, or their respective assigns, to the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and certain of its affiliates are pursuing against the United States, which litigation is being assumed by Washington Mutual in the Transaction.


         In addition, Washington Mutual, KHP and the FDIC-Manager have entered into that certain Registration Rights Agreement, dated as of July 21, 1996 (the "Registration Rights Agreement"), which provides that Washington Mutual will be required to use its best efforts to register for resale to the public under the Securities Act of 1933, as amended (the "Securities Act"), shares of Common Stock received in the Transaction.

         In addition, the holders of Common Stock will be asked to vote separately and as a group with the holders of each of the Washington Mutual 9.12% Noncumulative Perpetual Preferred Stock, Series C (the "Series C Preferred"), $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D (the "Series D Preferred"), and 7.60% Noncumulative Perpetual Preferred Stock, Series E (the "Series E Preferred") (collectively, the "Preferred Stock") to consider and vote on a proposal to approve an amendment to the Company's Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of Common Stock from 100,000,000 shares to 350,000,000 shares. THE IMPLEMENTATION OF THE TRANSACTION IS CONDITIONED ON THE APPROVAL OF THE AMENDMENT TO THE ARTICLES.


         YOUR BOARD OF DIRECTORS BELIEVES THE PROPOSALS ARE IN THE BEST INTERESTS OF WASHINGTON MUTUAL AND ITS SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS THAT YOU VOTE "FOR" EACH OF THEM.

         The mailing address of the principal executive offices of Washington Mutual is 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, and its telephone number is (206) 461-2000.

         The accompanying Notice of Special Meeting, this Proxy Statement and the accompanying proxy are being first sent to shareholders on or about ___________________, 1996.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
         SUMMARY................................................................................................  5
                  The Participants..............................................................................  5
                  The Special Meeting and Votes Required........................................................  6
                  The Transaction...............................................................................  7
                  Management and Operations of Washington Mutual Following the Transaction...................... 11

         SELECTED HISTORICAL FINANCIAL DATA..................................................................... 13
                  Summary Consolidated Financial Data of Washington Mutual...................................... 13
                  Summary Consolidated Financial Data of Keystone Holdings...................................... 15


         SELECTED HISTORICAL, PRO FORMA AND EQUIVALENT PRO FORMA PER SHARE DATA................................. 20

         THE SPECIAL MEETING.................................................................................... 21
                  General....................................................................................... 21
                  Matters To Be Considered at the Special Meeting............................................... 21
                  Record Date and Voting........................................................................ 21
                  Proxies and Voting Instructions............................................................... 21
                  Quorum; Votes Required........................................................................ 22
                  Solicitation of Proxies....................................................................... 22

         THE TRANSACTION........................................................................................ 22
                  General....................................................................................... 22
                  Effective Date and Time of the Transaction.................................................... 24
                  Background of the Transaction................................................................. 24
                  Reasons for the Transaction; Recommendation of the Washington Mutual Board.................... 26
                  Opinion of Financial Advisor.................................................................. 28
                  Risk Factors.................................................................................. 32
                  Significant Shareholders...................................................................... 34
                  Registration Rights........................................................................... 34
                  Regulatory Approvals.......................................................................... 36
                  FRF Matters................................................................................... 36
                  Conditions to the Transaction................................................................. 37
                  Covenants of Keystone Holdings................................................................ 38
                  Covenants of Washington Mutual................................................................ 39
                  Accounting Treatment.......................................................................... 39
                  Dissenters' Rights............................................................................ 40
                  Resales of Washington Mutual Common Stock..................................................... 42
                  Federal Income Tax Consequences............................................................... 42
                  Other Terms of the Merger Agreement and Warrant Exchange Agreement............................ 42

         THE LITIGATION ESCROW.................................................................................. 44
                  General....................................................................................... 44
                  The Case...................................................................................... 45
                  Control of the Case........................................................................... 45
                  Rights in the Litigation Escrow Shares........................................................ 46

         MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE

         TRANSACTION............................................................................................ 46
                  General....................................................................................... 46
                  Board of Directors............................................................................ 46


                  Operations After the Transaction.............................................................. 47

         COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS............................................ 49

         NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENT OF FINANCIAL POSITION............................... 51

         NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME.......................................... 54

         INFORMATION CONCERNING WASHINGTON MUTUAL............................................................... 56
                  Washington Mutual............................................................................. 56
                  The Reorganization............................................................................ 56
                  Washington Mutual's Principal Operating Subsidiaries.......................................... 57
                  Principal Holders of Common Stock............................................................. 58
                  Principal Holders of Preferred Stock.......................................................... 59
                  Security Ownership of Directors and Executive Officers........................................ 59
                  Market Prices and Dividends................................................................... 61
                  Dividend Policy............................................................................... 61

         DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK......................................................... 62

         PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -
         INCREASE IN AUTHORIZED SHARES.......................................................................... 63
                  Current Capitalization........................................................................ 63
                  Certain Effects of the Proposed Amendment..................................................... 64
                  Certain Anti-Takeover Provisions in Washington Mutual's Articles and Bylaws................... 64

         INDEPENDENT AUDITORS................................................................................... 66

         AVAILABLE INFORMATION.................................................................................. 66

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................ 67

         SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING.......................................................... 67

         OTHER MATTERS.......................................................................................... 67


APPENDICES

         APPENDIX A - INFORMATION CONCERNING KEYSTONE HOLDINGS................................................. A-1
         APPENDIX B - CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS ...................................B-1
         APPENDIX C - AGREEMENT FOR MERGER......................................................................C-1
         APPENDIX D - WARRANT EXCHANGE AGREEMENT................................................................D-1
         APPENDIX E - FORM OF ESCROW AGREEMENT..................................................................E-1
         APPENDIX F - REGISTRATION RIGHTS AGREEMENT.............................................................F-1
         APPENDIX G - OPINION OF CS FIRST BOSTON CORPORATION....................................................G-1
         APPENDIX H - CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT
                      RELATING TO DISSENTERS' RIGHTS............................................................H-1

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement, the Appendices hereto or in documents incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Appendices hereto and the other documents incorporated herein by reference. Shareholders are urged to read this Proxy Statement, the Appendices hereto and the documents incorporated herein by reference in their entirety.

THE PARTICIPANTS

         WASHINGTON MUTUAL. Washington Mutual is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal subsidiaries of Washington Mutual include its banking subsidiaries, Washington Mutual Bank ("WMB") and Washington Mutual Bank fsb ("WMBfsb"), and its insurance subsidiary, WM Life Insurance Co. ("WM Life"). Financial services of Washington Mutual include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans (primarily multi-family residential property loans) and, more recently, certain commercial banking activities. Washington Mutual, through its subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

         As of June 30, 1996, Washington Mutual operated a total of 297 financial centers and 23 loan centers in Washington, Oregon, Utah, Montana and Idaho. At June 30, 1996, Washington Mutual had total consolidated assets of $22.3 billion, total deposits of $11.0 billion and stockholders' equity of $1.6 billion. The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, and its telephone number is (206) 461-2000.

         For additional information concerning Washington Mutual, see "INFORMATION CONCERNING WASHINGTON MUTUAL," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         KEYSTONE HOLDINGS. Keystone Holdings, a Texas corporation, is a holding company whose principal operating subsidiary is ASB, a California-based federally chartered savings bank. As of June 30, 1996, Keystone Holdings had consolidated assets of $20.5 billion, deposits of $12.7 billion and stockholder's equity of $550.4 million. The principal business of ASB consists of attracting funds in the form of retail deposits through its branches and obtaining funds from borrowings, and investing those funds in single-family mortgage loans. ASB is one of the largest originators of single-family adjustable-rate mortgages ("ARMs") in California. ASB also originates a smaller volume of multi-family residential loans (the majority of which are secured by properties with 36 or fewer units) and loans secured by mobile home parks, which are classified as commercial mortgage loans. In addition, ASB owns subsidiary service corporations that engage in securities and insurance brokerage.

         As of June 30, 1996, ASB operated a total of 158 branches and 62 loan origination offices, all of which were located in California except for a loan origination office located in Phoenix, Arizona. ASB expects to open three additional loan origination offices, one in each of Las Vegas, Nevada and Denver and Boulder, Colorado, prior to year end 1996. The California branches and loan origination offices are concentrated in the Los Angeles and San Francisco metropolitan areas. A majority of ASB's loan origination offices are located in close proximity to ASB's branch offices.

         Keystone Holdings commenced operations in December 1988 as an indirect holding company for ASB. Keystone Holdings and ASB were formed to effect the December 1988 acquisition (the "1988 Acquisition") of certain assets and liabilities of the failed savings and loan association subsidiary (the "Failed Association") of Financial Corporation of America. The 1988 Acquisition utilized a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans and fixed assets. New West Federal Savings and Loan Association, the "bad bank," was formed to acquire substantially all of the Failed Association's underperforming and certain other assets, with a view towards their liquidation. New West Federal

Savings and Loan and its subsidiaries ("New West") are indirect subsidiaries of Keystone Holdings. Although Keystone Holdings beneficially owns the stock of New West, it does not have a financial interest in New West because of certain contractual provisions with, and indemnifications from, the FRF. As a result, New West is not included in the Consolidated Financial Statements of Keystone Holdings. The consummation of the Transaction is conditioned on the divestiture of New West prior to the effective date of the Transaction (the "Effective Date"). In connection with the 1988 Acquisition, the predecessor to the FRF received the Warrants, which will be exchanged for Common Stock in the Transaction. See "APPENDIX A, INFORMATION CONCERNING KEYSTONE HOLDINGS" and "THE TRANSACTION -- Conditions to the Transaction."

         For additional information concerning Keystone Holdings, see "APPENDIX A, INFORMATION CONCERNING KEYSTONE HOLDINGS" and "APPENDIX B, CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS."

THE SPECIAL MEETING AND VOTES REQUIRED


         TIME, DATE AND PLACE. The Special Meeting will be held at 10:00 a.m., local time, on December 10, 1996, at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington. See "THE SPECIAL MEETING--General."


         MATTERS TO BE CONSIDERED. At the Special Meeting, shareholders of Washington Mutual will be asked to consider and vote upon a proposal to approve the Transaction and a proposal to amend the Articles to increase the number of authorized shares of Common Stock and to transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING -- Matters to be Considered at the Special Meeting."


         RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM. The Washington Mutual Board has fixed the close of business on October 24, 1996 as the record date (the "Record Date") for the determination of the holders of Washington Mutual Common Stock and Preferred Stock ("Washington Mutual Shareholders") entitled to receive notice of and to vote at the Special Meeting.


         As of the Record Date, there were outstanding ____________ shares of Common Stock, 2,752,500 shares of Series C Preferred, 1,399,900 shares of Series D Preferred and 1,970,000 shares of Series E Preferred. Each share of Common Stock is entitled to one vote on each of the matters properly presented at the Special Meeting. Each share of Series C Preferred, Series D Preferred and Series E Preferred is entitled to one vote only on the proposal to amend the Articles. For the vote on the proposal to approve the Transaction, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. For the purpose of the votes on the proposal to amend the Articles, the presence, in person or by proxy, of the holders of a majority of (i) the outstanding shares of Common Stock (for the separate vote of holders of Common Stock) and (ii) the aggregate of the outstanding shares of Common Stock and Preferred Stock (for the vote of holders of Common Stock and Preferred Stock as a group) will constitute a quorum, respectively. See "THE SPECIAL MEETING -- Record Date and Voting" and "THE SPECIAL MEETING -- Quorum; Votes Required."

         VOTES REQUIRED. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the Transaction. Approval of the amendment to the Articles requires the affirmative votes of the holders of (i) two-thirds of the shares of Common Stock and Preferred Stock outstanding on the Record Date voting together as a voting group and (ii) two-thirds of the shares of Common Stock outstanding on the Record Date voting as a separate voting group. Accordingly, a failure to submit a proxy (or to vote in person at the Special Meeting), an abstention by a Washington Mutual Shareholder or a broker non-vote, which is an indication by a broker that it does not have discretionary authority to vote on a particular matter, will have the same effect as a "NO" vote with respect to the vote on both proposals. For shares of Common Stock or Preferred Stock held in street name by a broker, the failure of a Washington Mutual Shareholder to give such broker voting instructions with regard to any proposal on which such shareholder is entitled to vote will result in a broker non-vote and will have the same effect as a "NO" vote with respect to such proposal. See "THE SPECIAL MEETING -- Record Date and Voting" and "THE SPECIAL MEETING -- Quorum; Votes Required."

         YOUR BOARD OF DIRECTORS BELIEVES THE PROPOSALS ARE IN THE BEST INTERESTS OF WASHINGTON MUTUAL AND ITS SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS THAT YOU VOTE "FOR" EACH OF THEM.

THE TRANSACTION

         GENERAL. Subject to the terms and conditions of the Merger Agreement, on the Effective Date, Keystone Holdings will merge with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon the effectiveness of the Merger and the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become subsidiaries of Washington Mutual. Additionally, and as a condition to the consummation of the Merger, the FDIC-Manager has agreed, pursuant to the Warrant Exchange Agreement to effect the Warrant Exchange. Upon the Effective Date, Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings, including ASB (other than New West). See "THE TRANSACTION."


         In the Transaction, Washington Mutual will issue 47,883,333 shares of Common Stock, as follows: 25,883,333 Keystone Initial Shares; 14,000,000 FRF Initial Shares; and 8,000,000 Litigation Escrow Shares to an escrow for the benefit of the Investors and the FRF (the "Litigation Escrow"). The Keystone Initial Shares and the contingent right to receive the portion of the Litigation Escrow Shares attributable to KHP will be distributed to the Investors immediately following consummation of the Transaction, based upon their pro rata interest in KHP. After the Transaction and assuming all of the Litigation Escrow Shares are released, the Investors will own approximately 31.1 million shares of Common Stock, or approximately 25.9% of the Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares). In addition, to the extent that the FRF Initial Shares are not sold in the Initial Underwriting, the FRF will own approximately 14.0% of the Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares). See "THE TRANSACTION -- General," "THE TRANSACTION -- Significant Shareholders" and "THE TRANSACTION -- Registration Rights."

         KHP, Keystone Holdings and certain of its subsidiaries are plaintiffs in a lawsuit against the United States (the "Case"), alleging, among other things, that they entered into a contract with the FSLIC and the Federal Home Loan Bank Board ("FHLBB"), and that the U.S. government breached that contract, causing damage to the plaintiffs. See "THE LITIGATION ESCROW -- The Case." Pursuant to the Merger Agreement, upon consummation of the Transaction, Washington Mutual will succeed to the right to prosecute the Case and will receive any recovery in the Case. Prior to the Effective Date, Washington Mutual, KHP, the FDIC-Manager and a mutually agreeable escrow agent for the Litigation Escrow Shares ("Escrow Agent") will enter into an escrow agreement substantially in the form included as Appendix E hereto (the "Escrow Agreement"). Pursuant to the terms of the Escrow Agreement, the Escrow Agent will hold the Litigation Escrow Shares for six years, subject to extension in certain circumstances. See "THE LITIGATION ESCROW."

         Upon Washington Mutual's receipt of net cash proceeds from a judgment or settlement of the Case, if any ("Case Proceeds"), all or part of the Litigation Escrow Shares will be released, 64.9% to the Investors and 35.1% to the FRF. The number of Litigation Escrow Shares released will be equal to the Case Proceeds, reduced by certain tax and litigation-related costs and expenses, divided by the "Average Price." The "Average Price" means the arithmetic average of the closing prices of the Common Stock on The Nasdaq Stock Market for the 10 trading days immediately preceding the third trading day before the Effective Date. While Litigation Escrow Shares are held in the Litigation Escrow, the FDIC-Manager and the Investors will have the right to vote their respective percentage of the Litigation Escrow Shares. If not all of the Litigation Escrow Shares are distributed prior to the expiration of the Litigation Escrow, any remaining Litigation Escrow Shares will be returned to Washington Mutual for cancellation. See "THE LITIGATION ESCROW."

         The ultimate outcome of the Case is uncertain, and there can be no assurance that any recovery in the Case will result in Case Proceeds that exceed the value of the Litigation Escrow Shares plus costs and expenses.

Generally, Washington Mutual will not benefit financially from the Case unless Case Proceeds exceed such an amount and, in negotiating the Transaction, Washington Mutual ascribed no value to the possibility that the Case Proceeds would exceed such amount. As a result, it is uncertain what, if any, impact recovery in the Case will have on the financial position of Washington Mutual.


         Washington Mutual, KHP and the FDIC-Manager have entered into the Registration Rights Agreement, pursuant to which Washington Mutual will be required, if the Transaction closes, to use its best efforts to register for resale to the public under the Securities Act shares of Common Stock issued in the Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to file and use its best efforts to cause to become effective with the Securities and Exchange Commission (the "SEC") as soon as practicable after the Effective Date, on a date mutually acceptable to Washington Mutual and the participants in such underwriting. a registration statement covering the sale of between 7.5 million and 20 million shares of Common Stock (the "Initial Underwriting"). It is currently expected that the FDIC-Manager will sell the FRF Initial Shares in the Initial Underwriting, although there are no assurances that the FDIC-Manager will sell all or any of such shares. See "THE TRANSACTION -- Resales of Washington Mutual Common Stock."


         EFFECTIVE DATE AND TIME OF THE TRANSACTION. The Transaction will become effective at the time (the "Effective Time") of both (i)(a) the filing of articles of merger with the Washington Secretary of State and (b) the filing of articles of merger with the Texas Secretary of State, or at such time after such filings as may be provided in such articles of merger and (ii) the consummation of the Warrant Exchange. The "Effective Date" is the day on which the Effective Time occurs. See "THE TRANSACTION -- Effective Date and Time of the Transaction."


         AMENDMENT TO ARTICLES. In order to implement the Transaction, it is necessary to increase the number of authorized shares of Common Stock. Additionally, the Washington Mutual Board believes that having additional shares available would offer other long-term advantages to Washington Mutual and its shareholders. Accordingly, the Washington Mutual Board has unanimously recommended that the number of authorized shares of Common Stock be increased from 100,000,000 shares to 350,000,000 shares. See "PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -- INCREASE IN AUTHORIZED SHARES."

         REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE WASHINGTON MUTUAL BOARD. The Washington Mutual Board has carefully considered the terms of the Merger Agreement, the Warrant Exchange Agreement, the Escrow Agreement and the Registration Rights Agreement and has approved the Transaction as being in the best interests of Washington Mutual and the Washington Mutual Shareholders. THE WASHINGTON MUTUAL BOARD UNANIMOUSLY RECOMMENDS THAT WASHINGTON MUTUAL SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE TRANSACTION AND FOR THE PROPOSAL TO AMEND THE ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.


         The recommendation of the Washington Mutual Board is based upon a number of factors, including the terms of the Transaction documents, the benefits expected to result from the combination of Washington Mutual and Keystone Holdings, information concerning the financial condition, results of operations and prospects of Washington Mutual on a stand-alone and combined basis with Keystone Holdings, and the fairness opinions of CS First Boston Corporation ("CS First Boston") as financial advisor to the Washington Mutual Board. See "THE TRANSACTION -- Background of the Transaction," "THE TRANSACTION -- Reasons for the Transaction; Recommendation of the Washington Mutual Board" and "THE TRANSACTION -- Opinion of Financial Advisor."

         OPINION OF FINANCIAL ADVISOR. CS First Boston has served as financial advisor to the Washington Mutual Board, and has delivered its written opinions, dated as of July 21, 1996 and as of the date of this Proxy Statement, to the Washington Mutual Board that the consideration to be issued to KHP and the FRF in the Transaction is fair, from a financial point of view, to Washington Mutual. Washington Mutual has agreed to pay CS First Boston a fee of $2.5 million for its services in connection with the Transaction. See "THE TRANSACTION -- Opinion of Financial Advisor." THE FULL TEXT OF CS FIRST BOSTON'S OPINION DATED THE DATE OF THIS PROXY STATEMENT (THE "CS FIRST BOSTON OPINION"), WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON ITS REVIEW,

IS ATTACHED HERETO AS APPENDIX G. WASHINGTON MUTUAL SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.


         RISK FACTORS. In deciding whether to approve the Transaction and the proposal to amend the Articles to increase the number of authorized shares of Common Stock, Washington Mutual Shareholders should carefully review the matters set forth under "THE TRANSACTION -- Risk Factors," including the risk that the benefits expected from the Transaction may not be fully achieved and that the combined companies may be adversely affected by future economic conditions.

         SIGNIFICANT SHAREHOLDERS. After the Transaction and assuming all of the Litigation Escrow Shares are released from the Litigation Escrow, the Investors will own approximately 31.1 million shares of Common Stock, or approximately 25.9% of the Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares). In addition, to the extent that the FRF Initial Shares are not sold in the Initial Underwriting, the FRF will own approximately 14.0% of the Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares). Robert M. Bass ("Mr. Bass"), one of the principal Investors, will beneficially own approximately _____ shares of Common Stock or approximately 9.5% of the Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares). Except for restrictions on selling Common Stock arising from certain agreements between the Company and certain Investors relating to the accounting treatment of the Merger (the "Affiliate Letters") and from applicable securities laws, the Investors, including Mr. Bass, will not be restricted in their ability to buy, sell or vote their shares of Common Stock and certain Investors, particularly Mr. Bass, and the FDIC-Manager, to the extent that the FRF Initial Shares are not sold in the Initial Underwriting, will be able to affect voting on matters presented to shareholders of Washington Mutual. See "THE TRANSACTION -- Significant Shareholders" and "THE TRANSACTION -Accounting Treatment."

         REGISTRATION RIGHTS. Washington Mutual has agreed to provide certain registration rights to the Investors and the FRF, and their permitted assigns and transferees, with regard to the shares of the Common Stock issued in the Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to file with the SEC and use its best efforts to cause to become effective as soon as practicable after the Effective Date, on a date mutually acceptable to Washington Mutual and the participants in the Initial Underwriting, a registration statement with respect to the Initial Underwriting of not less than 7.5 million and not more than 20 million of the Initial Shares. Washington Mutual has further agreed to use its best efforts to cause the registration under the Securities Act of all of the Initial Shares not sold in the Initial Underwriting on or as soon as practicable after the date nine months after the Effective Date and to provide certain additional registration rights in certain circumstances to the holders of the Initial Shares and Litigation Escrow Shares. See "THE TRANSACTION -- Registration Rights."

         REGULATORY APPROVALS. The Transaction is subject to the prior approval of the Office of Thrift Supervision ("OTS"), the receipt of which regulatory approval is a condition to consummation of the Transaction. Washington Mutual has filed an application for the required regulatory approval, but there can be no assurance that such application will be approved or, if approved, that such approval will not contain conditions or requirements that cause such approval to fail to satisfy the conditions set forth in the Transaction documents. As of the date of this Proxy Statement, three community groups have filed protests with the OTS with regard to the Transaction. The OTS will consider these protests in connection with consideration of the Company's application as a whole. The Company believes that the protests are without merit and has responded to the OTS to that effect. Consummation of the Transaction is also conditioned on the receipt of certain confirmations and certain regulatory approvals relating to the ownership of Common Stock by KHP, Mr. Bass and certain related entities and on the receipt of confirmation from the OTS and receipt of confirmation or waiver from the FDIC that Washington Mutual will not be deemed to control Family Savings Bank (a minority-owned financial institution in which Keystone Holdings owns 14.7% of the outstanding common stock and all of the outstanding preferred stock). See "THE TRANSACTION -Regulatory Approvals" and "THE TRANSACTION -- Conditions to the Transaction."

         FRF MATTERS.


                  FRF Agreements. In connection with the 1988 Acquisition, the Keystone Entities and the predecessor to the FRF entered into a number of agreements (the "FRF Agreements"). Pursuant to the Warrant Exchange Agreement, upon the Effective Time, certain of the FRF Agreements (or portions thereof) relating to the Warrants will be terminated. Additionally, pursuant to the Merger Agreement, KHP and the Keystone Entities have agreed to use their best efforts to: (i) obtain consents necessary so that the FRF Agreements can be assumed by a subsidiary of Washington Mutual; (ii) resolve, without material liability to Washington Mutual or the Keystone Entities, any material outstanding differences between KHP and the Keystone Entities, on the one hand, and the FDIC-Manager, on the other hand, relating to the FRF Agreements; and
(iii) facilitate a renegotiation of the FRF Agreements to simplify the remaining effective provisions thereof. See "THE TRANSACTION -- FRF Matters" and "APPENDIX A, INFORMATION CONCERNING KEYSTONE HOLDINGS -- Keystone Holdings -- The 1988 Acquisition." The Company anticipates that at the Effective Date, assuming the renegotiation of the FRF Agreements, the only material continuing obligations under the FRF Agreements will be (i) the obligation of the FDIC-Manager to indemnify Washington Mutual and certain subsidiaries in certain circumstances and (ii) the obligation of Washington Mutual to share certain tax savings with the FDIC-Manager. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After the Transaction."

                  New West Divestiture. In the 1988 Acquisition, New West was structured to be the "bad bank" that acquired substantially all of the underperforming loans and certain other assets from the Failed Association while ASB acquired substantially all of the performing loans. Pursuant to FRF Agreements, New West indemnified ASB and one of its affiliates from liability arising out of certain management responsibilities for New West. As conditions of the consummation of the Transaction, (i) the stock of New West, together with any obligations and liabilities in connection with the ownership, business or operation of New West, will be transferred by Keystone Holdings to, or assumed by, an entity not being acquired by Washington Mutual and (ii) the indemnities provided by New West to ASB and one of its affiliates will be provided by the FRF. The divestiture of New West must be effected without any substantial cost to any Keystone Entity. See "THE TRANSACTION -- FRF Matters."

         CONDITIONS TO THE TRANSACTION. The respective obligations of Washington Mutual, KHP and the Keystone Entities to consummate the Transaction are subject to certain conditions, including the receipt of regulatory approval, approval by the Washington Mutual Shareholders of the Transaction and the amendment to the Articles to increase the number of authorized shares of Common Stock, and certain other conditions customary in a transaction of this nature. Additional conditions include (i) the transfer of all shares of stock in New West to an entity other than a Keystone Entity, (ii) consummation of the Warrant Exchange concurrently with the closing of the Merger, (iii) receipt of a letter from Deloitte & Touche LLP stating that the Transaction may be accounted for as a pooling of interests, (iv) resolution of any material outstanding differences between KHP and Keystone Holdings, on the one hand, and the FDIC-Manager, on the other hand, and (v) receipt by KHP of all necessary consents and modifications so that the FRF Agreements may be assumed by a subsidiary of Washington Mutual. Additionally, the obligation of the FDIC-Manager to consummate the Warrant Exchange Agreement is subject to certain conditions, including the consummation of the Merger, execution and delivery of the Registration Rights Agreement and the Escrow Agreement and certain other conditions customary in a transaction of this nature. As of the date of this Proxy Statement, substantially all of these conditions remain to be satisfied. See "THE TRANSACTION -- Conditions to the Transaction," "THE TRANSACTION -- Regulatory Approvals" and "THE TRANSACTION -- FRF Matters."


         ACCOUNTING TREATMENT. The Transaction is intended to be treated as a pooling-of-interests for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Keystone Holdings will be recorded on the books of Washington Mutual at their values on the books of Keystone Holdings at the time of consummation of the Transaction. If completed as proposed, no goodwill will be created in the Transaction. See "THE TRANSACTION -- Accounting Treatment."

         DISSENTERS' RIGHTS. Holders of Common Stock who do not vote in favor of the Transaction may be entitled to certain dissenters' rights under Washington law. Such dissenters' rights are described under "THE TRANSACTION -- Dissenters' Rights" and "APPENDIX H, CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT."

         RESALES OF WASHINGTON MUTUAL COMMON STOCK. At the Effective Time, the shares of Common Stock to be issued to KHP and the FRF in connection with the Transaction will not have been registered under the Securities Act. All such Common Stock will be issued pursuant to an exemption from the registration provisions of the Securities Act provided by Section 4(2) of such Act and will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Common Stock received in the Transaction will be transferable only pursuant to an effective registration statement or to a valid exemption from registration under the Securities Act, and, except for the Common Stock issued to the FRF and to certain Investors, will be subject to further restrictions contained in the Affiliate Letters. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to file and use its best efforts to cause to become effective with the SEC as soon as possible after the Effective Date a registration statement covering the sale of between 7.5 million and 20 million shares of Common Stock in the Initial Underwriting and to provide certain other registration rights to KHP, the Investors and the FDICManager. It is currently expected that the FDIC-Manager will sell the FRF Initial Shares after the Effective Date in the Initial Underwriting, although there can be no assurance that the FDIC-Manager will sell all or any of such shares. See "THE TRANSACTION -- Registration Rights" and "THE TRANSACTION -- Resales of Washington Mutual Common Stock."

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Shareholders of Washington Mutual who do not dissent will not experience any federal income tax consequences as a result of voting on the proposals described herein at the Special Meeting or as a result of the consummation of the Transaction. Cash received by shareholders of Washington Mutual pursuant to their exercise of dissenters' rights will be wholly or partially taxed. See "THE TRANSACTION -- Federal Income Tax Consequences."

         OTHER TERMS OF THE MERGER AGREEMENT AND THE WARRANT EXCHANGE AGREEMENT. The Merger Agreement or the Warrant Exchange Agreement may be terminated, and the Merger or Warrant Exchange abandoned, at any time before the Effective Time, either before or after approval of the Transaction by the Washington Mutual Shareholders, by either party if, among other reasons, the Transaction has not become effective by June 30, 1997, unless the failure of such occurrence is due to the failure of the party seeking termination to perform its respective covenants and agreements under such agreement. Additionally, the Merger Agreement and the other Transaction documents may be amended by the parties thereto after approval of the Transaction at the Special Meeting, provided that the amount of consideration paid by Washington Mutual in the Transaction may not be changed without the further approval of the shareholders of Washington Mutual. See "THE TRANSACTION -- Other Terms of the Merger Agreement and the Warrant Exchange Agreement."


MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION

         At the Effective Time, Keystone Holdings will merge with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon completion of the Transaction and ASB will become a wholly-owned subsidiary of Washington Mutual. The Articles of Incorporation and Bylaws of Washington Mutual will be the Articles of Incorporation and Bylaws of the surviving corporation after the completion of the Transaction.

         As of the Effective Date, two representatives mutually agreeable to Mr. Bass and Washington Mutual will be appointed to fill then-vacant seats in two different classes of the Washington Mutual Board. After the Effective Time, if the term of one of such directors would otherwise expire in connection with an annual shareholders meeting of Washington Mutual, the Washington Mutual Board will renominate one such mutually agreeable representative if Mr. Bass and certain of his affiliates beneficially own a specified number of shares of Common Stock. If Mr. Bass and such affiliates own a lesser number of shares, the term of such director will expire and the remaining representative will continue on the Washington Mutual Board. The Washington Mutual Board will have no obligation to nominate a mutually agreeable representative if Mr. Bass and such affiliates do not maintain beneficial ownership of a specified number of shares or at least 5% of Washington Mutual's outstanding Common Stock on the record date for such meeting. As of the date of this Proxy Statement, Washington Mutual and Mr. Bass have not selected the representatives to serve as Washington Mutual directors. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Board of Directors."

         Following the transaction, Washington Mutual will retain a majority of ASB's current management team in the management of ASB, including Robert T. Barnum, its current President and Chief Operating Officer. After the completion of the Merger, Washington Mutual will effect certain back office consolidations and computer systems conversions and will recognize certain Transaction-related expenses and additions to loan loss reserves. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION."

MARKET PRICES AND DIVIDENDS

         Washington Mutual Common Stock is traded on The Nasdaq Stock Market under the symbol "WAMU." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Washington Mutual Common Stock as reported on The Nasdaq Stock Market, based on published financial sources, and the dividends declared on such stock:

                                                                       Washington Mutual
                                                                         Common Stock
                                                                         ------------
                                                      High                 Low                 Dividends
                                                      ----                 ---                 ---------
1994         First Quarter ..................        $25.00              $19.13                 $0.16
             Second Quarter..................         21.50               18.25                  0.17
             Third Quarter...................         21.63               19.63                  0.18
             Fourth Quarter..................         20.63               15.75                  0.19
1995         First Quarter ..................         20.75               16.63                  0.19
             Second Quarter..................         24.75               20.00                  0.19
             Third Quarter...................         26.75               22.50                  0.19
             Fourth Quarter..................         29.50               24.75                  0.20
1996         First Quarter...................         32.25               27.63                  0.21
             Second Quarter..................         30.38               26.13                  0.22
             Third Quarter...................         39.25               28.50                  0.23
             Fourth Quarter (through _____            __.__               __.__                  0.__
             _____________ , 1996)...........

         As of the Record Date, there were approximately      shareholders of
record of Washington Mutual Common Stock and the last reported sales price per share on the Record Date was $____. On July 19, 1996, the last full day of trading before the first public announcement of the Transaction, the last reported sales price per share was $30.13. See "INFORMATION CONCERNING WASHINGTON MUTUAL -- MARKET PRICES AND DIVIDENDS" and "DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK."

                       SELECTED HISTORICAL FINANCIAL DATA

SUMMARY CONSOLIDATED FINANCIAL DATA OF WASHINGTON MUTUAL


         The following table presents certain summary historical consolidated financial data for Washington Mutual. This table is based upon and should be read in conjunction with the Consolidated Financial Statements of Washington Mutual and the notes thereto (as restated), which are incorporated herein by reference from the Company's current report on Form 8-K dated October ____, 1996. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION CONCERNING WASHINGTON MUTUAL." Additionally, all per common share information has been adjusted for two 50 percent stock dividends paid on February 14, 1992, and August 13, 1993, each of which had the effect of a three-for-two stock split. Because of the significant increase in Washington Mutual's size as a result of the acquisition of Pacific First Bank (which was accounted for by the purchase method) early in 1993, the financial results for the years ended and as of December 31, 1993, 1994, and 1995, are not generally comparable to prior periods or dates. All information presented below for the six-month periods ended June 30, 1996 and 1995 is unaudited and reflects all adjustments that are, in the opinion of Washington Mutual management, necessary for a fair statement of the results for the periods presented and is not necessarily indicative of the operating results for the entire year. The information as of June 30, 1996 and for the six months ended June 30, 1996 is not necessarily indicative of the operating results for the entire year.



                                          For the Six Months
                                            Ended June 30,                           For the Year Ended December 31,
                                       ------------------------  ------------------------------------------------------------------
                                          1996         1995         1995         1994         1993          1992          1991
                                       -----------  -----------  ------------ ------------ ------------ ------------- -------------
                                              (unaudited)
SUMMARIZED STATEMENTS OF INCOME:                             (dollars in thousands, except for per share amounts)
Net interest income..................    $ 349,139    $ 298,504     $ 618,236    $ 606,679    $ 560,559     $ 357,017     $ 257,791
Provision for loan losses ...........        5,825        5,650        11,150       20,400       35,225        14,887        22,407
Other income.........................       73,514       58,409       117,874      118,502      152,575        97,748       101,317
Other expense........................      224,779      209,413       417,655      415,300      394,874       253,024       204,130
Income taxes.........................       71,161       48,827       107,504      108,159       98,864        64,459        45,920
Extraordinary items, net of
  FIT effect (1).....................           --           --            --           --      (8,953)       (4,638)            --
Cumulative effect of change in tax
  accounting method..................           --           --            --           --       13,365            --            --
                                      ----------------------------------------------------------------------------------------------
Net income ..........................    $ 120,888    $  93,023     $ 199,801    $ 181,322    $ 188,583     $ 117,757      $ 86,651
                                      ==============================================================================================
Net income attributable to common
  stock..............................    $ 111,678    $  83,731     $ 181,217    $ 162,738    $ 175,025     $ 112,882      $ 81,776
                                      ==============================================================================================
Net income per share:
  Primary............................        $1.55        $1.22         $2.59        $2.45        $2.70         $1.95         $1.61
  Fully diluted......................         1.50         1.18          2.51         2.38         2.57          1.85          1.52
Average number of shares:
  Primary............................   71,982,173   68,784,703    70,061,144   66,361,794   64,808,073    57,823,509    50,662,063
  Fully diluted......................   77,401,033   74,203,950    75,480,391   71,781,041   70,870,441    63,612,956    56,952,721
Dividends declared and paid:
  Common.............................      $31,002      $25,229       $52,410      $45,335      $30,936       $21,231       $13,979
  Preferred..........................        9,210        9,292        18,584       18,584       13,559         4,875         4,875

--------------------
(1) Extraordinary items include the call of subordinated capital notes, resulting in pre-tax losses of $2.2 million and $3.1 million during 1993 and 1992, respectively, and penalties for prepayment of FHLB advances, resulting in pre-tax losses of $10.8 million and $3.6 million during 1993 and 1992, respectively.

                                        As of June 30,                                  As of December 31,
                                      1996          1995           1995          1994          1993          1992          1991
                                  ------------- ------------- -------------- ------------- ------------- ------------- -------------
                                          (unaudited)
                                                                        (dollars in thousands)
SUMMARIZED STATEMENTS
  OF FINANCIAL POSITION:
Total assets.....................   $22,323,472   $21,042,692    $22,420,379   $19,175,991   $16,513,432   $10,531,744   $ 8,529,135
Loans and loans held for sale....    13,800,209    13,209,882     13,035,250    12,845,203    11,267,713     7,035,586     5,526,541
Trading, investment and
  mortgage-backed securities.....     7,405,545     6,714,713      7,941,139     5,348,565     4,210,173     2,810,983     2,368,001
Deposits.........................    11,026,719    10,826,482     11,306,436    10,432,888     9,976,961     6,624,584     5,910,396
Borrowings (includes annuities)..     9,468,550     8,417,216      9,187,778     7,212,889     5,050,645     2,735,696     1,806,986
Stockholders' equity.............     1,647,073     1,520,379      1,660,084     1,364,258     1,252,888     1,045,289       694,134


OTHER FINANCIAL DATA:

                                       For the Six Months
                                         Ended June 30,                            For the Year Ended December 31,
                                   ---------------------------  ------------------------------------------------------------------
                                       1996          1995         1995           1994           1993          1992         1991
                                   ------------- -------------  -----------  ------------- -------------- -------------  ---------
Yield on earning assets..........         7.88%         8.00%        8.03%          7.58%          8.00%         9.20%       10.06%
Cost of deposits and borrowings..         4.78          5.09         5.06           4.10           4.00          5.41         6.97
Net interest spread..............         3.10          2.91         2.97           3.48           4.00          3.79         3.09
Net interest margin..............         3.31          3.12         3.14           3.65           4.15          4.04         3.34
Operating efficiency ratio ......        53.18         58.67        56.74          57.27          55.37         55.64        56.84
Return on average assets.........         1.09          0.94         0.97           1.03           1.31          1.24         1.05
Return on average stockholders'
equity...........................        14.73         13.21        13.31          13.77          16.89         15.26        14.33
Dividend payout ratio............        25.65         26.74        25.74          24.50          15.98         15.43        13.06
Ratios of combined earnings to
  fixed charges:
  Excluding interest on deposits.         1.78x         1.64x        1.66x          2.03x          2.70x         2.41x        1.86x
  Including interest on deposits.         1.40x         1.31x        1.32x          1.44x          1.54x         1.41x        1.25x



                                         As of June 30,                                  As of December 31,
                                       1996          1995         1995           1994           1993          1992         1991
                                   ------------- -------------  -----------  ------------- -------------- -------------  ---------
Nonperforming assets as a
  percentage of total assets.....         0.46%         0.40%        0.42%          0.42%          0.68%         1.27%        1.58%
Loan loss reserves/total loans...         1.05          1.06         1.10           1.03           1.06          0.83         1.01
Loan loss reserves/nonperforming
  assets.........................       139.75        167.09       151.23         164.08         105.89         43.46        41.39

SUMMARY CONSOLIDATED FINANCIAL DATA OF KEYSTONE HOLDINGS


         The following table sets forth certain summary historical consolidated financial data of Keystone Holdings and is based upon and should be read in conjunction with the Consolidated Financial Statements of Keystone Holdings, including the respective notes thereto, and the other information in this Proxy Statement regarding Keystone Holdings. The information as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 is unaudited and reflects all adjustments that are, in the opinion of Keystone Holdings' management, necessary for a fair statement of results for the periods presented and is not necessarily indicative of the operating results for the entire year. See "APPENDIX A, INFORMATION CONCERNING KEYSTONE HOLDINGS" and "APPENDIX B, CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS."

                                       For the Six-Month
                                     Period Ended June 30,                        For the Year Ended December 31,
                                   --------------------------  --------------------------------------------------------------------
                                     1996           1995         1995           1994           1993           1992        1991
                                   -----------  -------------  -----------  ------------- -------------- -------------- -----------
OPERATING DATA:                                                            (dollars in thousands, except for per share amounts)
Net interest income..............     $237,624       $165,699     $374,414       $353,376       $426,123       $511,463    $504,218
Provision for losses on loans....       35,180         34,533       63,837        101,609        123,503        143,650      63,400
Other income.....................       34,624         39,757       72,433         88,902         81,050         66,552      74,489
Other expenses...................      134,870        136,130      264,827        266,827        279,694        298,599     312,218
Federal and state income taxes...       27,685        (5,439)       12,289            897         11,245         31,983      85,221
Cumulative effect of change in
  accounting principal...........           --             --           --             --             --         60,045          --
Minority interest in earnings of
  consolidated subsidiaries......     (20,896)       (14,708)     (21,092)       (22,621)       (10,474)          (883)       (874)
                                  --------------------------------------------------------------------------------------------------
Net earnings.....................    $  53,617      $  25,524    $  84,802      $  50,324      $  82,257       $162,945    $116,994
                                  ==================================================================================================
Common dividends declared........      $60,000         $5,500      $ 5,587        $22,500        $18,000      $  97,300   $  49,000
Common dividends paid............       35,000          5,500        5,587        $76,300                                    49,000

                                          At June 30,                                     At December 31,
                                      1996          1995           1995          1994          1993          1992          1991
                                  ------------- ------------- -------------- ------------- ------------- ------------- -------------
                                                                                       (dollars in thousands)
SUMMARIZED BALANCE SHEET
  DATA:
Total assets.....................   $20,480,706   $19,213,564    $19,703,656   $18,402,403   $17,214,076   $17,262,741   $17,001,906
Loans............................    12,854,633    14,339,180     11,175,031    12,643,590     9,808,060     9,601,942     8,364,912
Trading, investment and
  mortgage-backed securities.....     6,720,966     3,159,220      7,394,103     3,373,497     3,194,395     1,940,993     1,711,163
Deposits.........................    12,728,966    13,303,300     13,005,029    12,815,489    13,367,640    13,988,968    13,973,699
Borrowings.......................     6,494,532     4,934,988      5,391,857     4,733,678     2,880,979     2,377,784     2,263,486
Stockholder's equity.............       550,398       593,810        668,559       534,124       578,235       497,438       444,946

OTHER FINANCIAL DATA:

The following tables set forth certain other financial data of Keystone Holdings for the periods indicated:

                                           For the Six Months
                                             Ended June 30,                          For the Year Ended December 31,
                                       --------------------------  ----------------------------------------------------------------
                                           1996          1995          1995         1994          1993          1992        1991
                                       ------------  ------------  ------------ ------------- ------------- ------------  ---------
Yield on earning assets..............        7.45%         6.91%         7.23%         6.22%         6.73%        8.00%       9.86%
Cost of deposits and borrowings......        5.05          5.17          5.28          4.18          4.26         5.10        6.96
Net interest spread..................        2.40          1.74          1.95          2.04          2.47         2.90        2.91
Net interest margin..................        2.51          1.80          2.02          2.12          2.57         3.01        3.05
Operating efficiency ratio...........       49.54         66.26         59.27         60.33         55.15        51.66       53.95
Return on average assets.............        0.54          0.27          0.44          0.29          0.48         0.92        0.68
Return on average equity.............       14.09          8.42         13.14          8.68         14.71        35.56       25.87
Dividend payout ratio................      111.90         21.55          6.59         44.71         21.88        59.71       41.88
Equity to assets ratio...............        3.83          3.16          3.34          3.34          3.24         2.59        2.63


                                             As of June 30,                                As of December 31,
                                           1996          1995          1995         1994          1993          1992        1991
                                       ------------  ------------  ------------ ------------- ------------- ------------  ----------
Nonperforming assets as a percentage
  of total assets....................        1.07%         1.55%         1.24%         1.84%         2.38%        2.48%       1.73%
Allowance for credit losses/gross
  receivables and recourse obligations       0.48          0.67          0.55          0.80          1.10         1.08        0.75
Allowance for credit losses/nonaccrual
  receivables and recourse obligations      61.48         58.88         61.17         51.30         48.55        42.88       30.36

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

         The following tables set forth (i) consolidated historical summary financial data for the periods and as of the dates indicated for Washington Mutual and for Keystone Holdings and (ii) summary pro forma combined financial data for the periods and as of the dates indicated, giving effect to the Transaction as if it had been consummated on January 1, 1993, for income statement information and on June 30, 1996, for balance sheet information. Pro forma adjustments made to arrive at the pro forma combined amounts are based on the pooling of interests method of accounting.

         The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Washington Mutual included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," the consolidated financial statements and accompanying notes of Keystone Holdings included in this Proxy Statement as "APPENDIX B, CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS," and the pro forma combined financial statements and accompanying discussion and notes set forth under "PRO FORMA COMBINED FINANCIAL INFORMATION." The Pro Forma Combined Summary Financial Data is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the periods presented.

                                                    Six Months Ended
                                                        June 30,                      Year ended December 31,
                                              ----------------------------  ---------------------------------
                                                  1996           1995           1995           1994          1993
                                              -------------  -------------  ------------- -------------- --------
                                                                           (in thousands)
WASHINGTON MUTUAL:
  Net interest income.......................     $ 349,139      $ 298,504      $ 618,236      $ 606,679     $ 560,559
  Provision for loan losses.................         5,825          5,650         11,150         20,400        35,225
  Other income (expense), net...............     (151,265)      (151,004)      (299,781)      (296,798)     (242,299)
  Federal income taxes......................        71,161         48,827        107,504        108,159        98,864
                                             --------------------------------------------------------------------------
  Net income from continuing operations.....       120,888         93,023        199,801        181,322       184,171
  Extraordinary items, net of federal
    income taxes............................            --             --             --             --       (8,953)
  Cumulative effect in change of
    tax method..............................            --             --             --             --        13,365
                                             --------------------------------------------------------------------------
  Net income................................     $ 120,888      $  93,023      $ 199,801      $ 181,322     $ 188,583
                                             ==========================================================================
  Net income attributable to
    common stock............................     $ 111,678       $ 83,731      $ 181,217      $ 162,738     $ 175,025
                                             ==========================================================================

KEYSTONE HOLDINGS:
  Net interest income.......................     $ 237,624      $ 165,699      $ 374,414      $ 353,376     $ 426,123
  Provision for loan losses.................        35,180         34,533         63,837        101,609       123,503
  Other income (expense), net...............     (100,246)       (96,373)      (192,394)      (177,925)     (198,644)
  Federal and state income taxes............        27,685        (5,439)         12,289            897        11,245
                                             --------------------------------------------------------------------------
  Earnings from continuing operations.......        74,513         40,232        105,894         72,945        92,731
  Minority interest in earnings of consolidated
    subsidiaries............................      (20,896)       (14,708)       (21,092)       (22,621)      (10,474)
                                             --------------------------------------------------------------------------
  Net earnings .............................     $  53,617      $  25,524      $  84,802      $  50,324     $  82,257
                                             ==========================================================================
  Net earnings attributable to common stock.     $  53,617      $  25,524      $  84,802      $  50,324     $  82,257
                                             ==========================================================================

                                                    Six Months Ended
                                                        June 30,                      Year ended December 31,
                                              ----------------------------  ---------------------------------
                                                  1996           1995           1995           1994          1993
                                              -------------  -------------  ------------- -------------- --------
                                                                           (in thousands)
PRO FORMA INCLUDING KEYSTONE HOLDINGS:(1)
  Net interest income.......................     $ 586,763      $ 464,203      $ 992,650      $ 960,055     $ 986,682
  Provision for loan losses.................        41,005         40,183         74,987        122,009       158,728
  Other income (expense), net...............     (251,511)      (247,377)      (492,175)      (474,723)     (440,943)
  Federal and state income taxes............        98,846         43,388        119,793        109,056       110,109
                                             --------------------------------------------------------------------------
  Net earnings from continuing operations...       195,401        133,255        305,695        254,267       276,902
  Extraordinary items, net of federal income
    taxes...................................            --             --             --             --       (8,953)
  Cumulative effect of accounting change....            --             --             --             --        13,365
  Minority interest in earnings of consolidated
    subsidiaries (2)........................       (6,978)        (6,938)       (15,793)       (13,992)      (13,991)
                                             --------------------------------------------------------------------------
  Net earnings..............................     $ 188,423      $ 126,317      $ 289,902      $ 240,275     $ 267,323
                                             ==========================================================================
  Net earnings attributable to common stock.     $ 179,213      $ 117,025      $ 271,318      $ 221,691     $ 253,765
                                             ==========================================================================


----------------
(1) Transaction-related Expenses. Nonrecurring Transaction-related expenses anticipated to be recorded are not included in the Pro Forma Including Keystone Holdings statement of income for the six months ended June 30, 1996. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After the Transaction -- Transaction Expense and Addition to Loan Loss Reserve" and "Notes to Pro Forma Combined Consolidated Statements of Income." Nonrecurring Transaction-related expenses expected to be recorded by Washington Mutual are summarized in the following table (dollars in thousands):

    Additional loan loss reserves.......................................................... $ 125,000
    Severance and management payments......................................................    46,000
    Holding company debt call premiums.....................................................    15,000
    FRF tax settlement.....................................................................    10,500
    Other charges..........................................................................    47,000
                                                                                            ---------
      Total charges........................................................................   243,500
    Tax benefit............................................................................  (86,200)
    Negative adjustment to ASB's deferred tax asset........................................    50,000
                                                                                              -------
      Net charges.......................................................................... $ 207,300
                                                                                            =========

(2) The Transaction is intended to be accounted for as a pooling-of-interests. The pro forma adjustments in the unaudited Pro Forma Including Keystone Holdings statements of income for the three years ended December 31, 1995 and the six months ended June 30, 1996 and 1995 reflect dividends paid to the holders of $80.0 million in New Capital's cumulative redeemable preferred stock.


-----------------


                                                                        June 30, 1996
                                                   ----------------------------------------------------------
                                                                                               Pro Forma
                                                   Washington             Keystone         Including Keystone
                                                     Mutual               Holdings            Holdings (1)
                                                     ------               --------            ------------
                                                                   (dollars in thousands)
Loans                                                $13,800,209         $12,854,633         $26,529,842
Assets                                                22,323,472          20,480,706          42,560,678
Borrowings (including annuities)                       9,468,550           6,494,532          15,963,082
Stockholders' equity                                   1,647,073             550,398           2,217,150
Nonperforming assets as a percentage of total
  assets                                                    0.46%               1.07%               0.76%
Loan loss reserves/total loans                              1.05                0.70                0.88
Loan loss reserves/nonperforming assets                   139.75               40.92               72.48

(1) The Pro Forma Including Keystone Holdings stockholder's equity has been adjusted to reflect the issuance of 14,000,000 shares of the Common Stock to effect the Warrant Exchange. The Warrants are included in Keystone Holdings' balance sheet as a minority interest.

     SELECTED HISTORICAL, PRO FORMA AND EQUIVALENT PRO FORMA PER SHARE DATA

         The following table shows certain per share data of Washington Mutual Common Stock on an historical basis and pro forma reflecting the Transaction. This table does not show historical per share data for Keystone Holdings because Keystone Holdings is privately held. The table should be read in conjunction with the financial information appearing in this paragraph and the documents incorporated herein by reference. The pro forma and equivalent pro forma per share data in the following table are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Transaction been consummated during the period or as of the date for which this pro forma table is presented.



                                                         Washington Mutual    Pro Forma Including
Per Common Share                                            Historical         Keystone Holdings
----------------                                            ----------         -----------------
PRIMARY NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS:
  For the year ended December 31,
    1993.............................................             $2.63               $2.38
    1994.............................................              2.45                2.09
    1995.............................................              2.59                2.47
  For the six months ended June 30, 1996.............              1.55                1.60
FULLY DILUTED NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS:
  For the year ended December 31,
    1993.............................................             $2.51               $2.32
    1994.............................................              2.38                2.06
    1995.............................................              2.51                2.42
  For the six months ended June 30, 1996.............              1.50                1.56
CASH DIVIDENDS (1):
  For the year ended December 31,
    1993.............................................             $0.50               $0.50
    1994.............................................              0.70                0.70
    1995.............................................              0.77                0.77
  For the six months ended June 30, 1996.............              0.43                0.43
BOOK VALUE:
  As of December 31, 1995............................            $19.97              $20.70
  As of June 30, 1996................................             19.73              $17.88



(1) Pro forma cash dividends per common share represent historical dividends per share paid by Washington Mutual.

                               THE SPECIAL MEETING

GENERAL


         This Proxy Statement is being furnished to Washington Mutual Shareholders in connection with the solicitation of proxies by the Washington Mutual Board for use at the Special Meeting to be held at 10:00 a.m. local time on December 10, 1996, at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, and at any adjournments or postponements thereof for the purposes set forth herein.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING


         As more fully described in this Proxy Statement, the purpose of the Special Meeting is to consider and vote upon (i) a proposal to approve the Transaction, pursuant to which, among other things, Keystone Holdings will be merged with and into Washington Mutual with Washington Mutual as the surviving corporation, and (ii) a proposal to amend the Company's Articles to increase the number of authorized shares of Common Stock from 100,000,000 shares to 350,000,000 shares. See "THE TRANSACTION" and "PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -- INCREASE IN AUTHORIZED SHARES."


RECORD DATE AND VOTING


         At the close of business on the Record Date, October 24, 1996, there were ____________ shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote in each of the matters properly presented at the Special Meeting. At the close of business on the Record Date there were 2,752,500 shares of Series C Preferred, 1,399,900 shares of Series D Preferred and 1,970,000 shares of Series E Preferred outstanding. Each share of Preferred Stock is entitled to one vote on the proposal to approve the amendment to the Articles. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.


PROXIES AND VOTING INSTRUCTIONS


         All shares of Common Stock and Preferred Stock represented by proxies that are properly completed, dated and executed will be voted at the Special Meeting in accordance with the instructions given thereon by the Washington Mutual Shareholder. If a properly executed proxy is received without voting instructions, the shares of Common Stock and Preferred Stock represented by such proxy will be voted FOR approval of all matters on which such shares are entitled to vote at the Special Meeting. However, brokers do not have discretionary authority to vote shares held in street name on either of the two proposals and the failure of beneficial owners of such shares to give voting instructions to such broker will result in a broker non-vote and such shares will be counted as "NO" votes in all matters on which such shares are entitled to vote at the Special Meeting. As of the date of this Proxy Statement, the Washington Mutual Board is not aware of any business to be acted on at the Special Meeting other than as described herein. If, however, any other matters properly come before the Special Meeting, including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the proxy also confers discretionary authority on the persons named as proxies to vote upon such matters; provided, however, that proxies voting against the Transaction may not be used by management to vote for adjournment pursuant to such discretionary authority. A Washington Mutual Shareholder giving a proxy has the power to revoke it at any time before it is voted. The proxy may be revoked by written notice to the Secretary received at Washington Mutual's offices at 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, before _________________, 1996, or by written notice delivered in person at the Special Meeting to the Secretary prior to the commencement of the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a previously granted proxy.

QUORUM; VOTES REQUIRED

         For the vote on the proposal to approve the Transaction, the presence, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum. For the votes on the proposal to amend the Company's Articles, the presence, in person or represented by proxy, of the holders of a majority of (i) the Common Stock issued and outstanding and entitled to vote at the Special Meeting (for the separate vote of the holders of Common Stock) and
(ii) the aggregate shares of Common Stock and Preferred Stock issued and outstanding and entitled to vote at the Special Meeting (for the vote of the holders of Common Stock and Preferred Stock as a group) will constitute a quorum, respectively.

         Under applicable law and the Company's Articles and bylaws, and assuming that a quorum is present, approval of the Transaction requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date. Approval of the proposed amendment to the Articles requires the affirmative vote of the holders of at least (i) two-thirds of the combined shares of Common Stock and Preferred Stock outstanding as of the Record Date voting together as a group and (ii) two-thirds of the shares of Common Stock outstanding as of the Record Date voting separately. In determining whether the Transaction or the proposed amendment to the Articles has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against each such proposal. Approval of the amendment to the Articles is required in order to implement the Transaction.

         YOUR BOARD OF DIRECTORS BELIEVES THE PROPOSALS ARE IN THE BEST INTERESTS OF WASHINGTON MUTUAL AND ITS SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS THAT YOU VOTE "FOR" EACH OF THEM.

SOLICITATION OF PROXIES


         In addition to mailing this Proxy Statement to shareholders who hold shares directly, the Company has asked banks and brokers to forward copies of this Proxy Statement to persons for whom they hold shares of Common Stock or Preferred Stock and request that such persons give such banks and brokers voting instructions and authority to execute the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. Washington Mutual also intends to employ and pay the fees and expenses (estimated to be $7,500) of D.F. King & Co., Inc., a firm engaged in the business of soliciting the return of proxies. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Special Meeting.


         WASHINGTON MUTUAL SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO WASHINGTON MUTUAL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                 THE TRANSACTION

         The following information, insofar as it relates to matters contained in the Merger Agreement, the Warrant Exchange Agreement, the Escrow Agreement, the Registration Rights Agreement and the CS First Boston Opinion, is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement, including the Appendices hereto, and the documents incorporated herein by reference. Copies of the Merger Agreement, the Warrant Exchange Agreement, the Escrow Agreement, the Registration Rights Agreement and the CS First Boston Opinion are incorporated herein by reference and attached hereto as Appendices C, D, E, F and G, respectively. WASHINGTON MUTUAL SHAREHOLDERS ARE URGED TO READ ALL THE APPENDICES IN THEIR ENTIRETY.

GENERAL

         Subject to the terms and conditions of the Merger Agreement, on the Effective Date, Keystone Holdings will merge with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon the effectiveness of the Transaction and the direct and indirect subsidiaries of Keystone Holdings, including ASB but excluding New West, will become subsidiaries of Washington Mutual. Additionally, and as a condition to the consummation of the Merger, the FDIC-Manager has agreed, pursuant to the Warrant Exchange Agreement, to effect the Warrant Exchange. Upon the Effective Date, Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings, including ASB but excluding New West.


         In the Transaction, Washington Mutual will issue 47,883,333 shares of Common Stock, as follows: 25,883,333 shares to KHP, 14,000,000 shares to the FRF and 8,000,000 shares to the Litigation Escrow for the benefit of KHP and the FRF. The Keystone Initial Shares and the contingent right to receive the portion of the Litigation Escrow Shares attributable to KHP will be distributed to the Investors immediately following consummation of the Transaction based upon their pro rata interest in KHP. See "THE TRANSACTION -Significant Shareholders." After the date of execution of the Transaction documents, the number of shares to be issued to KHP in the Transaction was reduced from 26,000,000 shares to 25,883,333 shares, and KHP's percentage interest in the Litigation Escrow Shares was reduced from 65% to 64.9%.

         KHP, Keystone Holdings and certain of its subsidiaries are plaintiffs in a lawsuit against the United States. In the Case, among other things, plaintiffs allege that they entered into a contract with the FSLIC and the FHLBB, and that the U.S. government breached that contract, causing damage to the plaintiffs. See "THE LITIGATION ESCROW -- The Case." Pursuant to the Merger Agreement, upon consummation of the Transaction, Washington Mutual will succeed to the right to prosecute the Case and will receive any recovery in the Case. At the Effective Time, as consideration for the possible future recovery of Case Proceeds, Washington Mutual will issue the Litigation Escrow Shares to the Escrow Agent to be held for the benefit of the Investors and the FRF. Pursuant to the terms of the Escrow Agreement, the Escrow Agent will hold the Litigation Escrow Shares for up to six years, subject to extension under certain circumstances. If the date on which the escrow obligations expire occurs before all distributions are completed, any remaining Litigation Escrow Shares will be returned to Washington Mutual.
See "THE LITIGATION ESCROW."


         Upon Washington Mutual's receipt of Case Proceeds, all or part of the Litigation Escrow Shares will be released, 64.9% to the Investors and 35.1% to the FRF. The number of Litigation Escrow Shares released will be equal to the Case Proceeds, reduced by certain tax and litigation-related costs and expenses, divided by the Average Price. While Litigation Escrow Shares are held in the Litigation Escrow, the FRF and the Investors will have the right to vote their respective percentage of the Litigation Escrow Shares. See "THE LITIGATION ESCROW."


         The ultimate outcome of the Case is uncertain, and there can be no assurance that any recovery in the Case will result in Case Proceeds that exceed the value of the Litigation Escrow Shares plus costs and expenses. Generally, Washington Mutual will not benefit financially from the Case unless Case Proceeds exceed such an amount and, in negotiating the Transaction, Washington Mutual ascribed no value to the possibility that the Case Proceeds would exceed such amount. As a result, it is uncertain what, if any, impact recovery in the Case will have on the financial position of Washington Mutual.

         Washington Mutual, KHP and the FDIC-Manager have entered into the Registration Rights Agreement, pursuant to which Washington Mutual will be required to use its best efforts to register for resale to the public under the Securities Act shares of Common Stock issued in the Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to file and use its best efforts to cause to become effective with the SEC as soon as practicable after the Effective Date, on a date mutually agreeable to Washington Mutual and the participants in the Initial Underwriting, a registration statement for the Initial Underwriting covering the sale of between 7.5 million and 20 million shares of Common Stock. It is currently expected that the FDIC-Manager will sell the FRF Initial Shares in the Initial Underwriting, although there are no assurances that the FDIC-Manager will sell all or any of such shares. "THE TRANSACTION -- Resales of Washington Mutual Common Stock."

EFFECTIVE DATE AND TIME OF THE TRANSACTION


         The Transaction will become effective at the time of both (i) (a) the filing of articles of merger with the Washington Secretary of State and (b) the filing of articles of merger with the Texas Secretary of State, or at such time after such filings as may be provided in such articles of merger, and (ii) the consummation of the Warrant Exchange. The parties are unable to predict when or if the Effective Time will occur. The Effective Date will be the date on which the Effective Time occurs.


BACKGROUND OF THE TRANSACTION


         In the last several years, Washington Mutual's management has sought opportunities to expand into the California market and has examined a number of potential acquisitions that would give it the opportunity to do so. The Company held merger discussions with and conducted due diligence reviews of two California institutions during this period, neither of which resulted in an acquisition. ASB was another institution in which the Company was interested and during this period the Company had a variety of informal contacts with Keystone Holdings, but no opportunity for discussion of a possible transaction was available.

         Keystone Holdings is a holding company whose principal operating subsidiary is ASB. Keystone Holdings had consolidated assets of $20.5 billion, deposits of $12.7 billion and stockholder's equity of $550.4 million at June 30, 1996. The principal business of ASB consists of attracting funds in the form of retail deposits through its branches and from borrowings, and investing those funds in single-family mortgage loans.

         In late 1995, Washington Mutual's management advised Lehman Brothers, the investment banker who had been retained by Keystone Holdings to advise it in connection with the possible sale of ASB, that the Company was interested in meeting with the principal Investors to discuss the possibility of a transaction. On January 11, 1996, the Company and Keystone Holdings entered into reciprocal confidentiality agreements as a prerequisite to investigating a possible merger of Keystone Holdings and Washington Mutual. No affiliation existed between the Company and Keystone Holdings prior to such time.


         On January 19, 1996, Mr. Bass, Bernard J. Carl, J. Taylor Crandall, and David Bonderman, the principal Investors, met with Kerry K. Killinger, the Company's President and Chief Executive Officer, and the other members of the Company's Executive Committee, including Craig E. Tall, Executive Vice President of Corporate Development, Thomas J. Kappock, Executive Vice President and Chief Financial Officer, Lee D. Lannoye, Executive Vice President of Corporate Administration and Credit, Deanna W. Oppenheimer, Executive Vice President of Corporate Marketing and Consumer Bank Distribution, and S. Liane Wilson, Executive Vice President of Corporate Operations, at the Company's executive offices in Seattle, Washington. The meeting consisted primarily of a presentation by Mr. Killinger of the background and current status of Washington Mutual, brief presentations by each member of the Executive Committee regarding his or her area of responsibility, and a discussion of the possible benefits of a merger of Washington Mutual and Keystone Holdings.

         Following the Seattle meeting, the Company and Keystone Holdings exchanged information regarding the businesses and operations of the two companies and their subsidiaries. There were numerous contacts and conversations between the Company and Keystone Holdings or the investment banker for Keystone Holdings over the next several months for the purpose of continuing to exchange and clarify business and operations information regarding both companies. Additional conversations between Washington Mutual and Keystone Holdings or KHP also took place during the weeks following the January meeting, in which the parties began preliminary discussions regarding pricing parameters, accounting issues, potential structures for the transaction and the status of the Case. It was recognized during these discussions that any understanding reached between KHP and Washington Mutual would require the involvement of the FDIC-Manager and that no final agreement could be reached and no transaction could be consummated without the FDIC-Manager's concurrence.


         On February 16, 1996, Mr. Killinger telephoned Mr. Bass and Mr. Crandall and presented a preliminary transaction proposal to them. During the telephone call it was agreed that there was sufficient basis of interest to proceed with merger discussions.

         On February 19, 1996, a meeting took place at the offices of the Company's counsel in Seattle, Washington among Mr. Tall, legal counsel and other representatives of Washington Mutual, and Mr. Bonderman, Mr. Carl, Mr. Crandall, and legal counsel and other representatives of Keystone Holdings. A preliminary proposal regarding the form and the terms of a merger of Keystone Holdings with Washington Mutual was developed but no agreement was reached. Following the meeting, Mr. Killinger and several representatives from the Washington Mutual Board, including Douglas P. Beighle, John W. Ellis, William G. Reed, Jr. and Louis H. Pepper, met with Mr. Bass, Mr. Bonderman, Mr. Carl and Mr. Crandall to discuss the merits of a possible merger.

         At a meeting of the Washington Mutual Board on February 20, 1996, Mr. Killinger and Mr. Tall reported on the possibility of the transaction and Mr. Beighle, Mr. Ellis, Mr. Reed and Mr. Pepper reported on their participation in the meeting with the Keystone Holdings representatives. The Washington Mutual Board discussed the financial effect of a merger on the Company, the possibility of adding two new Directors to the Washington Mutual Board following a merger and the potential ownership of large blocks of Washington Mutual Common Stock by Mr. Bass and the FRF. The Washington Mutual Board authorized Mr. Killinger to proceed with merger discussions. The parties continued informal discussions regarding the terms of a proposed transaction in the weeks following the February 20, 1996 meeting.

         In early March of 1996 Washington Mutual engaged CS First Boston to act as the Company's investment advisor and to assist it in further analyzing the operations of Keystone Holdings, formulating valuation models and refining proposals for the structure of the transaction.

         A more detailed proposal for the merger of Keystone Holdings with Washington Mutual, based on the Company's initial analysis of Keystone Holdings, was presented by Mr. Tall to Mr. Carl and Mr. Crandall at a meeting that took place in New York, New York on March 25, 1996. Washington Mutual proposed that the transaction be a merger of Keystone Holdings with and into the Company pursuant to which KHP would receive shares of Common Stock. Keystone Holdings rejected the proposed transaction price as insufficient. Over the next several weeks, Keystone presented additional information to Washington Mutual for its analysis. The parties also continued discussions regarding tax issues, possible structures for the transaction, accounting issues, continuing relations between ASB and the FDIC-Manager, the status of the Case, possible representation on the Washington Mutual Board and other issues potentially affecting the valuation of Keystone Holdings and the terms of a transaction.

         On April 10, 1996, the Company furnished a revised proposal to Keystone Holdings. Although no agreement was reached on specific valuations, the parties agreed to pursue a merger structure in which KHP would receive an unspecified number of shares of Common Stock in exchange for its shares of Keystone Holdings stock, a portion of which would be in consideration of the value of the Case, which Washington Mutual would assume in a merger. Additional information exchange and discussions followed and at the end of April, in a series of telephone conversations between Mr. Tall and Mr. Crandall, and between Mr. Killinger and Mr. Bass, the parties reached tentative agreement on a transaction price of 46 million shares of Common Stock, 6 million shares of which would be attributable to the Case, subject to resolution of various outstanding issues between the parties. The parties believed that such valuation would provide a basis for commencing discussions with the FDIC-Manager.

         On April 29 and 30, 1996, Mr. Tall, Mr. Crandall, Mr. Carl and various advisors of each of Washington Mutual and Keystone Holdings met in Seattle, Washington to continue discussions on open issues in the transaction and to begin drafting transaction documents.

         During May and June 1996, KHP, Keystone Holdings and the FDIC-Manager discussed issues regarding the effect of a merger on the relations between Keystone Holdings, ASB and the FDIC-Manager, the valuation of the FRF's interest in the parent of ASB and other issues that could potentially affect the structure or terms of a transaction. Additionally, during this period, after initial contacts with Keystone Holdings, the FDIC-Manager retained a financial advisor and outside legal counsel to assist it in negotiations.

         During this same period, the Company continued its analysis of Keystone Holdings and ASB and the effect of potential tax legislation on ASB and the consequent effect on the financial aspects of a merger. By mid-June, the parties had significantly narrowed the range of outstanding issues.

         On June 18, 1996, the Washington Mutual Board met with its legal counsel and representatives of CS First Boston to review the proposed transaction and the terms and structure that were being considered, as embodied in a draft merger agreement and registration rights agreement, as well as the remaining unresolved transaction issues. Following presentations by the Company's management, the Washington Mutual Board considered the financial effect of the transaction, the strategic fit of ASB and the effect of the transaction on shareholder value, the composition of the Washington Mutual Board and distribution of ownership of the Common Stock. It also discussed the analysis of the business and operations of Keystone Holdings and its subsidiaries, including ASB, that had been prepared by management. Representatives of CS First Boston presented an oral fairness opinion to the Washington Mutual Board and discussed the CS First Boston analysis of financial aspects of the transaction. The Washington Mutual Board voted to approve the Merger, authorized the issuance of up to 46 million shares of Common Stock as consideration in the Transaction and authorized Mr. Killinger, Mr. Tall and other representatives of the Company to negotiate the final terms of the Merger Agreement, Registration Rights Agreement, the Warrant Exchange Agreement and any related agreements on a basis consistent with that presented at the meeting. The Washington Mutual Board also voted to exempt KHP from the provisions of the Washington Mutual Rights Agreement, conditioned on the immediate distribution of the Keystone Initial Shares to the Investors, and to approve the amendment to the Articles to increase the number of authorized shares of Common Stock. See "PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -- INCREASE IN AUTHORIZED SHARES."

         During the period of July 10 through July 19, 1996, representatives of Washington Mutual and Keystone Holdings met in Washington, D.C. to negotiate final terms of the Warrant Exchange Agreement and the Registration Rights Agreement with the FDIC-Manager. Numerous discussions also took place during that time on the final terms of the Merger Agreement, including the terms of the Escrow Agreement, the cost to prosecute the Case, and the management of the Case following its assumption by Washington Mutual. Following one of these discussions, the parties agreed to increase the number of shares of Common Stock to be paid in connection with the Case to up to eight million shares, subject to approval by the Washington Mutual Board.

         On July 19, 1996, the Washington Mutual Board met telephonically with Mr. Tall, the Company's legal counsel and CS First Boston to review the proposed final terms of the Transaction. CS First Boston orally advised the Washington Mutual Board that it considered the consideration to be paid by Washington Mutual in the transaction fair from a financial point of view to Washington Mutual and that CS First Boston would issue a written opinion to that effect. The Washington Mutual Board approved the issuance of up to 48 million shares of Common Stock in connection with the Transaction and authorized Mr. Killinger, Mr. Tall and other representatives of Washington Mutual to negotiate the final terms and conditions of the Merger Agreement, the Warrant Exchange Agreement, the Registration Rights Agreement and other related agreements.

         On July 20 and July 21, 1996, the parties met in New York City to negotiate the final terms of the Transaction agreements. The agreements were signed prior to the opening of business on July 22, 1996 and the proposed acquisition was publicly announced.

REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE WASHINGTON MUTUAL BOARD


         The Washington Mutual Board believes that Keystone Holdings and ASB are a unique strategic fit, which will allow Washington Mutual to expand into California with a financially strong institution that has similar business strategies, strong management and complementary product capabilities.

         In 1995, the Washington Mutual Board revised its 5-year strategic plan. The strategies enumerated in the strategic plan include strengthening Washington Mutual's consumer banking franchise throughout the

West; diversifying its business mix by deploying capital to higher growth business lines, such as commercial banking;decreasing Washington Mutual's sensitivity to movements in interest rates; improving margins of its core businesses; operating more efficiently; and maintaining strong asset quality.


         The Washington Mutual Board believes that the Transaction satisfies elements of this strategic plan. In particular, the following benefits were identified by the Washington Mutual Board:

         - Strengthens Consumer Banking Franchise in West. The Transaction will give Washington Mutual immediate access to the consumer banking market in California. ASB has a state-wide presence in California, with over 200 branches and loan offices concentrated in the Los Angeles and San Francisco areas. The Transaction will add more than 500,000 new households to Washington Mutual's customer base.


         - Decreases Washington Mutual's Sensitivity to Interest Rate Changes. ASB's loan and investment portfolios consist primarily of ARMs and variable rate mortgage-backed securities. This will complement Washington Mutual's portfolios, which contain a much higher percentage of fixed rate mortgages, and will accelerate Washington Mutual's efforts to reduce the sensitivity of its results of operations to changes in prevailing interest rates.




         - Expense Savings. The consolidation of certain head office functions and back office operations is expected to achieve annual savings of operating costs projected by management at $25 million and $50 million (pre-tax) in 1997 and 1998, respectively.





         The benefits described above are forward-looking statements and actual results may vary materially from such projections. See "THE TRANSACTION -- Risk Factors," for factors that may cause such variances.

         The Washington Mutual Board considered certain potentially negative factors in its deliberations regarding the Transaction, such as the risk that economic conditions in California where ASB has the bulk of its real estate assets could deteriorate, the fact that following the Transaction a significant amount of Common Stock would be held by a single shareholder or group of shareholders, the level of competition the Company would face in California, the effect on the Company's capital of a special SAIF assessment and the Company's potential inability following the Transaction to refinance certain outstanding debt and preferred equity of subsidiaries of Keystone Holdings. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After the Transaction." The Washington Mutual Board determined, however, that the benefits of the Transaction discussed above outweighed the potential negative factors.


         In reaching its conclusion, the Washington Mutual Board considered information provided at its February 20, 1996, June 18, 1996 and July 19, 1996 board meetings, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of ASB and information concerning the two companies on a combined basis; (ii) the structure of the Transaction, including the accounting treatment of the Transaction and the fact that Washington Mutual's shareholders would retain approximately 66% of the common equity of the combined company; (iii) the terms of the Merger Agreement, Warrant Exchange Agreement, Registration Rights Agreement, Escrow Agreement, and other documents to be executed in the Transaction; (iv) the state of the California economy; (v) the presentation and recommendation made by the management of Washington Mutual; (vi) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the banking and financial services industries; (vii) the possibility of achieving significant cost savings, operating efficiencies and synergies as a result of the Transaction; (viii) the CS First Boston Opinion as to the fairness from a financial point of view of the consideration paid by Washington Mutual; (ix) the terms of other recent comparable combinations of savings and loan holding companies; and (x) the effect of the Transaction on the depositors, employees, customers and communities served by each company.




         In reaching its decision to approve the Transaction and recommend the Transaction to the shareholders of Washington Mutual, the Washington Mutual Board did not assign any relative or specific weights to the various factors considered and individual directors may have given differing weights to different factors.

         THE WASHINGTON MUTUAL BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR APPROVAL OF THE TRANSACTION.


         In evaluating the recommendation of the Washington Mutual Board, holders of Common Stock should carefully consider the matters described under "THE TRANSACTION -- Risk Factors."


OPINION OF FINANCIAL ADVISOR

         Washington Mutual has retained CS First Boston to act as its financial advisor in connection with the Merger. CS First Boston has rendered its written opinions to the Washington Mutual Board, dated July 21, 1996 and the date of this Proxy Statement, to the effect that, based upon and subject to the factors and assumptions set forth in such opinions, and as of the date of each such opinion, the consideration to be paid by Washington Mutual in the Transaction (the "Transaction Consideration") was fair to Washington Mutual from a financial point of view. No limitations were imposed by the Washington Mutual Board upon CS First Boston with respect to investigations made or procedures followed by CS First Boston in rendering its opinions.

         THE FULL TEXT OF THE CS FIRST BOSTON OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY CS FIRST BOSTON, IS ATTACHED HERETO AS APPENDIX G. WASHINGTON MUTUAL SHAREHOLDERS ARE URGED TO READ THE CS FIRST BOSTON OPINION IN ITS ENTIRETY. CS FIRST BOSTON'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY WASHINGTON MUTUAL IN THE TRANSACTION AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY SET FORTH IN THIS PROXY STATEMENT OF THE OPINIONS OF CS FIRST BOSTON IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CS FIRST BOSTON OPINION ATTACHED HERETO AS APPENDIX G.

         In arriving at its opinions, CS First Boston reviewed certain publicly available business and financial information relating to Keystone Holdings and Washington Mutual, as well as the Merger Agreement and the Warrant Exchange Agreement. CS First Boston also reviewed certain other information, including financial forecasts, provided to it by Keystone Holdings and Washington Mutual, and met with the managements of Keystone Holdings and Washington Mutual to discuss the business and prospects of Keystone Holdings and Washington Mutual.

         CS First Boston also considered certain financial data of Keystone Holdings and Washington Mutual, and compared that data with similar data for other publicly held companies in businesses similar to those of Keystone Holdings and Washington Mutual and considered the financial terms of certain other business combinations which have recently been effected. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. CS First Boston also relied upon the views of the managements of Keystone Holdings and Washington Mutual concerning the business, operational and strategic benefits and implications of the Transaction, including financial forecasts provided by Keystone Holdings and Washington Mutual relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of Keystone Holdings and Washington Mutual.

         In connection with its review, CS First Boston has not assumed any responsibility for independent verification of any of the foregoing information and has relied on its being complete and accurate in all material respects. With respect to the financial forecasts referred to above, CS First Boston has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Keystone Holdings and Washington Mutual as to the future financial performance of Keystone Holdings and Washington Mutual. In addition, CS First Boston has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Keystone Holdings or Washington Mutual, nor has CS First Boston been furnished with any such evaluations or appraisals. CS First Boston's opinions necessarily were based upon financial, economic, market and other conditions as they existed and could be evaluated on the dates of such opinions. CS First Boston did not express any opinion as to what the value of the Common Stock actually will be when issued to KHP and the FRF pursuant to the Transaction, or the prices at which such securities will trade subsequent to the Transaction.

         CS First Boston also noted in its opinions that it is not an expert in legal matters and, accordingly, solely for purposes of its opinions, CS First Boston assumed, with the consent of the Washington Mutual Board, that an additional 8.0 million shares of Common Stock will be deposited into the Litigation Escrow at the Effective Date and that all of such Litigation Escrow Shares will ultimately be issued to the Investors and the FRF. In making such assumptions, however, CS First Boston did not express any view as to the outcome of the Case.


         The following is a summary of the material analyses CS First Boston performed in arriving at its opinion dated July 21, 1996 as to the fairness to Washington Mutual of the Transaction Consideration. CS First Boston arrived at its opinion based on the results of all of the analyses described below assessed as a whole and did not draw any specific conclusions from or with regard to any one method of analysis.

         KEYSTONE HOLDINGS VALUATION ANALYSIS. CS First Boston arrived at values for Keystone Holdings using four valuation methodologies: a comparable companies analysis; a comparable transactions analysis; a discounted cash flow analysis; and a contribution analysis. These methodologies are discussed below:

                  Comparable Companies Analysis. CS First Boston reviewed and compared certain financial information for Keystone Holdings with corresponding information for the following companies (the "Comparable Companies") that it believed to be appropriate for comparison: H.F. Ahmanson and Co., Great Western Financial Corp., Golden West Financial Corp., and Cal Fed Bancorp ("CFB"). For each of the Comparable Companies CS First Boston calculated estimated 1996 and 1997 price to earnings multiples, price to book value and tangible book value multiples, and the deposit premiums implied by current market prices. CS First Boston also calculated such multiples by applying a 30% premium to market prices for the Comparable Companies in order to approximate the average control premium paid in the Comparable Transactions (as defined below). In the case of CFB, CS First Boston adjusted its market price to exclude the value of its pending goodwill lawsuit, based on the aggregate public market value of the certificates in its litigation trust.


                  This analysis indicated that (i) the mean multiple of price to estimated 1996 net income for the Comparable Companies was 11.9x (15.5x with the control premium), compared to 10.2x implied for Keystone Holdings by the Transaction Consideration; (ii) the mean multiple of price to estimated 1997 net income for the Comparable Companies was 9.8x (12.8x with the control premium), compared to 8.3x implied for Keystone Holdings; (iii) the mean multiple of price to book value for the Comparable Companies was 1.33x (1.73x with the control premium), compared to 1.36x implied for Keystone Holdings; (iv) the mean multiple of price to tangible book value for the Comparable Companies was 1.41x (1.84x with the control premium), compared to 1.36x implied for Keystone Holdings; and (v) the deposit premium for the Comparable Companies was 3.7% (7.3% with the control premium), compared to 2.5% implied for Keystone Holdings. The hypothetical range of implied values for Keystone Holdings derived from this analysis ranged from approximately $1.17 billion to $1.40 billion without a control premium and from approximately $1.53 billion to $1.85 billion with the control premium. CS First Boston noted that based on the closing price of Washington Mutual Common Stock on June 17, 1996, the value of the Transaction Consideration was approximately $1.2 billion, which was within the hypothetical range of values derived from the foregoing analysis and which therefore supported CS First Boston's opinion as to the fairness to Washington Mutual of the Transaction Consideration.


                  The book values used in these analyses were as of March 31, 1996, and the market prices of the Comparable Companies were based on closing prices on June 12, 1996. Estimated earnings for Keystone Holdings were based on management's projections, and for the Comparable Companies were based on First Call estimates as of June 12, 1996. First Call is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

                  Comparable Transactions Analysis. Using publicly available information, CS First Boston analyzed the prices and multiples paid in 24 thrift acquisitions with transaction values above $100 million announced since January 1, 1995. The transactions analyzed (the "Comparable Transactions") were:

         Peoples Heritage Fin./Family Bancorp; NationsBank Corp./TAC Bancshares; Union Planters Corp./Leader Financial Corp.; Norwest Corporation/Primerit Bank FSB; Standard Federal Bank/Bell Bancorp; Mid America Federal Savings Bancorp/N.S. Bancorp; First Union Corp./Society First FSB; Dime Savings Bank of Williamsburgh/Conestoga Bancorp; SouthTrust Corp/Bankers First Corp.; Bank of Boston/Boston Bancorp; Republic New York/Brooklyn Bancorp; MacAndrews & Forbes/SFFed Corp.; Reliance Bancorp Inc./Sunrise Bancorp Inc.; Norwest Corporation/AMFED Financial; NationsBank Corp./CSF Holdings; Charter One Financial/FirstFed Michigan; First Union Corp./RS Financial Corp.; Independence Savings Bank/Bay Ridge Financial; Crestar Financial/Loyola Capital Corp.; First Union Corp./Columbia First FSB; First Union Corp./United Financial of South Carolina; Valley National Bancorp/Lakeland First Financial; NBD Bancorp/DeerBank Corp.; and First Union Corp./Coral Gables Fedcorp. This analysis indicated that (i) the mean multiple of consideration paid to latest twelve months net income was 17.1x for the Comparable Transactions, compared to 15.8x for the Transaction (using for this purpose Keystone Holdings' first quarter annualized earnings, adjusted to reflect a normalized tax rate of 40%);
         (ii) the mean multiple of consideration paid to estimated forward year net income was 16.1x for the Comparable Transactions, compared to 10.2x for the Transaction; (iii) the mean multiple of consideration paid to book value for the Comparable Transactions was 1.50x, compared to 1.36x for the Merger; (iv) the mean multiple of consideration paid to tangible book value for the Comparable Transactions was 1.57x, compared to 1.36x for the Transaction; and (v) the mean deposit premium paid in the Comparable Transactions was 7.94% compared to 2.49% for the Transaction. The hypothetical range of implied values for Keystone Holdings derived from this analysis of Comparable Transactions ranged from approximately $1.3 billion to $1.90 billion. CS First Boston noted that based on the closing price of Washington Mutual Common Stock on June 17, 1996, the value of the Transaction Consideration was approximately $1.2 billion, which was within the hypothetical range of values derived from the foregoing analysis and which therefore supported CS First Boston's opinion as to the fairness to Washington Mutual of the Transaction Consideration.

                  Discounted Cash Flow Analysis. The stand-alone valuation of Keystone Holdings was estimated by adding (i) the present value of future dividend streams that Keystone Holdings could produce over a five-year period from December 31, 1996 through the year 2001 and (ii) the present value of Keystone Holdings' estimated 2001 terminal value. CS First Boston prepared this analysis based on financial projections prepared by the managements of Keystone Holdings and Washington Mutual for the years 1996 through 1998, as adjusted to reflect estimated pre-tax cost savings from the Transaction of $25 million and $50 million in 1997 and 1998, respectively, and the estimated after-tax Transaction-related expenses of approximately $200 million in 1996, and assumed for purposes of this analysis that Keystone Holdings' net income for the period from 1999 to 2001 would grow at an average annual rate of approximately 6%. CS First Boston also assumed the distribution by way of dividends of all earnings in excess of those required to maintain a 6% tangible equity to assets ratio. The terminal value of Keystone Holdings' common equity at the end of the five-year period was estimated by applying a range of multiples (from 8.0x to 10.0x) to Keystone Holdings' estimated terminal year net income. The dividend streams and terminal values were discounted to present values using a range of discount rates (from 14% to 16%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Keystone Holdings' common equity. This analysis showed an implied present value for Keystone Holdings ranging from $1.24 billion to $1.67 billion. CS First Boston noted that based on the closing price of Washington Mutual Common Stock on June 17, 1996, the value of the Transaction Consideration was approximately $1.2 billion, which was within the hypothetical range of values derived from the foregoing analysis and which therefore supported CS First Boston's opinion as to the fairness to Washington Mutual of the Transaction Consideration. CS First Boston noted that discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions, including asset and income growth rates, dividend payout rates, terminal values and discount rates.


                  Contribution Analysis. CS First Boston analyzed the respective contributions of Washington Mutual and Keystone Holdings to the combined entity's pro forma balance sheet as of March 31, 1996 and pro forma net income for 1995 (historic) and 1996-1998 (projected), in each case without giving effect to any cost savings resulting from the Transaction. This analysis showed that Keystone Holdings would have contributed 47% of total assets, 46% of loans (gross), 53% of deposits, 37% of common equity and 39% of tangible common equity of the combined entity (including the minority interest pertaining to the Warrants) on a pro forma basis as of March 31, 1996 and that Keystone Holdings' contribution to the combined entity's net income (including the minority interest accrual pertaining to the Warrants) would have been 26%, 35%, 35% and 36% for 1995 (actual) and projected 1996, 1997 and
         1998 net income, respectively. CS First Boston calculated that the current shareholders of Keystone Holdings and the FRF would own, on a fully diluted basis, 34% of the Common Stock following the Transaction. CS First Boston noted that Keystone Holdings pro forma ownership approximates its capital and earnings contribution, before the effect of cost savings. CS First Boston also noted that acquired companies, such as Keystone Holdings, typically expect to receive, through a large pro forma equity ownership interest, a disproportionate amount of the cost savings generated by the merger.


         PRO FORMA TRANSACTION ANALYSIS. CS First Boston also analyzed the effect that the Transaction would have on Washington Mutual's projected earnings per share, based on the most recent estimates for Washington Mutual's 1996 and 1997 earnings published by the Institutional Brokers Estimate System ("IBES") and an assumed growth rate of 11% from 1997 to 1998, based on the IBES mean projected five year earnings per share growth rate for Washington Mutual. IBES is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. For purposes of this analysis, CS First Boston used ASB's projected net income for 1996-1998 based on ASB's management's business plan and estimates prepared by Washington Mutual management of the estimated cost savings achieved as a result of the Transaction and future operating strategies. This analysis showed that the Transaction would result in accretion to Washington Mutual's estimated earnings per share for 1996 of 3.3%, for 1997 of 10.6% and for 1998 of 19.6%.

         In connection with the CS First Boston Opinion, CS First Boston confirmed the appropriateness of its reliance on the analyses used to render its July 21, 1996 opinion to the Washington Mutual Board by performing certain procedures to update such analyses and review the assumptions upon which they were based.

         The summary set forth above does not purport to be a complete description of the analyses underlying CS First Boston's opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. No company used in the comparable company analysis described above is identical to Washington Mutual or Keystone Holdings and no transaction used in the comparable transaction analysis described above is identical to the Transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company or comparable transaction data.

         In arriving at its opinions, CS First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinions.

         In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Washington Mutual or Keystone Holdings. The analyses performed by CS First Boston are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of CS First Boston's analysis of the fairness of the Transaction Consideration. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, CS First Boston's opinion dated July 21, 1996 was one of many factors taken into consideration by the Washington Mutual Board in making its determination to approve the Transaction.

         CS First Boston has consented to the inclusion of its fairness opinion and the references to such opinion and to CS First Boston in this Proxy Statement. In giving such consent, CS First Boston did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder nor did CS First Boston admit that it is an expert with respect to any part of this Proxy Statement within the meaning of the term "expert" as used in the Securities Act and the rules and regulations thereunder.


         The Washington Mutual Board retained CS First Boston based upon CS First Boston's experience and expertise and its familiarity with Washington Mutual. CS First Boston is an internationally recognized investment banking and advisory firm. CS First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, CS First Boston and its affiliates have provided financial advisory and other services to both Washington Mutual and Keystone Holdings (including acting as a co-lead underwriter with respect to the August 1995 offering of $150 million of the Company's 7 1/4% Senior Notes due August 15, 2005) and have received customary fees for the rendering of these services. In the ordinary course of their business, CS First Boston and its affiliates may actively trade the debt and equity securities of Washington Mutual and the debt securities of Keystone Holdings for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         Pursuant to a letter agreement dated March 8, 1996, as amended and restated on April 16, 1996, between Washington Mutual and CS First Boston, Washington Mutual has agreed to pay CS First Boston a fee of $2.5 million for its services in connection with the Transaction, of which $500,000 was paid upon the signing of the Merger Agreement and an additional $2.0 million is payable upon the closing of the Transaction. The letter agreement with CS First Boston also provides that Washington Mutual will reimburse CS First Boston for its out-of-pocket expenses and indemnify CS First Boston and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder.


RISK FACTORS


         In addition to the other information set forth in this Proxy Statement, Washington Mutual Shareholders should consider the following before voting on the proposals herein.

         FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE. When used or incorporated by reference in this Proxy Statement, the words "anticipate," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on Washington Mutual's ability to attain its goals are discussed below.

         EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED. The Company anticipates that substantial benefits will occur as a result of the Transaction as described under "THE TRANSACTION -- Reasons for the Transaction; Recommendation of the Washington Mutual Board" and "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION." Whether the anticipated benefits of the Transaction are ultimately achieved, however, will depend on a number of factors, including the ability of the combined companies to achieve administrative cost savings at projected levels within projected time frames, and general economies of scale and, generally, the ability of the combined companies to capitalize on their combined asset base and strategic position. There can be no assurance that the expected benefits of the Transaction relative to the combined business will be achieved.

         ECONOMIC CONDITIONS AND REAL ESTATE RISK. Washington Mutual's lending operations are concentrated primarily in Washington and Oregon, with additional operations in Idaho, Utah and Montana, and ASB's lending operations are concentrated in California. Both Washington Mutual and ASB have the bulk of their assets invested in loans and securities secured by residential real estate in those states. As a result, the financial condition and results of operations of the combined company will be subject to general economic conditions and, particularly, the conditions in the single-family or multi-family residential real estate markets prevailing in Washington, Oregon and California. In addition, in an economic downturn, there tends to be a run-off in deposits, which could increase overall funding costs. If economic conditions in any one of those states worsens or if the market for residential real estate in particular declines, the combined company may suffer decreased net income or losses associated with higher default rates and decreased collateral values on its existing portfolio, and may not be able to originate the volume of high quality single-family or multi-family residential mortgage loans or achieve the level of deposits and mutual fund assets currently projected.

         In contrast to Washington Mutual's historical situation, approximately one-half of the combined companies' pro forma loan assets at June 30, 1996 were secured by properties in California. The California economy and certain of its real estate submarkets showed signs of recovery in 1994 and 1995 from the recessionary levels of the early 1990's, and consequently ASB's delinquencies, non-performing assets and the ratio of loss provisions to nonperforming assets improved from earlier periods. Other California real estate submarkets continued to decline in 1996. If the California economy or real estate values in California were to significantly decline, future financial performance of the combined companies could be negatively affected.


         INTEREST RATE RISK. Each of Washington Mutual and ASB realizes its income principally from the differential between the interest earned on loans, investments and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the repricing characteristics of interest-earning assets and deposits and other liabilities. Loan volumes and yields, as well as the volume of, and rates on, investments, deposits and borrowings, are affected by market interest rates. Generally, Washington Mutual will experience increased interest rate spreads during periods of downward interest rate movement and decreased interest rate spreads during periods of upward interest rate movement. This is also the case with ASB, although to a somewhat lesser extent. Although ASB's loan portfolio consists primarily of ARMs, the adjustments in the interest rates on the ARMs inherently lag changes in ASB's cost of funds. To the extent that interest rates generally are increasing, the combined company's actual interest rate spread, and thus net income, will in most cases be negatively affected.

         OPERATIONAL ISSUES; MANAGEMENT. ASB's assets and deposits are of comparable size to Washington Mutual's, and ASB operates primarily in California, where Washington Mutual has limited operating experience. The combination of two companies of nearly equal size and the integration of their management teams in different geographic areas may pose difficulties that could adversely affect the results of operations of the combined company. In addition, Washington Mutual anticipates certain cost savings from the consolidation of operations, which may not materialize or may be delayed as a result of difficulties in consolidating operations.

         The ability of the combined company to operate efficiently, at least in the short term, will be enhanced by its ability to retain existing management personnel. If Washington Mutual is not able to retain a substantial number of key management personnel of ASB, the consolidation of the two companies may be more time-consuming, difficult and expensive, which may negatively affect the predicted cost savings. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION."


         ABILITY TO REFINANCE DEBT. Washington Mutual currently intends to refinance certain outstanding debt and preferred equity of certain subsidiaries of Keystone Holdings following the Transaction. To the extent that the interest rates on such refinancing are higher than anticipated, or that some of such indebtedness is not repaid as contemplated, actual interest and dividend costs may be higher than anticipated by Washington Mutual. Holders of certain of such debt have the right to demand payment in the event of a change in control, such as the Transaction. If such holders demand payment after the Transaction, Washington Mutual will be required to promptly repay such debt and may not be able to arrange for alternative financing at the anticipated rates. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION."




         COMPETITION. Washington Mutual and ASB both face significant competition in their respective markets. Washington Mutual has limited operating experience in California. California has a much larger population with more large financial institution competitors than the states in which Washington Mutual currently operates. Many of these large competitors have more significant financial resources, larger market share and greater name recognition in California than the combined company will have. The existence of such competitors may make it difficult for Washington Mutual to achieve its financial goals following the Transaction.


         SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICE OF STOCK. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of such stock. As described elsewhere in this Proxy Statement, it is anticipated that the FDIC-Manager will sell the FRF Initial Shares in the Initial Underwriting. Additionally, Washington Mutual has agreed to provide the FRF and the Investors and their assigns with certain registration rights that will facilitate future sales of shares of Common Stock issued in connection with the Transaction. If the market price of Common Stock were adversely affected by such sales, Washington Mutual's access to the equity capital markets could be adversely affected, and issuances of stock by Washington Mutual in connection with future acquisitions, or otherwise, could dilute earnings per share. See "THE TRANSACTION -- Registration Rights."


SIGNIFICANT SHAREHOLDERS

         At the Effective Time, the Initial Shares will be issued to the FRF and KHP. The FDIC-Manager is expected to sell the FRF Initial Shares in the Initial Underwriting, although there is no assurance that the FDICManager will sell all or any of such shares. See "THE TRANSACTION -- Resales of Washington Mutual Common Stock." If the FDIC-Manager does not sell any of the FRF Initial Shares in the Initial Underwriting, at the Effective Time the FRF will own approximately 14.0% of the Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares), assuming all of the Litigation Escrow Shares are released.


         The Keystone Initial Shares and the contingent right to receive the Litigation Escrow Shares attributable to KHP will be distributed to the Investors immediately after the Effective Time. After the Transaction, the Investors will own an aggregate of 31,075,333 shares of Common Stock, representing approximately 25.9% of the Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares), assuming all of the Litigation Escrow Shares are released.


         Immediately after the Transaction, Mr. Bass will beneficially own approximately 9.5% of the Common Stock then outstanding (computed based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares), assuming all of the Litigation Escrow Shares are released.

         The Investors and the FDIC-Manager are restricted in their right to sell shares of Common Stock received in the Transaction by state and federal securities and bank regulatory laws. In addition, certain Investors are also subject to restrictions on sales of their shares of Common Stock by the terms of the Affiliate Letters. Other than such restrictions, Washington Mutual has no agreements with any Investor, including Mr. Bass, that restrict an Investor's rights to buy, sell or vote the Common Stock. As holders of a significant percentage of the outstanding Common Stock, after the Transaction certain Investors, particularly Mr. Bass, and the FDIC-Manager, to the extent that the FDIC-Manager does not sell the FRF Initial Shares in the Initial Underwriting, will be able to affect voting on matters put before the shareholders of Washington Mutual.

REGISTRATION RIGHTS

         Washington Mutual has agreed to provide certain registration rights to the Investors and the FRF, and their permitted assigns and transferees, as holders of the Common Stock issued in the Transaction (the "Security Holders"). The registration rights are set forth in the Registration Rights Agreement. See "APPENDIX F."


         INITIAL UNDERWRITING. Washington Mutual has agreed to file with the SEC and use its best efforts to cause to become effective as soon as practicable after the Effective Date on a date mutually agreeable to Washington Mutual and the participants in the Initial Underwriting, a registration statement with respect to the Initial Underwriting of not less than 7.5 million and not more than 20 million of the Initial Shares. All holders of the Initial Shares are entitled to participate in the Initial Underwriting to the full extent of their portion of the Initial

Shares; provided that such participation does not violate an Affiliate Letter given by such holder to Washington Mutual. See "THE TRANSACTION -- Accounting Treatment." Washington Mutual currently expects that all of the FRF Initial Shares will be registered and sold in the Initial Underwriting, although there is no assurance that the FDIC-Manager will sell any or all of such shares.


         SHELF REGISTRATIONS. Washington Mutual has also agreed to file with the SEC and use its best efforts to cause to become effective as soon as practicable after nine months from the Effective Date a shelf registration statement ("Shelf Registration Statement") for sale from time to time to the public of all the Initial Shares not previously sold in the Initial Underwriting, together with any other securities issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the Initial Shares ("Registrable Shares"). Shares may be sold under the Shelf Registration Statement only in brokers transactions pursuant to Rule 144(f) promulgated under the Securities Act or in an underwritten offering pursuant to the demand and piggyback underwriting rights described below. Washington Mutual will use its best efforts to keep the Shelf Registration Statement continuously effective for three years after the initial effective date of the Shelf Registration Statement.

         Washington Mutual has also agreed to file with the SEC a shelf registration statement (the "Litigation Shelf") for sale from time to time to the public of the Litigation Escrow Shares. Washington Mutual will use its best efforts to have such registration statement become effective as soon as practicable after the first date any Litigation Escrow Shares are distributed from the Litigation Escrow and keep such Litigation Shelf continuously effective until the later of (i) the date three years after the initial effective date of the Litigation Shelf and (ii) the date one year after the last distribution of Litigation Escrow Shares from the Litigation Escrow. Shares may be sold under the Litigation Shelf only in brokers' transactions pursuant to Rule 144(f) promulgated under the Securities Act.

         DEMAND AND PIGGYBACK UNDERWRITINGS. Pursuant to the Registration Rights Agreement, the holders of the Initial Shares may require the Company, an aggregate of four times during the three-year period following the effectiveness of the Shelf Registration Statement, to facilitate an underwritten public offering of the Initial Shares then owned by them. In addition, if the Company proposes to register any shares of Common Stock for sale under the Securities Act through the three-year anniversary of the effectiveness of the Shelf Registration Statement for its own account (a "Company Public Sale Event") (other than in connection with an acquisition by the Company, the redemption or conversion of outstanding convertible securities, or an employee equity plan), the holders of the Initial Shares will be entitled to notice of the registration and to include their shares therein.


         RESTRICTIONS ON REGISTRATION RIGHTS. The registration rights described above are subject to certain conditions, including the right of the underwriter of any offering to limit the number of shares included in such offering and the restriction on sale during certain "black-out periods," including, with certain exceptions, (i) the 60-day period immediately following the effective date of any registration statement filed by Washington Mutual in respect of a Company Public Sale Event, and (ii) the 90-day period immediately following notice that the Washington Mutual Board has determined in good faith that such offer or sale is likely to adversely affect a transaction that is being contemplated by Washington Mutual or involve disclosure obligations that might not be in the best interest of Washington Mutual or its shareholders. To the extent that holders are prevented from selling shares during black-out periods, the Company will be required to extend the period of effectiveness of the Shelf Registration Statement and the Litigation Shelf.

         Washington Mutual has agreed, with certain exceptions, that it will not publicly offer shares of its capital stock during the 60-day period immediately following the sale of shares by a holder in the Initial Underwriting or in an underwritten public offering pursuant to the Shelf Registration Statement.

         EXPENSES; INDEMNIFICATION. Washington Mutual will pay all fees, disbursements and expenses in connection with the registration rights, including all registration and filing fees, fees of Washington Mutual's auditors and legal counsel and fees of selling shareholders' legal counsel in connection with the registration (but not the disposition) of the shares sold, but will not be responsible for underwriting discounts and commissions or brokerage commissions. Washington Mutual has agreed to provide customary indemnification and contribution rights to the underwriters and selling shareholders in connection with such underwritings.

REGULATORY APPROVALS

         The Transaction is subject to the approval of the OTS under the Home Owners' Loan Act. The Community Reinvestment Act of 1978 ("CRA") also requires that the OTS, in deciding whether to approve the Transaction, assess the record of performance of ASB and the bank subsidiaries of Washington Mutual in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Each of ASB, WMB and WMBfsb currently has "outstanding" CRA ratings from its primary regulator.


         Washington Mutual has submitted an application seeking OTS approval of the Transaction. There can be no assurance that the OTS will approve the Transaction, and if the Transaction is approved, there can be no assurance as to the date of such approval or as to what conditions, if any, may be imposed in such approval. As of the date of this Proxy Statement, three community groups have filed protests with the OTS with regard to the Transaction. The OTS will consider these protests in connection with consideration of the Company's application as a whole. The Company believes that the protests are without merit and has responded to the OTS to that effect. Washington Mutual's obligation to consummate the Transaction is conditioned upon receipt of all required regulatory approvals and consents, without any term or condition that (i) has not normally been imposed in transactions of this type and would have a material adverse effect on Keystone Holdings or Washington Mutual or (ii) would require Washington Mutual's bank subsidiaries to raise additional capital (other than to increase either WMB's or WMBfsb's leverage capital or core capital to a level no higher than five percent). In addition, the U.S. Department of Justice must examine whether there are significant anti- competitive effects of the Transaction. There can be no assurance that the U.S. Department of Justice or the Attorney General of the state of California will not challenge the Merger or, if challenged, what the result of such a challenge would be.

         Mr. Bass has filed a notice of change of control with the OTS. The parties' obligations to consummate the Transaction are conditioned on the receipt of the non-objection of the OTS to such notice. There can be no assurance that such non-objection will be forthcoming, and if received, there can be no assurance as to the date of such non-objection or what conditions may be imposed.

         The obligation of Washington Mutual to consummate the Transaction is also subject to the satisfaction of the following conditions: (i) Washington Mutual's receipt (x) from the OTS of confirmation that upon consummation of the Transaction, Washington Mutual will not be deemed to control Family Savings Bank (a minority-owned financial institution of which Keystone Holdings owns 14.7% of the outstanding common stock and all the outstanding preferred stock) and (y) from the FDIC of either confirmation that Washington Mutual will not be deemed to control Family Savings Bank or a waiver for Washington Mutual's subsidiaries of certain "cross guaranty" liability with respect to Family Savings Bank; and
(ii) the resolution of any material outstanding differences between KHP and the Keystone Entities, on the one hand, and the FDIC-Manager, on the other hand, without material liability attaching to the Keystone Entities. There can be no assurance that these conditions will be satisfied.


         Washington Mutual is not aware of any other governmental approvals that are required for consummation of the Transaction except as described above. Should any other approval or action be required, it is presently contemplated that such approval would be sought. There can be no assurance whether or when any such approval, if required, could be obtained.

FRF MATTERS

         FRF AGREEMENTS. In connection with the 1988 Acquisition, the Keystone Entities and the FRF entered into the FRF Agreements. See "APPENDIX A, INFORMATION CONCERNING KEYSTONE HOLDINGS -Keystone Holdings -- The 1988 Acquisition". Pursuant to the Warrant Exchange Agreement, at the Effective Time, certain of the FRF Agreements (or portions thereof) relating to the Warrants will be terminated. Additionally, pursuant to the Merger Agreement, KHP and the Keystone Entities have agreed to use their best efforts to: (i) obtain consents necessary so that the FRF Agreements can be assumed by a subsidiary of Washington Mutual; (ii) resolve, without material liability to Washington Mutual or the Keystone Entities, any material outstanding differences between KHP and the Keystone Entities, on the one hand, and the FDIC-Manager, on the other hand, relating to the FRF Agreements; and (iii) facilitate a renegotiation of the FRF Agreements to simplify the remaining effective provisions thereof. The Company anticipates that at the Effective Time, assuming the renegotiation of the FRF Agreements, the only material continuing obligations under the FRF Agreements will be (i) the obligation of the FDIC-Manager to indemnify Washington Mutual in certain circumstances and
(ii) the obligation of Washington Mutual to share certain tax savings with the FDIC-Manager. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After the Transaction."


         In addition, the FDIC Office of Inspector General has commenced a compliance audit (the "Audit") with regard to certain of the FRF Agreements. The completion of the Audit without liability to New West and ASB exceeding $500,000 is a condition to the consummation of the Transaction. See "-- Conditions to the Transaction." To the extent that the Audit is completed prior to the Effective Date, the FDIC-Manager and KHP and the Keystone Entities have agreed to use their good faith efforts to resolve any dispute that may arise with respect to the items or periods covered by the Audit and to enter into a release in which the parties will agree that, subject to certain exceptions, all entries on the schedules of activities will be deemed approved at all levels of audit review and for all purposes.

         NEW WEST DIVESTITURE. In the 1988 Acquisition, New West was structured to be the "bad bank" that acquired substantially all of the underperforming loans and certain other assets from the Failed Association while ASB acquired substantially all of the performing loans. Pursuant to FRF Agreements, New West indemnified ASB and one of its affiliates from liability arising out of certain management responsibilities for New West. As conditions of the consummation of the Transaction, (i) the stock of New West, together with any obligations and liabilities in connection with the ownership, business or operation of New West, will be transferred by Keystone Holdings to, or assumed by, an entity not being acquired by Washington Mutual and (ii) the indemnities provided by New West to ASB and one of its affiliates will be provided by the FRF. The divestiture of New West must be effected without any substantial cost to any Keystone Entity.


CONDITIONS TO THE TRANSACTION


         Conditions to the Transaction include the following conditions to the Merger and conditions to the Warrant Exchange. As of the date of this Proxy Statement, substantially all of the conditions remain to be satisfied.

         The obligations of Keystone Holdings, Washington Mutual and the FDIC-Manager to consummate the Transaction are subject to, among other things, the satisfaction of the following conditions: (i) the approval of the Transaction and the amendment to the Articles by the requisite vote of Washington Mutual Shareholders; (ii) the receipt of all applicable regulatory and governmental approvals and consents and the expiration of all statutory and regulatory waiting periods; (iii) the absence of any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger; (iv) the receipt of an opinion of counsel to Washington Mutual, dated as of the Effective Date, to the effect that the Merger will qualify as a "reorganization" as defined by the Code; (v) the compliance with applicable pre-merger notification provisions of Section 7A of the Clayton Act and the absence of pending or threatened proceedings under any applicable antitrust law of the state of California; (vi) the divestiture of the shares of stock in New West to an entity other than a Keystone Entity; (vii) the concurrent consummation of the Warrant Exchange and the Merger and receipt by the Keystone Entities of certain consents relating to and modifications of the surviving FRF Agreements; (viii) the receipt of a letter from Deloitte & Touche LLP stating that the Transaction qualifies for pooling of interests accounting treatment; (ix) the execution and delivery of an Escrow Agreement by the parties thereto; and (x) the continued accuracy of the representations and warranties of and the performance of the covenants and agreements by each party to each of the Merger Agreement and the Warrant Exchange Agreement except where the failure of such representations and warranties to be accurate or the failure to perform such covenants or agreements would not have a material adverse effect on such party.


         The obligation of Washington Mutual to consummate the Transaction is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the receipt of all regulatory and governmental consents, waivers, clearances, approvals and authorizations required in connection with the

Transaction without the imposition of an unusual condition that (a) would have a material adverse effect on the Keystone Entities or Washington Mutual or (b) would require Washington Mutual's banking subsidiaries to raise additional capital other than to raise their pro forma leverage capital or core capital ratio to a level no higher than five percent; (ii) the receipt of confirmation from the OTS and the receipt of confirmation or waiver from the FDIC that upon consummation of the Transaction, Washington Mutual will not be deemed to control Family Savings Bank; (iii) the resolution of any material outstanding differences between KHP and Keystone Entities and the FDICManager; (iv) the receipt of opinions reasonably satisfactory to Washington Mutual, dated as of the Effective Date, from counsel to KHP to the effect that each of KHP and the Keystone Entities is duly incorporated, is in good standing and has all requisite power and authority to effect the Transaction and additional opinions customary in a transaction of this nature; (v) the receipt of the CS First Boston Opinion; (vi) the absence of any material adverse change in the overall financial condition, businesses or results of operations of the Keystone Entities; (vii) the receipt of resignations of the directors of each of the Keystone Entities; (viii) the receipt of a certificate of officers of Keystone Holdings and other documents evidencing fulfillment of the conditions precedent to the closing of the Transaction; (ix) the receipt by KHP and the Keystone Entities of consents to transfer certain real property leases; (x) the receipt by KHP of necessary consents and modifications so that the FRF Agreements may be assumed by a subsidiary of Washington Mutual; (xi) the waiver by affiliates of KHP of their right to receive notice for the redemption of certain debt and preferred stock owned by such affiliates; (xii) the filing of the 1992 and 1993 amended federal income tax returns of Keystone Holdings, which amended tax returns have been filed (see "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After the Transaction -- Certain Federal Income Tax Matters."); (xiii) the completion of the Audit without liability to New West and ASB exceeding $500,000; and (xiv) the effectiveness of a tax settlement agreement dated as of July 21, 1996 (the "Tax Settlement Agreement") between the FDIC-Manager and the Keystone Entities (See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After the Transaction" and "APPENDIX A, INFORMATION CONCERNING KEYSTONE HOLDINGS -- Keystone Holdings -- The 1988 Acquisition -- Tax-Related Agreements").

         The obligation of KHP and Keystone Entities to consummate the Transaction is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the receipt of an opinion reasonably satisfactory to KHP, dated as of the Effective Date, from counsel to Washington Mutual to the effect that Washington Mutual is duly incorporated, is in good standing and has all requisite power and authority to effect the Transaction and additional opinions customary in a transaction of this nature; (iii) the absence of any material adverse change in the overall financial condition, businesses or operations of Washington Mutual; (iv) the receipt of a certificate of officers of Washington Mutual and such other documents evidencing fulfillment of the conditions precedent to the closing of the Transaction; and (v) the receipt by Washington Mutual's transfer agent at least two days prior to closing of instructions with respect to the issuance of the Keystone Initial Shares.

         The obligation of the FDIC-Manager to consummate the Transaction is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the receipt of an opinion reasonably satisfactory to the FDIC-Manager, dated as of the Effective Date, from counsel to Washington Mutual to the effect that Washington Mutual is duly incorporated, is in good standing and has all requisite power and authority to effect the Transaction and additional opinions customary in a transaction of this nature; (ii) the receipt of certificates of officers of Washington Mutual, KHP, the Keystone Entities and certain Investors and such other documents evidencing fulfillment of all conditions precedent; (iii) the receipt by Washington Mutual's transfer agent at least two days prior to Closing of instructions with respect to the issuance of the FRF Initial Shares; (iv) the execution and delivery of the Registration Rights Agreement and the Escrow Agreement; (v) the absence of any material adverse change with respect to Washington Mutual, except for changes resulting from market and economic conditions which generally affect the savings industry as a whole and (vi) the completion of all actions necessary for the authorization and issuance of the FRF Initial Shares and the Litigation Escrow Shares.


COVENANTS OF KEYSTONE HOLDINGS

         Under the Merger Agreement, prior to the Effective Time, KHP and the Keystone Entities are generally obligated to conduct their business in a manner consistent with prudent banking practice in accordance with the ASB business plan. In addition, KHP and the Keystone Entities have agreed to use their best efforts to preserve the business organization of ASB and the Keystone Entities, keep available the present services of the employees of ASB and the Keystone Entities and preserve the goodwill of the customers and other business relationships of ASB and the Keystone Entities. The Merger Agreement also provides that, prior to the Effective Time, with certain exceptions, no Keystone Entity will or will agree to: (i) amend its articles of incorporation, charter or bylaws; (ii) change the number of or reclassify any shares of its authorized or issued capital stock;
(iii) issue, grant or amend any options, warrants or other rights to purchase capital stock; (iv) declare, set aside or pay any dividends or other distributions on its capital stock (except for certain cash dividends declared and paid by direct and indirect wholly-owned subsidiaries of Keystone Holdings);
(v) redeem or otherwise acquire any shares of its capital stock; (vi) liquidate, sell, transfer, assign, encumber or otherwise dispose of any shares of its capital stock; or (vii) merge or consolidate with any entity or acquire any equity interest in any entity or create any subsidiary; (viii) make capital expenditures in excess of $500,000 per project or related series of projects or $3 million in the aggregate; (ix) open, close or relocate any branches or make application to do so; (x) change in any material manner its material banking policies; (xi) make loans or issue loan commitments other than in the ordinary course of business consistent with past practice at rates not less than prevailing market rates; (xii) issue letters of credit or otherwise guarantee the obligations of any other person except in the ordinary course of business consistent with past practice; (xiii) enter into, amend or terminate certain contracts calling for the payment of $250,000 or more and that cannot be terminated on not more than 30 days notice; (xiv) engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business; (xv) except in accordance with ASB's environmental policy foreclose upon or otherwise acquire any real property (other than 1-to-4 family residential properties in the ordinary course of business); or (xvi) liquidate sell, transfer, assign, encumber or otherwise dispose of assets other than in the ordinary course of business.

         In addition, neither KHP, any Keystone Entity nor any of their partners, directors, officers, representatives, agents or other persons controlled by any of them, will directly or indirectly solicit, hold discussions with, or provide any information to, any person, entity or group, other than Washington Mutual, concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving any Keystone Entity, or any division or subsidiary thereof. KHP and the Keystone Entities will promptly communicate to Washington Mutual the terms of any proposal that any of them may receive in respect of any such transaction.

COVENANTS OF WASHINGTON MUTUAL

         Pursuant to the Merger Agreement, Washington Mutual has agreed that until the Effective Time it will generally conduct the business of Washington Mutual and each of its subsidiaries in a manner consistent with prudent banking or (in the case of WM Life Insurance Company) insurance practice and with the Company's 1996 Strategic Plan. In addition, neither Washington Mutual, WMB nor WMBfsb, nor any of their respective directors, officers, representatives, agents or other persons controlled by any of them, will prior to the Effective Time directly or indirectly solicit, hold discussions with or provide any information to, any person or group concerning any transaction which, if consummated, would result in a third party acquiring a majority of the outstanding Common Stock, and will promptly communicate to KHP the terms of any such proposal that it receives, except that the Washington Mutual Board may respond to an unsolicited offer if it determines in its good faith judgment that such response is reasonably required in order to discharge its fiduciary duties.

         Washington Mutual also agreed that until the Effective Time, without the prior written consent of KHP, neither Washington Mutual nor any of its subsidiaries will enter into, or agree to enter into, any transaction whereby Washington Mutual or any of its subsidiaries would acquire or assume, (i) another entity with more than $5 billion in assets, (ii) assets of another entity in excess of $5 billion or (iii) deposits and other liabilities of another entity in excess of $5 billion.

ACCOUNTING TREATMENT

         The Transaction is intended to be treated as a pooling-of-interests for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Keystone Holdings will be recorded on the books of Washington Mutual at their values on the books of Keystone Holdings at the time of consummation of the Transaction. If completed as proposed, no goodwill will be created in the Transaction.

         Washington Mutual and KHP have received a "poolability" letter from KPMG Peat Marwick LLP and, will, at closing, receive from Deloitte & Touche LLP a pooling letter with respect to the Transaction. The "poolability" letter received from KPMG Peat Marwick LLP ("Poolability Letter") states such firm's belief that, at the time of signing the Merger Agreement, no conditions related to Keystone Holdings existed that would preclude Washington Mutual's accounting for the Transaction as a pooling of interests. The Poolability Letter sets forth certain assumptions made, matters considered and limits on review. The pooling letter from Deloitte & Touche LLP ("Pooling Letter"), the receipt of which is a condition to closing the Transaction, will state, subject to similar assumptions and limitations, that the Transaction may be accounted for as a pooling of interests.

         Pursuant to the Merger Agreement, each party who may be deemed to be an "affiliate" of Keystone Holdings (collectively, the "Affiliates") for the purposes of SEC Accounting Series Release No. 130 as amended by Release No. 135 ("ASR 135"), has delivered to Washington Mutual an Affiliate Letter, pursuant to which, among other things, each Affiliate agreed, with certain limited exceptions, not to sell or otherwise dispose of any interest in KHP or Common Stock during the period commencing 30 days preceding the Effective Date until such time as consolidated financial results covering at least 30 days of post-Transaction combined operations of Washington Mutual and Keystone Holdings have been published. While not subject to written agreements, Washington Mutual affiliates are subject to the same restrictions as to sales of Common Stock. In order to assure that the Merger will be treated as a pooling of interests, Washington Mutual will have the right to place a restrictive legend on all shares of Common Stock to be received by an Affiliate so as to preclude the transfer of such shares in violation of the Affiliate Letters. The Affiliate Letters and restrictive legends are intended to preserve treatment of the Merger as a pooling-of-interests for accounting purposes.

         For the Transaction to qualify for pooling of interests accounting treatment, holders of no more than 4.8 million shares of Common Stock may have perfected their dissenters' rights at the Effective Date. See
"-- Dissenters' Rights."

DISSENTERS' RIGHTS


         Holders of Common Stock have the right to dissent from the Transaction and, in certain circumstances, to receive payment for their shares in accordance with the terms of Chapter 23B.13 of the Washington Business Corporation Act ("WBCA"). Generally a shareholder must dissent with respect to all shares the shareholder owns or over which such shareholder exercises voting power.

         THE FOLLOWING DISCUSSION CONTAINS ALL MATERIAL PROVISIONS OF WASHINGTON LAW WITH WHICH DISSENTING SHAREHOLDERS MUST COMPLY IN ORDER TO PRESERVE THEIR DISSENTERS' RIGHTS. IT IS NOT, HOWEVER, A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE WBCA AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 23B.13 OF THE WBCA, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX H TO THIS PROXY STATEMENT.


         Appendix H should be reviewed carefully by any holder of the Common Stock who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in the loss of dissenters' rights.


         If the shares of Common Stock of a Dissenting Holder are held in street name, either the beneficial owner or the broker in whose name the shares are registered may dissent from the Transaction by following the following procedures. The record shareholder may dissent with respect to all shares held by one beneficial owner and must provide written notice to the Company of the name and address of each such dissenting beneficial owner. A beneficial owner may assert dissenters' rights as to shares held on the shareholder's behalf only if the beneficial owner provides to Washington Mutual the written consent of the registered holder to such dissent with or prior to the assertion of dissenters' right.

         A holder of Common Stock who wishes to dissent from the Transaction (a "Dissenting Holder") must satisfy the following conditions, among others:

         (a) Written Objection. Such shareholder must file a written objection to the Transaction with the Company at it offices at 1201 Third Avenue, Suite 1500, Seattle, Washington 98101 (Attention: William L. Lynch) prior to the vote if taken at the Special Meeting; and

         (b) No Vote in Favor. Such shareholder must not vote in favor of the Transaction.

         If the Transaction is approved by the holders of Common Stock, Washington Mutual will send written notice along with a copy of Chapter 23B.13 of the WBCA not later than 10 days after the Effective Time to each Dissenting Holder (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing Common Stock must be deposited, (iii) containing a form for demanding payment, which requires the Dissenting Holder to certify that he or she acquired beneficial ownership before the first public announcement of the Transaction on July 22, 1996, and (iv) setting a date by which such written payment demand must be received. A holder of Common Stock who does not demand payment, certify that such shareholder acquired the shares before July 22, 1996, nor deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.


         Washington Mutual will pay to each Dissenting Holder who complies with the procedures described above, within 30 days of the later of the Effective Time or the date the payment demand is received, the amount that Washington Mutual estimates to be the fair value of such Dissenting Holder's shares immediately prior to the Effective Date, plus accrued interest, excluding any appreciation or depreciation in anticipation of the Transaction. Washington Mutual will provide, along with such payment, Washington Mutual's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and any recent interim financial statements, an explanation of how Washington Mutual estimated the fair value of the shares and how the accrued interest was calculated and certain other information. Any Dissenting Holder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify Washington Mutual in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment thereof.

         Washington law provides no specific method for determining "fair value" of a Dissenting Holder's shares. In determining its estimate of such fair value immediately before the Effective Date, exclusive of any appreciation or depreciation in anticipation of the Transaction, Washington Mutual expects it will take into consideration the closing price of the Common Stock on July 19, 1996 (the last trading day preceding the announcement of the Transaction), the closing price of the Common Stock for the 10 trading days following announcement of the Transaction and the closing price of the Common Stock for the 10 trading days prior to the Effective Date, as well as other relevant factors. The closing price of the Common Stock on July 19, 1996 was $30.125. The average closing price of the Common Stock for the ten trading days following the announcement of the Transaction was $35.41.


         If any Dissenting Holder's demand for payment is not settled within 60 days after receipt by Washington Mutual of such shareholder's payment demand described in the last sentence, the WBCA requires that Washington Mutual commence a proceeding in King County Superior Court to determine the fair value of the shares, naming all Dissenting Holders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares.


         Court costs and fees of appraisers appointed by the court would be assessed against Washington Mutual, except that the court may assess such costs against some or all of the Dissenting Holders to the extent that the court finds the Dissenting Holders acted arbitrarily, vexatiously or not in good faith in demanding payment or to the extent the court finds equitable. Under certain circumstances, the court may award attorneys' fees and expenses to Washington Mutual or to any or all of the dissenters.

         Any shareholder who fails to follow these procedures will lose his or her rights to dissent from the Transaction. A negative vote, alone, will not constitute the written objection required prior to the Special Meeting. Any shareholder making a written demand for payment is thereafter entitled only to payment as provided in the WBCA, and is no longer entitled to vote or otherwise exercise any shareholder rights as to the shareholders shares of Common Stock. Consent of the Company is required for the withdrawal of demand for payment.

RESALES OF WASHINGTON MUTUAL COMMON STOCK

         At the Effective Time, the shares of Common Stock to be issued to KHP and the FRF in connection with the Transaction will not have been registered under the Securities Act. All such shares will be issued pursuant to an exemption from the registration provisions of the Securities Act and are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Common Stock received in the Transaction will be transferable only pursuant to an effective registration or a valid exemption from registration under the Securities Act. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to file and cause to become effective with the SEC a registration statement with respect to the Initial Underwriting of up to 20 million shares and to provide certain other registration rights to the holders of the Initial Shares and the Litigation Escrow Shares.
See "THE TRANSACTION -- Registration Rights."

FEDERAL INCOME TAX CONSEQUENCES


         The Merger is expected to constitute a "reorganization" under Section 368 of the Code. Consummation of the Merger is conditioned upon, among other things, receipt at the Effective Date by KHP and Washington Mutual of an opinion from Foster Pepper & Shefelman, counsel to Washington Mutual, dated as of the Effective Date, substantially to the effect that the Merger will qualify as a "reorganization" for federal income tax purposes. Such opinion will be conditioned upon the continued accuracy of certain factual representations made by Washington Mutual, KHP and Mr. Bass. The opinion will not, however, be binding upon the Internal Revenue Service (the "IRS") or the courts. No ruling from the IRS will be applied for with respect to the federal income tax consequences of the Merger. There can be no assurance that the IRS will agree with the conclusions set forth in this Proxy Statement.


         Shareholders of Washington Mutual who do not dissent will not experience any federal income tax consequences as a result of voting on the proposals described herein or as a result of the consummation of the Transaction.


         Each Washington Mutual Shareholder who receives cash in connection with the perfection of dissenters' rights will be treated as receiving a distribution in redemption of such share interest. In general, such distribution in redemption will be treated as a payment in exchange for such share interest, subject to the provisions and limitations of Code Section 302 (which in certain circumstances could result in the receipt of cash being treated as a dividend). If treated as a payment in exchange for such share interest, gain or loss will be measured by the difference between the tax basis allocable to the Dissenting Holder's shares tendered and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the Common Stock was held as a capital asset as of the Effective Date. The gain or loss will be treated as a long-term capital gain or loss if the Common Stock that resulted in the receipt of such cash was held by the Dissenting Holder for more than one year, and otherwise will be short-term capital gain or loss.

         The above discussion relating to tax consequences to dissenting shareholders is only a summary. Accordingly, shareholders of Washington Mutual who are considering whether to exercise their dissenters' rights should consult their own tax advisor.

         Assuming the Merger qualifies as a "reorganization" under the Code, gain or loss will generally not be recognized by the partners of KHP due to the exchange of Keystone Holdings' stock for the Common Stock.


OTHER TERMS OF THE MERGER AGREEMENT AND WARRANT EXCHANGE AGREEMENT

         WAIVER AND AMENDMENT. At any time prior to the consummation of the Merger, the parties to the Merger Agreement may (i) amend the Merger Agreement (including the Plans of Merger incorporated therein), (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained therein; provided, however, that after any approval of the Merger by Washington Mutual Shareholders, there may not be, without further approval of such shareholders, any amendment or waiver of the Merger Agreement that changes the amount of consideration to be delivered to KHP.

         TERMINATION. The Merger Agreement or the Warrant Exchange may be terminated at any time prior to the Effective Time, whether before or after approval of the Transaction by the holders of Common Stock:

                  (a) by mutual written consent of all the parties to such agreement; or

                  (b) by any party to such agreement (i) if the Effective Time has not occurred on or prior to June 30, 1997 unless the failure of such occurrence is due to the failure of the party seeking such termination to perform or observe its agreements and conditions set forth in the agreement;
(ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the Merger or Warrant Exchange has been denied or withdrawn at the request of the applicable regulatory authority unless at the expiration of such 31-day period Washington Mutual is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval; or (iii) 10 days after written certification is delivered to KHP or the FRF that the shareholders of Washington Mutual failed to approve the Transaction and the amendment to the Articles;

         In addition, the Merger Agreement may be terminated at any time prior to the Effective Time:

                  (x) by Washington Mutual if (i) at the time of such termination there has been a material adverse change with respect to the Keystone Entities from that set forth in financial statements for the three-month period ended March 31, 1996 (except for changes resulting from market and economic conditions that generally affect the savings bank industry as a whole); or (ii) there has been any material breach of any covenant of KHP or the Keystone Entities under the Merger Agreement that has not been remedied within 45 days after receipt of written notice by ASB.

                  (y) by KHP and the Keystone Entities if (i) at the time of such termination there has been a material adverse change with respect to Washington Mutual from that set forth in Washington Mutual's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (except for changes resulting from market and economic conditions that generally affect the savings bank industry as a whole); (ii) there has been any material breach of any covenant of Washington Mutual under the Merger Agreement that has not been remedied within 45 days after receipt of written notice by Washington Mutual; or (iii) a third person or group acquires securities representing a majority of the voting shares of Washington Mutual or the Company enters into an agreement to effect a transaction that would result in such ownership.

         In addition, the Warrant Exchange Agreement may be terminated at any time prior to the Effective Time:

                  (A) by the FDIC-Manager if at the time of such termination there has been a material adverse change with respect to Washington Mutual from that set forth in Washington Mutual's quarterly report on Form 10-Q for the quarter ended March 31, 1996 (except for changes resulting from market and economic conditions that generally affect the savings industry as a whole);

                  (B) by any party to the Warrant Exchange Agreement in the event that the Merger Agreement is terminated in accordance with its terms; and

                  (C) by Washington Mutual, the FDIC-Manager, Keystone Entities or KHP if any final, nonappealable judgment, decree or order is in effect that would make unlawful or prevent the consummation of the Warrant Exchange.

         In the event that the termination of the Warrant Exchange Agreement is not based on a breach of such agreement by the FDIC-Manager, Washington Mutual will have no obligation to acquire or exchange the Warrants and the FDIC-Manager will have no obligation to sell, transfer or exchange the Warrants. Additionally, if the Warrant Exchange Agreement is terminated, all obligations of the parties under the Warrant Exchange Agreement and the Registration Rights Agreement will cease.

         EXPENSES. All legal and other costs and expenses incurred by KHP in connection with the Merger Agreement and the Merger will be the responsibility of the Keystone Entities, other than legal fees incurred in connection with the determination of the appropriate consideration to be received by the FDIC-Manager for the Warrants, which fees will be the responsibility of KHP. All other legal and other costs and expenses will be borne by the party incurring such costs and expenses unless otherwise specified in the Merger Agreement.

                              THE LITIGATION ESCROW


         The following discussion contains a summary of all material terms and conditions of the Merger Agreement, Warrant Exchange Agreement and Escrow Agreement relating to the Litigation Escrow and is qualified in its entirety by the full text of the Merger Agreement, Warrant Exchange Agreement and Escrow Agreement which are included in this Proxy Statement as Appendices C, D and E and are incorporated by reference herein.


GENERAL

         As described elsewhere herein, the Litigation Escrow Shares will be held by the Escrow Agent in the Litigation Escrow pursuant to the terms of the Escrow Agreement. Initially, KHP and the FRF will be the holders of contingent rights to have up to 64.9 % and 35.1%, respectively, of the Litigation Escrow Shares. Immediately after the Effective Time, KHP intends to distribute its contingent right in the Litigation Escrow Shares to the Investors.


         The Litigation Escrow Shares will be registered in the name of the Escrow Agent who will hold such shares together with any dividends, distributions or any additional or substitute securities with respect to such shares, as well as any interest or earnings on such dividends, distributions or additional or substitute securities (collectively, the "Escrow Fund"). The Escrow Agent will hold the Escrow Fund until the earlier of the date that is the sixth anniversary of the Effective Date or until the entire Escrow Fund has been released from the Litigation Escrow (the "Escrow Expiration Date"). In general, the Escrow Expiration Date will be automatically extended to 10 years from the Effective Date if, prior to the sixth anniversary of the Effective Date, there has been any judgment or final settlement in the Case granted or entered in favor of Washington Mutual or any of its subsidiaries. The Escrow Expiration Date may be extended further if Case Proceeds are paid in installments. In the event that Washington Mutual receives any Case Proceeds on or before the Escrow Expiration Date, the Escrow Agent will make distributions of all or a portion of the Escrow Fund to the holders of contingent rights to the Escrow Fund. The number of Litigation Escrow Shares to be distributed will be computed as (a) the amount of Case Proceeds received less (b) the aggregate of (i) taxes owed on the Case Proceeds to be calculated based on a formula in the Merger Agreement, (ii) fees, costs and expenses paid or accrued by Washington Mutual in connection with the Case or pursuant to the Escrow Agreement, (iii) 200 percent of the allocated time costs of Washington Mutual employees for time reasonably devoted to the Case, and (iv) all amounts paid by any Keystone Entity prosecuting the Case in excess of $10,000,000, (c) divided by the Average Price. The "Average Price" means the arithmetic average of the closing prices of the Common Stock on The Nasdaq Stock Market for the 10 trading days immediately preceding the third trading day before the Effective Date. The Escrow Agent may make more than one distribution out of the Escrow Fund if Case Proceeds are received in two or more installments. In general, if no Case Proceeds have been received, beginning on the last day of the full calendar month immediately following the sixth anniversary of the Effective Date and on the last day of every succeeding month, the Escrow Agent will return to Washington Mutual for cancellation a number of shares equal to 1.25% of the number of Litigation Escrow Shares, together with any dividends and distributions received on such shares and any interest or earnings on such dividends. At the Escrow Expiration Date, any remaining Litigation Escrow Shares, together with any amounts in the Escrow Fund, will be returned to Washington Mutual.

         The ultimate outcome of the Case is uncertain, and there can be no assurance that there will be any recovery in the Case or that, if there is a recovery, it will result in Case Proceeds that exceed the value of the Litigation Escrow Shares plus costs and expenses. Generally, Washington Mutual will not benefit financially from the Case unless Case Proceeds exceed such an amount and, in negotiating the Transaction, Washington Mutual ascribed no value to the possibility that the Case Proceeds would exceed such amount. As a result, it is uncertain what, if any, impact recovery in the Case will have on the financial position of Washington Mutual.


THE CASE


         On December 28, 1992, ASB, KHP, Keystone Holdings and other related parties (the "Plaintiffs") filed the Case in the U.S. Court of Federal Claims. In the Case, Plaintiffs allege that they entered into a contract with the FSLIC and the FHLBB, agencies of the United States government, whereby the Plaintiffs acquired the capital stock of ASB and New West and undertook other liabilities and responsibilities for the benefit of the FSLIC and the FHLBB, in return for which the FSLIC and the FHLBB agreed, among other things, that ASB would be authorized to operate with a lower level of capital than the applicable regulations would otherwise have required. Plaintiffs further allege that the United States government's abrogation of this agreement constituted a breach of contract, damaging the Plaintiffs. The contract promises which Plaintiffs allege are similar to those asserted in Winstar Corp. v. United States, Statesman Savings Holding Corp. v. United States and Glendale Federal Bank, FSB v. United States (the "Winstar Cases"). On July 1, 1996, the United States Supreme Court affirmed two lower courts' decisions holding that the United States government was liable for breach of contract in the Winstar Cases. The Winstar Cases have been remanded to the Court of Federal Claims for further proceedings including a determination of damages. There can be no assurance that the United States government will not assert additional defenses or counterclaims on remand. The Court of Federal Claims has also initiated procedures for resolving the merits of other related cases, including the Case. The Plaintiffs have asserted claims for damages in an unspecified amount. The government has not yet answered the complaint in the Case. As a consequence of the Transaction, Washington Mutual will succeed by operation of law to all of the rights of the Keystone Entities in the Case and KHP has contractually agreed to remit to Washington Mutual proceeds received from the Case. Based on the Winstar Cases, as of the date of this Proxy Statement, no record has been established which would indicate what, if any, damages the Plaintiffs are entitled to recover in the Case, and Plaintiffs are unable to assess the likelihood of their success in the Case.


CONTROL OF THE CASE

         In connection with the Case, Washington Mutual and the Keystone Entities will form a special litigation committee comprised of two persons designated by KHP and one person designated by Washington Mutual (the "Litigation Committee"), which will have the exclusive right to manage the Case and to make decisions relating to any proposal to dismiss, settle, terminate, cease prosecuting the Case or decline to pursue any appeal; provided that any settlement of the Case must involve the payment of Case Proceeds to Washington Mutual; and, provided further, that without Washington Mutual's prior specific written approval, no settlement agreement may impose any obligation (other than standard settlement releases and related obligations) on Washington Mutual or its subsidiaries or restrict the operation of their business.

         Washington Mutual will have the right to remove any person from the Litigation Committee in the event such removal is requested by any federal or state regulator having jurisdiction over Washington Mutual or any of its subsidiaries. If any person is so removed, his or her replacement will be designated by the party originally designating such person or, if the removed person was originally designated by KHP and KHP no longer exists, then by Mr. Bass.

         The Litigation Committee must select counsel satisfactory to Washington Mutual to prosecute the Case. Washington Mutual has consented to the selection of Arnold & Porter as counsel. Arnold & Porter will prosecute the Case pursuant to a fixed fee agreement (the "Fixed Fee Agreement"), that provides for a one-time non-refundable payment of $11.5 million by Keystone Holdings to Arnold & Porter on the Effective Date and that otherwise none of Washington Mutual, WMB, WMBfsb nor any Keystone Entity will have any liability for any future costs or expenses associated with the prosecution of the Case. The Litigation Committee will have the right to replace counsel at any time with such replacement counsel reasonably satisfactory to Washington Mutual; provided that such replacement counsel will assume all of Arnold & Porter's obligations, but not its rights, under the Fixed Fee Agreement.

RIGHTS IN THE LITIGATION ESCROW SHARES

         Each holder of contingent rights to receive Litigation Escrow Shares will have the absolute right to have its pro rata portion of such shares at the time of the applicable record date (and any additional or substitute securities with respect thereto) voted on all matters with respect to which the vote of the holders of such securities is required or solicited, in accordance with such holder's written instructions to the Escrow Agent. The Escrow Agent does not have discretionary authority to vote any of the Litigation Escrow Shares for which it does not receive written voting instructions from the holder of contingent rights to such shares.

         The Litigation Escrow Shares will be validly issued shares of Common Stock and will not be registered under the Securities Act, nor will the contingent right to receive the Litigation Escrow Shares be registered as a separate security. The holders of the contingent rights to the Escrow Fund may transfer any or all such rights upon delivery to Washington Mutual of (i) an opinion of counsel that such transfer is exempt from the registration requirements of the Securities Act and similar requirements under all applicable state securities laws and (ii) a written instrument executed by the proposed transferee agreeing to be bound by all applicable provisions of the Escrow Agreement. See "THE TRANSACTION -- Registration Rights."

          MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE
                                   TRANSACTION

GENERAL

         The Transaction provides for the merger of Keystone Holdings with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon completion of the Transaction and, ASB will become a wholly-owned subsidiary of Washington Mutual. The Articles of Incorporation and Bylaws of Washington Mutual will be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Transaction.

BOARD OF DIRECTORS

         The names of the continuing directors of Washington Mutual at the Effective Time and information regarding such persons are set forth in Washington Mutual's Proxy Statement for its 1996 Annual Meeting, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

         After completion of the Transaction, two representatives mutually agreeable to Mr. Bass and Washington Mutual will be appointed to fill then-vacant seats in two different classes of the Washington Mutual Board. Pursuant to the Merger Agreement, after the Effective Date the Washington Mutual Board will, in connection with each annual shareholders meeting at which either of such representatives' term as a director ends, nominate the one mutually-agreeable representative if Mr. Bass and certain of his affiliates beneficially own, as of the record date for such meeting, a number of shares of Common Stock greater than the sum of (i) 8.5 million, plus (ii) 21.3 percent of the Litigation Escrow Shares that have been released as of such date (the "2 Director Total"); however, if as of each such record date, the number of shares of Common Stock beneficially owned by Mr. Bass and certain of his affiliates is fewer than the 2 Director Total, but greater than the sum of (a) 5.0 million, plus (b) 21.3 percent of the Litigation Escrow Shares that have been released as of such date (the "1 Director Total"), the Washington Mutual Board will not re-nominate such director and the term of such director will expire and the remaining representative will continue on the Washington Mutual Board. The remaining director will be renominated if Mr. Bass and certain of his affiliates beneficially own, as of the record date for the meeting at which such director's term as a director ends, a number of shares greater than the 1 Director Total. The Washington Mutual Board has no obligation to re-nominate any representative if Mr. Bass and such affiliates do not maintain beneficial ownership of the 1 Director Total or at least 5% of Washington Mutual's outstanding Common Stock on the record date for such meeting.

         As of the date of this Proxy Statement, Washington Mutual and Mr. Bass have not selected the representatives to serve as Washington Mutual directors.

OPERATIONS AFTER THE TRANSACTION.

         GENERAL. Washington Mutual intends to continue operating ASB under the "American Savings Bank" name in California. ASB will become a separate first tier subsidiary of Washington Mutual. While final operating plans are not complete, Washington Mutual currently intends to introduce its consumer banking products and approaches throughout ASB's branch system and to expand ASB's loan origination capabilities.

         CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS. Washington Mutual intends to consolidate certain corporate functions and computer and back office operations within six months after the Effective Date. Washington Mutual expects to achieve annual operating cost savings through such consolidations of approximately $25 million and $50 million (pre-tax) in 1997 and 1998, respectively. There can be no assurance that such cost savings will be realized or that they will be realized in the time periods expected.

         TRANSACTION EXPENSE AND ADDITION TO LOAN LOSS RESERVE. Transaction expenses of approximately $118.5 million (pre-tax) are expected to be recorded by Washington Mutual at the Effective Time. This charge includes the creation of reserves of $46 million for severance and management payments, $15 million for prepayment premiums on certain Keystone Entity debt which Washington Mutual intends to refinance as soon as possible after the Effective Date and $24.5 million for investment banking and other professional fees. These Washington Mutual Transaction-related charges are subject to change as further information becomes available.


         Washington Mutual intends to provide an additional $125 million in loan loss provisions as a charge to earnings at the Effective Date. This additional loan loss provision is being provided principally because a number of Washington Mutual credit administration and asset management philosophies and procedures differ from those of ASB, and Washington Mutual intends to conform ASB's asset management practices, administration, philosophies and procedures to its own, or in some instances to revise ASB's current asset management strategies to conform to strategies being developed by Washington Mutual. The plan of realization of troubled loans differs between the companies and therefore results in different levels of loss reserves. The additional loan loss provision is to a lesser degree being provided because Washington Mutual believes that while there has been an increase in the price of houses in certain California markets, a decline in collateral values for some portions of the California real estate market has occurred in 1996.

         NEW FEDERAL LAW. On September 30, 1996, President Clinton signed legislation intended to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums, among other things. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to 6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to 1.3 cents per $100 per year.

         Washington Mutual's special assessment will result in an estimated pre-tax charge of about $35.7 million, which will be taken in the quarter ended September 30, 1996. ASB's special assessment will result in an estimated pre-tax charge of $88.1 million. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $10 million, and ASB estimates that the reduction in the regular assessment on its SAIF deposits should result in annual savings of approximately $21.2 million.

         The Federal legislation that was enacted on September 30, 1996, also amended the provision that prescribes the investments that WMB and WMBfsb must hold in order to be a "qualified thrift lender" ("QTL"). Washington Mutual would become subject to certain statutory restrictions on activities and investments, would be required to register with the Board of Governors of the Federal Reserve System (the "FRB") and would be subject to the FRB's bank holding company regulations, including capital requirements, if WMB or WMBfsb were to fail to be a QTL. For example, bank holding companies are not generally permitted to underwrite life insurance. Federal law prior to September 30, 1996, prescribed that at least 65% of a specified asset base of a QTL generally must consist of certain assets related to domestic residential real estate, including residential mortgage loans and mortgage securities. As amended, Federal law allows an institution to qualify as a QTL either (a) by having at least 65% of a specified asset base invested in loans to small businesses, credit card loans, educational loans or certain assets related to domestic residential real estate, including residential mortgage loans and mortgage securities; or (b) by having at least 60% of total assets invested in cash, United States government and government agency debt or equity securities, certain state or local debt securities, education loans, certificates of deposit, fixed assets, or loans secured by deposits, by real property used for residential, educational, church, welfare or health purposes, or by real property in certain urban renewal areas. Failure to remain a QTL also would impose conditions on WMB's ability to obtain advances from the FHLB, and would restrict WMBfsb's ability, among other things, to branch, to pay dividends and to obtain such advances. WMB and WMBfsb are currently in compliance with QTL standards.

         MANAGEMENT AFTER THE TRANSACTION. Following the Transaction, Washington Mutual will retain a majority of ASB's current management team in the management of ASB. As previously announced, Mario Antoci, the Chairman and Chief Executive Officer of ASB, will retire upon the closing of the Transaction. Mr. Antoci will consult with Washington Mutual on CRA and community development issues after consummation of the Transaction. Robert T. Barnum, President, Chief Operating Officer and a director of ASB, will continue after the Transaction as President of ASB and a significant number of ASB's current executive officers will remain in the management of ASB. It is currently anticipated that the consolidations planned by Washington Mutual will not have a material effect on overall ASB employment. In addition, the current management team of Washington Mutual will remain in place following the Transaction, with the addition of Mr. Barnum as Executive Vice President.

         REDEMPTION OF KEYSTONE ENTITIES PREFERRED STOCK AND REPAYMENT OF DEBT. New Capital has three series of debt securities outstanding. These debt securities consist of (i) $169 million in current outstanding principal amount of Series B 9.60% Notes due in 1999, (ii) $175 million in current outstanding principal amount of Series C Floating Rate Notes due in 2002 and (iii) $20.5 million in current outstanding principal amount of Subordinated Notes due in 1998. The Series B Notes and Subordinated Notes bear interest at 1.375 and 2.875 percent, respectively, over the three-month London Interbank Offer Rate (LIBOR) reset on a quarterly basis. New Capital also has outstanding $80 million of Cumulative Redeemable Preferred Stock. Washington Mutual intends to redeem the New Capital preferred stock and repay the New Capital debt as soon as possible after the Effective Time. By redeeming such equity and repaying such debt, Washington Mutual's management believes it can significantly reduce the cost of such borrowings. There can be no assurance that the cost of such borrowings will be reduced significantly, or at all, in connection with such refinancing. See "THE TRANSACTION -- Risk Factors."


         Many of the benefits described above are forward-looking statements and actual results may vary materially from such projections.

         CERTAIN FEDERAL INCOME TAX MATTERS.

                  Net Operating Loss Carryforward Deductions. Due to Section 382 of the Code, most of the value of the net operating loss carryforward deductions described in the Consolidated Financial Statements of Keystone Holdings will be eliminated due to the Transaction. Accordingly, the future tax savings attributable to such net operating loss carryforward deductions will be greatly reduced. Further, the actual savings due to such reduced net operating loss carryforward deductions will be even further reduced due to a provision in the FRF Agreements generally requiring that approximately 75% of the federal tax savings resulting from such net operating loss carry forwards be paid to the FRF. See "APPENDIX A - INFORMATION CONCERNING KEYSTONE HOLDINGS" and "APPENDIX B
- CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS."

                  Tax Bad Debt Reserve Recapture. The recently enacted "Small Business Job Protection Act of 1996" (the "Job Protection Act") requires that qualified thrift institutions, such as Washington Mutual and ASB, generally recapture for federal income tax purposes that portion of the balance of their tax bad debt reserves that exceeds the December 31, 1987 balance, with certain adjustments. Such recaptured amounts are to be generally taken into ordinary income ratably over a six year period beginning in 1996, or as late as 1998 if certain conditions are met. Accordingly Washington Mutual will have to pay, with respect to current Washington Mutual entities, an additional approximate $4.2 million (based upon current federal income tax rates) in federal income taxes each year of the six-year period due to the Job Protection Act. The Merger Agreement requires that Keystone Holdings file amended federal income tax returns with the IRS for 1992 and 1993 in order to reduce the tax bad debt reserve recapture amount that ASB would otherwise incur due to the Job Protection Act.

                  The Job Protection Act also repeals the reserve method of accounting for tax bad debt deductions and, thus, requires thrifts to calculate the tax bad debt deduction based on actual current loan losses.


                  Tax Settlement Agreement. The Tax Settlement Agreement, which is a condition to closing the Transaction, resolved certain disputes that arose between the Keystone Entities and the FDIC-Manager regarding interpretations of provisions in the FRF Agreements pertaining to the general requirement that approximately 75% of the federal income tax savings attributable to New West be paid to the FRF. The Tax Settlement Agreement also requires Keystone Holdings to pay $10.5 million to the FRF if the Transaction closes, in addition to any other undisputed amounts owed. See "Note 3 - Transaction-Related Expenses in the Notes to the Pro Forma Combined Consolidated Statements of Income."


           COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


         Subject to the terms and conditions of the Merger Agreement, on the Effective Date, Keystone Holdings will merge with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon the effectiveness of the Merger and the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become subsidiaries of Washington Mutual. Additionally, the FDIC has agreed to effect the Warrant Exchange. Upon the Effective Date, Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings, including ASB. In connection with the Transaction, Washington Mutual will issue 47,883,333 shares of Common Stock as follows: 25,883,333 shares to KHP; 14,000,000 shares to the FRF; and 8,000,000 shares to the Litigation Escrow for the benefit of the Investors and the FRF. See "THE TRANSACTION."

         The following pro forma combined unaudited consolidated statement of financial position as of June 30, 1996 and the pro forma combined unaudited consolidated statements of income for the three years ended December 31, 1995 and the six months ended June 30, 1996 are based upon the supplemental and historical consolidated financial statements of Washington Mutual as previously filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in this Proxy Statement, as restated for the Western Merger, and of Keystone Holdings as set forth in "APPENDIX B, CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS" included in this Proxy Statement, and should be read in conjunction with those consolidated financial statements and related notes. These combined unaudited pro forma condensed financial statements are not necessarily indicative of the operating results that would have been achieved had the Transaction been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. These combined unaudited pro forma condensed financial statements give effect to the Transaction by combining the results of operations of Washington Mutual and Keystone Holdings using the "pooling of interests" method of accounting.

         PRO FORMA COMBINED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (UNAUDITED)


                                                                                    June 30, 1996
                                                     ---------------------------------------------------------------------------
                                                                                                                      Pro Forma
                                                                                                                      Including
                                                       Washington           Keystone             Pro Forma            Keystone
                                                         Mutual             Holdings           Adjustments(1)       Holdings (1)
                                                      ---------------   -----------------   -------------------   --------------
                                                                  (dollars in thousands, except per share amounts)
ASSETS
  Cash and cash equivalents(le(i))...................   $   303,851         $   144,062             $(118,500)       $   329,413
  Trading account securities.........................         3,715                  --                                    3,715
  Available-for-sale securities......................     7,221,172           3,844,439                               11,065,611
  Held-to-maturity securities........................       180,658           2,876,527                                3,057,185
  Loans(le)..........................................    13,800,209          12,854,633              (125,000)        26,529,842
  Real estate owned..................................        27,072              84,036                                  111,108
  Bank premises and equipment........................       222,830             231,455                                  454,285
  Goodwill and other intangible assets...............       147,251                  --                                  147,251
  Other assets.......................................       416,714             445,554                                  862,268
                                                      --------------------------------------------------------------------------
    Total assets.....................................   $22,323,472         $20,480,706             $(243,500)       $42,560,678
                                                      ==========================================================================

LIABILITIES
  Deposits:
    Checking, savings and money market accounts (1a).  $  5,610,889         $ 3,855,659             $  97,089        $ 9,563,637
    Time certificates................................     5,415,830           8,873,307                               14,289,137
                                                      --------------------------------------------------------------------------
      Total deposits.................................    11,026,719          12,728,966                97,089         23,852,774
  Annuities..........................................       866,349                  --                                  866,349
  Federal funds purchased............................       770,000                  --                                  770,000
  Securities sold under agreements to repurchase.....     4,645,682           3,987,359                                8,633,041
  Advances from Federal Home Loan Banks..............     2,962,205           2,013,439                                4,975,644
  Other borrowings...................................       224,314             493,734                                  718,048
  Other liabilities (1a, le(ii)).....................       181,130             399,831             (133,289)            447,672
                                                      --------------------------------------------------------------------------
    TOTAL LIABILITIES................................    20,676,399          19,623,329              (36,200)         40,263,528
Minority interest (1b, 1c)...........................            --             306,979             (226,979)             80,000

STOCKHOLDERS' EQUITY
  Preferred stock....................................            --                  --                                       --
  Common stock (1d)..................................            --                   1                   (1)                 --
  Capital surplus (1b, 1d)...........................       728,914              30,419               167,001            926,334
  Valuation reserve for available-for-sale securities       (21,267)             (1,411)                                 (22,678)
  Retained earnings (lc, le(ii))....................        939,426             521,389              (147,321)         1,313,494
                                                      --------------------------------------------------------------------------
    Total stockholders' equity.......................     1,647,073             550,398                19,679          2,217,150
                                                      --------------------------------------------------------------------------
    Total liabilities and stockholders' equity.......   $22,323,472         $20,480,706             $(243,500)       $42,560,678
                                                      ==========================================================================
Book value per common share (2)......................        $19.73                  --                    --             $17.88
Number of fully diluted common shares outstanding        77,505,610                  --                    --        117,388,943
(2)..................................................

    NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(1) Statement of Financial Position. The pro forma adjustments reflected in the unaudited pro forma combined statement of financial position of Washington Mutual including Keystone Holdings as of June 30, 1996 give effect to the following adjustments:

         a. Deposits have been increased by $97.1 million to reflect a reclassification of certain escrow accounts classified as other liabilities in Keystone Holdings' statement of financial position.

         b. The minority interest and stockholders' equity of Keystone Holdings have been adjusted by $167.0 million to reflect the issuance of 14,000,000 shares of the Common Stock in the Warrant Exchange. Due to the Warrant Exchange, the warrant holder is no longer shown as minority interest in that Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings. See "THE TRANSACTION."

         c. The minority interest and stockholders' equity of Keystone Holdings have been adjusted to give effect to the earnings attributable to the warrant holder. Due to the Warrant Exchange, the warrant holder is no longer shown as minority interest in that Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings. See "THE TRANSACTION."

         d. The minority interest and stockholders' equity of Keystone Holdings have been adjusted to give effect to the exchange of 1,048 shares of Keystone Holdings common stock, par value $1.00 per share for 25,883,333 shares of Common Stock.

         e. Transaction-related Expenses. Nonrecurring Transaction-related expenses anticipated to be recorded are included in the unaudited pro forma combined statements of financial position of Washington Mutual including Keystone Holdings as of June 30, 1996. Nonrecurring Transaction-related expenses expected to be recorded by Washington Mutual are summarized in the following table (dollars in thousands):

                  Additional loan loss reserves.................... $125,000
                  Severance and management payments................   46,000
                  Holding company debt call premiums...............   15,000
                  FRF tax settlement...............................   10,500
                  Other charges....................................   47,000
                  ----------------------------------------------------------
                    Total charges..................................  243,500
                  Tax benefit......................................  (86,200)
                  Negative adjustment to ASB's deferred tax asset..   50,000
                  ----------------------------------------------------------
                    Net charges.................................... $207,300
                  ==========================================================

(i)   -16,000-15,000-10,500-47,000 = (118,502)
(ii)  -97,089-86,200+50,000 = (133,289)
(iii) 59,979-207,300 = (147,321)



(2) Per Share Data. Washington Mutual's book value per common share of $19.73 and pro forma combined book value per common share of $17.88 as of June 30, 1996 were calculated using the following information:



                                                                                             Pro forma including
                                                                 Washington Mutual            Keystone Holdings
                                                                 -----------------            -----------------
Stockholders' equity.....................................                $1,647,073                  $2,217,150
Noncumulative Perpetual Series C Preferred Stock.........                  (68,813)                    (68,813)
Noncumulative Perpetual Series E Preferred Stock.........                  (49,250)                    (49,250)
                                                                         ----------                    --------
Total stockholders' equity attributable to common shares..               $1,529,011                  $2,099,088
                                                                         ==========                  ==========
Number of fully diluted common shares outstanding........                77,505,610                 117,388,943


         Washington Mutual will issue 8,000,000 shares of Common Stock to the Litigation Escrow. The shares will be released, 64.9% to the Investors and 35.1% to the FRF, to the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and its affiliates are pursuing against the United States, which litigation is being assumed by Washington Mutual in the Transaction. The ultimate outcome of the Case is uncertain and there can be no assurance that there will be any recovery. Washington Mutual will use the treasury stock method to determine the effect of the 8,000,000 shares upon the Company's financial statements. As of the Effective Date, there is no potential dilutive effect of the 8,000,000 shares of Common Stock. Stockholders' equity, book value per share and primary and fully diluted earnings per share have therefore not been adjusted for the issuance of the Litigation Escrow Shares.

                                                                PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                                                                                    (UNAUDITED)
                                                                              Year Ended December 31, 1995
                                                         ----------------------------------------------------------------------
                                                                                                                   ProForma
                                                                                                   Pro             Including
                                                           Washington        Keystone             Forma            Keystone
                                                             Mutual          Holdings        Adjustments(2)      Holdings (3)
                                                         --------------   --------------   ------------------   ---------------
                                                                       (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans...............................................     $1,094,538          $967,263                            $2,061,801
  New West note.......................................             --            58,841                                58,841
  Available-for-sale securities.......................        294,286           114,777                               409,063
  Held-to-maturity securities.........................        185,388           196,245                               381,633
  Cash equivalents....................................          4,748                --                                 4,748
                                                       --------------------------------------------------------------------------
    Total interest income.............................      1,578,960         1,337,126                             2,916,086
INTEREST EXPENSE
  Deposits............................................        498,503           636,315                             1,134,818
  Borrowings..........................................        462,221           326,397                               788,618
                                                       --------------------------------------------------------------------------
    Total interest expense............................        960,724           962,712                             1,923,436
                                                       --------------------------------------------------------------------------
    Net interest income...............................        618,236           374,414                               992,650
Provision for loan losses.............................         11,150            63,837                                74,987
                                                       --------------------------------------------------------------------------
    Net interest income after provision for loan
  losses..............................................        607,086           310,577                               917,663
Other income (2a).....................................        117,874            72,433              18,032           208,339
Other expense (2a)....................................        417,655           264,827            (18,032)           700,514
                                                       --------------------------------------------------------------------------
    Income before income taxes........................        307,305           118,183                               425,488
Income taxes..........................................        107,504            12,289                               119,793
                                                       --------------------------------------------------------------------------
Net income from continuing operations.................        199,801           105,894                               305,695
Extraordinary items, net of federal income tax effect.             --                --                                    --
Cumulative effect of change in tax accounting method..             --                --                                    --
Minority interest in earnings relating to
  Warrants (2b).......................................                          (14,592)            (14,592)                --
Dividends paid to minority interest (2b)..............                           (6,500)             (9,293)          (15,793)
Minority interest in earnings of consolidated
  subsidiaries........................................              --          (21,092)              5,299           (15,793)
                                                       --------------------------------------------------------------------------
NET INCOME............................................     $  199,801         $  84,802                            $  289,902
                                                       ==========================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK...............     $  181,217         $  84,802                            $  271,318
                                                       ==========================================================================
Net income from continuing operations per common
  share (1):
  Primary.............................................          $2.59                --                                 $2.47
  Fully diluted.......................................           2.51                --                                  2.42
Net income per common share (1):
  Primary.............................................          $2.59                --                                 $2.47
  Fully diluted.......................................           2.51                --                                  2.42
Average number of common shares outstanding (2):
  Primary.............................................     70,061,144                --                           109,944,477
  Fully diluted.......................................     75,480,391                --                           115,363,724



                                                                    PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                                                                                       (UNAUDITED)
                                                                              Six Months Ended June 30, 1996
                                                         ----------------------------------------------------------------------
                                                                                                                     ProForma
                                                                                                     Pro             Including
                                                            Washington        Keystone              Forma            Keystone
                                                              Mutual          Holdings         Adjustments(2)       Holdings(3)
                                                         ---------------   ---------------   ------------------   -------------
                                                                     (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans...............................................        $563,495          $448,397                            $1,011,892
  New West note.......................................              --                --                                    --
  Available-for-sale securities.......................         262,662           153,352                               416,014
  Held-to-maturity securities.........................           6,606           104,971                               111,577
  Cash equivalents....................................           1,408                --                                 1,408
                                                       ------------------------------------------------------------------------
    Total interest income.............................         834,171           706,720                             1,540,891
INTEREST EXPENSE
  Deposits............................................         239,374           298,357                               537,731
  Borrowings..........................................         245,658           170,739                               416,397
                                                       ------------------------------------------------------------------------
    Total interest expense............................         485,032           469,096                               954,128
                                                       ------------------------------------------------------------------------
    Net interest income...............................         349,139           237,624                               586,763
Provision for loan losses.............................           5,825            35,180                                41,005
                                                       ------------------------------------------------------------------------
    Net interest income after provision for loan
  losses..............................................         343,314           202,444                               545,758
Other income (2a).....................................          73,514            34,624                7,496          115,634
Other expense (2a)....................................         224,779           134,870               (7,496)         367,145
                                                       ------------------------------------------------------------------------
    Income before income taxes........................         192,049           102,198                               294,247
Income taxes..........................................          71,161            27,685                                98,846
                                                       ------------------------------------------------------------------------
Net income from continuing operations.................         120,888            74,513                               195,401
Extraordinary items, net of federal income tax effect.              --                --                                    --
Cumulative effect of change in tax accounting method..              --                --                                    --
Minority interest in earnings relating to
  Warrants (2b).......................................                           (13,918)             (13,918)              --
Dividends paid to minority interest (2b)..............                            (6,978)                  --           (6,978)
Minority interest in earnings of consolidated
  subsidiaries........................................              --           (20,896)              13,918           (6,978)
                                                       ------------------------------------------------------------------------
NET INCOME............................................      $  120,888         $  53,617                            $  188,423
                                                       ========================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK...............      $  111,678         $  53,617                            $  179,213
                                                       ========================================================================
Net income from continuing operations per common
  share (1):
  Primary.............................................           $1.55              --                                   $1.60
  Fully diluted.......................................            1.50              --                                    1.56
Net income per common share (1):
  Primary.............................................           $1.55              --                                   $1.60
  Fully diluted.......................................            1.50              --                                    1.56
Average number of common shares outstanding (2):
  Primary.............................................      71,982,173                --                           111,865,506
  Fully diluted.......................................      77,401,033                --                           117,284,366

                                                                    For Years Ended December 31,
                                                                                 1993
                                                ----------------------------------------------------------------------
                                                                                                          ProForma
                                                                                          Pro             Including
                                                 Washington        Keystone              Forma            Keystone
                                                   Mutual          Holdings         Adjustments(2)       Holdings(3)
                                                -------------   ---------------   ----------------     ---------------
                                                            (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans......................................       $822,874          $756,606                          $1,579,480
  New West note..............................             --           241,014                             241,014
  Available-for-sale securities..............          1,371            53,006                              54,377
  Held-to-maturity securities................        253,945            66,643                             320,588
  Cash equivalents...........................          3,119                --                               3,119
                                              -------------------------------------------------------------------------
    Total interest income....................      1,081,309         1,117,269                           2,198,578
INTEREST EXPENSE
  Deposits...................................        354,743           513,435                             868,178
  Borrowings.................................        166,007           177,711                             343,718
                                              -------------------------------------------------------------------------
    Total interest expense...................        520,750           691,146                           1,211,896
                                              -------------------------------------------------------------------------
    Net interest income......................        560,559           426,123                             986,682
Provision for loan losses....................         35,225           123,503                             158,728
                                              -------------------------------------------------------------------------
    Net interest income after provision for
      loan losses............................        525,334           302,620                             827,954
Other income(2a).............................        152,575            81,050            12,951           246,576
Other expense(2a)............................        394,874           279,694           (12,951)          687,519
                                              -------------------------------------------------------------------------
    Income before income taxes...............        283,035           103,976                             387,011
Income taxes.................................         98,864            11,245                             110,109
                                              -------------------------------------------------------------------------
Net income from continuing operations........        184,171            92,731                             276,902
Extraordinary items, net of federal income
  tax effect.................................        (8,953)                --                             (8,953)
Cumulative effect of change in tax
  accounting method..........................         13,365                --                              13,365

Minority interest in earnings relating
  to Warrants (2b)...........................                           (9,600)            9,600             --
Dividends paid to minority interest(2b)......             --              (874)          (13,117)          (13,991)
Minority interest in earnings of
  consolidated subsidiaries..................                          (10,474)           (3,517)          (13,991)

                                              -------------------------------------------------------------------------
NET INCOME...................................     $  188,583         $  82,257                          $  267,323
                                              =========================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK......     $  175,025         $  82,257                          $  253,765
                                              =========================================================================
Net income from continuing operations per
 common share (1):
  Primary....................................           $2.63               --                               $2.38
  Fully diluted..............................            2.51               --                                2.32
Net income per common share (1):
  Primary....................................           $2.70               --                               $2.42
  Fully diluted..............................            2.57               --                                2.36
Average number of common shares
 outstanding (2):
  Primary....................................     64,808,073                --                         104,691,406
  Fully diluted..............................     70,870,441                --                         110,753,774



                                                                       For Years Ended December 31,
                                                                                   1994
                                                   -------------------------------------------------------------------
                                                                                                            ProForma
                                                                                            Pro             Including
                                                    Washington        Keystone             Forma            Keystone
                                                      Mutual          Holdings        Adjustments(2)       Holdings(3)
                                                   -------------   ---------------   -----------------   -------------
                                                              (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans......................................        $  949,777          $709,041                           $1,658,818
  New West note..............................                --           141,039                              141,039
  Available-for-sale securities..............           151,561            84,148                              235,709
  Held-to-maturity securities................           156,043           102,635                              258,678
  Cash equivalents...........................             1,169                --                                1,169
                                              ----------------------------------------------------------------------------
    Total interest income....................         1,258,550         1,036,863                            2,295,413
INTEREST EXPENSE
  Deposits...................................           370,872           481,794                              852,666
  Borrowings.................................           280,999           201,693                              482,692
                                              ----------------------------------------------------------------------------
    Total interest expense...................           651,871           683,487                            1,335,358
                                              ----------------------------------------------------------------------------
    Net interest income......................           606,679           353,376                              960,055
Provision for loan losses....................            20,400           101,609                              122,009
                                              ----------------------------------------------------------------------------
    Net interest income after provision for
      loan losses............................           586,279           251,767                              838,046
Other income(2a).............................           118,502            88,902             13,390           220,794
Other expense(2a)............................           415,300           266,827            (13,390)          695,517
                                              ----------------------------------------------------------------------------
    Income before income taxes...............           289,481            73,842                              363,323
Income taxes.................................           108,159               897                              109,056
                                              ----------------------------------------------------------------------------
Net income from continuing operations........           181,322            72,945                              254,267
Extraordinary items, net of federal income
  tax effect.................................                --                --                                   --
Cumulative effect of change in tax
  accounting method..........................                --                --                                   --
Minority interest in earnings relating
  to Warrants(2b)............................                             (21,746)            21,746                --
Dividends paid to minority interest(2b)......                --              (875)           (13,117)          (13,992)
Minority interest in earnings of
  consolidated subsidiaries..................                             (22,621)             8,629           (13,992)
                                              ----------------------------------------------------------------------------
NET INCOME...................................        $  181,322         $  50,324                           $  240,275
                                              ============================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK......        $  162,738         $  50,324                           $  221,691
                                              ============================================================================
Net income from continuing operations per
 common share (1):
  Primary....................................             $2.45               --                                 $2.09
  Fully diluted..............................              2.38               --                                  2.06
Net income per common share (1):
  Primary....................................             $2.45               --                                 $2.09
  Fully diluted..............................              2.38               --                                  2.06
Average number of common shares
 outstanding (2):
  Primary....................................        66,361,794                --                          106,245,127
  Fully diluted..............................        71,781,041                --                          111,664,374

          NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME

(1) Per Share Data. Fully diluted net income from continuing operations per common share and fully diluted net income per common share as of the six months ended June 30, 1996 and the three years ended December 31, 1995 were calculated using the following information:

                                                                    Six Months                    Year ended December 31,
                                                                       Ended        -----------------------------------------------
                                                                   June 30, 1996       1995            1994              1993
                                                                 -----------------  --------------  --------------   --------------
WASHINGTON MUTUAL
Net income....................................................          $120,888        $199,801        $181,322          $188,583
Preferred stock dividends:
  Noncumulative Perpetual, Series C...........................           (3,138)         (6,384)         (6,384)           (5,628)
  Noncumulative Perpetual, Series E...........................           (1,872)         (3,800)         (3,800)             (538)
                                                               --------------------------------------------------------------------
Net income available to fully diluted common stock............           115,878         189,617         171,138           182,417
  Extraordinary items, net of federal income tax effect.......                --              --              --           (8,953)
  Cumulative effect of change in tax accounting method........                --              --              --            13,365
                                                               --------------------------------------------------------------------
Net income from continuing operations available to fully diluted
  common stock................................................          $115,878        $189,617        $171,138          $178,005
                                                                        ========        ========        ========          ========
Average common shares outstanding:
  Primary.....................................................        71,982,173      70,061,144      66,361,794        64,808,073
  Noncumulative Convertible Perpetual Preferred Stock,
    Series A..................................................                --              --              --           643,121
  Noncumulative Convertible Perpetual Preferred Stock,
    Series D..................................................         5,418,860       5,419,247       5,419,247         5,419,247
  Fully diluted...............................................        77,401,033      75,480,391      71,781,041        70,870,441
PRO FORMA INCLUDING KEYSTONE HOLDINGS
Net income....................................................          $188,423        $289,902        $240,275          $267,323
Preferred stock dividends:
  Noncumulative Perpetual, Series C...........................           (3,138)         (6,384)         (6,384)           (5,628)
  Noncumulative Perpetual, Series E...........................           (1,872)         (3,800)         (3,800)             (538)
                                                               --------------------------------------------------------------------
Net income available to fully diluted common stock............           183,413         279,718         230,091           261,157
  Extraordinary items, net of federal income tax effect.......                --              --              --           (8,953)
  Cumulative effect of change in tax accounting method........                --              --              --            13,365
                                                               --------------------------------------------------------------------
Net income from continuing operations available to fully diluted
  common stock................................................          $183,413        $279,718        $230,091          $256,745
                                                                        ========        ========        ========          ========
Average common shares outstanding:
  Primary.....................................................       111,865,506     109,944,477     106,245,127       104,691,406
  Noncumulative Convertible Perpetual Preferred Stock,
    Series A..................................................                --              --              --           643,121
  Noncumulative Convertible Perpetual Preferred Stock,
    Series D..................................................         5,418,860       5,419,247       5,419,247         5,419,247
                                                               --------------------------------------------------------------------
  Fully diluted...............................................       117,284,366     115,363,724     111,664,374       110,753,774
                                                                     ===========     ===========     ===========       ===========



(2) Statements of Income. The pro forma adjustments reflected in the unaudited Pro Forma Including Keystone Holdings statements of income for the three years ended December 31, 1995 and six months ended June 30, 1996 give effect to the following adjustments:





         a. Real estate owned expenses included in the other income category in the Consolidated Statements of Keystone Holdings' have been reclassed to other expense.

         b. Minority interest has been adjusted to (i) eliminate earnings attributable to the warrant holders and (ii) reflect preferred stock dividends to related parties as minority interest. See APPENDIX B - Note 19, "Minority Interest, in the Notes to the Consolidated Financial Statements."

(3) Transaction-related Expenses. Nonrecurring Transaction-related expenses anticipated to be recorded are not included in the unaudited pro forma combined statements of income of Washington Mutual including Keystone Holdings for the six months ended June 30, 1996. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After the Transaction -Transaction Expense and Addition to Loan Loss Reserve." Nonrecurring Transaction-related expenses expected to be recorded by Washington Mutual are summarized in the following table (dollars in thousands):

                  Additional loan loss reserves.........................................       $ 125,000
                  Severance and management payments.....................................          46,000
                  Holding company debt call premiums....................................          15,000
                  FRF tax settlement....................................................          10,500
                  Other charges.........................................................          47,000
                                                                                                 -------
                    Total charges.......................................................         243,500
                  Tax benefit...........................................................        (86,200)
                  Negative adjustment to ASB's deferred tax asset.......................          50,000
                                                                                                 -------
                    Net charges.........................................................      $  207,300
                                                                                              ==========

                    INFORMATION CONCERNING WASHINGTON MUTUAL

WASHINGTON MUTUAL

         Washington Mutual is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal assets of WMI are its principal subsidiaries, including its bank subsidiaries, WMB and WMBfsb, and its insurance subsidiary, WM Life. Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans (primarily multi-family) and, more recently, certain commercial banking activities as discussed below. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

         During the first half of 1993, Washington Mutual merged with Pioneer Savings Bank and acquired Pacific First Bank. As a result of these business combinations, Washington Mutual became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions in Washington and Utah.


         On August 31, 1995, Washington Mutual diversified its business mix through a merger of Enterprise Bank ("Enterprise") with and into WMB. Enterprise was a Seattle-area commercial bank that focused on small- to midsize commercial business clients. On January 31, 1996, Western Bank of Coos Bay, Oregon ("Western") merged with and into WMB. With 42 offices in 35 communities and assets of $787.1 million at December 31, 1995, Western was Oregon's largest community-based commercial bank. These two mergers provide Washington Mutual with access to the higher growth business segment of commercial banking.

         Because the Western Merger was not completed until January 31, 1996, Western's results of operations and analysis of financial position are not included in the financial information contained in Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995. This information has been restated to include Western in Washington Mutual's Current Report on Form 8-K dated October ___, 1996.


         At June 30, 1996, Washington Mutual, though its subsidiaries, operated a total of 297 financial centers and 23 loan centers. At June 30, 1996, Washington Mutual had total consolidated assets of $22.3 billion, total deposits of $11.0 billion and stockholders' equity of $1.6 billion.

         The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington, 98101, and its telephone number is (206) 461-2000.


         Certain information relating to the business, management and other related matters as to Washington Mutual is set forth in: (1) Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995; and (2) Washington Mutual's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996. Each of these documents is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."


THE REORGANIZATION

         Washington Mutual was formed in August 1994 by its predecessor, WMSB, a former Washington state-chartered savings bank, for the purpose of serving as a holding company in the reorganization of WMSB into a holding company structure. The Reorganization was completed in November 1994 through the merger of WMSB into WMB, Washington Mutual's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. As a result of the Reorganization, Washington Mutual became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company. Because Washington Mutual owns WMB and WMBfsb, Washington Mutual is a savings and loan holding company under federal law and, as such, is subject to regulation by the OTS.

         As a result of the Reorganization, all shareholders of WMSB became shareholders of Washington Mutual. Each outstanding share of WMSB common stock was converted into one share of the Common Stock and each outstanding share of WMSB 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E, was converted on a share-for-share basis into the Series C Preferred, Series D Preferred and Series E Preferred, respectively, with substantially the same relative rights, privileges and preferences. Except as noted otherwise, references in this Proxy Statement to "Washington Mutual" or the "Company" refer to both (i) Washington Mutual, Inc. and its consolidated subsidiaries after the consummation of the Reorganization; and (ii) WMSB and its consolidated subsidiaries prior to the consummation of the Reorganization.

WASHINGTON MUTUAL'S PRINCIPAL OPERATING SUBSIDIARIES

         WMB. WMB's principal business is providing a broad range of financial services, primarily to consumers. These services include the traditional savings bank activities of accepting deposits from the general public and making residential mortgage loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Beginning in the latter half of 1995, WMB, through its merger with Enterprise and Western, diversified its traditional activities into commercial lending.

         On December 1, 1995, Washington Mutual, a Federal Savings Bank ("FSB"), a federally chartered savings bank subsidiary of WMB with operations in Washington and Oregon and total assets of $8,566.8 million at September 30, 1995, merged with and into WMB, with WMB as the surviving entity. At June 30, 1996, WMB had total assets of $20.6 billion and operated 268 financial centers, of which 156 are in Washington and 116 are in Oregon, and 21 loan centers, of which 14 are in Washington and 7 are in Oregon.

         WMB operates under Title 32 (Mutual Savings Banks) of the Revised Code of Washington. Its deposits are insured by the FDIC through the BIF and the SAIF.

         WMBfsb. WMBfsb is a federal savings bank formed in 1994 to participate in a supervisory acquisition of certain branches of a federal savings bank from the Resolution Trust Corporation. WMBfsb's principal business includes the traditional savings association activity of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. At June 30, 1996, WMBfsb had assets of $811.5 million and operated 25 financial centers, of which 16 are in Utah, six are in Idaho, two are in Montana and one is in Oregon, and operated one loan center in Idaho and one in Utah. WMBfsb's deposits are insured by the FDIC through the SAIF.

         WM LIFE. WM Life is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

         MURPHEY FAVRE, INC. Murphey Favre, Inc. ("Murphey Favre") is a registered broker-dealer that offers a broad range of securities brokerage services, including distribution of mutual funds. Murphey Favre has seven free-standing offices, and Murphey Favre representatives are available for consultation regularly or by appointment in many of the Company's financial centers.

         COMPOSITE RESEARCH & MANAGEMENT CO. Composite Research & Management Co. ("Composite Research") is a registered investment advisor. Composite Research is the investment advisor of eight mutual funds and offers separate investment management for large accounts. As of June 30, 1996, Composite Research had a total of $1.3 billion in funds under management in the eight mutual funds.

PRINCIPAL HOLDERS OF COMMON STOCK


         The following table sets forth information regarding beneficial ownership of Common Stock by each person known to the Company to have owned more than five percent of the outstanding shares of the Common Stock on September 30, 1996. The following is based solely on statements filed with the Commission or other reliable information. Each of the named shareholders has sole voting and investment power with respect to the shares shown, except as noted below.


Name and Address                                               Shares of Common Stock
of Beneficial Owner                                               Beneficially Owned              Percent of Class
-------------------                                               ------------------              ----------------
Fidelity Management & Research Co........................                 4,573,950(1)                      6.34%
82 Devonshire Street
Boston, MA  02109

The Capital Group Companies, Inc.........................                 3,945,730(2)                      5.46%
333 South Hope Street
Los Angeles, CA  90071

---------------

(1) Fidelity Management & Research Co. has sole investment power over 4,573,950 shares and sole voting power over 390,950 shares.

(2) The information presented is based on a Schedule 13G filed for the year ended December 29, 1995. As of December 29, 1995, certain operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion over various institutional accounts which held in the aggregate 3,945,730 shares of Washington Mutual Common Stock. Capital Guardian Trust Company, a bank and one of such operating companies, exercised investment discretion over 2,155,600 of such shares. Capital Research and Management Company and Capital International, Inc., each a registered investment adviser, and Capital International, S.A., another operating subsidiary, had investment discretion with respect to 1,750,130, 7,690 and 32,300 of such shares, respectively. The number of shares beneficially owned by The Capital Group Companies, Inc. includes approximately 737,580 shares of Common Stock which are issuable to the shareholder upon the conversion at any time of shares of Series D Preferred held in institutional accounts over which one or more affiliates exercises investment discretion.

PRINCIPAL HOLDERS OF PREFERRED STOCK


         The following table sets forth information regarding beneficial ownership of Series D Preferred by each person known to the Company to own more than five percent of the outstanding shares of the Series D Preferred as of September 30, 1996. Each of the named shareholders has sole voting and investment power with respect to the shares shown, except as noted below. The Company knows of no person who owns more than five percent of the outstanding shares of either the Series C Preferred or the Series E Preferred as of September 30, 1996.


Name and Address of                                           Shares of Series D Preferred
Beneficial Owner                                                   Beneficially Owned              Percent of Class
----------------                                                   ------------------              ----------------
The Capital Group Companies, Inc.........................                      153,500                   11.0%
333 South Hope Street
Los Angeles, CA  90071

Safeco Asset Management..................................                      112,000                    8.0
Safeco Plaza
Seattle, WA  98185

Oppenheimer Management Corp..............................                       96,800                    6.9
3410 South Galena Street
Denver, CO  80231

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


         The following table and accompanying footnotes provides a summary of the beneficial ownership of Washington Mutual Common Stock, Series C Preferred, Series D Preferred and Series E Preferred as of September 30, 1996, by (i) directors, (ii) the Company's Chief Executive Officer, (iii) the other executive officers named in the executive compensation table set forth in Washington Mutual's proxy statement for the 1996 Annual Meeting of Shareholders, which is incorporated by reference herein, and (iv) the directors and executive officers as a group. As of September 30, 1996, none of the persons noted below beneficially owned any shares of Series D Preferred. The following summary is based on information furnished by the respective directors and officers. Each of the named directors and officers has sole voting and investment power with respect to the shares shown, except as noted below.


                                                             COMMON STOCK(1)
Name                                            Number of Shares(2)    Percent of Class
----                                            -------------------    ----------------

Douglas P. Beighle .........................          13,520(3)                *
Herbert M. Bridge ..........................          20,456(4)                *
Roger H. Eigsti ............................           7,000                   *
John W. Ellis ..............................          27,775(5)                *
Daniel J. Evans ............................          14,750(6)                *
Anne V. Farrell ............................           3,000                   *
William P. Gerberding ......................           4,835                   *
Kerry K. Killinger .........................         923,881(7)             1.28%
Lee D. Lannoye .............................          71,758(8)                *
Samuel B. McKinney .........................           4,250                   *
Michael K. Murphy ..........................           5,750(9)                *
Deanna W. Oppenheimer ......................          56,302(10)               *
Louis H. Pepper ............................         253,829                   *
William G. Reed, Jr ........................          26,375(11)               *
James H. Stever ............................           8,000(12)               *
Craig E. Tall ..............................         227,982(13)               *
S. Liane Wilson ............................         138,859(14)               *

All directors and executive officers
         as a group (18 persons)............         1,823,985(15)          2.53%

---------------
* Less than 1%


(1) Other than as set forth below, none of the above named officers and directors owned any shares of Series C Preferred or Series E Preferred as of September 30, 1996:


         Series C Preferred                                                      Number of Shares Percent of Class
         ------------------                                                      --------------------------------
                  Herbert M. Bridge....................................       200 shares       less than 1%
                  James H. Stever......................................       500 shares       less than 1%
                  All directors and executive officers as a group .....       700 shares       less than 1%


         Series E Preferred                                                      Number of Shares Percent of Class
         ------------------                                                      --------------------------------
                  Louis H. Pepper......................................     1,525 shares       less than 1%
                  All directors and executive officers as a group .....     1,525 shares       less than 1%


(2) Includes 2,000 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996 by each of Messrs. Beighle, Eigsti, Ellis, Evans, Gerberding, Murphy, Pepper, Reed and Stever and 1,000 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996 by each of Mrs. Farrell and Dr. McKinney.


(3) Includes 1,350 shares held in a Keogh Plan, 795 shares held in an Individual Retirement Account and 9,375 shares held jointly with the estate of Gwendolen A. Beighle, for which Mr. Beighle is the personal representative.

(4)      All shares are held jointly with Mr. Bridge's spouse.

(5)      Includes 24,275 shares held in a Keogh plan.

(6) Includes 5,175 shares held jointly with Mr. Evans' spouse and 7,575 shares held in a Keogh Plan, which is part of the Evans Family Revocable Trust, of which Mr. Evans and his spouse serve as co-trustees.


(7) Includes 388,917 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996.

(8) Includes 22,252 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996.


(9)      Includes 1,500 shares held jointly with Mr. Murphy's spouse.


(10) Includes 16,333 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996.


(11)     All shares are held jointly with Mr. Reed's spouse.

(12)     4,500 shares are held jointly with Mr. Stever's spouse.


(13) Includes 74,667 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996.

(14) Includes 64,166 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996.

(15) Includes, in the aggregate, 599,669 shares issuable pursuant to stock options exercisable within 60 days of September 30, 1996.


MARKET PRICES AND DIVIDENDS

         Washington Mutual Common Stock is traded on The Nasdaq Stock Market under the symbol "WAMU." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Washington Mutual Common Stock as reported on The Nasdaq Stock Market, based on published financial sources, and the dividends declared on such stock.


                                                                       Washington Mutual
                                                                         Common Stock
                                                    -----------------------------------------------------
                                                      High                 Low                 Dividends
                                                      ----                 ---                 ---------
1994         First Quarter ..................        $25.00              $19.13                 $0.16
             Second Quarter..................         21.50               18.25                  0.17
             Third Quarter...................         21.63               19.63                  0.18
             Fourth Quarter..................         20.63               15.75                  0.19
1995         First Quarter ..................         20.75               16.63                  0.19
             Second Quarter..................         24.75               20.00                  0.19
             Third Quarter...................         26.75               22.50                  0.19
             Fourth Quarter..................         29.50               24.75                  0.20
1996         First Quarter...................         32.25               27.63                  0.21
             Second Quarter..................         30.38               26.13                  0.22
             Third Quarter...................         39.25               28.50                  0.23
             Fourth Quarter (through _____            __.__               __.__                  0.__
             _____________ , 1996)...........

         As of the Record Date, there were approximately ____________ shareholders of record of Washington Mutual Common Stock and the last reported sales price per share on the Record Date was $____. On July 19, 1996, the last full day of trading before the first public announcement of the Transaction, the last reported sales price per share was $30.13. See "DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK."


DIVIDEND POLICY

         Dividends may be paid on the Common Stock as and when declared by the Washington Mutual Board out of funds legally available for the payment of dividends. Each quarter, the Washington Mutual Board considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, expected asset and deposit growth as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations.

         According to Washington law, Washington Mutual dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. Washington Mutual's ability to pay dividends is also dependent on the ability of WMBfsb, WMB and other subsidiary operations to pay dividends to Washington Mutual.

         The three series of outstanding Preferred Stock rank prior to the Common Stock and to all other classes and series of equity securities of Washington Mutual, other than any classes or series of equity securities of Washington Mutual ranking on a parity with the Preferred Stock.

         The rights of holders of Preferred Stock to receive dividends is noncumulative. Accordingly, if the Washington Mutual Board fails to declare a dividend on any dividend payment date, the holders of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date and Washington Mutual will have no obligation to pay the dividend accrued for such period, whether or not dividends are declared payable on any future dividend payment dates.

         Full dividends on Preferred Stock must be declared and paid or set apart for payment for the most recent dividend period ended before (i) any dividend (other than in Common Stock) on stock junior to the Preferred Stock ("Junior Stock") may be declared or paid or set aside for payment or other distribution made upon the Common Stock or on any other Junior Stock or (ii) Junior Stock is redeemed (or any moneys are paid to or made available for a sinking fund for the redemption of any share of any such stock) or any Junior Stock or stock on a parity with Preferred Stock ("Parity Stock") is purchased or otherwise acquired by Washington Mutual for any consideration except by conversion into or exchange for Junior Stock.

         The Washington Mutual Board may issue Preferred Stock that is entitled to such dividend rights as the Washington Mutual Board may determine, including priority over Common Stock in the payment of dividends.

                 DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK


         Washington Mutual is authorized by its Articles to issue up to 100,000,000 shares of Washington Mutual Common Stock and up to 10,000,000 shares of preferred stock, no par value per share. As described later herein, the Washington Mutual Board is recommending that the Washington Mutual Shareholders approve an amendment to the Articles to increase the number of authorized shares of Common Stock from 100,000,000 shares to 350,000,000 shares. As of June 30, 1996, there were issued and outstanding ________ shares of Washington Mutual Common Stock, 2,752,500 shares of Series C Preferred, 1,399,900 shares of Series D Preferred and 1,970,000 shares of Series E Preferred. See "PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -- INCREASE IN AUTHORIZED SHARES."


         COMMON STOCK. Each holder of Washington Mutual Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate their votes for the election of directors.

         In the unlikely event of liquidation of Washington Mutual, holders of Washington Mutual Common Stock will be entitled to receive any remaining assets of Washington Mutual, in cash or in kind, after payment of all liabilities and amounts owed with respect to Washington Mutual Preferred Stock.

         Holders of Washington Mutual Common Stock are not entitled to preemptive rights with respect to any additional shares that may be issued.

         The authorized but unissued and unreserved shares of Washington Mutual Common Stock will be available for general corporate purposes, including but not limited to possible issuance in exchange for capital notes, as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment plan, for employee benefit plans, or in a future underwritten or other public offering. Except as described above or as otherwise required to approve the transactions in which the additional authorized shares of Washington Mutual Common Stock would be issued, no shareholder approval will be required for the issuance of these shares.

         At June 30, 1996, options to purchase 1,599,254 shares of Washington Mutual Common Stock under Washington Mutual's stock option plans had been granted, but not exercised or terminated, leaving 3,155,500 shares available for further grants under such plans.

         PREFERRED STOCK. The Preferred Stock is prior to Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series C Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series C Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $2.28 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series C Preferred Stock. The Series C Preferred Stock is prior to the Washington Mutual Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series D Preferred Stock has a liquidation preference of $100.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is convertible into shares of Washington Mutual Common Stock. Dividends on the Series D Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $6.00 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series D Preferred Stock. The Series D Preferred Stock is prior to the Washington Mutual Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series E Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series E Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $1.90 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series E Preferred Stock. The Series E Preferred Stock is prior to the Common Stock as dividends and liquidation, but does not confer general voting rights.

       PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -
                          INCREASE IN AUTHORIZED SHARES


         It is a condition to Washington Mutual's obligation to consummate the Transaction that the Washington Mutual Shareholders approve an amendment to the Articles to increase the authorized shares of Common Stock. Article II of Washington Mutual's Articles currently provides that Washington Mutual has authority to issue 100,000,000 shares of Common Stock. In addition, a total of 10,000,000 shares of preferred stock are authorized. The Board of Directors has approved and recommends that the shareholders adopt an amendment to Article II of Washington Mutual's Articles to increase the number of authorized shares of Common Stock to 350,000,000. The amendment will not increase or otherwise affect the number of authorized shares of preferred stock that may be issued by Washington Mutual. The proposed amendment to the Articles would amend and restate the first sentence of Article II A to read as follows:


         The total number of shares of capital stock which the Company has authority to issue is 360,000,000 shares of which 350,000,000 shares shall be shares of common stock with no par value per share and 10,000,000 shares shall be shares of preferred stock with no par value per share.

         If approved, the amendment to Article II would be effective upon the filing of articles of amendment to the Articles with the Washington Secretary of State, which would occur promptly after the Special Meeting. The implementation of the Transaction is conditioned on, among other things, the approval of this proposal; however, this proposal is not conditioned on the consummation of the Transaction, and, if approved by the Washington Mutual Shareholders, it is the present intent of the Washington Mutual Board to implement this proposal even if the Transaction is not consummated.

CURRENT CAPITALIZATION

         The primary reasons for the proposed increase in the number of authorized shares are to make sufficient shares available for issuance in connection with the Transaction and to provide additional available shares for use in future transactions. As of the Record Date, Washington Mutual had a total of _____________ shares issued and outstanding and an aggregate of _____________ shares reserved for issuance upon the exercise of outstanding stock options and upon the issuance of additional stock options under Washington Mutual's 1994 Stock Option Plan. As of that date, Washington Mutual had also set aside 5,418,876 unissued shares of Common Stock for issuance upon conversion of the Series D Preferred. In addition, in connection with the merger of a Utah-based bank, the Company will issue additional shares of Common Stock with aggregate market value of approximately $15 million. Assuming an average price of $35.00 per share, Washington Mutual will issue approximately 428,572 shares of Common Stock in connection with such merger. Consequently, ____________ shares of Common Stock are authorized, unissued and not reserved for issuance.


         Assuming shareholder approval of the Transaction and the proposed amendment to the Articles to increase the number of authorized shares of Common Stock, Washington Mutual will issue 47,883,333 shares of the additionally authorized Common Stock in connection with the Transaction, 8 million shares of which will be delivered to the Escrow Agent pursuant to the Escrow Agreement.


         The Washington Mutual Board believes that having additional shares of Common Stock authorized and available for issuance at the Washington Mutual Board's discretion is in the best interest of Washington Mutual and its shareholders and would provide several long-term advantages to Washington Mutual and its shareholders. Washington Mutual would have greater flexibility in considering future actions involving the issuance of stock and in determining the Company's proper capitalization, such as through stock dividends or splits and other employee and shareholder distributions. Additional authorized shares could also be used to raise cash through sales of stock to public and private investors. The Washington Mutual Board also would have greater flexibility to authorize the Company to pursue additional acquisitions that involve the issuance of stock and that the Washington Mutual Board believes provide the potential for growth and profit.


CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

         In certain circumstances, an increase in the authorized shares of Common Stock could be used to enhance the Washington Mutual Board's bargaining capability on behalf of Washington Mutual's shareholders in a takeover situation and could render more difficult or discourage a merger, tender offer or proxy contest. Similarly, an increase in the authorized shares of Common Stock could have an anti-takeover effect in that such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of Washington Mutual. Washington Mutual is not aware of any present efforts to gain control of Washington Mutual or to organize a proxy contest. If such proposal was presented, management would make a recommendation based upon the best interests of Washington Mutual's shareholders.


         In the event the proposal to increase the number of authorized shares of Common Stock is approved, further shareholder approval of the issuance of the 250 million additional shares of Common Stock will not be sought prior to such issuance unless such issuances relate to a merger, consolidation or other transaction that otherwise requires shareholder approval. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights.


         Other than the 47,883,333 shares to be issued pursuant to the Transaction and except as otherwise described in this Proxy Statement, Washington Mutual has no present plans to issue additional shares of Common Stock. The proposed increase in the number of authorized shares will not change the number of shares currently outstanding or the rights of the holders of such stock.

CERTAIN ANTI-TAKEOVER PROVISIONS IN WASHINGTON MUTUAL'S ARTICLES AND BYLAWS

         The Articles and bylaws of Washington Mutual currently contain provisions that may assist the Washington Mutual Board in resisting, or enabling the Washington Mutual Board to resist, a takeover attempt it does not consider beneficial to Washington Mutual. These provisions are designed to inhibit hostile takeovers and encourage potential acquirors to negotiate with the Washington Mutual Board. The possible effect of these provisions may be to delay, defer, or prevent a change in control of Washington Mutual.

         AUTHORITY TO ISSUE PREFERRED STOCK. The Washington Mutual Board is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. Washington Mutual has no present plans to issue any additional shares of preferred stock.

         NO CUMULATIVE VOTING. The Articles do not provide for cumulative voting. As a result, to be ensured of representation on the Washington Mutual Board, a shareholder must control the votes of a majority of the shares present and voting at a shareholders' meeting at which a quorum is present. In addition, the Articles provide that a transaction is not void or voidable solely by virtue of the interested status of a director in such a transaction, if the relationship is known or disclosed and a sufficient number of disinterested directors, at a meeting at which a quorum is present, approve the transaction.

         CLASSIFIED BOARD OF DIRECTORS. Article IV of the Articles provides that the Washington Mutual Board is to be divided into three classes as nearly equal in number as possible. A classified board of directors could make it more difficult for Washington Mutual shareholders, including those holding a majority of the outstanding Common Stock, to force an immediate change in the composition of the majority of the Washington Mutual Board.

         APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION. Article IX of Washington Mutual's Articles provides that if, pursuant to the WBCA, Washington Mutual's shareholders are required to approve a merger and if two-thirds of the Washington Mutual Board vote to recommend the merger to the Washington Mutual shareholders, then the merger may be approved by a vote of the Washington Mutual shareholders holding a majority of the outstanding voting shares.

         In addition, Article XI of the Articles prohibits, except under specified circumstances, Washington Mutual (or any subsidiary of Washington Mutual) from engaging in certain significant business transactions with a "Major Stockholder" (defined as a person who, without the prior approval of the Washington Mutual Board, acquires beneficial ownership of five percent or more of the votes held by the holders of the outstanding shares of Washington Mutual's voting stock). Prohibited transactions include, among others, any merger with, disposition of assets to, acquisition by Washington Mutual of the assets of, issuance of securities of Washington Mutual to, or acquisition by Washington Mutual of securities of a Major Stockholder, or any reclassification of the voting stock of Washington Mutual or of any subsidiary beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, split off or split up of Washington Mutual or any subsidiary. The above prohibitions do not apply, in general, if the specific transaction is approved by a supermajority vote of either the Washington Mutual Board or the holders of voting stock owned other than by any Major Stockholder. The Articles also provide that during the time a Major Stockholder exists, Washington Mutual may voluntarily dissolve only upon the unanimous consent of its stockholders or an affirmative vote of at least two-thirds of its directors and the holders of at least two-thirds of both the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any. Amendments to this Article XI require the affirmative vote of 95% of Washington Mutual shareholders holding voting stock beneficially owned by stockholders other than any Major Stockholder.

         SHAREHOLDER RIGHTS PLAN. Washington Mutual has assumed the shareholder rights plan adopted by WMSB in 1990. Under the plan, each share of Common Stock has attached to it a right to purchase an additional share of Common Stock. The rights have certain antitakeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire Washington Mutual on terms not approved by the Washington Mutual Board, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of Washington Mutual.

         The rights are not exercisable until the tenth day after a party acquires beneficial ownership of 20 percent or more of the outstanding Common Stock or commences or publicly announces for the first time a tender offer to do so. Each right entitles the holder to purchase one share of Common Stock for an exercise price that is currently $26.67 per share. In the event, among certain other specified events, that an acquiring party thereafter gains control of 30 percent or more of the Common Stock, any rights held by that party will be void and, for the next 60 days, all other holders of rights can receive that number of shares of Common Stock having a market value of two times the exercise price of the right. The rights, which expire on October 16, 2000, may be redeemed by Washington

Mutual for $0.0044 per right prior to being exercisable. Until a right is exercised, the holder of that right will have no rights as a shareholder of Washington Mutual, including, without limitation, the right to vote or to receive dividends.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                              INDEPENDENT AUDITORS

         The consolidated statements of financial position of Washington Mutual and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated in this Proxy Statement by reference to Washington Mutual's Annual Report to Shareholders for the year ended December 31, 1995, including the Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report with respect thereto.

         The consolidated balance sheets of Keystone Holdings and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report with respect thereon. Such financial statements have been included in reliance upon the report of KPMG Peat Marwick LLP.

         It is expected that representatives of Deloitte & Touche LLP will be present at the Special Meeting to respond to appropriate questions of Washington Mutual Shareholders and to make a statement if they desire.

                              AVAILABLE INFORMATION

         Washington Mutual is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Washington Mutual with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including the Company, with the Commission at http://www.sec.gov. In addition, material filed by Washington Mutual can be inspected at the offices of the National Association of Securities Dealers, Inc., Report Section , 1735 K Street, N.W., Washington, D.C. 20006.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE UPON REQUEST TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT IS DELIVERED, WITHOUT CHARGE, UPON REQUEST TO WASHINGTON MUTUAL, INVESTOR RELATIONS, WASHINGTON MUTUAL, INC., WASHINGTON MUTUAL TOWER, 1201 THIRD AVENUE, 12TH FLOOR, SEATTLE, WASHINGTON 98101 (TELEPHONE NUMBER (206) 461-3187). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY ________________, 1996.

         No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Keystone Holdings, Washington Mutual or any other person. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is not lawful to make any such offer or solicitation in such jurisdiction.

         Neither the delivery of this Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Keystone Holdings or Washington Mutual since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

         All information contained in this Proxy Statement relating to Washington Mutual and its subsidiaries has been supplied by Washington Mutual and all information herein relating to KHP and Keystone Holdings and its subsidiaries has been supplied by KHP and Keystone Holdings, respectively.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC by Washington Mutual pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement:

         1. Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995;

         2. Washington Mutual's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         3. Washington Mutual's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;


         4.       Washington Mutual's Current Report on Form 8-K dated March 15,
                  1996;

         5. Washington Mutual's Current Report on Form 8-K dated July 22, 1996; and

         6. Washington Mutual's Current Report on Form 8-K dated October ___, 1996.


         All documents and reports filed by Washington Mutual pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The information relating to Washington Mutual contained in this Proxy Statement does not purport to be complete and should be read together with the information in the documents that accompany this Proxy Statement and the additional documents that are incorporated by reference herein.

                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company no later than January 15, 1997. Proposals may be mailed to the Company, to the attention of the Secretary, 1201 Third Avenue, Suite 1503, Seattle, Washington 98101.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Washington Mutual Board knows of no matters to be brought before the Special Meeting other than those specifically listed in the Notice of Special Meeting of Washington Mutual Shareholders. However, if any other matters should properly come before the Special Meeting, the proxy holders will vote the proxies on such matters in accordance with the determination of the Washington Mutual Board.

The Washington Mutual Board urges each Washington Mutual Shareholder, whether or not he or she intends to be present at the Special Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        OF WASHINGTON MUTUAL, INC.

Seattle, Washington                     William L. Lynch
__________________, 1996                Secretary

                             WASHINGTON MUTUAL, INC.
                      1201 Third Avenue, Seattle, WA 98101


       PROXY FOR THE DECEMBER _____, 1996 SPECIAL MEETING OF SHAREHOLDERS


  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WASHINGTON MUTUAL, INC.


         The undersigned shareholder(s) of Washington Mutual, Inc. (the "Company"), hereby appoints William L. Lynch and Marc R. Kittner, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on October 24, 1996, at the Special Meeting of Shareholders to be held at 10:00 a.m., December 10, 1996, and at any and all adjournments thereof.


1. APPROVAL OF THE TRANSACTION pursuant to which Washington Mutual will merge with Keystone Holdings, Inc. ("Keystone Holdings") and the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB") will be wholly-owned subsidiaries of Washington Mutual. Approval of the Transaction includes approval of:
         (i) the Merger Agreement and the form of the Plan of Merger included therein ("Merger Agreement") between Keystone Holdings Partners, L.P. the sole shareholder of Keystone Holdings ("KHP") and Washington Mutual, among others; (ii) the Warrant Exchange Agreement between Washington Mutual, KHP and the Federal Deposit Insurance Corporation, as manager of the Federal Savings and Loan Insurance Corporation Resolution Fund (the "FRF"), among others; (iii) certain other agreements described in the Proxy Statement relating to registration rights and escrow requirements; and (iv) the issuance by Washington Mutual of 47,883,333 shares of Common Stock as follows: 25,883,333 shares to KHP; 14,000,000 shares to the FRF and 8,000,000 shares to an escrow for the benefit of KHP and the FRF.

      /_/ FOR                 /_/ AGAINST                /_/ ABSTAIN


2. APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION to increase the number of authorized shares of Common Stock from 100,000,000 to 350,000,000.


      /_/ FOR                 /_/ AGAINST                /_/ ABSTAIN

3.    SPECIAL MEETING R.S.V.P:

      I/WE      /_/  WILL     /_/  WILL NOT be attending the Special Meeting.

                 _________   (enter number of people attending).

      Shares represented by all properly completed, dated and executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS.

                              Dated:____________________________________ , 1996


                              _________________________________________________
                              Signature(s)


                              _________________________________________________

                              Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                             WASHINGTON MUTUAL, INC.
                      1201 Third Avenue, Seattle, WA 98101


       PROXY FOR THE DECEMBER _____, 1996 SPECIAL MEETING OF SHAREHOLDERS


  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WASHINGTON MUTUAL, INC.


      The undersigned shareholder(s) of Washington Mutual, Inc. (the "Company"), hereby appoints William L. Lynch and Marc R. Kittner, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Preferred Stock of the Company held of record by the undersigned on October 24, 1996, at the Special Meeting of Shareholders to be held at 10:00 a.m., December 10, 1996, and at any and all adjournments thereof.

1. APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION to increase the number of authorized shares of Common Stock from 100,000,000 to 350,000,000


      /_/ FOR                 /_/ AGAINST                /_/ ABSTAIN

2.    SPECIAL MEETING R.S.V.P:

      I/WE      /_/  WILL     /_/  WILL NOT be attending the Special Meeting.

                 _________   (enter number of people attending).

      Shares represented by all properly completed, dated and executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEM 1 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS.

                              Dated:_____________________________________, 1996


                              _________________________________________________
                              Signature(s)


                              _________________________________________________

                              Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                                   APPENDIX A


                 INFORMATION CONCERNING KEYSTONE HOLDINGS, INC.




                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----


GENERAL  ..................................................................      A-2
     Lending Activities....................................................      A-3
     Investing Activities..................................................      A-7
     Funding Activities....................................................      A-9
     Asset Liability Management............................................     A-11
     Taxation .............................................................     A-11
     Properties............................................................     A-11
     Legal Proceedings.....................................................     A-11
     Management............................................................     A-12
     Keystone Holdings Common Stock; Dividends.............................     A-14

KEYSTONE HOLDINGS..........................................................     A-15
     General  .............................................................     A-15
     The 1988 Acquisition..................................................     A-16
     The Warrants..........................................................     A-18

REGULATION AND SUPERVISION.................................................     A-18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS OF KEYSTONE HOLDINGS....................................     A-19
     Summary Financial Information for Keystone Holdings...................     A-19
     Financial Condition...................................................     A-19
     Originations..........................................................     A-21
     Credit Quality........................................................     A-22
     Deposits and Other Borrowings.........................................     A-28
     Results of Operations.................................................     A-29
     Capital Regulations and Requirements..................................     A-38
     Asset/Liability Management............................................     A-39
     Liquidity and Capital Resources.......................................     A-41

                                     GENERAL



         The following discussion regarding Keystone Holdings, Inc. and its principal subsidiary, American Savings Bank F.A., should be read in conjunction with the Consolidated Financial Statements of Keystone Holdings, Inc. and Subsidiaries and the notes thereto, and the Condensed Consolidated Financial Statements of Keystone Holdings, Inc. and Subsidiaries and the notes thereto, which are included in this Proxy Statement as Appendix B.

          Keystone Holdings, Inc. is a holding company whose principal operating subsidiary is American Savings Bank, F.A., a California-based federally chartered savings bank ("ASB"). Keystone Holdings, Inc., together with its consolidated Subsidiaries, including ASB, is referred to herein as "Keystone Holdings." Keystone Holdings had consolidated assets of $20.5 billion, deposits of $12.7 billion and stockholder's equity of $550.4 million at June 30, 1996. For the six months ended June 30, 1996 and 1995, Keystone Holdings recorded net interest income of $237.6 million and $165.7 million, respectively, and net earnings of $53.6 million and $25.5 million, respectively. ASB had assets of $20.4 billion, deposits of $12.7 billion and stockholder's equity of $1.2 billion at June 30, 1996. ASB is one of the largest originators of single-family adjustable-rate mortgages ("ARMs") in California. Single-family ARM originations for the six-month period ended June 30, 1996 and for the year ended December 31, 1995 were $1.3 billion and $2.8 billion, respectively. For the six months ended June 30, 1996 and 1995, ASB recorded net interest income of $251.8 million and $181.8 million, respectively, and net earnings of $93.6 million and $62.5 million, respectively. At June 30, 1996, ASB's capital levels qualified it as "well- capitalized," the highest of the five categories under applicable regulatory definitions. See "KEYSTONE HOLDINGS -- General."

         ASB's deposits are insured by the Savings Association Insurance Fund (the "SAIF") which is administered by the Federal Deposit Insurance Corporation (the "FDIC"). It is a member of, and borrower from, the Federal Home Loan Bank (the "FHLB") of San Francisco and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS").

          The principal business of ASB consists of attracting funds in the form of retail deposits through its branches through borrowings, and investing those funds in single-family mortgage loans. ASB also originates a smaller volume of multi-family residential loans (the majority of which are secured by properties with 36 or fewer units) and loans secured by mobile home parks, which are classified as commercial mortgage loans. ASB also has a limited portfolio of other commercial mortgage loans, which were acquired from ASB's predecessor institution. In addition, ASB owns subsidiary service corporations that engage in securities and insurance brokerage. ASB's distribution network at June 30, 1996 consisted of 158 branches and 62 loan origination offices, located in California except for a loan origination office, located in Phoenix, Arizona. ASB expects to open three additional loan origination offices, one each in Las Vegas, Nevada and Denver and Boulder, Colorado prior to year end 1996. The California branches and loan origination offices are concentrated in the Los Angeles and San Francisco metropolitan areas. A majority of ASB's loan origination offices are located in close proximity to ASB's branch offices.


         ASB's principal loan products are single-family residential ARMs that reprice monthly to a predetermined margin over the Weighted Average Cost of Funds Index for the Eleventh District Savings Institutions ("COFI"). Such originations are funded primarily through ASB's deposit base. ASB manages interest rate risk by seeking to closely match the duration and repricing periods of its assets and liabilities. By concentrating its loan origination activities on COFI ARMs with monthly interest rate adjustments, ASB generates interest-earning assets while managing interest rate risk. ASB also offers fixed-rate and Treasury-indexed ARM loans. ASB sells substantially all of its fixed-rate and non-COFI ARM originations immediately after funding.

         The FHLB of San Francisco makes loans (advances) to members under policies and procedures established by its Board of Directors. As a member of the FHLB of San Francisco, ASB must maintain an investment in FHLB stock equal to the greatest of: (a) 1.0% of its net residential mortgages, (b) 5.0% of outstanding FHLB advances and letters of credit from the FHLB or (c) 0.3% of unconsolidated assets. At June 30, 1996 and December 31, 1995, ASB was in compliance with this requirement, with investments in FHLB stock of $180.3 million and $159.9 million, respectively.

         At June 30, 1996, ASB's capital exceeded all currently applicable regulatory capital requirements and the requirements for being a well-capitalized institution, as indicated in the table below:

                                                                             Minimum    Well-Capitalized
         Ratio                                                Actual       Requirement     Requirement
         -----                                                ------       -----------  ----------------
   Tangible capital to adjusted total assets...........          5.41%         1.50%           n/a
   Core capital to adjusted total assets...............          5.42          3.00(1)        5.00
   Core capital to risk-weighted assets................          9.26          4.00(2)        6.00
   Total risk-based capital to risk-weighted assets....         10.74          8.00          10.00

    ----------------
    (1) Under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an institution is subject to regulatory sanctions if its core capital ratio is less than 4.00%.
    (2) Adequately capitalized standard under the prompt corrective standards of FDICIA.

         Keystone Holdings and ASB were formed to effect the December 1988 acquisition (the "1988 Acquisition") of certain assets and liabilities of the failed savings and loan association subsidiary (the "Failed Association") of Financial Corporation of America. The 1988 Acquisition utilized a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans and fixed assets. New West Federal Savings and Loan Association ("New West"), the "bad bank," was formed to acquire the Failed Association's underperforming and certain other assets, with a view towards their liquidation. New West is a wholly-owned subsidiary of New American Holdings, Inc. ("New Holdings"), which is a wholly-owned subsidiary of Keystone Holdings. Although Keystone Holdings beneficially owns the stock of New West through New Holdings, it does not have a financial interest in New West because of certain contractual provisions with, and indemnifications by, the FDIC as manager of the FSLIC Resolution Fund (the "FRF"). Therefore, New West is not included in the Consolidated Financial Statements of Keystone Holdings. Steps are currently being taken to effect the divestiture of New West and it is a condition to closing of the merger of Keystone Holdings and Washington Mutual, Inc. (the "Transaction") that the stock of New West, together with any obligations and liabilities related to New West, be transferred or assumed by an entity not being acquired by Washington Mutual, Inc. ("Washington Mutual") as a result of the Transaction. See "PROXY STATEMENT -- THE TRANSACTION -- Conditions to the Transaction."


         The operations of ASB are significantly influenced by general economic conditions, the related monetary, fiscal and regulatory policies of the federal government and by the policies of the OTS, the FDIC, and the FHLB. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market interest rates. Similarly, loan origination volume and the level of prepayments on receivables are affected by market interest rates on loans, as well as additional factors that affect the supply of and demand for housing and the availability of funds.

LENDING ACTIVITIES


         Keystone Holdings, through ASB, originates receivables using three primary distribution channels: residential loan centers, income-property loan centers, and a state-wide network of independent residential mortgage brokers. Both residential and income-property loan centers are staffed with commissioned employees of ASB. In recent years, ASB has strengthened its relationships with wholesale independent mortgage brokers by offering a competitive product line that has allowed brokers to broaden their customer base. Loan production agents are not involved in the appraisal or underwriting functions. The value of property pledged as collateral for a mortgage loan is determined by an appraiser who generally is an employee of ASB. In areas where ASB does not have appraisal staff, appraisers approved by ASB's Board of Directors are used. All appraisers used by ASB meet applicable regulatory requirements. Salaried underwriters or loan officers of ASB must approve loans on residential properties (single and multi-family) according to lending guidelines established by ASB's Board of Directors. Loan production from the independent residential mortgage brokers is subject to the same underwriting standards as loan production from ASB's loan centers.

         Keystone Holdings' receivable portfolio consists principally of loans secured by single-family real estate. The following table summarizes the composition of Keystone Holdings' receivable portfolio on the dates indicated:

                                              June 30,                            December 31,
                                      ------------------------  --------------------------------------------------
                                                1996                      1995                      1994
                                      ------------------------  ------------------------  ------------------------
                                                    Percentage                Percentage                Percentage
                                         Amount      of Total      Amount      of Total      Amount      of Total
                                      -----------   ----------  -----------   ----------  -----------   ----------
                                                                  (dollars in thousands)
Real estate receivables:
  Single-family
    Adjustable ...................    $10,769,464      83.13%   $ 9,235,248      81.79%   $ 9,539,309      74.32%
    Fixed ........................        268,832       2.08        208,841       1.85        162,861       1.27
  Multi-family
    Adjustable ...................      1,422,469      10.98      1,342,563      11.89      2,529,120      19.70
    Fixed ........................         55,772       0.43         56,462       0.50         66,414       0.52
  Commercial, industrial and land         352,246       2.72        359,537       3.18        441,980       3.44
  Equity loans (1) ...............         44,332       0.34         46,122       0.41         49,643       0.39
  Construction ...................           --          --             --         --             --         --
                                      -----------     ------    -----------     ------    -----------     ------
    Total real estate receivables      12,913,115      99.68     11,248,773      99.62     12,789,327      99.64
Other receivables:
  Deposit certificates ...........         21,121       0.16         21,582       0.19         24,472       0.19
  Credit card ....................          2,809       0.02          3,003       0.03          2,897       0.02
  Other ..........................         17,398       0.14         18,156       0.16         19,071       0.15
                                      -----------     ------    -----------     ------    -----------     ------
    Total other receivables ......         41,328       0.32         42,741       0.38         46,440       0.36
                                      -----------     ------    -----------     ------    -----------     ------
      Total gross receivables ....    $12,954,443     100.00%   $11,291,514     100.00%   $12,835,767     100.00%
                                      ===========     ======    ===========     ======    ===========     ======


                                                                     December 31,
                                      ---------------------------------------------------------------------------
                                                1993                     1992                      1991
                                      -----------------------  ------------------------  ------------------------
                                                   Percentage                Percentage                Percentage
                                         Amount     of Total      Amount      of Total      Amount      of Total
                                      -----------  ----------  -----------   ----------  -----------   ----------

Real estate receivables:
  Single-family
    Adjustable ...................    $ 6,796,988     67.65%   $ 7,012,321      70.77%   $ 5,905,566      67.83%
    Fixed ........................        304,837      3.03        341,713       3.45        624,132       7.17
  Multi-family
    Adjustable ...................      2,171,648     21.61      1,707,545      17.23      1,252,144      14.38
    Fixed ........................         82,834      0.82         95,841       0.97         84,868       0.97
  Commercial, industrial and land         426,908      4.25        456,230       4.60        519,869       5.97
  Equity loans (1) ...............         58,302      0.58         71,743       0.72         89,736       1.03
  Construction ...................          2,991      0.04          2,991       0.03          2,991       0.03
                                      -----------    ------    -----------     ------    -----------     ------
    Total real estate receivables       9,844,508     97.98      9,688,384      97.77      8,479,306      97.38
Other receivables:
  Deposit certificates ...........         31,024      0.31         39,693       0.40         53,699       0.62
  Credit card ....................        151,871      1.51        158,476       1.60        149,428       1.72
  Other ..........................         20,129      0.20         22,561       0.23         24,076       0.28
                                      -----------    ------    -----------     ------    -----------     ------
    Total other receivables ......        203,024      2.02        220,730       2.23        227,203       2.62
                                      -----------    ------    -----------     ------    -----------     ------
      Total gross receivables ....    $10,047,532    100.00%   $ 9,909,114     100.00%   $ 8,706,509     100.00%
                                      ===========    ======    ===========     ======    ===========     ======


----------------
(1)   All equity loans are secured by residential real estate.



         Keystone Holdings' mortgage portfolio is almost exclusively within California. The following table summarizes the real estate receivable portfolio by certain geographic areas on the dates indicated:


                                              June 30,                            December 31,
                                     ------------------------  --------------------------------------------------
                                               1996                       1995                     1994
                                     ------------------------  ------------------------  ------------------------
                                                   Percentage                Percentage                Percentage
                                        Amount      of Total      Amount      of Total      Amount      of Total
                                     -----------   ----------  -----------   ----------  -----------   ----------
                                                                (dollars in thousands)
Los Angeles County ............      $ 3,930,640      30.44%   $ 3,494,217      31.06%   $ 4,028,411      31.50%
San Francisco Bay Area ........        4,156,423      32.19      3,537,474      31.45      3,680,469      28.78
Orange County .................        1,438,278      11.14      1,285,570      11.43      1,256,836       9.83
Other California Counties .....        3,292,603      25.50      2,867,455      25.49      3,492,578      27.31
Other States ..................           95,171       0.73         64,057       0.57        331,033       2.58
                                     -----------     ------    -----------     ------    -----------     ------
  Total Real Estate Receivables      $12,913,115     100.00%   $11,248,773     100.00%   $12,789,327     100.00%
                                     ===========     ======    ===========     ======    ===========     ======

         Single-Family Mortgages. A substantial portion of Keystone Holdings' lending activity consists of the origination and acquisition of loans secured by single-family residences. Over 70.3% of the single-family mortgage loans originated by Keystone Holdings during the six months ended June 30, 1996 were secured by owner-occupied properties and had loan-to-value ratios of less than 80% based on appraisals at the time of origination.

         Keystone Holdings offers an array of mortgage products with varying maturities and repricing characteristics. Primary products include COFI ARMs that adjust monthly with maturities up to a maximum of 40 years, mortgages that have a fixed initial rate for up to five years and then reprice monthly until maturity, and fixed-rate 15, 20 and 30 year mortgages. Keystone Holdings' 30 and 40 year mortgages have historically remained outstanding for substantially shorter periods than the loan term due to borrower prepayments and refinancings. See APPENDIX B -- Note 5, "Receivables," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information regarding the contractual loan repayment schedule of the receivable portfolio.


         The June 30, 1996 gross receivable balance consisted of 97.17% ARMs and 2.83% fixed-rate receivables. The majority of the ARMs adjust monthly to a predetermined margin over COFI.


         The monthly payment on substantially all of Keystone Holdings' ARMs adjusts annually with the adjustment limited to 7.5% per year (except at the end of each five-year interval during the life of the loan, when the payment may be adjusted by more than 7.5% to assure that the loan will amortize over the remaining term) thereby protecting borrowers from unlimited payment increases. These protections for borrowers can result in monthly payments that are greater or less than the amount necessary to amortize the mortgage by its maturity at the interest rate in effect for any particular month. In the event that a monthly payment is not sufficient to pay the interest accruing on a mortgage, the shortage is added to the principal balance and is repaid through future monthly payments. This is referred to as negative amortization. An increase in interest rates tends to increase the outstanding loan principal arising from negative amortization. The portion of outstanding loan principal resulting from negative amortization was $22.0 million, $13.3 million and $2.9 million at June 30, 1996 and December 31, 1995 and 1994, respectively.

         Keystone Holdings requires title insurance on all liens on real property securing loans and also requires that fire and casualty insurance be maintained on properties in an amount at least equal to the total of Keystone Holdings' loans plus all prior liens on the property or the replacement cost of the property, whichever is less.

         Under federal regulations, a real estate loan may not exceed the appraised value of the property at the time of origination. In addition, savings associations are required by regulation to adopt written policies that establish appropriate limits and standards for real estate loans and to consider certain regulatory guidelines in establishing these policies. These guidelines specify that savings associations should not originate any commercial, multi-family or nonowner-occupied 1-to-4 family mortgage loan with an initial loan-to-value ratio in excess of 85%. The guidelines further provide that savings associations should not originate any owner-occupied 1-to-4 family mortgage loan with a loan-to-value ratio that equals or exceeds 90% at origination, unless such loan is protected by an appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral. These real estate lending guidelines recognize that it may be appropriate for a savings association to originate mortgage loans with loan-to-value ratios exceeding these specified levels, provided that the aggregate amount of all loans in excess of these limits does not exceed a specified level of such association's total capital and such loans are identified in the association's records and reported at least quarterly to its board of directors. Keystone Holdings' real estate lending policies and real estate loans comply with these requirements.


         Multi-Family and Commercial Mortgages. The risks associated with multi-family and commercial lending are typically greater than those associated with residential single-family mortgage lending. The former typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, payments on loans secured by such properties are usually dependent on the cash flows generated from the related real estate project and therefore may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy. During the first six months of 1996 and in 1995, multi-family originations represented approximately 5.2% and 6.4%, respectively, of total loan originations (by principal balance).


         The commercial loans originated by Keystone Holdings during the first six months of 1996 and 1995 were restricted to loans secured by mobile home parks and refinances of existing loans. Commercial originations represented approximately 0.3 percent and 0.2 percent of total loan originations (by principal balance) during the six months ending June 30, 1996 and 1995, respectively.


         The following table summarizes the balance of multi-family, commercial, industrial, and land receivables by collateral type on the dates indicated:

                                      June 30,                            December 31,
                             ------------------------  --------------------------------------------------
                                       1996                       1995                     1994
                             ------------------------  ------------------------  ------------------------
                                           Percentage                Percentage                Percentage
                                Amount      of Total      Amount      of Total      Amount      of Total
                             -----------   ----------  -----------   ----------  -----------   ----------
                                                        (dollars in thousands)

Multi-family ..........      $1,478,241      80.76%   $1,399,025      79.56%   $2,595,534      85.45%
Office buildings (1) ..         131,517       7.18       137,441       7.82       206,135       6.79
Retail stores .........          73,145       3.99        75,446       4.29        95,293       3.14
Manufacturing/wholesale
  warehouses ..........          36,359       1.99        39,396       2.24        44,018       1.45
Mobile home parks .....         104,861       5.73       101,712       5.78        86,799       2.86
Other .................           6,364       0.35         5,542       0.31         9,735       0.31
                             ----------     ------    ----------     ------    ----------     ------
    Total .............      $1,830,487     100.00%   $1,758,562     100.00%   $3,037,514     100.00%
                             ==========     ======    ==========     ======    ==========     ======


----------------


(1) $0.6 million, $2.8 million and $46.8 million of these receivables were covered by government credit support at June 30, 1996 and at December 31, 1995 and 1994, respectively.


         Under applicable regulations, a savings association may invest in commercial real estate loans up to 400.0% of its total risk-based capital. ASB was in compliance with this limitation at June 30, 1996. The amount of multi-family lending and single-family lending is not limited by federal regulation.


         Consumer Receivables. Keystone Holdings has originated various types of consumer loans generally consisting of unsecured lines of credit and loans that are secured by personal property. These loans historically have been provided as a service to Keystone Holdings' existing customers and have not represented a significant portion of Keystone Holdings' business. In the first quarter of 1994, Keystone Holdings sold the majority of its credit card portfolio for a gain of approximately $25.0 million.

         Receivables Held-for-Sale. Keystone Holdings had designated $42.1 million of receivables as held-for-sale at June 30, 1996. The held-for-sale portfolio at June 30, 1996 primarily consisted of single-family fixed-rate receivables. The buyers of receivables sold by Keystone Holdings are primarily the Federal National Mortgage Association (the "FNMA") and, to a lesser extent, the Federal Home Loan Mortgage Corporation (the "FHLMC").

         At the time of sale, Keystone Holdings retains the servicing for substantially all of the loans it sells and, in turn, receives servicing fees. Servicing activities include collecting and remitting loan payments, inspecting the properties and ensuring that insurance and tax payments are made on behalf of the borrowers. At June 30, 1996 and at December 31, 1995, Keystone Holdings serviced $15.7 billion and $16.2 billion of receivables for investors, respectively. Although most receivables are sold servicing retained, Keystone Holdings has sold certain receivables servicing released.


         Keystone Holdings hedges certain of its mortgage commitments in an effort to manage its exposure to movements in interest rates. Depending on the level of the commitments hedged and actual movements in interest rates, Keystone Holdings may incur gains or losses upon disposition of these assets in the secondary market. The results of these activities are included in "Other Income and Expense" in the Consolidated Statements of Earnings.
See "APPENDIX B."


         Receivables Held-to-Maturity. Receivables not designated by management as held-for-sale are classified as held-to-maturity with the intent of holding these receivables to maturity. At June 30, 1996, Keystone Holdings' receivables consisted primarily of single-family ARMs and, to a lesser extent, multi-family, commercial and consumer loans.

         Mortgage-Backed Securities. Total net mortgage-backed securities decreased to $6.3 billion at June 30, 1996 from $7.0 billion at December 31, 1995. Substantially all mortgage-backed securities held by Keystone Holdings are collateralized by mortgages originated and securitized by Keystone Holdings for purposes of diversifying credit risk, increasing liquidity and creating collateral for borrowings.

         Delinquent Receivables and Non-Performing Assets. When a borrower fails to make a scheduled payment, the related receivable is classified as delinquent. If the delinquency is not cured (through receipt of payments due or, in certain instances, through formal modifications or restructurings), Keystone Holdings sends a notice of intent to foreclose on approximately the 35th day of delinquency, records a notice of default and commences foreclosure proceedings on the 65th day of delinquency.

         The procedural steps necessary for foreclosure vary from state to state, but generally if the loan is not reinstated within a certain period specified by statute, the property securing the loan can be acquired by the lender. In most cases, a lender is not permitted under California law to obtain a deficiency judgment against the borrower if the property is insufficient to cover the balance owed on the loan. While deficiency judgments are available in several of the other states in which Keystone Holdings has loans, it generally relies on the underlying real property to satisfy foreclosed loans.


         Interest is not recognized on receivables that are 90 days or more contractually delinquent or where collection is less than probable ("nonaccrual receivables"). Interest income is subsequently recognized on these receivables only to the extent that payments are received.


         Classification of Assets. Savings associations are required to review and classify receivables and other assets according to risk on a regular basis. An association generally classifies an asset, or a portion thereof, as "substandard" if it has a well-defined weakness and is characterized by the distinct possibility that the association will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have the weaknesses inherent in those classified substandard, with the added characteristic that collection or liquidation in full on the basis of currently existing facts is highly questionable and improbable. Those assets that are classified as "loss" have been considered to be uncollectible. Any portion of an asset that is classified as loss must have either a specific valuation allowance equal to 100.0% of the balance classified as loss or be charged off. In addition, an asset that does not currently warrant classification as substandard but that demonstrates weaknesses or deficiencies deserving close attention is required to be designated as "special mention." Keystone Holdings monitors the level of assets within each category and utilizes this information as one of the factors in determining the appropriate level of credit allowances.

         Allowance for Credit Losses. Keystone Holdings establishes general loss allowances on the outstanding portfolio and, where appropriate, specific loss allowances on individual receivables. Specific loss allowances are provided when an impairment of value which is deemed other than temporary is identified on an individual receivable. Factors management considers when assessing the adequacy of the allowance for credit losses include, but are not limited to, the nature and value of the underlying collateral, the loan delinquency status, historical and projected loss experience on foreclosed properties and the level and trend of classified assets. As management utilizes information currently available to make such an assessment, the allowance for credit losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. Additionally, various regulatory agencies, as an integral part of their regular examination process, review the allowance for estimated losses. These agencies may require additions to the allowance based on their judgments of information available to them at the time of their examination. See APPENDIX B -- Note 6, "Allowance for Credit Losses," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information on the allowance for credit losses.


INVESTING ACTIVITIES

         Applicable regulations require that ASB maintain a balance of assets that are invested in certain eligible liquid investments. ASB maintains a portfolio of investment securities in order to meet liquidity requirements and to fulfill short-term cash needs. ASB's investment portfolio is managed to emphasize liquidity, to preserve capital and to minimize credit risk.

         The following tables summarize Keystone Holdings' investment securities classified as available-for-sale on the dates indicated (in thousands):

                                                          June 30, 1996
                                           -------------------------------------------
                                                              Gross
                                                           Unrealized
                                           Amortized   -------------------      Fair
                                             Cost        Gain       Loss        Value
                                           --------    -------    --------    --------

             U.S. government and agency
               obligations ............    $123,418    $  --      $ (1,613)   $121,805
             Corporate debt obligations        --      $  --          --          --
                                           --------    -------    --------    --------
                 Total ................    $123,418    $  --      $ (1,613)   $121,805
                                           ========    =======    ========    ========


                                                                                           December 31,
                                                1995                                           1994
                              -----------------------------------------    -------------------------------------------
                                                Gross                                         Gross
                                             Unrealized                                    Unrealized
                              Amortized  -------------------     Fair      Amortized   -------------------      Fair
                                Cost       Gain       Loss       Value       Cost        Gain       Loss        Value
                              --------   -------    --------   --------    --------    -------    --------    --------

U.S. Government and agency
  obligations ............    $164,972    $  407     $ --      $165,379    $ 90,021     $ --      $ (2,447)   $ 87,574
Corporate debt obligations        --        --         --          --        50,000       --        (1,625)     48,375
                              --------    ------     ------    --------    --------     ------    --------    --------
  Total ..................    $164,972    $  407     $ --      $165,379    $140,021     $ --      $ (4,072)   $135,949
                              ========    ======     ======    ========    ========     ======    ========    ========


                                             December 31,
                                                 1993
                              -------------------------------------------
                                                 Gross
                                              Unrealized
                              Amortized   -------------------      Fair
                                Cost        Gain       Loss        Value
                              --------    -------    --------    --------

U.S. Government and agency
  obligations ............     $ --        $ --        $ --       $ --
Corporate debt obligations       --          --          --         --
                               ------      ------      ------     ------
  Total ..................     $ --        $ --        $ --       $ --
                               ======      ======      ======     ======


         The following tables summarize Keystone Holdings' investment securities classified as held-to-maturity on the dates indicated (in thousands):

                                                          June 30, 1996
                                           -------------------------------------------
                                                              Gross
                                                           Unrealized
                                           Amortized   -------------------      Fair
                                             Cost        Gain       Loss        Value
                                           --------    -------    --------    --------


             U.S. government and agency
               obligations ............    $  6,008     $    2     $  --      $  6,010
             Corporate debt obligations     100,087        --          (8)     100,079
                                           --------     ------     ------     --------
                 Total ................    $106,095     $    2     $   (8)    $106,089
                                           ========     ======     ======     ========

                                                                                           December 31,
                                                1995                                           1994
                              -----------------------------------------    -------------------------------------------
                                                Gross                                         Gross
                                             Unrealized                                    Unrealized
                              Amortized  -------------------     Fair      Amortized   -------------------      Fair
                                Cost       Gain       Loss       Value       Cost        Gain       Loss        Value
                              --------   -------    --------   --------    --------    -------    --------    --------

U.S. government and agency
  obligations ............    $ 19,693    $ --       $  --     $ 19,693    $ 23,847     $  --      $  --      $ 23,847
Corporate debt obligations      97,035      --           (7)     97,028      63,167          1        (13)      63,155
                              --------    -----      ------    --------    --------     ------     ------     --------
  Total ..................    $116,728    $ --       $   (7)   $116,721    $ 87,014     $    1     $  (13)    $ 87,002
                              ========    =====      ======    ========    ========     ======     ======     ========

                                             December 31,
                                                 1993
                              -------------------------------------------
                                                 Gross
                                              Unrealized
                              Amortized   -------------------      Fair
                                Cost        Gain       Loss        Value
                              --------    -------    --------    --------

U.S. government and agency
  obligations ............    $ 18,790     $ --       $  --      $ 18,790
Corporate debt obligations      73,638        1          (12)      73,627
                              --------     -----      ------     --------
  Total ..................    $ 92,428     $  1       $  (12)    $ 92,417
                              ========     =====      ======     ========

Keystone Holdings limits its investment in commercial paper and in debentures to investments rated at least A1/P1 and AAA, respectively. Consequently, management considers the credit risk associated with these types of investments to be minimal. Keystone Holdings minimizes the market risk associated with these types of investments by limiting the maturities of commercial paper and fixed-rate debentures to 90 days and five years, respectively.

At June 30, 1996, Keystone Holdings had commercial paper totalling $71.2 million issued by Ford Motor Company, representing 12.9% of Keystone Holdings' stockholder's equity at that date. The market value of the Ford Motor Company commercial paper approximated its carrying value on June 30, 1996.

See APPENDIX B -- Note 3, "Investment Securities," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information.


FUNDING ACTIVITIES


         Deposit accounts traditionally have been an important source of funds for Keystone Holdings' lending activities. In addition to deposits, Keystone Holdings obtains funds from loan repayments, sales of receivables and mortgage-backed securities, wholesale borrowings, FHLB advances, reverse repurchase agreements and other borrowings. Scheduled loan payments are a relatively stable source of funds, while loan prepayments and deposit levels are significantly influenced by prevailing interest rates and money market conditions.

         Deposits. Keystone Holdings' deposits are generated primarily from its sales force located in the 158 ASB retail branch offices throughout California. Deposits declined slightly at June 30, 1996 from December 31, 1995. In order to attract both short and long-term deposits from the general public, Keystone Holdings offers a variety of products including passbook accounts, NOW accounts, various money market and savings accounts and certificates of deposit.


         The following table summarizes the deposit account balances outstanding on the dates indicated:

                                               June 30,                             December 31,
                                            ------------------------------------------------------------------------
                                                1996                1995                 1994                1993
                                            ------------------------------------------------------------------------
                                                                            (in thousands)
Demand and savings deposits:
  Money market demand ...............       $  1,324,613        $  1,425,243        $  1,585,308        $  1,945,614
  Passbook ..........................          2,027,509           1,878,761           1,063,064             758,431
  Money market savings ..............            375,724             415,886             564,298             693,242
  Super passbook ....................            143,251             173,826             400,525             607,550
  Other .............................                108                 237                 383              10,297
                                            ------------        ------------        ------------        ------------
    Total demand and savings deposits          3,871,205           3,893,953           3,613,578           4,015,134
                                            ------------        ------------        ------------        ------------
Time certificates:
  Fixed Rate ........................          8,873,365           9,126,012           9,217,044           9,353,918
  Other .............................                 40                 247                 365               2,867
                                            ------------        ------------        ------------        ------------
    Total time certificates .........          8,873,405           9,126,259           9,217,409           9,356,785
                                            ------------        ------------        ------------        ------------
Unearned premium ....................               --                  --                   313               2,198
Deferred hedging costs ..............            (15,644)            (15,183)            (15,811)             (6,477)
                                            ------------        ------------        ------------        ------------
      Total .........................       $ 12,728,966        $ 13,005,029        $ 12,815,489        $ 13,367,640
                                            ============        ============        ============        ============


         Time certificates of deposit account balances of $100,000 or greater aggregated $1.7 billion and $1.8 billion at June 30, 1996 and December 31, 1995, respectively. At June 30, 1996, time certificates of deposit account balances of $100,000 or greater mature as follows: $557.8 million within three months, $458.0 million in three to six months, $551.0 million in six to twelve months, and $180.3 million thereafter. At December 31, 1995, time certificates of deposit account balances of $100,000 or greater mature as follows: $1.4 billion within three months, $177.2 million in three to six months, $102.0 million in six to twelve months, and $98.9 million thereafter.

         The following table summarizes average deposit balances by category for the periods indicated (dollars in thousands):



                                                    Six-Month Period
                                                     Ended June 30,
                                   ------------------------------------------------
                                            1996                      1995
                                   ---------------------     ----------------------
                                      Average                  Average
                                     Balance(1)     Rate      Balance(1)      Rate
                                   -----------      ----     -----------      ----
Money market demand accounts       $   894,591      0.81%    $   909,584      1.01%
Savings accounts ...........         2,940,489      3.36%      3,027,627      3.54%
Time deposit accounts ......         8,925,101      5.47%      9,374,031      5.41%
                                   -----------      ----     -----------      ----
         Total deposits ....       $12,760,181      4.65%    $13,311,242      4.68%
                                   ===========      ====     ===========      ====

-----------------

(1)  Average balances calculated on a monthly basis.


                                                            Year Ended December 31,
                                   -------------------------------------------------------------------------
                                           1995                      1994                      1993
                                   ---------------------     ---------------------     ---------------------
                                      Average                  Average                   Average
                                     Balance(1)     Rate      Balance(1)      Rate      Balance(1)      Rate
                                   -----------      ----     -----------      ----     -----------      ----
Money market demand accounts       $   909,383      0.91%    $   963,857      1.03%    $   983,330      1.29%
Savings accounts ...........         3,087,775      3.84%      2,864,716      2.26%      3,308,896      2.41%
Time deposit accounts ......         9,327,026      5.46%      9,242,465      4.41%      9,488,159      4.44%
                                   -----------      ----     -----------      ----     -----------      ----
         Total deposits ....       $13,324,184      4.78%    $13,071,038      3.69%    $13,780,385      3.73%
                                   ===========      ====     ===========      ====     ===========      ====

-----------------

(1)  Average balances calculated on a monthly basis.


         For additional information on deposits see APPENDIX B -- Note 12, "Deposits," in the Notes to the Consolidated Financial Statements of Keystone Holdings.


         FHLB Advances and Other Borrowings. In addition to deposits, Keystone Holdings utilizes borrowings from the FHLB as a source of funds, pledging as security its shares of FHLB stock and certain receivables and mortgage-backed securities. At June 30, 1996, FHLB advances are secured by ASB's investment in FHLB stock of $180.3 million and receivables and mortgage-backed securities with aggregate principal balances of $1.8 billion and $189.4 million, respectively. The maximum amount of credit that the FHLB of San Francisco will advance for purposes other than meeting withdrawals varies from time to time in accordance with changes in policy of the FHLB of San Francisco.

         In order to meet cash flow requirements and fund receivables, Keystone Holdings also enters into reverse repurchase and dollar roll agreements, consisting of sales of securities with a concurrent commitment to repurchase the same or similar securities at a predetermined price at a future date. Keystone Holdings generally borrows 97% of the fair value of the collateral from broker-dealers and 100% of the fair value of the collateral from the FHLB of San Francisco. In these transactions, Keystone Holdings sells securities to broker-dealers and the FHLB with a concurrent commitment to repurchase securities from the broker-dealer and the FHLB at a specified price on a specified future date, typically one to 90 days after the date of the initial purchase. However, Keystone Holdings has entered into transactions as long as five years based on the economic benefit derived from these transactions. Reverse repurchase agreements are subject to certain risks, including the risk that the broker-dealer will fail to perform its obligations. Keystone Holdings attempts to reduce such risks by, among other things, entering into such agreements only with well-capitalized broker-dealers who are primary dealers in government securities, reviewing on a regular basis the financial status of such broker-dealers, limiting the maximum amount of agreements permitted to be outstanding at any time with any single broker-dealer and requiring the return of securities if the market value of the purchased securities rises above levels specified in such agreements. Although Keystone Holdings believes that these procedures reduce the risks of reverse repurchase agreements, there is no assurance that it would be able to obtain the purchased securities in the event that a broker-dealer fails to perform its obligations under a reverse repurchase agreement.

         The following table summarizes information concerning Keystone Holdings' borrowings outstanding on the dates indicated:

                                            June 30,                           December 31,
                                           ----------        ----------------------------------------------
                                              1996              1995              1994               1993
                                           ----------        ----------        ----------        ----------
                                                                 (dollars in thousands)

FHLB advances ......................       $2,013,439        $1,004,337        $  391,366        $1,537,663
Reverse repurchase agreements ......        3,987,359         4,016,441         3,982,659         1,034,595
Federal funds purchased ............             --                --              50,000              --
Payable to affiliates ..............           25,000              --                --              10,000
Other borrowed money ...............          493,734           371,079           309,653           308,721
                                           ----------        ----------        ----------        ----------
    Total ..........................       $6,519,532        $5,391,857        $4,733,678        $2,890,979
                                           ==========        ==========        ==========        ==========
Total borrowings as a percentage of:
  Deposits .........................            51.22%            41.46%            36.94%            21.63%
  Total assets .....................            31.83%            27.36%            25.72%            16.79%


See APPENDIX B -- Note 13, "Federal Home Loan Bank Advances," Note 14, "Reverse Repurchase Agreements," and Note 15, "Other Borrowed Money" in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information, including the contractual maturity of outstanding borrowings.


ASSET LIABILITY MANAGEMENT


         Keystone Holdings controls the sensitivity of its net interest income to fluctuations in interest rates by closely matching the maturities and interest rates of its interest-earning assets and interest-bearing liabilities. See "APPENDIX A -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KEYSTONE HOLDINGS -- Asset/Liability Management."


TAXATION


         For federal income tax purposes, Keystone Holdings reports its income and expenses using the accrual method of accounting and uses the calendar year as its tax year. Except for interest expense rules pertaining to certain tax exempt income applicable to banks and the recently repealed bad debt reserve deduction, the Keystone Entities are subject to federal income tax, under existing provisions of the Internal Revenue Code of 1986, as amended (the "Code") in generally the same manner as other corporations. As a result of the 1988 Acquisition, however, Keystone Holdings and certain subsidiaries in exchange for the ability to utilize certain net operating loss carryforwards generated by the Failed Association, agreed to share certain federal income tax benefits. See "APPENDIX A -- KEYSTONE HOLDINGS -- The 1988 Acquisition -- Tax Related Agreements." Recently enacted legislation requires thrifts to calculate tax bad debt deductions based on actual current loan losses. Such legislation also requires ASB to recapture as ordinary income its post-1987 tax bad debt reserves over a six-year period. Such post-1987 reserves have been provided for in calculating the deferred tax asset set forth in the Consolidated Financial Statements of Keystone Holdings attached as Appendix B. However, the useable value of the net operating loss carryforward deductions involved in the deferred tax asset calculations will be severely reduced due to the Transaction.



PROPERTIES

         ASB owns its principal office building in Stockton, California, 96 of its 158 branch offices and 13 of its 51 other facilities. ASB leases 62 branches and 38 other facilities for periods through 2061. ASB also leased its executive offices in Irvine, California during 1994. Effective January 1995, ASB acquired the Irvine Plaza Buildings in Irvine, California, which house ASB's executive offices as well as various other departments.

LEGAL PROCEEDINGS


         Keystone Holdings and its subsidiaries are defendants in various legal actions that arise out of the normal course of business. In the opinion of management, the probable liability resulting from these suits, individually or in the aggregate, is unlikely to have a material effect on Keystone Holdings.

         As part of the administration and oversight of the agreements between Keystone Holdings and the FRF, among others, related to the 1988 Acquisition (the "FRF Agreements"), the FDIC has a variety of review and audit rights, including the right to review and audit computations of payments in lieu of taxes. Keystone Holdings and its affiliated parties have entered into a settlement agreement (the "Settlement Agreement") with the FDIC for all periods through June 30, 1994, pursuant to which Keystone Holdings and certain of its affiliates and the FDIC have mutually settled and released all claims in consideration of certain nominal payments. Keystone Holdings has received no notice of any issues involving more than nominal amounts arising after June 30, 1994. The Office of Inspector General has commenced an audit of certain transactions and payments under the FRF Agreements occurring during the period beginning July 1, 1994 and ending June 30, 1996. See "PROXY STATEMENT -- THE TRANSACTION -- FRF Matters."


MANAGEMENT

         The following table sets forth the names, ages and titles of the directors and executive officers of Keystone Holdings as of October 1, 1996:

        Name             Age    Title
        ----             ---    -----
   David Bonderman        53    Director and President
   Bernard J. Carl        48    Director
   James G. Coulter       36    Director
   Ray L. Pinson          39    Senior Vice President, Secretary and Treasurer

         The following table sets forth the names, ages and titles of the directors and executive officers of ASB as of October 1, 1996:


        Name             Age    Title
        ----             ---    -----
   Mario J. Antoci        62    Chairman of the Board and Chief Executive Officer
   Robert T. Barnum       50    Director, President and Chief Operating Officer
   David Bonderman        53    Director
   Bernard J. Carl        48    Director
   James G. Coulter       36    Director
   J. Taylor Crandall     42    Director
   Robert B. Henske       35    Director, Executive Vice President and Chief Financial Officer
   John D. Broderick      54    Executive Vice President and Director of Retail Banking
   Craig S. Davis         45    Executive Vice President and Director of Mortgage Origination
   John R. Donohue        53    Executive Vice President and Director of Lending Portfolio Management
   Jimmy D. Holland       48    Executive Vice President, General Counsel and Secretary
   Mary P. Locatelli      46    Executive Vice President and Director of Audit and Compliance Officer


         Mario J. Antoci. Mario J. Antoci has more than 30 years of financial services experience. He has served ASB as Chairman and Chief Executive Officer since 1988. Prior to his employment with ASB, Mr. Antoci was President and Chief Operating Officer of Home Savings of America, the nation's largest savings and loan association, and its parent company, H.F. Ahmanson and Co., for four years. He was a member of Home Savings' Board of Directors from 1982 to 1988. Mr. Antoci will resign as Chairman and Chief Executive Officer of ASB effective as of the closing of the Transaction. See "PROXY STATEMENT -- MANAGEMENT AND OPERATIONS FOLLOWING THE TRANSACTION -- Operations Following the Transaction."

         John D. Broderick. John D. Broderick joined ASB as Executive Vice President and Director of Retail Banking in January 1996. In this capacity, he oversees the strategic direction and operation of ASB's branch network and retail operations. Previously, Mr. Broderick was Chairman and Chief Executive Officer of San Francisco, California-based ITT Residential Capital Corporation. He also has served as an Executive Vice President of First New Hampshire Bank and Crocker National Bank.

         Robert T. Barnum. Robert T. Barnum has served ASB as President and Chief Operating Officer since 1992. He joined ASB in 1989 as a Director, Executive Vice President and Chief Financial Officer. Previously,

Mr. Barnum was Chief Financial Officer for First Nationwide Corp. of San Francisco, California and Executive Vice President and Chief Financial Officer for the Krupp Companies, a Boston-based builder-syndicator and savings and loan holding company. Currently, he serves as a director for National Re Holdings Corp., a reinsurance holding company in Stanford, Connecticut and Harborside Healthcare Corp. of Boston, Massachusetts. See "PROXY STATEMENT -- MANAGEMENT AND OPERATIONS FOLLOWING THE TRANSACTION -- Operations Following the Transaction."

         David Bonderman. David Bonderman has been a Director of each of Keystone Holdings and ASB since 1989. Mr. Bonderman is a Principal of Texas Pacific Group, an investment entity. From 1983 until 1992, Mr. Bonderman was Chief Operating Officer of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a company owned by Robert M. Bass and principally engaged in investment activities. KH Group Management, Inc., a corporation of which Mr. Bonderman is the sole director and president, is the managing general partner of Keystone Partners. He is a director of National Re Holdings Corp., a reinsurance holding company, Bell & Howell Company, Inc., an information handling, storage and retrieval company, Carr Realty Co., a real estate investment trust, and is Chairman of the Board of Continental Airlines, Inc.

         Bernard J. Carl. Bernard J. Carl has been a director of each of Keystone Holdings and ASB since 1988. Mr. Carl is the Managing General Partner of Castine Partners, an investment partnership associated with Keystone, Inc. In this capacity, Mr. Carl had lead responsibility for the 1988 acquisition of ASB, negotiation of the Settlement Agreement, and the 1993 acquisition of the Brazos Partners, L.P. portfolio. Before joining Castine, Mr. Carl was in charge of product development for the mortgage, real estate and financial institutions group at Salomon Brothers Inc; a partner in the law firm of Williams & Connolly; an appointee to the President's Commission on Housing; chief policy official of the U.S. Department of Housing and Urban Development (HUD); and law clerk to U.S. Supreme Court Justice Thurgood Marshall.

         James G. Coulter. James G. Coulter has been a Director of each of Keystone Holdings and ASB since 1992. Mr. Coulter is a Managing Partner of Texas Pacific Group. From 1986 until 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners. Prior to joining Keystone, Inc., Mr. Coulter was an analyst for Lehman Brothers Kuhn Loeb, Inc. Mr. Coulter is a director of America West Airlines, Inc., Virgin Cinemas Ltd., Allied Waste Industries, Inc., Beringer Wine Estates and Paradyne, Inc.

         J. Taylor Crandall. J. Taylor Crandall has been a Director of ASB since December 1988. He has been Chief Financial Officer and Vice President of Keystone, Inc. and President of Acadia MGP, Inc., a general partner of Acadia Partners, L.P., an investment partnership. In addition, since August 1989, Mr. Crandall has been a Vice President of National Re Holdings Corp., and he served as Treasurer of that company until June 1990 and has been one of its directors since November 1989. From July 1976 to October 1986, Mr. Crandall was employed by The First National Bank of Boston, where he was Vice President-Corporate Lending at the time of his departure. Mr. Crandall is also a director of Bell & Howell Company, Inc. and Specialty Foods Acquisition Corporation.

         Craig S. Davis. Craig S. Davis has served ASB as Executive Vice President and Director of Mortgage Origination since 1993. In this capacity, he directs the strategic operation of ASB's residential and wholesale lending operations. Mr. Davis joined ASB in 1989 to establish ASB Financial Services, Inc., a subsidiary offering investments and insurance products, and served as President of that subsidiary until his appointment to head Mortgage Origination. Prior to joining ASB, Mr. Davis helped co-found and direct Home Savings of America's broker-dealer operations, Griffin Financial Services.

         John R. Donohue. John R. Donohue has served ASB as Executive Vice President and Director of Lending Portfolio Management since 1993. In this capacity, he oversees ASB's credit and lending operations. Mr. Donohue came to ASB after 16 years at Oakland-based World Savings, where he most recently served as Group Senior Vice President, Loan Underwriting and Human Resources.

         Robert B. Henske. Robert B. Henske joined ASB as Executive Vice President and Chief Financial Officer in January 1996. In this capacity, he oversees all aspects of ASB's financial operations. Previously, Mr. Henske was Vice President of Boston, Massachusetts-based Bain & Company. He also has served as Vice President of First Manhattan Consulting Group.

         Jimmy D. Holland. Jimmy D. Holland has served ASB as Executive Vice President and General Counsel since 1991 and as Corporate Secretary since July 1992. From 1990 to 1991, Mr. Holland was General Counsel of American Real Estate Group, Inc. and New West. Mr. Holland also specialized in finance and corporate matters in private practice during six years as a director of Kelly, Hart & Hallman, P.C., a Fort Worth, Texas law firm. During this period, he participated in the representation of Keystone Holdings in the 1988 Acquisition.

         Mary Locatelli. Mary Locatelli has served ASB as Executive Vice President and Director of Audit and ASB's Compliance Officer since 1992. Ms. Locatelli joined ASB in 1990 as First Vice President, Audit and Compliance Officer. Previously, she was a Partner at Ernst & Young.

         Ray L. Pinson. Ray L. Pinson has been Senior Vice President, Secretary and Treasurer of Keystone Holdings since 1993. Since July 1990, Mr. Pinson has been an analyst with Bass Enterprises Production Co. under contract to act as a full-time consultant to ASB's holding companies, including Keystone Holdings. From September 1988 until July 1990, Mr. Pinson was employed as a consultant to Ferguson and Company, a consulting firm active in the savings association industry. Mr. Pinson is a certified public accountant.

KEYSTONE HOLDINGS COMMON STOCK; DIVIDENDS

         The authorized capital stock of Keystone Holdings consists of 100,000 shares of Keystone Holdings Common Stock. As of the date of this Proxy Statement, there were 1,048.4483 shares of Keystone Holdings Common Stock issued and outstanding. All of the issued and outstanding shares of Keystone Holdings Common Stock are held by Keystone Holdings Partners L.P. There is no established trading market for Keystone Holdings Common Stock and the shares of Keystone Holdings Common Stock do not trade.


         At June 30, 1996, ASB was a "well capitalized" institution as defined by the OTS and was a "Tier 1" institution for purposes of OTS dividend regulations. Under OTS regulations, ASB may make capital distributions during a calendar year up to the greater of: (i) 100% of net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year, or (ii) 75% of net income over the most recent four-quarter period. ASB's available dividend capacity under these regulations was $134.7 million at June 30, 1996 and $126.3 million at December 31, 1995.



         It is the intent of the management of Keystone Holdings to operate ASB as a "well-capitalized" institution. Therefore, ASB's dividend policy incorporates OTS dividend requirements, planned balance sheet growth, and certain earnings contingencies, such as an anticipated one-time SAIF assessment.


         Keystone Holdings' dividends have been dependent on dividend payments made by its subsidiary, New American Holdings, Inc. ("New Holdings"), whose dividends have been dependent on dividend payments made by New Capital. The amount of dividends paid are in accordance with the provisions of certain debt covenants, called restricted payments, applicable to New Capital and the timing of the dividend payments is determined by the timing of certain cash flows arising from certain tax sharing payments that are made in accordance with a tax sharing agreement. Keystone Holdings paid dividends of $76.3 million, $29.0 million, $32.5 million, and $5.6 million in 1992, 1993, 1994, and 1995, respectively. The 1995 dividend was lower than prior years due to the increase in capital at ASB in anticipation of a one-time SAIF assessment and the timing of the 1995 tax sharing payments. Keystone Holdings has declared dividends totalling $60.0 million in 1996 and does not intend to declare further dividends in 1996.

                                KEYSTONE HOLDINGS

GENERAL

         Keystone Holdings commenced operations in December 1988 as an indirect holding company for ASB. N.A. Capital Holdings, Inc. ("NACH Inc.") owns all of the outstanding common stock of ASB. NACH Inc. is owned by New Capital whose common stock is owned by New Holdings, a subsidiary of Keystone Holdings. The Keystone Group is comprised of Keystone Holdings and its direct and indirect subsidiaries. The holding company structure of the Keystone Group and related companies is shown on the following diagram.

                        ---------------------
                          Keystone Holdings
                        ---------------------


------------------      ---------------------
     New West      ----      New Holdings
------------------      ---------------------


                        ---------------------
                              New Capital
                        ---------------------


                        ---------------------                    --------------
                              NACH, Inc.           Warrants           FRF
                                                  ----------
                        ---------------------                    --------------


                        ---------------------
                                  ASB
                        ---------------------


         Substantially all of Keystone Holdings consolidated assets consist of the consolidated assets of ASB, and at June 30, 1996, 97.8% of Keystone Holdings' consolidated liabilities consisted of ASB's consolidated liabilities. Substantially all of Keystone Holdings' remaining consolidated liabilities consisted of indebtedness issued by New Capital. Thus, substantially all of the earnings of Keystone Holdings consist of its equity in the earnings of ASB, less the interest costs on an aggregate of $364.5 million principal amount of debt of New Capital. Keystone Holdings' equity in the earnings of ASB is further reduced by the minority interest represented by the warrants held by the FRF (see "APPENDIX A -- GENERAL -- The Warrants"), as well as by $80.0 million in outstanding preferred stock issued by New Capital. Keystone Holdings reported earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively. Net earnings were $53.6 million and $25.5 million for the same periods. American reported consolidated net earnings of $93.6 million and $62.5 million for the six months ended June 30, 1996 and 1995, respectively.

         The following schedule reconciles the differences between ASB's consolidated net earnings and Keystone Holdings' consolidated net earnings for the first six months of 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 (in millions of dollars):



                                                      Six Months Ended                  Year Ended
                                                          June 30,                     December 31,
                                                     ------------------      ---------------------------------
                                                      1996        1995        1995         1994         1993
                                                     ------      ------      -------      -------      -------
American's consolidated net earnings .........       $ 93.6      $ 62.5      $ 148.5      $ 109.2      $ 114.6
Minority interest attributable to the Warrants        (13.9)      (14.3)       (14.6)       (21.8)        (9.6)
Intermediate holdings companies' separate
  income and expenses:
     Gain on sale of asset management rights .          --          --           --           --          23.0
     Interest expense ........................        (15.0)      (16.2)       (32.6)       (26.7)       (26.1)
     Amortization of the Warrant value .......         (3.1)       (3.2)        (6.2)        (6.8)        (8.0)
     Loss on early extinguishment of debt ....          --         (2.1)        (2.1)         --           --
     General and administrative expenses .....         (0.2)       (0.3)        (0.7)        (0.9)        (8.6)
                                                     ------      ------      -------      -------      -------
                                                       61.4        26.4         92.3         53.0         85.3
Minority interest attributable to intermediate
  holding company preferred ..................         (7.0)       (0.5)        (6.5)        (0.8)        (0.8)
Separate net loss of Keystone Holdings .......         (0.8)       (0.4)        (1.0)        (1.9)        (2.2)
                                                     ------      ------      -------      -------      -------
Keystone Holdings consolidated net earnings ..       $ 53.6      $ 25.5      $  84.8      $  50.3      $  82.3
                                                     ======      ======      =======      =======      =======


THE 1988 ACQUISITION

General

         ASB was formed to effect the 1988 Acquisition of certain assets and liabilities of the Failed Association. The 1988 Acquisition had a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans and fixed assets. ASB's sister association, New West, the "bad bank," was formed to acquire the Failed Association's other assets (including non-performing loans) and liabilities, with a view towards their liquidation. As a result of the 1988 Acquisition, ASB received a note (the "New West Note") from New West with an initial outstanding principal amount of $7.8 billion (representing the difference between the amount of deposits and other liabilities assumed and the value of the assets acquired by ASB at the time of the 1988 Acquisition). The then outstanding balance on the New West Note was prepaid in full on October 24, 1995. In the 1988 Acquisition, the Failed Association's assets and liabilities acquired or assumed by ASB were marked to market.


         At the time of the 1988 Acquisition, the FSLIC, with the approval of the Federal Home Loan Bank Board (the "FHLBB"), entered the FRF Agreements with Keystone Holdings and its affiliates. Among other things, these arrangements provided Keystone Holdings and its affiliates with protection against certain credit risks associated with the assets acquired from the Failed Association and provided for the availability and allocation of tax benefits arising from the assets and operations of New West and loss carryovers inherited from the Failed Association. As a result of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), certain assets and liabilities of the FSLIC, including those arising from the 1988 Acquisition, have been assumed by the FRF, a special fund managed by the FDIC.

         In April 1993, Keystone Holdings and certain of its affiliates entered into the Settlement Agreement with the FDIC to settle certain existing disputes between the parties relating to their respective rights and obligations under the various agreements entered into in connection with the Acquisition. In June 1993, Keystone Holdings and its affiliates entered into a transaction (the "Restructuring") with the FDIC and the Resolution Trust Corporation (the "RTC"), which served to modify a number of the credit support and other arrangements that had been put in place at the time of the 1988 Acquisition. The terms of the 1988 Acquisition arrangements described below are those in effect after the Settlement Agreement and the Restructuring unless otherwise indicated.


         Prior to consummation of the Transaction, it is anticipated that these arrangements will be renegotiated, with a view to the simplification and elimination of their most complex aspects. It is not anticipated that any material assistance from the United States government will continue after consummation of the Transaction. See "PROXY STATEMENT -- THE TRANSACTION -- FRF Matters."

         In connection with the 1988 Acquisition, Keystone Holdings and its subsidiaries entered into a variety of agreements relating to credit loss protection and other matters. Many of the provisions of these agreements have been modified or eliminated as a result of events following the 1988 Acquisition, including the Restructuring. The following are the principal remaining agreements.

Credit Loss Protection and Other FRF Assistance

         ASB receives direct FRF assistance on certain of ASB's assets. The assets receiving this assistance consist of (i) certain identified loans and REO properties that have become more than 61 days delinquent following the 1988 Acquisition, (ii) any loans which ASB is required to repurchase or to provide a substitute loan for as a result of one or more participation interests therein sold by the Failed Association and (iii) any loan or REO acquired by ASB in the 1988 Acquisition that is or becomes affected by certain environmental conditions. The direct assistance provided by the FRF with respect to these assets consists of the payment by the FDIC to ASB of (i) monthly yield maintenance that provides an annual rate of 175 basis points over COFI, (ii) capital loss protection upon sale or other disposition (generally, the difference between the net proceeds from disposition and the then current carrying value of the assets), and (iii) reimbursement of all out-of-pocket costs and expenses relating to the holding, operation and resolution of the assets (collectively, the "Direct FRF Assistance").


         The FRF has agreed to indemnify, among others, Keystone Holdings, ASB, New Capital and New West against all liabilities, subject to certain exceptions, relating to the Failed Association existing prior to the effective date of the 1988 Acquisition and legal challenges relating to the 1988 Acquisition. Pursuant to these provisions, the FDIC assumed defense of a statutory notice of deficiency resulting from an audit by the Internal Revenue Service of Financial Corporation of America's consolidated tax returns for the years 1982, 1983 and 1984. See APPENDIX B -- Note 23, "Commitments and Contingencies," in the Notes to the Consolidated Financial Statements of Keystone Holdings. In addition, with respect to loans or REO that qualify for Direct FRF Assistance. Keystone Holdings and its subsidiaries will also receive indemnification from the FDIC with respect to liabilities incurred in connection with third-party claims relating to the ownership or management by ASB thereof (other than claims resulting from ASB's gross negligence or willful misconduct). These indemnifications are expected to terminate at the end of 1998, except that certain environmental indemnities will continue for longer periods.


Tax-Related Agreements

         In connection with the 1988 Acquisition, the Internal Revenue Service entered into a closing agreement (the "Closing Agreement") with respect to the federal income tax consequences of the 1988 Acquisition and certain aspects of the taxation of the Keystone Group. The Closing Agreement contains provisions that are intended to ensure that losses expected to be generated by New West would be available to offset income of ASB for federal income tax purposes. To accomplish this, the Closing Agreement provides, among other things, that: (a) the 1988 Acquisition was a tax-free reorganization, (b) the tax attributes of the Failed Association, including NOLs and tax loan loss reserves, carried over to ASB, (c) as long as ASB qualifies as a domestic building and loan association and New West is its nominee, any assistance received or accrued from the FRF would be excluded from gross income, and (d) as long as certain conditions (the "nominee conditions") existed, New West would be a nominee for ASB with the result that all of New West's income, deductions, gains and losses would be treated as ASB's income, deductions, gains and losses. In connection with the Restructuring, the Keystone Group received a closing agreement from the Internal Revenue Service to the effect that the Closing Agreement remains in effect.

         The California Franchise Tax Board issued an opinion letter with provisions substantially similar to the Closing Agreement; thus, New West's losses similarly should be available to offset ASB's income for California franchise tax purposes. No additional rulings or opinion letters were sought from the California Franchise Tax Board in connection with the Restructuring; however, management believes that the Keystone Group may continue to rely on its earlier opinion letters. In 1993, California enacted legislation reducing the NOL carryover period to 10 years from 15 years for losses incurred prior to 1994 related to assets acquired in a tax-free reorganization such as that used in the 1988 Acquisition. No adverse effect is expected from this legislative change.

         Even if New West's losses offset ASB's income for federal income and California franchise tax purposes, the Keystone Group may still have alternative minimum tax liability. Federal legislation enacted in 1993 retroactively disallowed certain losses and bad debt deductions relating to assets acquired in a federally assisted transaction. This legislation reduced Keystone Holdings' federal net operating loss carryover by approximately $455 million. The federal loss carryovers available to Keystone Holdings as of December 31, 1995, based on tax returns as filed total approximately $3.9 billion; such net operating loss carryovers are principally attributable to New West. The deductibility of these loss carryovers will be significantly limited under Section 382 of the Code for periods after the closing of the Transaction.


         On October 24, 1995, when the New West Note was prepaid in full, New West and ASB ceased to meet the nominee conditions. Accordingly, the tax benefits generated by any future losses of New West may not offset ASB's taxable income, although the benefit of utilizing existing significant tax loss carryovers will continue.

         The FRF Agreements are designed, in part, to provide that over time, 75% of most of the federal tax savings and 19.5% of most of the California tax savings (in each case computed in accordance with specific provisions contained in the Assistance Agreement) attributable to the Keystone Group's utilization of any current losses or tax loss carryovers of New West are paid by Keystone Holdings to New West for the benefit of the FRF. The provision for such payments is reflected in Keystone Holdings' financial statements as "Payments in Lieu of Taxes." These payments have historically been funded primarily through an intercompany tax sharing agreement between Keystone Holdings and its subsidiaries. In connection with the negotiation of the Merger Agreement, Keystone Holdings, certain of its subsidiaries and the FDIC entered into a tax settlement agreement to clarify the treatment under these agreements of certain items relating to bad debts. See "PROXY STATEMENT -- MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE TRANSACTION -- Operations After The Transaction."

THE WARRANTS

         In connection with the 1988 Acquisition, the FSLIC received warrants (the "Warrants") entitling the holder thereof to purchase, for a nominal price, shares of Class B Common Stock of NACH Inc. that represent (after the dividend preferences described below) an interest of approximately 30% in NACH Inc. The FRF became the holder of the Warrants as a result of the enactment of FIRREA. The Warrants will be exchanged for shares of Common Stock in connection with the consummation of the Transaction. See "PROXY STATEMENT -- THE TRANSACTION."


                           REGULATION AND SUPERVISION

         Keystone Holdings and ASB are subject to extensive supervision and regulation by various federal regulators, including the OTS and the FDIC. Keystone Holdings and ASB are regulated in the same manner as Washington Mutual and its wholly-owned federally chartered savings bank, Washington Mutual Bank fsb, respectively. For a discussion of such regulation and supervision, see Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference. See "PROXY STATEMENT -- INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PROXY STATEMENT -- AVAILABLE INFORMATION."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                         OPERATIONS OF KEYSTONE HOLDINGS


         The following discussion of the financial condition and results of operations of Keystone Holdings should be read in conjunction with the Consolidated Annual Financial Statements of Keystone Holdings, Inc. and Subsidiaries and the Condensed Consolidated Financial Statements of Keystone Holdings, Inc. and Subsidiaries, including the notes thereto, appearing elsewhere in this Proxy Statement.

         Keystone Holdings is an indirect holding company for ASB. Substantially all of Keystone Holdings' consolidated assets consist of the consolidated assets of ASB at June 30, 1996; 97.8 percent of Keystone Holdings' consolidated liabilities consisted of ASB's consolidated liabilities. Substantially all of Keystone Holdings' remaining consolidated liabilities consist of indebtedness issued by New Capital. Thus, substantially all of the earnings of Keystone Holdings consist of its equity in the earnings of ASB, less the interest costs on the principal amount of New Capital debt. Keystone Holdings' equity in the earnings of ASB is further reduced by the minority interest represented by the Warrants held by the FRF, as well as by $80.0 million of outstanding preferred stock issued by New Capital. Keystone Holdings reported earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively. Net earnings were $53.6 million and $25.5 million for the same periods. ASB reported consolidated net earnings of $93.6 million and $62.5 million for the six months ended June 30, 1996 and 1995, respectively. See "APPENDIX A -- GENERAL."


SUMMARY FINANCIAL INFORMATION FOR KEYSTONE HOLDINGS


                                         For the Six-Month
                                        Period Ended June 30,                    For the Year Ended December 31,
                                      -----------------------   -------------------------------------------------------------------
                                         1996         1995          1995          1994          1993          1992          1991
                                      ----------   ----------   -----------   -----------   -----------   -----------   -----------
Operating Data:                                                             (in thousands)
Total interest income ..............  $  706,720   $  636,301   $ 1,337,126   $ 1,036,863   $ 1,117,269   $ 1,357,076   $ 1,629,827
Total interest expense .............     469,096      470,602       962,712       683,487       691,146       845,613     1,125,609
                                      ----------   ----------   -----------   -----------   -----------   -----------   -----------
Net interest income ................     237,624      165,699       374,414       353,376       426,123       511,463       504,218
Provision for credit losses ........      35,180       34,533        63,837       101,609       123,503       143,650        63,400
                                      ----------   ----------   -----------   -----------   -----------   -----------   -----------
Net interest income after provision
  for credit losses.................     202,444      131,166       310,577       251,767       302,620       367,813       440,818
Other income .......................      42,120       48,224        90,465       102,292        94,001        76,617        75,724
General and administrative expenses     (134,870)    (136,130)     (264,827)     (266,827)     (279,694)     (298,599)     (312,218)
Net expense of foreclosed properties      (7,496)      (8,467)      (18,032)      (13,390)      (12,951)      (10,065)       (1,235)
                                      ----------   ----------   -----------   -----------   -----------   -----------   -----------
Earnings before taxes ..............     102,198       34,793       118,183        73,842       103,976       135,766       203,089
Federal and state income taxes .....      27,685       (5,439)       12,289           897        11,245        31,983        85,221
                                      ----------   ----------   -----------   -----------   -----------   -----------   -----------
Earnings from operations ...........      74,513       40,232       105,894        72,945        92,731       103,783       117,868
Cumulative effect of change in
  accounting principle .............        --           --            --            --            --          60,045          --
Minority interest in earnings of
  consolidated subsidiaries ........      20,896       14,708        21,092        22,621        10,474           883           874
                                      ----------   ----------   -----------   -----------   -----------   -----------   -----------
Net earnings .......................  $   53,617   $   25,524   $    84,802   $    50,324   $    82,257   $   162,945   $   116,994
                                      ==========   ==========   ===========   ===========   ===========   ===========   ===========
Common dividends declared ..........  $   60,000   $    5,500   $     5,587   $    22,500   $    18,000   $    97,300   $    49,000


FINANCIAL CONDITION


         At June 30, 1996, December 31, 1995 and December 31, 1994, Keystone Holdings' total consolidated assets were $20.5 billion, $19.7 billion and $18.4 billion, respectively. Consolidated stockholder's equity was $550.4 million at June 30, 1996, representing a $118.2 million or 17.7 percent decrease from the balance at December 31, 1995. The decrease from December 31, 1995 to June 30, 1996 was largely attributable to the change in unrealized holding gains (losses) on available- for-sale securities of $111.8 million, which have been recorded at fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Total dividends declared on common stock during the six months ended June 30, 1996 were $60.0 million. Stockholder's equity at December 31, 1995 increased $134.4 million or 25.2 percent from the balance at December 31, 1994. The increase from

December 31, 1994 to December 31, 1995 was primarily due to a change in unrealized holding gains (losses) on available-for- sale securities of $139.5 million, which were recorded at fair value in accordance with SFAS 115. See "APPENDIX A -- GENERAL."

         The components of the $118.2 million decrease in stockholder's equity for the six months ended June 30, 1996 are shown in the following table:

                                                                      Amount
                                                             ------------------------
                                                               (dollars in millions)
         Net earnings ...................................           $  53.6
         Common stock dividends .........................             (60.0)
         Unrealized loss on available-for-sale securities            (111.8)
                                                                    -------
           Decrease in stockholder's equity .............           $(118.2)
                                                                    =======

         Total net receivables and mortgage-backed securities increased to $19.2 billion at June 30, 1996 from $18.1 billion at December 31, 1995 and $15.7 billion at December 31, 1994. The balance of foreclosed properties, net declined to $84.0 million at June 30, 1996 from $100.0 million at December 31, 1995 and $118.6 million at December 31, 1994.

         Total deposits were $12.7 billion, $13.0 billion and $12.8 billion at June 30, 1996, December 31, 1995 and December 31, 1994, respectively. In addition to deposits, Keystone Holdings utilizes several other funding sources, including reverse repurchase agreements, brokered deposits and FHLB advances.

         At June 30, 1996, December 31, 1995 and December 31, 1994, the outstanding balance of receivables sold or securitized with recourse ("recourse obligations") was $4.6 billion, $4.8 billion and $1.2 billion, respectively. Keystone Holdings has provided for probable and estimated losses on these receivables through charges to earnings.

ORIGINATIONS


         The following table presents real estate receivables originated and acquired for the periods indicated:

                                                  Six-Month Period Ended June 30,
                                       ------------------------------------------------------
                                                1996                        1995
                                       -------------------------   --------------------------
                                                   Percentage of                Percentage of
                                         Amount        Total         Amount        Total
                                       ----------  -------------   ----------   -------------
                                                          (dollars in thousands)
Single-Family:
   Monthly ARMs .................      $1,303,018       45.66%     $1,644,639       77.90%
   Other ARMs ...................          26,043        0.91         146,241        6.93
   Fixed ........................         634,233       22.23         151,758        7.19
   Fixed five year-one month ARMs         729,386       25.56          23,659        1.12
                                       ----------      ------      ----------      ------
                                        2,692,680       94.36       1,966,297       93.14
Multi-family:
   Monthly ARMs .................         137,082        4.80         128,784        6.10
   Fixed ........................           6,498        0.23           5,603        0.27
   Fixed five year-one month ARMs           5,323        0.19             710        0.03
                                       ----------      ------      ----------      ------
                                          148,903        5.22         135,097        6.40
Equity loans ....................           4,445        0.16           4,565        0.22
Commercial ......................           7,558        0.26           5,049        0.24
                                       ----------      ------      ----------      ------
     Total receivables originated
       and acquired .............      $2,853,586      100.00%     $2,111,008      100.00%
                                       ==========      ======      ==========      ======


                                                                     Year Ended December 31,
                                       -----------------------------------------------------------------------------------
                                                1995                         1994                           1993
                                       -------------------------   --------------------------   --------------------------
                                                   Percentage of                Percentage of                Percentage of
                                         Amount        Total         Amount        Total          Amount         Total
                                       ----------  -------------   ----------   -------------   ----------   -------------
                                                                     (dollars in thousands)
Single-family:
   Monthly ARMs .....................  $2,606,592       54.66%     $3,801,693       79.03%      $2,223,679       57.37%
   Other ARMs .......................     185,940        3.90         176,902        3.68           56,457        1.46
   Fixed ............................     782,032       16.40         231,332        4.81          925,852       23.89
   Fixed five year-one month ARMs ...     906,545       19.00           9,739        0.20           39,360        1.02
                                       ----------      ------      ----------      ------       ----------      ------
                                        4,481,109       93.96       4,219,666       87.72        3,245,348       83.74
Multi-Family:
   Monthly ARMs .....................     245,698        5.15         516,800       10.74          565,587       14.59
   Fixed ............................       6,103        0.13           7,561        0.16              975        0.03
   Fixed five year-one month ARMs ...       6,306        0.13           9,787        0.20           46,113        1.19
                                       ----------      ------      ----------      ------       ----------      ------
                                          258,107        5.41         534,148       11.10          612,675       15.81
Equity loans ........................       9,515        0.20           7,291        0.15            2,158        0.05
Commercial ..........................      20,388        0.43          49,314        1.03           15,549        0.40
                                       ----------      ------      ----------      ------       ----------      ------
     Total receivables originated and
       acquired .....................  $4,769,119      100.00%     $4,810,419      100.00%      $3,875,730      100.00%
                                       ==========      ======      ==========      ======       ==========      ======

         Interest rates offered on fixed-rate receivables declined during the six months ended June 30, 1996 compared to the same period in 1995. As a result, the origination volume of fixed-rate products increased while the volume of adjustable-rate products decreased during the first six months of 1996 when compared to the same period in 1995. In addition, the origination volume of fixed-rate products increased while the volume of adjustable-rate products stabilized during 1995 when compared to 1994 due to the significant increase in short-term interest rates in the later part of 1994 and early 1995. Originations of single-family loans where the loan rate is fixed for five years and then converts to a monthly adjustable-rate loan increased during 1995 and the first half of 1996 when compared to 1994 and 1993 as pricing for this product became more competitive.

         The percentage of multi-family receivables originated to total receivables originated and acquired declined to 5.2 percent from 6.4 percent for the six months ended June 30, 1996 and 1995, respectively, and declined to

5.4 percent for the year ended December 31, 1995 from 11.1 percent and 15.8 percent for the years ended December 31, 1994 and 1993, respectively. Keystone Holdings' primary focus continues to be single-family lending, representing 94.4 percent of total 1996 originations.

         The following table summarizes Keystone Holdings' refinancing volume as a percentage of its total originated receivables (divided between refinancings of loans originated by Keystone Holdings and refinancings of loans originated by other lending institutions) for the periods indicated:

                                                 Six-Month Period
                                                   Ended June 30,            Year Ended December 31,
                                                 -----------------       -----------------------------
                                                  1996        1995        1995        1994        1993
                                                 -----       -----       -----       -----       -----
Refinance volume/originated receivables:
  Keystone Holdings ....................          8.72%       3.42%       5.81%       7.97%      20.34%
  Other lending institutions ...........         38.57       31.57       37.53       38.55       46.30
                                                 -----       -----       -----       -----       -----
    Total ..............................         47.29%      34.99%      43.34%      46.52%      66.64%
                                                 =====       =====       =====       =====       =====


         Low interest rates during 1993 generated an unusually large increase in refinancing volume. As a result of higher interest rates during the latter part of 1994 and in 1995, the volume of refinancing declined. Management does not expect that the extremely high levels of refinancings experienced during 1993 will occur in the future.


         Keystone Holdings' receivables are originated through three primary distribution channels: residential loan centers, income-property loan centers, and a state-wide network of independent residential mortgage brokers. Both residential and income-property loan centers are staffed with commissioned employees of ASB. The following table displays the percentage distribution between the channels as a percentage of total originations for the periods indicated:


                                    Six-Month Period
                                      Ended June 30,            Year Ended December 31,
                                    -----------------       -----------------------------
                                     1996        1995        1995        1994        1993
                                    -----       -----       -----       -----       -----
Residential loan centers ...         50.8%       51.7%       52.8%       56.8%       78.3%
Income-property loan centers          5.6         6.7         5.9        12.3        16.3
Mortgage brokers ...........         43.6        41.6        41.3        30.9         5.4
                                    -----       -----       -----       -----       -----
  Total ....................        100.0%      100.0%      100.0%      100.0%      100.0%
                                    =====       =====       =====       =====       =====


         The mortgage broker channel is an important element of Keystone Holdings' California residential lending strategy. Keystone Holdings has strengthened its relationships with wholesale brokers by offering a competitive product line that allows brokers to broaden their customer base. As a result, originations through the wholesale channel increased significantly beginning in 1994. In addition, loan production from the wholesale channel is subjected to the same underwriting standards as loan production from loan centers.


CREDIT QUALITY


         Provision for Losses. The provision for losses is based upon Keystone Holdings management's estimate of the amount necessary to maintain the allowance for credit losses at an adequate level. Keystone Holdings determines the level of its allowance for credit losses by assessing numerous factors, including the nature and value of the underlying collateral, the loan's delinquency status, historical and projected loss experience and the level and trends of non-performing assets, receivable modifications and classified assets.

         The provision for losses increased during the six months ended June 30, 1996 compared to the same period in 1995. The increase is primarily due to an increase in the provisions for multi-family and commercial loans and for recourse obligations, which were partially offset by a decrease in the provision for single-family loans, during the six months ended June 30, 1996 as compared to the same period in 1995. Declines in receivable and recourse obligation delinquencies in the single-family, multi-family and commercial portfolios resulted in reduced charge-offs and declines in the total allowance for credit losses for the six months ended June 30, 1996 compared to the same period in 1995.

         The provision for losses declined during the year ended December 31, 1995 compared to the same period in 1994. The decrease in the provision reflects a decline in receivable and recourse obligation delinquencies. Declines in single-family delinquencies resulted in reduced single-family charge-offs and declines in the overall allowance for credit losses related to the single-family portfolio. Although charge-offs increased in the multi-family and commercial portfolio during the year ended December 31, 1995 compared to the same period in 1994, total multi-family and commercial delinquencies as a percentage of the total multi-family and commercial portfolio have declined significantly, resulting in a lower allowance in 1995 compared to 1994.


         The provision for credit losses declined during the year ended December 31, 1994 compared to the same period in 1993. The decrease in provision reflects a continuing decline in non-performing real estate receivables in both the single-family and multi-family portfolios. In addition, declines in single-family delinquencies resulted in reduced single-family charge-offs and declines in the overall allowance for credit losses related to the single-family portfolio.

         The following table summarizes gross real estate and consumer receivable portfolios and recourse obligations that were contractually delinquent as a percentage of the total gross receivable and recourse obligation portfolios on the dates indicated:


                             Single-Family                Multi-Family/Commercial
                       ----------------------------     ----------------------------
                       June 30,       December 31,      June 30,       December 31,
                       --------     ---------------     --------     ---------------
                         1996       1995       1994       1996       1995       1994
                       --------     ---------------     --------     ---------------
30-59 Days ....          0.26%      0.24%      0.30%      0.08%      0.04%      0.17%
60-89 Days ....          0.17       0.19       0.26       0.06       0.05       0.04
90+ Days ......          0.69       0.74       1.02       0.08       0.15       0.53
                         ----       ----       ----       ----       ----       ----
                         1.12%      1.17%      1.58%      0.22%      0.24%      0.74%
                         ====       ====       ====       ====       ====       ====


                                Other                              Total
                       ----------------------------     ----------------------------
                       June 30,       December 31,      June 30,       December 31,
                       --------     ---------------     --------     ---------------
                         1996       1995       1994       1996       1995       1994
                       --------     ---------------     --------     ---------------
30-59 Days ....          0.01%      0.01%      0.01%      0.35%      0.29%      0.48%
60-89 Days ....          0.00       0.00       0.00       0.23       0.24       0.30
90+ Days ......          0.01       0.01       0.01       0.78       0.90       1.56
                         ----       ----       ----       ----       ----       ----
                         0.02%      0.02%      0.02%      1.36%      1.43%      2.34%
                         ====       ====       ====       ====       ====       ====

         Total receivable and recourse obligation delinquencies were $238.9 million or 1.36 percent of the total gross receivable and recourse obligation portfolios at June 30, 1996, $229.3 million or 1.43 percent at December 31, 1995 and $329.1 million or 2.34 percent at December 31, 1994. Management believes that the general improvements in California's economy in conjunction with tighter underwriting standards initiated in the latter part of 1991 have led to continuing improvements in delinquency trends.

         The following table summarizes an allocation of the allowance for credit losses by product type and the percentage of receivables and recourse obligations in each category to total receivables and recourse obligations on the dates indicated:

                                June 30,                                      December 31,
                           -------------------     ---------------------------------------------------------------------
                                  1996                      1995                  1994                     1993
                           -------------------     -------------------     -------------------     ---------------------
                           Allowance      %        Allowance      %        Allowance      %        Allowance       %
                           ---------    ------     ---------    ------     ---------    ------     ---------      ------
                                                         (dollars in thousands)
Single-family ........      $ 43,883     62.93%     $ 46,079     58.82%     $ 54,768     69.65%     $ 73,087       60.13%
Multi-family and
  commercial .........        26,231     17.50        27,358     18.85        39,829     21.65        30,570       23.49
Recourse obligations .        18,862     19.26        17,441     21.97        16,701      8.24        12,075       14.44
Consumer .............         1,045      0.31         1,078      0.36         1,192      0.46        10,015        1.94
                            --------    ------      --------    ------      --------    ------      --------      ------
  Total ..............       $90,021    100.00%     $ 91,956    100.00%     $112,490    100.00%     $125,747      100.00%
                            ========    ======      ========    ======      ========    ======      ========      ======

                                         December 31,
                           --------------------------------------------
                                  1992                    1991
                           ------------------     -------------------
                           Allowance     %        Allowance       %
                           --------    ------     ---------    ------

Single-family ........     $ 81,528     66.93%     $ 49,989     66.93%
Multi-family and
  commercial .........       22,796     20.16        13,977     20.16
Recourse obligations .        7,110     11.30         4,360     11.30
Consumer .............       10,103      1.61         6,195      1.61
                           --------    ------      --------    ------
  Total ..............     $121,537    100.00%     $ 74,521    100.00%
                           ========    ======      ========    ======


         The following table summarizes an allocation of the provision for losses by product type for the periods indicated:

                          Six-Month Period Ended June 30,                               Year Ended December 31,
                  -------------------------------------------   -------------------------------------------------------------------
                         1996                    1995                     1995                   1994                      1993
                  --------------------   --------------------   ---------------------  ---------------------  ---------------------
                            Percentage             Percentage              Percentage             Percentage             Percentage
                   Amount    of Total     Amount    of Total     Amount     of Total    Amount     of Total    Amount     of Total
                  --------  ----------   --------  ----------   --------   ----------  --------   ----------  --------   ----------
                                                                        (dollars in thousands)
Single-family ..  $ 19,759     56.17%    $ 25,670     74.34%    $ 34,413     53.91%    $ 48,074     47.31%    $ 81,635      66.10%
Multi-family and
  commercial ...    10,594     30.11        9,905     28.68       16,889     26.46       28,939     28.48       20,909      16.93
Consumer .......       943      2.68          798      2.31        1,418      2.22        2,361      2.32        7,076       5.73
Earthquake (1) .       --        --           --        --           --        --        12,500     12.31       13,883      11.24
Recourse
  obligations ..     3,884     11.04       (1,840)    (5.33)      11,117     17.41        9,735      9.58          --         --
                  --------    ------     --------    ------     --------    ------     --------    ------     --------     ------
    Total ......  $ 35,180    100.00%    $ 34,533    100.00%    $ 63,837    100.00%    $101,609    100.00%    $123,503     100.00%
                  ========    ======     ========    ======     ========    ======     ========    ======     ========     ======

----------------
(1) The provision for losses for the year ended December 31, 1994 included $12.5 million related to losses resulting from the Northridge, California earthquake in January 1994.

         The following summarizes the activity in the allowance for credit losses for the periods indicated (dollars in thousands):

                                     Six-Month Period
                                      Ended June 30,
                                -------------------------
                                   1996            1995
                                ---------       ---------

Beginning Balance .........     $  91,956       $ 112,490
Provision for Credit Losses        35,180          34,533
Charge-Offs:
  Single-Family ...........       (26,420)        (28,587)
  Multi-Family ............       (10,364)        (10,594)
  Commercial ..............        (2,276)         (2,580)
  Other ...................          (926)           (829)
                                ---------       ---------
                                  (39,986)        (42,590)
Earthquake ................          (166)         (2,157)
                                ---------       ---------
   Total Charge-Offs ......       (40,152)        (44,747)
Recoveries:
  Single-Family ...........         1,951           1,258
  Multi-Family ............           888             998
  Commercial ..............           198            --
                                ---------       ---------
   Total Recoveries .......         3,037           2,256
                                ---------       ---------
  Ending Balance ..........     $  90,021       $ 104,532
                                =========       =========
Net Charge-offs/Average
  Receivables and Recourse
  Obligations .............          0.22%           0.30%


                                                         Year Ended December 31,
                                -------------------------------------------------------------------------
                                  1995            1994            1993            1992            1991
                                ---------       ---------       ---------       ---------       ---------

Beginning Balance .........     $ 112,490       $ 125,747       $ 121,537       $  74,521       $  38,577
Provision for Credit Losses        63,837         101,609         123,503         143,650          63,400
Charge-Offs:
  Single-Family ...........       (55,933)        (88,033)        (92,187)        (76,674)        (13,695)
  Multi-Family ............       (22,784)        (17,374)        (10,127)         (3,144)         (1,333)
  Commercial ..............        (5,362)         (1,963)         (3,008)         (1,222)           (983)
  Other ...................        (1,510)         (5,084)        (13,971)        (15,594)        (11,445)
                                ---------       ---------       ---------       ---------       ---------
                                  (85,589)       (112,454)       (119,293)        (96,634)        (27,456)
Earthquake ................        (3,743)         (5,145)           --              --              --
                                ---------       ---------       ---------       ---------       ---------
   Total Charge-Offs ......       (89,332)       (117,599)       (119,293)        (96,634)        (27,456)
Recoveries:
  Single-Family ...........         2,222           2,505            --              --              --
  Multi-Family ............         1,563             220            --              --              --
  Commercial ..............         1,176               8            --              --              --
                                ---------       ---------       ---------       ---------       ---------
   Total Recoveries .......         4,961           2,733            --              --              --
                                ---------       ---------       ---------       ---------       ---------
  Ending Balance ..........     $  91,956       $ 112,490       $ 125,747       $ 121,537       $  74,521
                                =========       =========       =========       =========       =========
Net Charge-Offs/Average
  Receivables and Recourse
  Obligations .............          0.52%           0.92%           1.02%           0.93%           0.29%

         The total provision for losses increased to $35.2 million during the first six months of 1996 from $34.5 million for the same period in 1995. The increase is primarily due to a $0.7 million increase in the provision for multi-family and commercial loans and a $5.7 million increase in the provision for recourse obligations, which were partially offset by a $5.9 million decrease in the provision for single-family loans, during the six months ended June 30, 1996 as compared to the same period in 1995. The negative $1.8 million provision for recourse obligations during the six months ended June 30, 1995 resulted from a change in the methodology used to accrue for losses that management believes resulted in a better estimate of probable losses under the recourse obligations. Delinquencies in the recourse obligation portfolio declined during the first six months of 1996 compared to the same period in 1995. The provision for receivable credit losses declined to $31.0 million during the first six months of

1996 from $36.3 million for the same period in 1995. This decrease reflects a decline in real estate receivable delinquencies in the multi-family portfolio.


         Single-family charge-offs declined to $26.4 million from $28.6 million for the six months ended June 30, 1996 and 1995, respectively. Multi-family and commercial charge-offs decreased to $12.6 million from $13.2 million for the six months ended June 30, 1996 and 1995, respectively. The decline in charge-offs reflects a decline in delinquencies. Total receivable and recourse obligation delinquencies declined to 1.36 percent of the total gross receivable and recourse obligation portfolios at June 30, 1996 from 1.68 percent at June 30, 1995.

         The provision for losses declined to $63.8 million from $101.6 million and $123.5 million for the years ended December 31, 1995, 1994 and 1993, respectively. The reduction is primarily due to a decline in delinquencies. Included in the 1994 amount is $12.5 million related to losses resulting from the Northridge, California earthquake in January 1994. In addition, the reduction is due to a continuing decline in receivables and recourse obligation delinquencies.

         Single-family charge-offs declined to $55.9 million from $88.0 million and $92.2 million for the years ended December 31, 1995, 1994 and 1993, respectively. Multi-family and commercial charge-offs increased to $28.1 million from $19.3 million and $13.1 million for the years ending December 31, 1995, 1994 and 1993, respectively. Although charge-offs increased in the multi-family and commercial portfolio, total multi-family and commercial delinquencies as a percentage of the total multi-family and commercial portfolio declined to 0.24 percent at December 31, 1995 from 0.74 percent at December 31, 1994.

         Impaired Loans. In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to impaired loans, as defined, should be determined. In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting for Creditors for Impairment of a Loan--Income Recognition Disclosures" ("SFAS 118") as an amendment to SFAS 114. SFAS 118 eliminates the income recognition provisions included in SFAS 114 thereby permitting the use of existing methods for recognizing interest income on impaired loans. Keystone Holdings adopted the provisions of SFAS 114 and SFAS 118 effective January 1, 1995.

         SFAS 114 does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment. Management collectively reviews all single-family loans, all consumer loans, and multi-family and commercial loans with outstanding principal balances under $1.0 million for impairment.

         Management considers a loan to be impaired when, based upon current information and events, it believes it is probable that Keystone Holdings will be unable to collect all amounts due according to the contractual terms of the loan agreement. Keystone Holdings' impaired loans disclosed under the requirements of SFAS 114 include nonaccrual loans (excluding those collectively reviewed for impairment), debt restructurings, and multi-family and commercial loans less than 90 days delinquent in which management believes that the borrower may be experiencing financial difficulty based on indicators such as low debt coverage ratios or high loan-to-value ratios. Keystone Holdings bases the measurement of loan impairment on the fair value of the loan's underlying collateral in accordance with SFAS 114. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan's value is included in the allowance for credit losses through a charge to the provision for credit losses. At the time of in-substance foreclosure or troubled debt restructuring, the shortfall, if any, between the recorded investment of a loan and the measure of impairment is charged-off.

         The recorded investment in loans considered to be impaired under SFAS 114 was $86.8 million and $69.4 million at June 30, 1996 and December 31, 1995, respectively. Included in the amount at June 30, 1996 is $37.9 million of impaired loans for which the related allowance for credit losses is $7.4 million and $48.9 million of impaired loans that do not have an allowance for credit losses. Included in the impaired loans amount at December 31, 1995 is $24.7 million of impaired loans for which the related allowance for credit losses is $5.7 million and $44.7 million of impaired loans that do not have an allowance for credit losses. The average recorded investment in impaired loans at June 30, 1996 and December 31, 1995 was $77.7 million and $69.0 million for the six months ended June 30, 1996 and for the year ended December 31, 1995, respectively. Interest income of $2.1 million, $1.1 million and $4.7 million was recognized on impaired loans during the period of impairment for the six months ended June 30, 1996, 1995 and for the year ended December 31, 1995, respectively.

         The aggregate investment in troubled debt restructurings ("TDRs") modified prior to January 1, 1995 that were not impaired based on the terms specified by the TDR agreements with borrowers was $5.7 million at June 30, 1996 and $10.6 million, $22.6 million, $36.4 million, $7.9 million and $0.7 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively. The foregone interest on these restructured receivables did not have a significant impact on Keystone Holdings' earnings for the six months ended June 30, 1996 or 1995 or the years ended December 31, 1995, 1994, 1993, 1992 or 1991. Interest income on TDRs was $0.2 million and $0.4 million for the six months ended June 30, 1996 and 1995, respectively, and $0.8 million ad $1.8 million for the years ended December 31, 1995 and 1994, respectively. At June 30, 1996 and December 31, 1995, Keystone Holdings had no commitments to lend additional funds to borrowers whose loans were classified as TDRs.

         Interest income is accrued and credited to income as it is earned. Accrued interest on nonaccrual receivables (i.e., receivables that are 90 days or more contractually delinquent) is not recognized as income. Interest income is subsequently recognized on nonaccrual receivables only to the extent that payments are received. Payments received on nonaccrual receivables are recorded as a reduction of principal or as interest income depending on management's assessment of the ultimate collectibility of the loan principal. Nonaccrual loans at June 30, 1996 and at December 31, 1995, 1994, 1993, 1992 and 1991 had
interest due but not recognized of approximately $6.9 million, $7.1 million, $8.8 million, $12.7 million, $16.6 million and $14.7 million, respectively.

         Non-Performing Assets. Non-performing assets consisted of the following at the dates indicated (dollars in thousands):

                                  June 30,                                December 31,
                                  --------      ----------------------------------------------------------------
                                    1996          1995          1994          1993          1992          1991
                                  --------      --------      --------      --------      --------      --------
Nonaccrual receivables (1) ..     $135,968      $144,095      $219,266      $259,002      $283,452      $245,453
Foreclosed properties (2) ...       84,036       100,037       118,645       150,868       144,535        49,500
                                  --------      --------      --------      --------      --------      --------
  Total non-performing assets     $220,004      $244,132      $337,911      $409,870      $427,987      $294,953
                                  ========      ========      ========      ========      ========      ========

Percentage of total assets ..         1.07%         1.24%         1.84%         2.38%         2.48%         1.73%


---------------
(1)      Nonaccrual receivables include recourse obligations
(2)      Net of allowance for losses on foreclosed properties.





         Nonaccrual receivables declined to $136.0 million at June 30, 1996 from $144.1 at December 31, 1995 and $219.3 million at December 31, 1994. Net foreclosed properties decreased to $84.0 million at June 30, 1996 from $100.0 million at December 31, 1995 and $118.6 million at December 31, 1994. Total non-performing assets declined to $220.0 million at June 30, 1996 from $244.1 million and $337.9 million at December 31, 1995 and 1994, respectively.

         The following tables present certain portfolio information by selected regions in California and all other states on the dates indicated:

                                                                       June 30, 1996
                                ------------------------------------------------------------------------------------------------
                                                                              Non-Performing Assets
                                                         -----------------------------------------------------------------------
                                  Gross Receivables           Nonaccrual
                                    and Recourse           Receivables and              Foreclosed
                                     Obligations         Recourse Obligations         Properties, Net                Total
                                --------------------     --------------------       ------------------       -------------------
                                                                    (dollars in thousands)
Los Angeles County ........     $ 5,355,751    30.52%    $  66,829      49.15%      $ 35,088     41.75%      $ 101,917     46.32%
San Francisco Bay area ....       5,415,568    30.86        20,923      15.39         14,496     17.25          35,419     16.10
Orange County .............       1,877,261    10.70        15,626      11.49          7,201      8.57          22,827     10.38
Other California counties .       4,775,948    27.21        31,873      23.44         27,176     32.34          59,049     26.84
Other states ..............         104,291     0.59           717       0.53             75      0.09             792      0.36
Non-mortgage receivables ..          20,206     0.12           --         --             --        --              --        --
                                -----------   ------     ---------     ------       --------    ------       ---------    ------
  Total ...................     $17,549,025   100.00%    $ 135,968     100.00%      $ 84,036    100.00%      $ 220,004    100.00%
                                ===========   ======     =========     ======       ========    ======       =========    ======

         Foreclosed Properties. The following table summarizes activity in the foreclosed property portfolio for the periods indicated:


                            Six-Month Period Ended                      Year Ended
                                   June 30,                            December 31,
                           ------------------------      ---------------------------------------
                             1996           1995           1995           1994           1993
                           ---------      ---------      ---------      ---------      ---------
                                               (dollars in thousands)
Beginning balance ....     $ 100,037      $ 118,645      $ 118,645      $ 150,868      $ 144,535
Acquisition cost .....        87,479        103,676        185,250        230,605        228,654
Allowances ...........        (3,237)        (5,066)       (10,523)       (15,391)       (19,589)
Sales ................      (100,243)       (97,091)      (193,335)      (247,437)      (202,732)
                           ---------      ---------      ---------      ---------      ---------
Ending balance .......     $  84,036      $ 120,164      $ 100,037      $ 118,645      $ 150,868
                           =========      =========      =========      =========      =========


         Foreclosed properties are recorded at fair value, less estimated costs to sell, as determined by independent appraisals. The following table summarizes the number of properties in the foreclosed property portfolio for the periods indicated:

                      Six-Month Period                Year Ended
                       Ended June 30,                 December 31,
                     ------------------      ------------------------------
                      1996        1995        1995        1994        1993
                     ------      ------      ------      ------      ------
Beginning amount        581         628         628         772         556
  Foreclosures .        523         527         972       1,124       1,084
  Sales ........       (511)       (480)     (1,019)     (1,268)       (868)
                     ------      ------      ------      ------      ------
Ending amount ..        593         675         581         628         772
                     ======      ======      ======      ======      ======


         Typically, foreclosed properties are sold by Keystone Holdings within six to eight months subsequent to foreclosure. The timely disposal of foreclosed properties continues to be a priority of management.


DEPOSITS AND OTHER BORROWINGS


         Total deposits were $12.7 billion, $13.0 billion and $12.8 billion at June 30, 1996, December 31, 1995 and December 31, 1994, respectively. Management anticipates maintaining its current deposit market share among the institutions constituting the Eleventh District of the FHLB.


         On February 8, 1996, ASB completed the private placement of $100.0 million of Subordinated Notes (the "Notes"). The Notes bear an interest rate of
6.625 percent per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.

         The Notes mature on February 15, 2006. However, the Notes are redeemable in whole, or in part, at the option of ASB at any time prior to that date. The redemption price is equal to the greater of (i) 100 percent of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis at the Treasury Yield plus 15 basis points, plus in each case accrued interest to the date of redemption.

         The payment of the principal and interest on the Notes is subordinated to the prior payment in full of all Senior Indebtedness. Senior Indebtedness, in general, includes the principal and interest on (a) all claims against ASB having the same priority as savings account holders of ASB or any higher priority, (b) all indebtedness of ASB, other than the Notes, which is given in connection with the acquisition of any businesses, properties or assets of any kind and (c) obligations of ASB as lessee under capitalized leases. At June 30, 1996, Senior Indebtedness totaled approximately $18.8 billion, including $12.7 billion in deposits.

         The proceeds of the Notes were used to pay general corporate expenses, to repay certain borrowings and to fund loan originations. The Notes qualify to be included in regulatory capital.

         The Notes do not restrict ASB from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation. In addition, the Notes do not require ASB to maintain any financial ratios or certain levels of regulatory capital or liquidity.


         Keystone Holdings utilizes several other funding sources including reverse repurchase agreements, brokered deposits and FHLB advances. FHLB advances increased to $2.0 billion at June 30, 1996 from $1.0 billion and $391.4 million at December 31, 1995 and 1994, respectively. New American Capital, Inc. ("New Capital"), a wholly-owned subsidiary of Keystone Holdings, has issued debt securities with outstanding principal balances totalling $364.5 million at June 30, 1996. New Capital's $175.0 million Series C Floating Rate Notes due April 12, 2000 ("Series C Notes") bear interest at three-month London Interbank Offering Rate ("LIBOR") plus 1.375%, while its $20.5 million floating rate subordinated notes due in 1998 ("Subordinated Notes") bear interest at three-month LIBOR plus 2.875%. The Series C Notes and Subordinated Notes reprice and require interest payments quarterly. New Capital's $169.0 million Series B Notes due 1999 ("Series B Notes") bear interest at a fixed rate of 9.60 percent until maturity. Interest payments on the Series B Notes are made semi-annually.

         In June 1996, ASB was approved to participate in the FHLB's Guaranteed Spread Program (the "GSP Program"). Under the GSP Program, ASB was approved for a credit amount of up to $0.9 billion after paying a fee to the FHLB and pledging certain qualifying mortgages as collateral. Interest on advances is determined using LIBOR minus a fixed spread. Included in FHLB advances at June 30, 1996 are $0.9 billion related to the GSP Program.


RESULTS OF OPERATIONS


         Net Earnings. Keystone Holdings reported earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively. Net earnings were $53.6 million and $25.5 million for the same periods.

         Keystone Holdings reported earnings before taxes of $118.2 million, $73.8 million and $104.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. Net earnings were $84.8 million, $50.3 million and $82.3 million for the same periods.

         Net Interest Income. Net interest income increased to $237.6 million for the six months ended June 30, 1996 from $165.7 million for the same period in 1995. The increase in net interest income resulted from an increase of 66 basis points in the interest rate spread to 2.40 percent from 1.74 percent for the six month periods ended June 30, 1996 and 1995, respectively. In addition, net interest income for the six months ended June 30, 1996 was positively affected by COFI lag when compared to the same period in 1995. A majority of ASB's interest-earning assets reprice at a spread above COFI. There is an inherent timing difference between the repricing of assets and liabilities that could impact the interest rate spread if there are significant fluctuations in the interest rate environment. This timing difference, or lag, is a result of delays in the publication of COFI and the repricing terms of related assets. The impact of this timing difference will be favorable during a period of declining interest rates and unfavorable in a rising interest rate environment. Although the impact of this lag tends to balance out over the life of a loan, it can produce short-term volatility in an institution's net interest income during periods of interest rate movement. The COFI lag resulted in a favorable impact to net interest income of approximately $11.6 million for the six months ended June 30, 1996 compared with an unfavorable impact to net interest income of $38.5 million for the six months ended June 30, 1995.

         Net interest income increased to $374.4 million for the year ended December 31, 1995 from $353.4 million for the year ended December 31, 1994. The interest rate spread was 1.95 percent and 2.04 percent for the years ended December 31, 1995 and 1994, respectively. COFI lag resulted in an unfavorable impact to net interest income of approximately $38.8 million and $23.8 million in 1995 and 1994, respectively.

         Keystone Holdings' net interest income decreased to $353.4 million for the year ended December 31, 1994 compared to $426.1 million for the year ended December 31, 1993. The decrease in net interest income resulted from a decrease of 43 basis points in the interest rate spread to 2.04 percent from 2.47 percent for the years ended December 31, 1994 and 1993, respectively. In addition, net interest income in 1994 when compared to 1993 was negatively impacted by COFI lag. The COFI lag resulted in an unfavorable impact to net interest income of $23.8 million in 1994 contrasted with a favorable impact to net interest income of $32.7 million in 1993.

         The following tables summarize average yields earned and rates paid for the periods indicated and the resulting volume and rate variances:

                                                                   Average Yields Earned and Rates Paid
                                          --------------------------------------------------------------------------------------
                                                                      Six-Month Period Ended June 30,
                                          --------------------------------------------------------------------------------------


                                                             1996                                        1995
                                          ------------------------------------------  ------------------------------------------
                                             Average                                     Average
                                           Balance(1)     Interest      Yield/Rate     Balance(1)      Interest     Yield/Rate
                                          ------------- -------------  -------------  ------------- -------------- -------------
                                                                          (dollars in thousands)
Interest-earning assets:
  Receivables(2)........................    $11,890,990      $445,479        7.49%      $13,109,784       $460,003       7.02%
  Mortgage-backed securities............      6,500,155       242,465        7.46         3,332,138        112,497       6.75
  Consumer loans........................         41,718         2,918       13.99            44,923          3,091      13.76
  New West Note.........................             --            --       --            1,348,383         43,699       6.48
  Investment securities.................        355,209        11,319        6.37           446,118         13,813       6.19
  FHLB stock............................        175,227         4,539        5.18           145,979          3,198       4.38
                                            -----------      --------       -----       -----------       --------      -----
    Total interest-earning assets.......    $18,963,299      $706,720        7.45%      $18,427,325       $636,301       6.91%
                                            ===========      ========       =====       ===========       ========      =====
Interest-bearing liabilities:
  Deposits..............................    $12,800,352      $298,357        4.66%      $13,287,497       $308,414       4.64%
  FHLB advances.........................        739,654        21,252        5.75           410,700         13,120       6.39
  Other borrowings......................      5,053,253       149,487        5.92         4,492,032        149,068       6.64
                                            -----------      --------       -----       -----------       --------      -----
    Total interest-bearing liabilities..    $18,593,259      $469,096        5.05%      $18,190,229       $470,602       5.17%
                                            ===========      ========       =====       ===========       ========      =====
Excess of average interest-earning
  assets over average interest-bearing
  liabilities...........................    $   370,040                                 $   237,096
Net interest income.....................                     $237,624                                     $165,699
Interest rate spread....................                                     2.40%                                       1.74%
Net interest margin.....................                                     2.51%                                       1.80%
Change in net interest income...........


                                                       Rate Volume Analysis
                                           -------------------------------------------
                                                     Six-Month Period Ended
                                           -------------------------------------------
                                                    June 30, 1996 Versus 1995
                                                 Favorable (Unfavorable) Change
                                                       Due to Changes in:
                                           -------------------------------------------

                                              Volume          Rate           Total
                                           -------------  ------------- --------------

Interest-earning assets:
  Receivables(2)........................        $(74,358)        $59,834     $(14,524)
  Mortgage-backed securities............          104,147         25,821       129,968
  Consumer loans........................            (274)            101         (173)
  New West Note.........................               --       (43,699)      (43,699)
  Investment securities.................          (3,279)            785       (2,494)
  FHLB stock............................               63          1,278         1,341
                                              -----------      ---------     ---------
    Total interest-earning assets.......          $26,299       $ 44,120     $  70,419
                                              ===========      =========     =========
Interest-bearing liabilities:
  Deposits..............................          $12,642       $(2,585)       $10,057
  FHLB advances.........................         (11,007)          2,875       (8,132)
  Other borrowings......................         (34,666)         34,247         (419)
                                              -----------      ---------     ---------
    Total interest-bearing liabilities..      $  (33,031)      $  34,537     $   1,506
                                              ===========      =========     =========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities...........................
Net interest income.....................
Interest rate spread....................
Net interest margin.....................
Change in net interest income...........         $(6,732)        $78,657       $71,925


-------------------
(1)      Average balances are calculated on a daily basis.
(2) Nonaccruing loans are included in the daily average receivables outstanding.

                                                                      Average Yields Earned and Rates Paid
                                          ---------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                              1995                                            1994
                                          -----------------------------------------   -------------------------------------------
                                              Average                     Yield/          Average                       Yield/
                                            Balance(1)     Interest        Rate         Balance(1)        Interest       Rate
                                          ------------    ------------  -----------   ------------      ------------- -----------
                                                                         (dollars in thousands)
Interest-earning assets:
  Receivables(2).......................       $14,084,471     $961,002       6.82%        $10,671,463        $697,086      6.53%
  Mortgage-backed securities...........         2,842,714      272,320       9.58           2,988,864         167,073      5.59
  Consumer loans.......................            44,773        6,261      13.98              79,603          11,955     15.02
  New West Note........................           890,800       58,841       6.61           2,513,753         141,039      5.61
  Investment securities................           487,341       31,006       6.36             298,726          13,603      4.55
  FHLB stock...........................           152,209        7,696       5.06             118,558           6,107      5.15
                                              -----------    ---------      -----         -----------      ----------    ------
    Total interest-earning assets......       $18,502,308   $1,337,126       7.23%        $16,670,967      $1,036,863      6.22%
                                              ===========     ========      =====         ===========      ==========    ======
Interest-bearing liabilities:
  Deposits.............................       $13,249,964     $636,315       4.80%        $13,053,566        $481,794      3.69%
  FHLB advances........................           492,611       30,858       6.26           1,044,018          69,096      6.62
  Other borrowings.....................         4,483,800      295,539       6.59           2,260,826         132,597      5.86
                                              -----------    ---------      -----         -----------      ----------    ------
    Total interest-bearing liabilities.       $18,226,375     $962,712       5.28%        $16,358,410        $683,487      4.18%
                                              ===========     ========      =====         ===========      ==========    ======
Excess of average interest-earning
  assets over average interest-bearing
  liabilities..........................          $275,933                                    $312,557
Net interest income....................                       $374,414                                       $353,376
Interest rate spread...................                                      1.95%                                         2.04%
Net interest margin....................                                      2.02%                                         2.12%
Change in net interest income..........


                                                              Rate Volume Analysis
                                                 ------------------------------------------
                                                             Year Ended December 31
                                                 ------------------------------------------
                                                                1995 Versus 1994
                                                         Favorable (Unfavorable) Change
                                                               Due to Changes in:
                                                 ------------------------------------------

                                                    Volume           Rate          Total
                                                 -------------   -------------   ----------
Interest-earning assets:
  Receivables(2).......................          $  231,661       $  32,255       $ 263,916
  Mortgage-backed securities...........              (8,543)        113,790         105,247
  Consumer loans.......................              (4,920)           (774)         (5,694)
  New West Note........................            (103,725)         21,527         (82,198)
  Investment securities................              10,683           6,720          17,403
  FHLB stock...........................               1,703            (114)          1,589
                                                 ----------       ---------       ---------
    Total interest-earning assets......          $  126,859       $ 173,404       $ 300,263
                                                 ==========       =========       =========
Interest-bearing liabilities:
  Deposits.............................          $   (7,353)      $(147,168)      $(154,521)
  FHLB advances........................              34,721           3,517          38,238
  Other borrowings.....................            (144,716)        (18,226)       (162,942)
                                                 ----------       ---------       ---------
    Total interest-bearing liabilities.          $ (117,348)      $(161,877)      $(279,225)
                                                 ==========       =========       =========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities..........................
Net interest income....................
Interest rate spread...................
Net interest margin....................
Change in net interest income..........             $ 9,511         $11,527        $ 21,038


----------------
(1)      Average balances are calculated on a daily basis.
(2) Nonaccruing loans are included in the daily average receivables outstanding.

                                                                      Average Yields Earned and Rates Paid
                                              ----------------------------------------------------------------------------------
                                                                             Year Ended December 31,
                                              ----------------------------------------------------------------------------------


                                                              1994                                            1993
                                              --------------------------------------------     ---------------------------------
                                                Average                             Yield/       Average
                                               Balance(1)        Interest           Rate         Balance(1)       Interest
                                              -----------       -----------       --------     -----------       -----------
                                                                             (dollars in thousands)
Interest-earning assets:
  Receivables(2).......................       $10,671,463       $   697,086           6.53%    $10,101,371       $   725,687
  Mortgage-backed securities...........         2,988,864           167,073           5.59       1,860,407           106,764
  Consumer loans.......................            79,603            11,955          15.02         208,614            30,919
  New West Note........................         2,513,753           141,039           5.61       4,061,221           241,014
  Investment securities................           298,726            13,603           4.55         273,148             9,315
  FHLB stock...........................           118,558             6,107           5.15         103,136             3,570
                                              -----------       -----------       --------     -----------       -----------
    Total interest-earning assets......       $16,670,967       $ 1,036,863           6.22%    $16,607,897       $ 1,117,269
                                              ===========       ===========       ========     ===========       ===========
Interest-bearing liabilities:
  Deposits.............................       $13,053,566       $   481,794           3.69%    $13,718,142       $   513,435
  FHLB advances........................         1,044,018            69,096           6.62       1,578,904           128,741
  Other borrowings.....................         2,260,826           132,597           5.86         935,282            48,970
                                              -----------       -----------       --------     -----------       -----------
    Total interest-bearing
      liabilities......................       $16,358,410       $   683,487           4.18%    $16,232,328       $   691,146
                                              ===========       ===========       ========     ===========       ===========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities..........................          $312,557                                      $   375,569
Net interest income....................                          $  353,376                                      $   426,123
Interest rate spread...................                                               2.04%
Net interest margin....................                                               2.12%
Change in net interest income..........


                                                                   Rate Volume Analysis
                                                         -----------------------------------------
                                                               Year Ended December 31
                                                         -----------------------------------------
                                                                  1994 Versus 1993
                                                           Favorable (Unfavorable) Change
                                                                 Due to Changes in:
                                                         -----------------------------------------
                                             Yield/
                                              Rate          Volume          Rate           Total
                                            --------     -----------    -----------    -----------

Interest-earning assets:
  Receivables(2).......................          7.18%    $    39,531    $   (68,132)   $   (28,601)
  Mortgage-backed securities...........          5.74          63,148         (2,839)        60,309
  Consumer loans.......................         14.82         (19,370)           406        (18,964)
  New West Note........................          5.93         (87,451)       (12,524)       (99,975)
  Investment securities................          3.41             936          3,352          4,288
  FHLB stock...........................          3.46             595          1,942          2,537
                                             --------     -----------    -----------    -----------
    Total interest-earning assets......          6.73%    $    (2,611)   $   (77,795)   $   (80,406)
                                             ========     ===========    ===========    ===========
Interest-bearing liabilities:
  Deposits.............................         3.74%    $    24,605    $     7,036    $    31,641
  FHLB advances........................         8.15          38,335         21,310         59,645
  Other borrowings.....................         5.24         (77,091)        (6,536)       (83,627)
                                            --------     -----------    -----------    -----------
    Total interest-bearing
      liabilities......................         4.26%    $   (14,151)   $    21,810    $     7,659
                                            ========     ===========    ===========    ===========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities..........................
Net interest income....................
Interest rate spread...................         2.47%
Net interest margin....................         2.57%
Change in net interest income..........                  $   (16,762)   $   (55,985)   $   (72,747)

----------------
(1)      Average balances are calculated on a daily basis.
(2) Nonaccruing loans are included in the daily average receivables outstanding.

Other Income and Expense. Other income and expense consisted of the following items for the periods indicated:

                                                Six-Month Period Ended
                                                        June 30,                          Year Ended December 31,
                                               ------------------------        ----------------------------------------
                                                 1996            1995            1995            1994            1993
                                               --------        --------        --------        --------        --------
                                                                     (dollars in thousands)
Gain (loss) on sale of receivables, net        $  2,965        $    777        $     34        $ (2,295)       $  9,776
Gain on disposition of credit card
  receivables, net                                 --              --              --            24,981            --
Gain on sale of mortgage servicing
  rights                                           --              --              --            20,396            --
Savings, commission and receivable fee
  income                                         29,549          21,763          50,227          44,913          49,622
Gain (loss) on asset sales, net                    (324)            890           2,534             207          23,994
Net expense of foreclosed properties             (7,496)         (8,467)        (18,032)        (13,390)        (12,951)
Net servicing income                              9,391           8,275          18,696          14,038           7,229
Loss on sale of covered assets                     --              (667)        (37,399)           --                 _
Effect of FDIC assistance on covered
  assets                                           --            16,741          55,630            --              --
Other, net                                          539             445             743              52           3,380
                                               --------        --------        --------        --------        --------
  Total                                        $ 34,624        $ 39,757        $ 72,433        $ 88,902        $ 81,050
                                               ========        ========        ========        ========        ========


         Other income and expense for the six months ended June 30, 1996 was $34.6 million compared to $39.8 million for the same period in 1995. Included in the previous period's amount is a $16.7 million gain of FDIC assistance. This assistance related to the sale of certain single-family loans serviced by other institutions that had an outstanding principal balance of $200.5 million at the time of sale. These loans (covered assets) were acquired by ASB in the 1988 Acquisition and, as a part of the terms of the 1988 Acquisition, the FRF was contractually obligated to ASB to make up any deficiencies in the timely payment of principal and interest on these covered assets. As a result of a restructuring of certain FRF Agreements, direct payments by the FRF to ASB with respect to such deficiencies were to be terminated by a mark-to-market process to be conducted when the New West Note became fully repaid (or, if sooner, when a covered asset subject to the assistance was sold) pursuant to an agreed upon mark-to-market methodology. Thus, included in the $16.7 million assistance was compensation from the FRF relating to the value implicit in the remaining duration (at the time of the mark) of the original FRF guarantee. The decrease in FDIC assistance was partially offset by an increase in savings fee, commission, receivable fee and net servicing income assistance during the six month period ended June 30, 1996 compared to the same period in 1995.

         Other income and expense decreased to $72.4 million from $88.9 million for the years ended December 31, 1995 and 1994, respectively, due to a $25.0 million decrease in gains on the sale of the credit card portfolio, a $20.4 million decline in gains on the sale of mortgage servicing rights, and a $37.4 million increase in loss on sale of covered assets, which were partially offset by a $55.6 million increase in FDIC assistance.

         Other income and expense increased to $88.9 million from $81.1 million for the years ended December 31, 1994 and 1993, respectively. The decrease was due to a $25.0 million gain on the 1994 sale of the credit card portfolio and a $20.4 million gain on the sale of mortgage servicing rights related to the sale of $1.9 billion of Keystone Holdings' servicing portfolio, which were partially offset by $23.8 million and $12.1 million declines in gains on asset sales and sales of receivables, respectively.

         As shown in the previous table, net gain (loss) on other asset sales consisted of the following for the periods indicated:


                                                Six-Month Period
                                                 Ended June 30,                     Year Ended December 31,
                                          -----------------------------  ---------------------------------------------
                                               1996           1995            1995           1994            1993
                                          -------------- --------------  -------------- --------------  --------------
                                                                     (dollars in thousands)
Mortgage-backed securities..............          $(402)           $580          $1,127            $33          $1,433
Asset management rights.................              --             --              --             --          23,000
Other...................................              78            310           1,407            174           (439)
                                                  ------           ----          ------           ----         -------
  Total.................................          $(324)           $890          $2,534           $207         $23,994
                                                  ======           ====          ======           ====         =======


         In 1993, Keystone Holdings recognized a $23.0 million gain on the sale of certain rights related to the management of New West assets.

         In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), an amendment to Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities" ("SFAS 65"). In September 1995, Keystone Holdings adopted early application of SFAS 122. SFAS 122 requires an institution that purchases or originates mortgage loans and subsequently sells or securities those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Capitalized mortgage servicing rights should be stratified based upon one or more of the predominant risk characteristics of the underlying loans such as loan type, size, note rate, date of origination, term and/or geographic location.

         Keystone Holdings elected to retroactively implement SFAS 122 as of January 1, 1995. Keystone Holdings capitalized $4.4 million and $7.8 million in originated loan servicing rights during the first six months of 1996 and the year ended December 31, 1995, respectively, that resulted from the origination and sale of receivables with servicing retained. At June 30, 1996 and December 31, 1995, Keystone Holdings established an impairment valuation allowance of $0.4 million and $0.9 million, respectively based upon an evaluation performed on the entire servicing rights portfolio.

         In order to determine the fair value of the servicing rights, management uses market prices under comparable servicing sale contracts, when available, or alternatively, uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable ARM loans. In addition, management uses market comparables for estimates of the cost of servicing per loan, float value, an inflation rate, ancillary income per loan and default rates.

         Keystone Holdings amortizes the servicing rights in proportion to and over the period of estimated future net servicing income.

         For the purpose of measuring impairment, management stratified the capitalized mortgage servicing rights using the following risk characteristics: fixed-rate loans by coupon (less than 8%, 8%-10%, 10%-12% and greater than 12%); and adjustable-rate loans by index (COFI, Treasury, LIBOR, etc.). Impairment is measured utilizing fair value.

         Purchased loan servicing, originated loan servicing and excess servicing fees, net of amortization and the valuation allowance were as follows for the periods indicated:

                                        Purchased Loan      Originated Loan        Excess         Total Mortgage
                                        Servicing, Net      Servicing, Net     Servicing, Net    Servicing Rights
                                        --------------      ---------------    --------------    ----------------
                                                                 (dollars in thousands)
Balance at December 31, 1995.........          $66,884              $6,509            $17,508            $90,901
  Additions..........................            5,170               4,356                685             10,211
  Amortization.......................          (8,053)               (615)            (2,026)           (10,694)
  Valuation allowance................               --               (392)                 --              (392)
                                               -------              ------            -------            -------
Balance at June 30, 1996.............          $64,001              $9,858            $16,167            $90,026
                                               =======              ======            =======            =======


         Net servicing income consisted of the following for the periods indicated:

                                            Six-Month Period Ended
                                                   June 30,                            Year Ended December 31,
                                        -------------------------------   -----------------------------------------------
                                             1996             1995             1995             1994             1993
                                        --------------   --------------   --------------   --------------   -------------
                                                                      (dollars in thousands)
Servicing Income.....................        $20,085          $16,193          $37,521          $29,270          $30,032
Amortization of mortgage servicing
  rights.............................        (10,694)          (7,918)         (18,825)         (15,232)         (22,803)
                                            --------          -------          -------          -------          -------
Net servicing income.................       $  9,391          $ 8,275          $18,696          $14,038          $ 7,229
                                            ========          =======          =======          =======          =======



         Net servicing income increased to $18.7 million from $14.0 million and $7.2 million for the years ended December 31, 1995 and 1994 and 1993, respectively. The increase from 1994 to 1995 is due to the average outstanding balance of the loans serviced by ASB for other institutions increasing to $16.2 billion for the year ended December 31, 1995 from $11.4 billion for the year ended December 31, 1994. The increase in net servicing income from $7.2 million in 1993 to $14.0 million in 1994 was largely due to a decrease in amortization of mortgage servicing rights attributable to a gradual decline in prepayments of mortgage receivables in 1994 compared to 1993.

         Miscellaneous other income and expense consisted of the following items for the periods indicated:

                                           Six-Month Period Ended
                                                  June 30,                       Year Ended December 31,
                                       ------------------------------ ----------------------------------------
                                            1996            1995           1995            1994           1993
                                       --------------  -------------- --------------  -------------- ------------
                                                                  (dollars in thousands)
Credit card fees.....................          $255            $135         $  532          $1,095         $4,574
Loss on sales of branches............          (217)            (98)          (832)         (1,410)          (955)
Provision on other assets............            --              --             --              --         (1,000)
Other................................           501             408          1,043             367            761
                                               ----            ----         ------          ------         ------
  Total..............................          $539            $445         $  743          $   52         $3,380
                                               ====            ====         ======          ======         ======


         Credit card fees decreased in 1995 and 1994 as compared to 1993 due to the sale of a majority of the credit card portfolio in the first quarter of 1994.



         General and Administrative Expenses. General and administrative expenses were $134.9 million for the six-month period ended June 30, 1996 compared to $136.1 million for the same period in 1995. General and administrative expenses as a percentage of total average assets on an annualized basis were 1.36% and 1.42% for the six months ending June 30, 1996 and 1995, respectively. Total general and administrative expenses declined to $264.8 million for the year ended December 31, 1995 compared to $266.8 million for the year ended December 31, 1994 and $279.7 million for the year ended December 31, 1993. General and administrative expenses as a percentage of total average assets were 1.37%, 1.54% and 1.62% for the years ended December 31,

1995, 1994 and 1993, respectively. These trends reflect management's continuing focus on decreasing general and administrative expenses through the automation of processes and the streamlining of operations where appropriate.

         Provision for Federal and State Income Taxes. The provision for federal and state taxes on income was $3.5 million and $1.0 million for the six-month periods ended June 30, 1996 and 1995, respectively. The provision consisted of alternative minimum tax for these periods.

         The provision for federal and state taxes on income was $4.4 million for the year ended December 31, 1995 compared to a provision of $1.7 million for the year ended December 31, 1994 and a benefit of $2.8 million for the year ended December 31, 1993. These provisions reflect effective tax rates of 3.7%, 2.3% and (2.7%) for the years ended December 31, 1995, 1994 and 1993, respectively. The effective tax rates for 1995 and 1994 reflect the utilization of current tax losses of ASB's nominee and the increase in the tax loan loss base year reserve amounts coupled with changes in the deferred tax asset valuation allowance. The 1993 effective tax rate reflects the utilization of current tax losses of ASB's nominee, the benefit on the deferred tax asset of the tax rate change in the 1993 Revenue Reconciliation Act, a reduction in the deferred tax asset for provisions in the same legislation that significantly reduced, retroactively to March 4, 1991, losses attributable to ASB's nominee, New West, and changes to the deferred tax asset valuation allowance.

         Provision (Benefit) for Payments in Lieu of Taxes. Keystone Holdings recorded a provision for payments in lieu of taxes of $24.2 million for the six months ended June 30, 1996 compared to a benefit for payments in lieu of taxes of $6.5 million for the six months ended June 30, 1995. The provision for payments in lieu of taxes for the six months ended June 30, 1996 as compared to the benefit for the six months ended June 30, 1995 is the result of an increase in earnings before taxes and a decrease in allowable tax bad debt deductions in excess of book credit loss provisions. Keystone Holdings' earnings before taxes for the six-month period ended June 30, 1996 were $102.2 million compared to $34.8 million for the same period in 1995. See APPENDIX B - Note 18, "Payments in Lieu of Taxes," in the Notes to the Consolidated Financial Statements.

         The provision for payments in lieu of taxes was $7.9 million for the year ended December 31, 1995 compared with a benefit for payments in lieu of taxes of $0.8 million and a provision of $14.1 million for the years ended December 31, 1994 and 1993, respectively. The increase in the provision for payments in lieu of taxes in 1995 over 1994 and the decrease in 1994 over 1993 were largely attributable to increased or decreased earnings before taxes. Earnings before taxes for the years ended December 31, 1995, 1994 and 1993 were $118.2 million, 73.8 million and $104.0 million, respectively.

         Accounting for Income Taxes. In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to carryovers and differences between the amount recorded in the financial statements for existing assets and liabilities and their respective tax bases. Effective January 1, 1992, Keystone Holdings adopted SFAS 109.

         At January 1, 1992, Keystone Holdings recognized a deferred tax asset relating to NOL carryforwards of $4.3 billion and net deductible temporary differences of $370.0 million. The deferred tax asset was reduced by a valuation allowance to arrive at the net amount that is more likely than not to be realized from such carryforwards and temporary differences.

         In adopting SFAS 109, Keystone Holdings recorded the cumulative effect of a change in accounting principle of $60.0 million which was presented separately in its Consolidated Statement of Earnings for the year ended December 31, 1992. Prior years' financial statements were not restated. Under the provisions of SFAS 109, Keystone Holdings recorded a deferred tax benefit of $2.8 million and $22.0 million for 1993 and 1992, respectively. The Consolidated Balance Sheets include deferred tax assets of $112.6 million at June 30, 1996 and December 31, 1995 and 1994.

         Keystone Holdings had earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively, and $118.2 million, $73.8 million, and $104.0 million for the years ended

December 31, 1995, 1994 and 1993, respectively. However, for the latter three periods, Keystone Holdings had taxable losses due to the operations of New West, a non-consolidated subsidiary of New Holdings that was a nominee of ASB for tax purposes. For the six months ended June 30, 1996, NOL carryovers from the 1988 Acquisition were used to eliminate Keystone Holdings' taxable income. As of December 31, 1995, Keystone Holdings had NOL carryovers available to offset future taxable income of $3.9 billion. Virtually all of these carryovers are attributable to the operations of New West with the balance representing carryovers available to Keystone Holdings from the Acquisition. Since all of the loss carryovers belong to Keystone Holdings for tax purposes, they are considered in the computation of the deferred tax asset. The net deferred tax asset has been reduced to the extent Keystone Holdings will share these loss carryover benefits with the FRF.

         In order to fully realize the net deferred tax asset at December 31, 1995, Keystone Holdings will need to begin to generate future taxable income of approximately $672.1 million prior to the expiration of its NOLs, which expire in 2004. Based on its history of prior operating earnings and expectations for the future, management believes it is more likely than not that Keystone Holdings will realize the recorded benefit of $112.6 million through use of net operating loss carryovers existing at December 31, 1995.


CAPITAL REGULATIONS AND REQUIREMENTS


         Statutes and OTS regulations applicable to savings associations, including ASB, require the maintenance of tangible capital, as defined, in an amount not less than 1.5% of adjusted total assets; core capital, as defined, in an amount not less than 3.0% of adjusted total assets; and risk-based capital, as defined, in an amount not less than 8.0% of adjusted risk-weighted assets.

         The following table presents ASB's actual regulatory capital compared to the minimum required regulatory capital at June 30, 1996:

                                                                     Capital            Assets           % of Assets
                                                                    ----------        -----------        -----------
                                                                                (dollars in thousands)
TANGIBLE CAPITAL REQUIREMENT:
GAAP capital/assets...........................................      $1,180,436        $20,367,147
Add:     Unrealized loss on available-for-sale securities.....           1,411              1,411
         Reclass ACH settlement from deposits to other assets.              --             22,141
         Reclass deferred debt issue costs to other assets....              --              1,249
Less:    Deferred income taxes(1).............................         (78,596)           (78,596)
         Core deposit intangible..............................          (2,025)            (2,025)
         Investment in nonincludable subsidiary...............          (2,401)              (970)
                                                                    ----------        -----------
Actual tangible capital/assets................................       1,098,825        $20,310,357            5.41%
                                                                                      ===========
Required tangible capital.....................................        (304,655)                              1.50
                                                                    ----------                              -----
Excess tangible capital.......................................      $  794,170                               3.91%
                                                                    ==========                              =====

CORE CAPITAL REQUIREMENT:
Tangible capital/assets.......................................      $1,098,825        $20,310,357
Add:     Core deposit intangible..............................           2,025              2,025
                                                                    ----------        -----------
Actual core capital/assets....................................       1,100,850        $20,312,382            5.42%
                                                                                      ===========
Required core capital(2)......................................        (609,371)                              3.00
                                                                    ----------                              -----
Excess core capital...........................................      $  491,479                               2.42%
                                                                    ==========                              =====

RISK-BASED CAPITAL REQUIREMENT:
Core capital..................................................      $1,100,850
  On-balance sheet risk-weighted assets.......................              --        $11,826,300
  Off-balance sheet risk-weighted assets......................              --             61,272
                                                                    ----------        -----------
Core capital/risk-weighted assets.............................       1,100,850        $11,887,572
Add:     Allowable general credit loss reserve................          76,334                 --
         Qualifying subordinated notes, net...................          99,825                 --
         Reclass deferred debt issue costs to other assets....              --              1,249
                                                                    ----------        -----------
Actual risk-based capital/assets..............................       1,277,009        $11,888,821           10.74%
                                                                                      ===========
Required risk-based capital...................................        (951,106)                              8.00
                                                                    ----------                              -----
Excess risk-based capital.....................................      $  325,903                               2.74%
                                                                    ==========                              =====


--------------------
(1) $34.0 million of total deferred income tax qualifies for inclusion in regulatory capital at June 30, 1996. This balance represents the estimated amount of the deferred tax asset that can be realized in the twelve-month period following the reporting period based upon ASB's projected earnings for the same period.

(2) Under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act, an institution is subject to regulatory sanctions if its core capital is less than 4.00%.


ASSET/LIABILITY MANAGEMENT


         Keystone Holdings controls the sensitivity of its net interest income to fluctuations in interest rates by closely matching the maturities and interest rates of its interest-earning assets and interest-bearing liabilities.

         The movement of interest rates on assets or liabilities, whether at maturity or through interest rate adjustment provisions, is referred to as "repricing." In order to match the interest rates of its assets and liabilities, Keystone Holdings originates ARMs which reprice monthly at a spread over COFI. COFI reflects the weighted average cost of funds for savings associations in the FHLB's Eleventh District. Additionally, a majority of the mortgage-backed security portfolio represent adjustable rate assets indexed to COFI. Keystone Holdings' primary asset/liability management objective is to maximize the long-term spread between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Keystone Holdings has focused on managing its cost of funds to provide rate and repricing characteristics similar to COFI.

         The lifetime interest rate caps which Keystone Holdings offers to its COFI ARM borrowers introduce an element of interest rate risk to Keystone Holdings. In periods of high interest rates, it is possible for Keystone Holdings' cost of funds to exceed the rate on the lifetime interest rate caps offered to customers. When determined appropriate by management, Keystone Holdings hedges this risk by purchasing COFI- and LIBOR-based interest rate caps and collars.

         Other various financial instruments utilized by Keystone Holdings' management to reduce or eliminate interest rate risk include options, swaps and forward sales. See APPENDIX B - Note 21, "Interest Rate Risk Management," in the Notes to the Consolidated Financial Statements for additional information.

         Maturity and Interest Rate Sensitivity Analysis. A conventional measure of interest rate sensitivity for thrift institutions is to divide the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets - "one-year gap." The following maturity and interest rate sensitivity analysis summarizes the asset and liability balances of Keystone Holdings at June 30, 1996, on the basis of rate adjustments due to occur within selected time intervals. The repricing periods and amounts in the table assume the contractual amortization and estimated prepayments of receivables and MBS.

                                                               At June 30, 1996
                                    -------------------------------------------------------------------------------------------
                                                             Repricing Periods(1)
                                    -------------------------------------------------------------------------------------------
                                                  Weighted
                                                   Average         0-3             4-12         1-5           5-10      Over 10
                                    Balance(2)      Yield        Months           Months       Years         Years       Years
                                    --------       --------     --------         --------     --------      --------   --------
                                                            (dollars in millions)
Interest-earning assets:
  Investments                       $    408           5.93%    $    286         $   --       $    122      $   --     $   --
  Receivables                         12,954           7.49       11,188              294        1,277            97         98
  MBS                                  6,355           7.35        6,306                4           15            11         19
                                    --------           ----     --------         --------     --------      --------   --------
    Total interest-earning
                                    --------                    --------         --------     --------      --------   --------
      assets                          19,717           7.41       17,780              298        1,414           108        117
                                    --------
Interest-bearing liabilities:
  Deposits                            12,729           4.69        6,467            5,296          966          --         --
  Borrowings                           6,495           5.87        5,741              118          523           100         13
                                    --------                    --------         --------     --------      --------   --------
    Total interest-bearing
      liabilities                     19,224           5.06       12,208            5,414        1,489           100         13
                                    --------                    --------         --------     --------      --------   --------
Maturity gap                        $    493                    $  5,572         ($ 5,116)    ($    75)     $      8   $    104
                                    ========                    ========         ========     ========      ========   ========
Cumulative maturity gap                                         $  5,572         $    456     $    381      $    389   $    493
                                                                ========         ========     ========      ========   ========
Gap as a percentage of
  total assets                          2.38%                      27.18%            2.20%        1.84%         1.88%      2.38%

----------------
(1) The impact of hedging is reflected in the individual asset or liability lines.

(2) Balances in this table are presented gross of discounts, premiums and allowances for credit losses.


(3) Investments and borrowings are assumed to reprice at the earlier of their interest rate reset date or their contractual maturity.

(4) Deposits are assumed to reprice at the earlier of their interest rate reset date or their contractual maturity, except for deposits with no stated maturity, which are assumed to reprice in month O.

         Consistent with Keystone Holdings' strategy to maintain the majority of its portfolio in monthly adjustable rate receivables and MBS, the repricing table indicates that at June 30, 1996 Keystone Holdings' assets are scheduled to reprice sooner than its liabilities. Given this strategy, Keystone Holdings' earnings would be expected to decline with falling interest rates and to increase with rising interest rates. However, Keystone Holdings' earnings are also affected by the lag inherent in COFI, the index on which the majority of Keystone Holdings' adjustable rate receivables and MBS interest rates are based. This lag results from the two month delay in reporting COFI because of the time required to gather the data needed to compute the index. Consequently, the current COFI used to price adjustable rate receivables and MBS actually reflects the cost of funds at a two month prior level. As a result, the COFI lag causes adjustable rate receivables and MBS to initially reprice more slowly than liabilities when the interest rate environment changes, enhancing earnings when rates fall and lessening income when rates rise. In addition to the COFI reporting lag, other characteristics of adjustable rate receivables and MBS impact earnings. These characteristics include introductory (or "teaser") rates, the interest rate adjustment frequencies, interest rate caps or limits on interest rate changes, and interest rate floors.



LIQUIDITY AND CAPITAL RESOURCES



         Liquidity. Keystone Holdings has declared dividends on its common stock of $60.0 million and $5.5 million for the six months ended June 30, 1996 and 1995, respectively, and $5.6 million and $32.5 million for the years ended December 31, 1995 and 1994, respectively. In 1993, Keystone Holdings retired a note for $21.0 million which had been given to its shareholder in payment of a dividend in 1992. In addition Keystone Holdings paid an $8.0 million cash dividend in 1993. At the end of 1993 a $10.0 million dividend had been declared but unpaid.



         New Capital is subject to the restrictions and limitations provided for in the note purchase agreements related to the Series B Notes and the Subordinated Notes and the Indenture covering the Series C Notes. See APPENDIX B -- Note 20, "Stockholder's Equity," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information on the restrictions under debt covenants. Based on the most restrictive of New Capital's debt covenants, at June 30, 1996, New Capital would have been permitted to make up to $28.6 million in dividend or other restricted payments.


         Federal regulations require that ASB maintain for each calendar month an average daily balance of liquid assets at least equal to 5.0% of the prior month's average daily balance of net withdrawable deposits plus borrowings due within one year. At June 30, 1996, ASB's liquid assets consisted of currency, cash in banks, short-term investments in federal funds and bankers acceptances. Also included were mortgage-backed securities with maturities of five years or less. ASB's liquidity ratio was 6.76%, 5.29% and 5.04% at June 30, 1996, December 31, 1995 and December 31, 1994, respectively.


         At December 31, 1995, approximately 88 percent of time certificates are scheduled to mature within one year. In the event that a higher than anticipated number of these certificates do not renew, liquidity will be maintained utilizing other funding sources such as FHLB advances, reverse repurchase agreements and brokered deposits.

         Keystone Holdings' cash and cash equivalents decreased to $144.1 million at June 30, 1996 from $385.6 million at December 31, 1995. The decrease is primarily due to receivable originations of $2.3 billion and purchases of held-to-maturity securities of $1.7 billion during the six months ended June 30, 1996. The decrease in cash and cash equivalents was partially offset by a net increase in FHLB advances of $1.0 billion, and principal payments of held-to-maturity securities and receivables of $1.8 billion and $507.7 million, respectively, during the six months ended June 30, 1996.

         Cash and cash equivalents increased to $385.6 million at December 31, 1995 from $215.3 million at December 31, 1994. The increase primarily results from payments received on the New West Note of $1.7 billion during the year ended December 31, 1995. In addition, proceeds from the sale of receivables increased $1.1 billion, principal payments on receivables increased $744.4 million and net FHLB advances increased $613.0 million during the year ended December 31, 1995. The increase in cash and cash equivalents was partially offset by receivable originations of $3.9 billion during the year ended December 31, 1995.


         Capital Resources. ASB's major sources of funds are generated from the collection of loan principal and interest payments, deposits, FHLB advances, repurchase agreements and other borrowings. In addition, ASB receives funds through the sale of receivables, mortgage-backed securities and other assets. ASB uses these funds primarily to originate receivables and pay dividends.

                                   APPENDIX B

                      CONSOLIDATED FINANCIAL STATEMENTS OF
                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES

                                      INDEX


                                                                                                                 Page
                                                                                                                 ----
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995, 1994 AND 1993
         Independent Auditors' Report...........................................................................  B-2
         Consolidated Balance Sheets as of December 31, 1995 and 1994...........................................  B-3
         Consolidated Statements of Earnings for the years ended December 31, 1995, 1994 and 1993...............  B-4
         Consolidated Statements of Stockholder's Equity for the Years Ended December 31, 1995, 1994 and 1993...  B-5
         Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993.............  B-6
         Notes to Consolidated Financial Statements.............................................................  B-8

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 1996

         Condensed Consolidated Balance Sheets.................................................................  B-49
         Condensed Consolidated Statements of Earnings.........................................................  B-50
         Condensed Consolidated Statements of Stockholder's Equity.............................................  B-51
         Condensed Consolidated Statements of Cash Flows.......................................................  B-52
         Notes to Condensed Consolidated Financial Statements..................................................  B-54

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Keystone Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.




                                       KPMG PEAT MARWICK LLP


Los Angeles, California
January 26, 1996, except as to Note 27
to the consolidated financial statements, which is as of February 8, 1996

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994


                (Dollars in Thousands, except Per Share Amounts)

                                                                                1995            1994
                                                                            ------------     -----------
ASSETS:
Cash and Cash Equivalents                                                    $   385,561      $  215,253
Investment Securities (fair value of $116,721 and $87,002)                       116,728          87,014
Receivable from Affiliates                                                         1,357           1,282
Receivables, net                                                              11,101,010      12,638,520
Mortgage-Backed Securities, net (fair value of $2,959,608 and $1,698,338)      2,890,765       1,706,122
Assets Available-for-Sale:
  Investment Securities                                                          165,379         135,949
  Mortgage-Backed Securities, net                                              4,061,282       1,321,425
Assets Held-for-Sale:
  Receivables (fair value of $75,614 and $5,070)                                  74,021           5,070
New West Note                                                                          -       1,515,040
Federal Home Loan Bank Stock                                                     159,949         122,987
Interest Receivable                                                              111,284          77,223
Premises and Equipment, net                                                      233,687         194,112
Foreclosed Properties, net                                                       100,037         118,645
Mortgage Servicing Rights, net                                                    90,901          61,039
Deferred Tax Asset, net                                                          112,596         112,596
Other Assets                                                                      99,099          90,126
                                                                            ------------     -----------
  TOTAL ASSETS                                                               $19,703,656     $18,402,403
                                                                            ============     ===========

LIABILITIES:
Deposits                                                                     $13,005,029     $12,815,489
Federal Home Loan Bank Advances                                                1,004,337         391,366
Reverse Repurchase Agreements                                                  4,016,441       3,982,659
Other Borrowed Money                                                             371,079         359,653
Interest Payable                                                                  63,114          42,562
Remittances Due Banks                                                             54,525          77,183
Remittances Due on Loans Serviced for Others                                     136,312          80,131
Accounts Payable and Accrued Expenses                                             91,199          82,782
                                                                            ------------     -----------
  TOTAL LIABILITIES                                                           18,742,036      17,831,825
                                                                            ------------     -----------

MINORITY INTEREST                                                                293,061         203,454
LESS OFFSET-NEW WEST NOTE                                                              -        (167,000)
                                                                            ------------     -----------
  NET MINORITY INTEREST                                                          293,061          36,454

STOCKHOLDER'S EQUITY:
Common Stock (par value $1.00 per share); Shares Authorized 100,000;
  Shares Issued and Outstanding 1,048                                                  1               1
Additional Paid-in Capital                                                        30,419         105,419
Unrealized Gain (Loss) on Available-for-Sale Securities                          110,367         (29,161)
Retained Earnings - Substantially Restricted                                     527,772         457,865
                                                                            ------------     -----------
  TOTAL STOCKHOLDER'S EQUITY                                                     668,559         534,124
                                                                            ------------     -----------
  TOTAL LIABILITIES, MINORITY INTEREST AND

    STOCKHOLDER'S EQUITY                                                     $19,703,656     $18,402,403
                                                                            ============     ===========

          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (Dollars in Thousands)

                                                                 1995          1994           1993
                                                             -----------    -----------    -----------
INTEREST INCOME:
Receivables                                                  $   967,263    $   709,041    $   756,606
Mortgage-Backed Securities                                       272,320        167,073        106,764
New West Note                                                     58,841        141,039        241,014
Investment Securities                                             38,702         19,710         12,885
                                                             -----------    -----------    -----------
  Total Interest Income                                        1,337,126      1,036,863      1,117,269
                                                             -----------    -----------    -----------
INTEREST EXPENSE:
Deposits                                                         636,315        481,794        513,435
FHLB Advances                                                     30,858         69,096        128,741
Reverse Repurchase Agreements                                    261,217        103,828         20,239
Other Borrowings                                                  34,322         28,769         28,731
                                                             -----------    -----------    -----------
  Total Interest Expense                                         962,712        683,487        691,146
                                                             -----------    -----------    -----------

  NET INTEREST INCOME                                            374,414        353,376        426,123
Provision for Credit Losses                                       63,837        101,609        123,503
                                                             -----------    -----------    -----------
  NET INTEREST INCOME AFTER PROVISION FOR
  CREDIT LOSSES                                                  310,577        251,767        302,620

OTHER INCOME AND EXPENSE:
Gain From Disposition of Credit Card Receivables, net                 --         24,981             --
Gain (Loss) on Sale of Receivables, net                               34         (2,295)         9,776
Gain on Sale of Servicing Rights                                      --         20,396             --
Savings Fee Income                                                21,526         16,781         17,555
Commissions Income                                                16,890         15,150         18,238
Receivable Fee Income                                             11,811         12,982         13,829
Gain on Asset Sales, net                                           2,534            207         23,994
Net Expense of Foreclosed Properties                             (18,032)       (13,390)       (12,951)
Net Servicing Income                                              18,696         14,038          7,229
Loss on Sale of Covered Assets                                   (37,399)            --             --
Effect of FDIC Assistance on Covered Assets                       55,630             --             --
Other Income and Expense                                             743             52          3,380
                                                             -----------    -----------    -----------
  Total Other Income and Expense                                  72,433         88,902         81,050
                                                             -----------    -----------    -----------
  EARNINGS BEFORE GENERAL AND ADMINISTRATIVE
  EXPENSES AND TAXES                                             383,010        340,669        383,670

GENERAL AND ADMINISTRATIVE EXPENSES:
Salaries and Fringe Benefits                                     146,292        151,797        160,837
Occupancy                                                         38,391         34,801         46,313
Regulatory Premiums and Assessments                               33,367         32,483         32,019
Data Processing                                                   27,119         25,777         26,754
Advertising and Promotion                                         12,424         11,628         11,677
Deferred Origination Expenses                                    (34,718)       (38,931)       (35,067)
Reimbursements from Affiliates                                      (573)        (1,144)       (17,407)
Other Operating Expenses                                          42,525         50,416         54,568
                                                             -----------    -----------    -----------
  Total General and Administrative Expenses                      264,827        266,827        279,694
                                                             -----------    -----------    -----------

  EARNINGS BEFORE TAXES                                          118,183         73,842        103,976
Provision (Benefit) for Federal and State Income Taxes             4,402          1,721         (2,830)
Provision (Benefit) for Payments in Lieu of Taxes                  7,887           (824)        14,075
                                                             -----------    -----------    -----------
  EARNINGS FROM OPERATIONS                                       105,894         72,945         92,731
Minority Interest in Earnings of Consolidated Subsidiaries       (21,092)       (22,621)       (10,474)
                                                             -----------    -----------    -----------
  NET EARNINGS                                               $    84,802    $    50,324    $    82,257
                                                             ===========    ===========    ===========


          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                             (Dollars in Thousands)


                                                         Unrealized
                                                         Gain (Loss)
                                                             on            Retained
                                            Additional    Available-      Earnings -        Total
                                  Common     Paid-in       for-Sale     Substantially    Stockholder's
                                  Stock      Capital      Securities      Restricted        Equity
                                  ------   -----------   ------------   --------------   -------------

BALANCE AT DECEMBER 31, 1992       $ 1      $ 105,419      $               $392,018        $497,438
   Net Earnings                     -              --            --          82,257          82,257
   Dividends on Common Stock        -              --            --         (18,000)        (18,000)
   Other Capital Distributions      -              --            --         (13,117)        (13,117)
   Unrealized Gain on Available-
      for-Sale Securities           -              --        29,657              --          29,657
                                   ---      ---------      --------        --------        --------

BALANCE AT DECEMBER 31, 1993         1        105,419        29,657         443,158         578,235
   Net Earnings                     -              --            --          50,324          50,324
   Dividends on Common Stock        -              --            --         (22,500)        (22,500)
   Other Capital Distributions      -              --            --         (13,117)        (13,117)
   Unrealized Loss on Available-
      for-Sale Securities           -              --       (58,818)             --         (58,818)
                                   ---      ---------      --------        --------        --------

BALANCE AT DECEMBER 31, 1994       $ 1      $ 105,419       (29,161)        457,865         534,124
  Net Earnings                      -              --            --          84,802          84,802
  Dividends on Common Stock         -              --            --          (5,587)         (5,587)
  Other Capital Distributions       -              --            --          (9,308)         (9,308)
  Other Capital Reductions          -         (75,000)           --              --         (75,000)
  Unrealized Gain on Available-
    for-Sale Securities             -              --       139,528              --         139,528
                                   ---      ---------      --------        --------        --------

BALANCE AT DECEMBER 31, 1995       $ 1      $  30,419      $110,367        $527,772        $668,559
                                   ===      =========      ========        ========        ========


          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                             (Dollars in Thousands)


                                                                           1995           1994          1993
                                                                        ----------     ----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET EARNINGS                                                            $   84,802     $   50,324     $   82,257
Adjustments to Reconcile Net Earnings to Net Cash Provided
By Operating Activities:
    Provisions for Credit Losses                                            63,837        101,609        123,503
    Depreciation and Amortization                                           27,049         21,961         53,197
    Net Gain from Disposition of Credit Card Receivables                        --        (24,981)            --
    Net Gain on Sale of Servicing Rights                                        --        (20,396)            --
    Net Loss (Gain) on Asset Sales                                          (2,568)         2,088        (33,770)
    Loss on Sale of Covered Assets                                          37,399             --             --
    Effect of FDIC Assistance on Covered Assets                            (55,630)            --             --
    Federal Home Loan Bank Stock Dividend                                   (7,188)        (5,355)        (2,772)
    Interest Payable, Net Change                                            20,552         10,398         20,074
    Remittances Due, Net Change                                             33,523        (78,759)        33,550
    Originated Receivables, Held-for-Sale                                 (782,583)      (223,220)      (920,151)
    Proceeds from Sale of Real Estate Receivables, Held-for-Sale         1,093,754        724,324        818,966
    Purchase of Investment Securities, Held-for-Training                  (128,510)       (66,211)            --
    Proceeds from Sales of Investment Securities, Held-for-Trading         128,609         66,324             --
    Decrease (Increase) in Interest Receivable                             (34,061)       (14,551)         3,543
    Increase (Decrease) in Federal and State Taxes                           1,307           (295)        (2,830)
    Increase (Decrease) in Payable to FSLIC Resolution Fund                  8,210        (15,133)       (41,396)
    Other, Net                                                              (2,601)       (12,652)        57,250
                                                                        ----------     ----------     ----------
     Total Adjustments                                                     401,099        465,151        109,164
                                                                        ----------     ----------     ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                  485,901        515,475        191,421
                                                                        ----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Available-for-Sale Securities                              (619,918)      (355,975)      (334,306)
  Principal Payments and Maturities of Available-for-Sale Securities       446,303        188,405        142,116
  Proceeds from Sales of Available-for-Sale Securities                     453,874        164,587        262,132
  Purchases of Held-to-Maturity Securities                                (609,221)    (1,147,607)      (271,216)
  Principal Payments and Maturities of Held-to-Maturity Securities         704,581        889,979        514,708
  Originated Real Estate Receivables                                    (3,939,384)    (4,491,645)    (2,955,578)
  Principal Payments on Real Estate Receivables                            744,400        840,432      1,014,252
  Consumer Receivables Originated or Collected, Net Change                   3,698         16,023          3,735
  Federal Home Loan Bank Stock Purchases                                   (29,774)       (11,102)       (14,068)
  New West Note, Payments Received                                       1,682,040      1,569,018      1,569,018
  Proceeds from Sale of Premises and Equipment                               4,871          2,211          8,130
  Purchase of Premises and Equipment                                       (65,169)       (19,988)       (17,610)
  Foreclosed Properties, Net Sales Proceeds                                125,889        168,141        151,513
  Cash Proceeds from Disposition of Credit Card Receivables                     --        166,315             --
  Purchased Mortgage Servicing Rights                                      (38,270)       (37,605)            --
  Other, Net                                                                (7,224)        38,818         (3,948)
                                                                        ----------     ----------     ----------
    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                 (1,143,304)    (2,019,993)        68,878
                                                                        ----------     ----------     ----------


          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                             (Dollars in Thousands)


                                                                         1995           1994           1993
                                                                      ----------     ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposit Activity, Net                                                  189,540       (552,151)      (618,033)
  Proceeds from Federal Home Loan Bank Advances                        1,093,732      2,505,794      3,170,361
  Payments for Federal Home Loan Bank Advances                          (480,761)    (3,652,271)    (3,219,518)
  Proceeds from Long-Term Reverse Repurchase Agreements                  597,557      1,103,000             --
  Payments for Long-Term Reverse Repurchase Agreements                  (475,127)            --             --
  Short-Term Reverse Repurchase Agreements, Net Change                   (88,648)     1,845,064        534,842
  Federal Funds Purchased, Net Change                                    (50,000)        50,000             --
  Proceeds from Issuance of Series C Notes                               175,000             --             --
  Proceeds from Issuance of Subordinated Notes                                --             --         19,988
  Repayment of Series A Notes                                           (111,000)            --             --
  Retirement of Subordinated Debentures                                       --             --        (20,000)
  Decrease in Payable to Affiliate                                            --             --        (21,000)
  Common Stock Dividends Paid                                             (5,587)       (32,500)        (8,000)
  Other Capital Distributions                                             (9,308)       (13,117)       (13,117)
  Other, Net                                                              (7,687)         4,704        (36,833)
                                                                      ----------     ----------     ----------
    NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                  827,711      1,258,523       (211,310)
                                                                      ----------     ----------     ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     170,308       (245,995)        48,989
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           215,253        461,248        412,259
                                                                      ----------     ----------     ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $  385,561     $  215,253     $  461,248
                                                                      ==========     ==========     ==========


                      DISCLOSURES OF CASH FLOW INFORMATION

                                                                         1995           1994           1993
                                                                      ----------     ----------     ----------
  Interest Paid on Deposits                                           $  628,618     $  481,834     $  513,196
  Interest Paid on Borrowings                                            310,510        188,619        155,009

Non-Cash Investing Activities:
  Loans Exchanged for Mortgage-Backed Securities                       4,214,911          8,697      1,557,485
  Foreclosed Properties Acquired in Settlement of Loans                  231,838        318,726        316,369
  Loans Originated to Facilitate the Sale of Foreclosed Properties        65,693         92,415         47,832

Non-Cash Financing Activities:
  Deposits Exchanged in Branch Swaps                                          --             --        152,382
  Additional Paid-in Capital Transferred to Minority Interest
    Upon Sale of Preferred Stock to Unrelated Party                       75,000             --             --
  Dividends Declared and Payable in Different Years:
    Common Stock Dividends                                                    --        (10,000)        10,000

          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies


Keystone Holdings, Inc. (the "Company") commenced operations in December 1988 as an indirect holding company for American Savings Bank, F.A. ("American") and for American Real Estate Group, Inc. ("AREG"). American is a Federally chartered savings bank. AREG formerly managed certain real estate related assets of New West Federal Savings and Loan Association ("New West") and is now inactive as a result of a restructuring transaction in 1993. N.A. Capital Holdings, Inc. ("N.A. Holdings") owns all of the outstanding common stock of American and AREG. N.A. Holdings is owned by New American Capital, Inc. ("New American") whose common stock is owned by New American Holdings, Inc., a subsidiary of the Company. The Company and its direct and indirect subsidiaries are collectively referred to as the "Keystone Group."


The Company, through New American Holdings, Inc. owns the common stock of New West. Although the Company holds the ownership interest in New West, the Company does not have a financial interest in New West because of certain contractual provisions and indemnifications, described here and in Note 8. The Company does not record any equity in the earnings or losses of New West nor does it consolidate the accounts of New West in its consolidated financial statements. New West was considered a nominee corporation of American for state and federal tax purposes until October 24, 1995. (See Notes 17 and 18).

Basis of Presentation

The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported balances of certain assets and liabilities as of the balance sheet date and revenues and expenses for the period then ended. In those cases where amounts reported in the Consolidated Financial Statements are significantly influenced by such estimates and assumptions, actual results could differ from those reported. Certain amounts in the prior years Consolidated Financial Statements have been reclassified to conform with the current year presentation.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include cash, federal funds sold and repurchase agreements with original maturities of 90 days or less.

Investment and Mortgage-Backed Securities

Investments in debt and equity securities that management has both the intent and ability to hold until maturity are carried at cost, adjusted for amortization of premium and accretion of discount, ("amortized cost") using the interest method over the term of the security.

Securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities. In addition, mortgage loans that are held-for-sale and were subsequently securitized in conjunction with mortgage banking activities are classified as trading securities. Trading securities are carried at fair value, with unrealized holding gains and losses included in earnings. The Company had no securities classified as trading securities at December 31, 1995 and 1994.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities not classified as either held-to-maturity or as trading securities are classified as available-for-sale and carried at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholder's equity until realized. Securities are classified into one of the three categories at acquisition. Any transfer between categories of investments are accounted for at fair value. The Company recognized unrealized holding gains of $139.5 million for the year ended December 31, 1995 and unrealized holding losses of $58.8 million for the year ended December 31, 1994 on its available-for-sale portfolio.

Any declines in the recorded value of investment and mortgage-backed securities that are determined to be other than temporary are charged to current earnings. Dividend and interest income, including amortization of premium and accretion of discount, for all three categories of securities are included in earnings when earned using the interest method. The cost of investments and mortgage-backed securities sold is determined by the specific identification method.

Receivables

Receivables, other than those that are identified as held-for-sale, are recorded in the balance sheets at amortized cost. Receivables held-for-sale are those originated or purchased with the intent to be sold in the foreseeable future. These receivables, net of their related hedge gains and losses, are recorded at the lower of amortized cost or fair value.

Interest income is accrued and credited to earnings as it is earned. Accrued interest on receivables that are 90 days or more contractually delinquent is not recognized as income ("nonaccrual receivables"). Interest income is subsequently recognized on nonaccrual receivables only to the extent that payments are received. Payments received on nonaccrual receivables are recorded as a reduction of principal or as interest income depending on management's assessment of the ultimate collectibility of the loan principal. The Company ceases amortization of deferred net fees or costs and accretion of discounts on nonaccrual receivables. Nonaccrual receivables are returned to accrual status at the time the delinquent receivable balance is paid current. Restructured receivables have been permanently modified by the Company and include partial forgiveness of principal, interest and an extension of the receivable's maturity. The Company accounts for these receivables in accordance with Statement of Financial Accounting Standards No. 15 ("SFAS 15"), "Accounting by Debtors and Creditors for Troubled Debt Restructurings" and Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118 ("SFAS 118"), "Accounting for Creditors for Impairment of a Loan - Income Recognition Disclosures."

Certain direct loan origination fees and costs are deferred and amortized as an adjustment to yield over the estimated life of the related loans using the interest method. Fees and direct costs associated with commitments expected to be exercised are treated in the same manner. Indirect loan origination costs are expensed as incurred.

The Company holds certain receivables that have been securitized into mortgage-backed securities with full recourse. The allowance for credit losses on mortgage-backed securities represents management's estimate of the credit losses the Company will incur.

Allowance for Credit Losses

The allowance for credit losses is maintained at an amount management believes adequate to absorb probable losses on the existing portfolio. Management continuously assesses the adequacy of the allowance and periodically makes adjustments through charges to earnings in order to maintain the allowance at an appropriate level. Factors considered when making such an assessment include, but are not limited to, the nature and value of the underlying collateral, the loan delinquency status, historical and projected loss experience on sales of foreclosed properties and the levels and trends of non-performing assets, loan modifications and classified assets.

As management utilizes information currently available to make such an assessment, the allowance for credit losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. Additionally, various regulatory agencies, as an integral part of their regular examination process, review the

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company's allowance for credit losses on a periodic basis. These agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.




Premises and Equipment

Premises and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Estimated lives are generally 31.5 years for buildings, three to five years for furniture and equipment, three to five years for computer hardware and three years for computer software. Leasehold improvements are depreciated using the straight-line method over the remaining lease terms or the lives of the improvements, whichever is less. Costs related to maintenance and repairs are expensed as incurred, whereas costs that increase either the estimated useful life or value of the property are capitalized.

Foreclosed Properties

Real estate acquired in settlement of loans or through deed-in-lieu of foreclosure is recorded at fair value less estimated selling costs, as supported by independent appraisals. Once acquired, the recorded value of the property is periodically reviewed and may subsequently be adjusted downward with a charge to earnings, as appropriate.

Purchased and Originated Servicing


In May 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights," an amendment to Statement of Financial Accounting Standards No. 65 ("SFAS 65"), "Accounting for Certain Mortgage Banking Activities." In September 1995, the Company adopted early application of SFAS 122 and elected to implement SFAS 122 as of January 1, 1995 which resulted in the recognition of $5.9 million in originated mortgage servicing rights. As SFAS 122 prohibits retroactive application in prior years, the Company's financial statement reporting for 1994 and prior is in accordance with the original SFAS 65.


Purchased servicing represents the cost of acquiring the right to service mortgage loans. Originated servicing rights are recorded when mortgage loans are originated and subsequently sold or securitized with the servicing rights retained. The total cost of the mortgage loans is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The cost relating to purchased and originated servicing is capitalized and amortized in proportion to, and over the period of, estimated future net servicing income.

The Company assesses impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. For the purpose of measuring impairment, the Company stratified the capitalized mortgage servicing rights using the following risk characteristics: fixed-rate loans by coupon (less than 8%, 8%-10%, 10%- 12% and greater than 12%); and adjustable-rate loans by index (Weighted Average Cost of Funds Index for the Eleventh District Savings Institutions ("COFI"), Treasury, London Interbank Offering Rate ("LIBOR"), etc.). Impairment is measured utilizing fair value.

In order to determine the fair value of the servicing rights, the Company uses market prices under comparable servicing sales contracts, when available, or alternatively, it uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable adjustable-rate mortgages ("ARMs") . In addition, the Company uses market comparables for estimates of the cost of servicing per loan, an inflation rate, ancillary income per loan and default rates. Amounts capitalized are recorded at cost, net of accumulated amortization and valuation allowance.

Capitalized Excess Servicing

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To the extent that servicing fees on a mortgage loan exceed a "normal" servicing fee, the gain or loss on sale is adjusted to provide for the recognition of the excess servicing fee over the estimated lives of the loans. The amount of the adjustment approximates the amount that investors were willing to pay for the excess servicing fees at the time of the loan sale. The adjustment results in an asset that is realized through receipt of the excess service fee over the lives of the loans.

The Company uses a valuation model to calculate the present value of future excess servicing. Prepayment speeds are determined from market projections for fixed-rate mortgages with similar coupons and vintage. Discount rates are maintained at the market rate that existed at the time the excess servicing was originally calculated.

Intangible Amortization

The assumption of deposits through acquisition has resulted in the recognition of an intangible asset ("core deposit intangible"). The core deposit intangible is included in "Other Assets" in the Consolidated Balance Sheets and is amortized over the estimated life of the core deposits. The balance of the Company's core deposit intangible was $3.3 million and $7.1 million at December 31, 1995 and 1994, respectively.

Debt Issuance Costs

Expenses incurred in connection with the issuance of certain outstanding debt of the Company are deferred and amortized, using the interest method. The amortization of deferred issuance costs is included as an adjustment of the debt service cost over the term of the related debt. The unamortized balance of these debt issuance costs is included in "Other Assets" in the Consolidated Financial Statements.

Organization Costs

Expenses incurred in connection with the organization of the Company were deferred and amortized over five years using the straight-line method. These organization costs were fully amortized as of December 31, 1993.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement recorded amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

The Company and its subsidiaries file a consolidated federal income tax return. For California franchise tax purposes, American joins in the filing of a combined return with its subsidiaries and with AREG.

The Tax Sharing Agreement entered into by the Company and its subsidiaries (the "Tax Sharing Agreement") requires the subsidiaries to compute their tax sharing payments as if they were filing a separate return. Such agreement further requires N.A. Holdings to compute its tax sharing payment as if it were filing a separate consolidated return with its subsidiaries (including American), with certain significant adjustments. The principal adjustments are (a) the income, expenses, gains and losses of New West, a nominee of American for income and franchise tax purposes through October 23, 1995, are excluded, (b) loan fees are recognized on a straight-line basis over seven years, adjusted for sales of such loans, rather than as received, and (c) for the years ending on or before December 31, 1994, the market-to-market adjustment attributable to the real estate loan portfolio acquired from the failed American Savings and Loan Association is accreted into income ratably over seven years, adjusted for sales of the acquired loans.

Securities and Loans Sold Under Agreements to Repurchase

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company enters into sales of securities and loans under agreements to repurchase the same or similar securities or loans ("reverse repurchase agreements" and "dollar roll agreements"). Reverse repurchase and dollar roll agreements are accounted for as financing arrangements, with the obligation to repurchase securities or loans sold reflected as a liability in the Consolidated Balance Sheets. The dollar amount of securities and loans underlying the agreements remains in the respective asset accounts.

Interest Rate Risk Management Instruments

Interest rate risk management instruments include interest rate exchange agreements ("swaps"), interest rate protection agreements ("caps"), forward sales of financial instruments, and financial futures and options contracts. Premiums, discounts and fees associated with caps and swaps are accreted into income or amortized to expense using the interest method. A gain or loss upon the termination of a hedge is amortized over the remaining life of the hedged asset or liability. Any gains and losses from forward sales and financial futures which meet deferral accounting criteria are either deferred and amortized using the interest method over the lives of the related positions or recognized in current earnings if the related assets are sold. Net unamortized gains or losses are included in the recorded value of the related asset or liability being hedged.

NOTE 2: CASH AND CASH EQUIVALENTS

The following table summarizes the outstanding balance of cash and cash equivalents at December 31, (dollars in thousands):

                                          1995                    1994
                                        --------                --------
     Cash                               $385,561                $145,369
     Federal Funds Sold                        -                  69,884
                                        --------                --------
     Total                              $385,561                $215,253
                                        ========                ========


The cash balances noted above include restricted cash of $9.2 million and $4.8 million at December 31, 1995 and 1994, respectively. The restrictions primarily relate to remittances received on certain receivables serviced for others.

The Company did not have any repurchase agreements outstanding at any month end in 1995. The maximum balance of repurchase agreements outstanding at any month end during 1994 was $125.0 million. The average balances outstanding during 1995 and 1994 were $0.5 million and $13.9 million, respectively. The weighted average interest rates for 1995 and 1994 were 5.95 percent and 3.37 percent. All of the securities underlying the repurchase agreements remain under the Company's custody and control.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3: INVESTMENT SECURITIES


The following tables summarize the amortized cost, fair value and gross unrealized holding gains and losses on investment securities, all of which management has the ability and intent to hold until maturity, at December 31, (dollars in thousands):

                                                                                           1995
                                                                   ------------------------------------------------
                                                                               Gross Unrealized               Weighted
                                                                   Amortized   ----------------     Fair      Average
                                                                      Cost     Gains    Losses      Value     Yield
                                                                   ---------   -----   --------    --------   -----
Investment securities:
  U.S. government and agency obligations:
    Due within one year..................................           $ 19,693   $ --    $   --      $ 19,693    5.24%
  Corporate debt obligations:
    Due within one year..................................             96,935     --        (2)       96,933    5.72
    Due after one but within five years..................                 50     --        (2)           48    5.50
    After five but within 10 years.......................                 50     --        (3)           47    5.50
                                                                    --------   ----    ------      --------    ----
                                                                      97,035     --        (7)       97,028    5.72
                                                                    --------   ----    ------      --------    ----
      Total..............................................           $116,728   $ --    $   (7)     $116,721    5.64%
                                                                    ========   ====    ======      ========    ====


                                                                                           1994
                                                                   ------------------------------------------------
                                                                               Gross Unrealized               Weighted
                                                                   Amortized   ----------------     Fair      Average
                                                                      Cost     Gains    Losses      Value     Yield
                                                                   ---------   -----   --------    --------   -----

Investment securities:
  U.S. government and agency obligations:
    Due within one year..................................           $ 23,847   $ --    $   --      $ 23,847    4.94%
  Corporate debt obligations:
    Due within one year..................................             63,067      1        (7)       63,061    5.67
    Due after one but within five years..................                 --     --        --            --      --
    After five but within 10 years.......................                100     --        (6)           94    5.50
                                                                    --------   ----    ------      --------   -----
                                                                      63,167      1       (13)       63,155    5.67
                                                                    --------   ----    ------      --------   -----
      Total..............................................           $ 87,014   $  1    $  (13)     $ 87,002    5.47%
                                                                    ========   ====    ======      ========   =====



The following tables summarize the amortized cost, fair value and gross unrealized holding gains and losses on investment securities, all of which management has determined to be available-for-sale, at December 31, (dollars in thousands):

                                                                                           1995
                                                                   ------------------------------------------------
                                                                               Gross Unrealized               Weighted
                                                                   Amortized   ----------------     Fair      Average
                                                                      Cost     Gains    Losses      Value     Yield
                                                                   ---------   -----   --------    --------   -----
Investment securities:
  U.S. government and agency obligations:
    Due after one but within five years..............              $ 164,972   $407     $   --     $165,379    6.56%
                                                                    --------   ----     ------     --------    ----
      Total..........................................              $ 164,972   $407     $   --     $165,379    6.56%
                                                                    ========   ====     ======     ========    ====

                                     KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                 1994
                                                         ------------------------------------------------
                                                                     Gross Unrealized               Weighted
                                                         Amortized   ----------------     Fair      Average
                                                           Cost      Gains    Losses      Value     Yield
                                                         ---------   -----   --------    --------   -----
Investment securities:
  U.S. government and agency obligations:
    Due after one but within five years..............     $ 90,021    $ --    $(2,447)   $ 87,574    5.66%
  Corporate debt obligations:
    Due after one but within five years..............       50,000      --     (1,625)     48,375    5.70
                                                          --------    ----    -------    --------    ----
      Total..........................................     $140,021    $ --    $(4,072)   $135,949    5.68%
                                                           =======    ====    =======    ========    ====



No investment securities were classified as trading securities at December 31, 1995 and 1994. At December 31, 1995 and 1994, investment securities of $21.9 million and $15.8 million, respectively, were pledged as collateral to secure certain borrowings.




The following table presents certain information on sales of the Company's investment securities portfolio for the years ended December 31, (in thousands):


                                   1995           1994           1993
                                 --------        -------        -------

Proceeds From Sales              $294,123        $88,328        $39,992
Gross Realized Gains                1,431            183             41
Gross Realized Losses                  14             64              -



The proceeds from sales of securities in 1995 and 1994, identified above, were the result of sales of debentures. The proceeds from sales of securities in 1993 were the result of the sale of a U.S. Treasury security and a corporate security. All of these securities were classified as available-for-sale or held-for-trading.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: MORTGAGE-BACKED SECURITIES

The following table presents held-to-maturity and available-for-sale mortgage-backed securities at December 31, (dollars in thousands):

                                             1995                                            1994
                         ----------------------------------------------   -----------------------------------------------
                                       Gross Unrealized                                   Gross Unrealized
                          Amortized    -----------------       Fair        Amortized   -------------------       Fair
                            Cost       Gains     Losses        Value         Cost       Gains     Losses         Value
                         ----------   --------   -------   ------------   ----------   -------   ---------    -----------
HELD-TO-MATURITY:
FHLMC                    $        -   $      -   $     -     $        -   $  591,960    $    -    $ (6,932)    $  585,028
FNMA                      2,908,206     51,402         -      2,959,608      689,142       602      (5,572)       684,172
Private Label                     -          -         -              -      333,691         -     (10,007)       323,684
Resolution Trust
Corporation                       -          -         -              -      108,030         -      (2,576)       105,454
                         ----------   --------   -------     ----------   ----------    -------    --------    ----------
                          2,908,206   $ 51,402   $     -      2,959,608    1,722,823    $   602    $(25,087)    1,698,338
                                      ========   =======                                =======    ========
Allowance for Credit

Losses                      (17,441)                                   -      (16,701)                                  -
                         ----------                           ----------   ----------                          ----------
  TOTAL                  $2,890,765                           $2,959,608   $1,706,122                          $1,698,338
                         ==========                           ==========   ==========                          ==========

AVAILABLE-FOR-SALE:
FHLMC                    $  598,307   $ 16,900   $  (364)     $  614,843   $  150,020   $    31    $ (4,376)   $  145,675
FNMA                      2,872,005     97,699      (926)      2,968,778    1,191,602    19,020     (39,542)    1,171,080
Resolution Trust
Corporation                 125,301         18    (1,387)        123,932        4,892         -        (222)        4,670
Private Labels              355,709      1,240    (3,220)        353,729            -         -           -             -
                         ----------   --------   -------      ----------   ----------   -------    --------    ----------
  TOTAL                  $3,951,322   $115,857   $(5,897)     $4,061,282   $1,346,514   $19,051    $(44,140)   $1,321,425
                         ==========   ========   =======      ==========   ==========   =======    ========    ==========

At December 31, 1995 and 1994, respectively, mortgage-backed securities of $4.2 billion and $1.9 billion were pledged as collateral to secure certain reverse repurchase agreements.

At December 31, 1995 and 1994, the Company did not have any mortgage-backed securities classified as trading securities.

The following table presents certain information on sales of the Company's available-for-sale portfolio for the years ended December 31, (dollars in thousands):


                            1995         1994         1993
                            ----         ----         ----

Proceeds From Sales       $159,751     $76,259      $222,140
Gross Realized Gains         1,184         252         1,359
Gross Realized Losses           18           -             2


In November 1995, the FASB issued its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", that permitted enterprises to reassess the appropriateness of the classifications of all securities held upon initial adoption of the Special Report, provided that such reassessment and any resulting reclassification was completed no later than December 31, 1995. As a result, the Company reclassified $1.4 billion of mortgage-backed securities from its held-to-maturity portfolio to the available-for-sale portfolio during November 1995. The unrealized gain on these securities at the time of the reclassification was $24.8 million. There were no subsequent sales of these reclassified securities in 1995.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: RECEIVABLES

The following table summarizes receivables at December 31, (dollars in thousands):

                                                                1995                1994
                                                               ------              ------
REAL ESTATE RECEIVABLES:
Single-Family
  Adjustable                                                $  9,235,248      $  9,539,309
  Fixed                                                          208,841           162,861
Multi-Family
  Adjustable                                                   1,342,563         2,529,120
  Fixed                                                           56,462            66,414
Commercial, Industrial and Land                                  359,537           441,980
Equity(1)                                                         46,122            49,643
                                                            ------------      ------------
TOTAL REAL ESTATE RECEIVABLES                                 11,248,773        12,789,327

OTHER RECEIVABLES:
Deposit Certificates                                              21,582            24,472
Credit Card                                                        3,003             2,897
Other                                                             18,156            19,071
                                                            ------------      ------------
  TOTAL OTHER RECEIVABLES                                         42,741            46,440
                                                            ------------      ------------
  TOTAL GROSS RECEIVABLES                                     11,291,514        12,835,767

Unearned Discount, net                                           (41,492)          (69,532)
Unamortized Deferred Fees, net                                      (476)          (26,856)
Allowance for Credit Losses                                      (74,515)          (95,789)
                                                            ------------      ------------
  RECEIVABLES OWNED, NET                                    $ 11,175,031      $ 12,643,590
                                                            ============      ============
Weighted Average Yield on Receivables for the Year Ended            7.60%             6.64%
                                                            ============      ============

---------------
(1) All equity loans are secured by residential real estate.

Total net receivables serviced was $27.4 billion, $24.0 billion and $18.7 billion at December 31, 1995, 1994 and 1993, respectively.


Collateralized borrowings issued by the Company, including Federal Home Loan Bank ("FHLB") advances, are secured by receivables of $2.4 billion, mortgage-backed securities of $3.0 billion and FHLB stock of $159.9 million at December 31, 1995.


Included in the above table are receivables held-for-sale of $74.0 million and $5.1 million at December 31, 1995 and 1994, respectively.

The Company primarily lends to customers located throughout California. The following table summarizes the

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company's real estate receivable portfolio by certain geographic areas at December 31, 1995 (dollars in thousands):


                                                               San
                                  Los                       Francisco        Other         Other
                                Angeles        Orange        Bay Area      California     States         Total
                              ----------     ----------     ----------     ----------     -------     -----------

Single-Family                 $2,759,775     $1,145,718     $3,178,947     $2,323,659     $35,990     $ 9,444,089
Multi-Family                     559,749        110,935        299,488        402,995      25,858       1,399,025
Commercial, Industrial and
Land                             136,076         28,448         55,578        137,231       2,204         359,537
Equity                            38,617            469          3,461          3,570           5          46,122
                              ----------     ----------     ----------     ----------     -------     -----------
  TOTAL                       $3,494,217     $1,285,570     $3,537,474     $2,867,455     $64,057     $11,248,773
                              ==========     ==========     ==========     ==========     =======     ===========
  PERCENT                          31.06%         11.43%         31.45%         25.49%       0.57%         100.00%
                              ==========     ==========     ==========     ==========     =======     ===========



No other geographic areas within California or other states constituted more than ten percent of total receivables at December 31, 1995.

The following table presents the contractual maturity of gross real estate receivables at December 31, 1995 (dollars in thousands):


                                                                  1999-       2001-       2006 &
                                  1996       1997       1998      2000        2005         After          Total
                                -------    -------    -------    -------    --------    -----------    -----------

SINGLE-FAMILY
  Adjustable                    $   167    $    --    $    68    $    --    $  1,463    $ 9,233,550    $ 9,235,248
  Fixed                           1,638      1,101        271        951      19,068        185,812        208,841
MULTI-FAMILY
  Adjustable                      4,067      1,267      3,073     13,735      74,963      1,245,458      1,342,563
  Fixed                           1,480     15,334     10,106      2,641       9,690         17,211         56,462
COMMERCIAL, INDUSTRIAL, LAND
  Adjustable                      2,716     32,713     12,742     10,350     110,760        104,154        273,435
  Fixed                          12,236     19,322     10,424      1,245      38,613          4,262         86,102
EQUITY
  Adjustable                         --         --         --         --          14         43,985         43,999
  Fixed                               3         27      1,788         55          71            179          2,123
                                -------    -------    -------    -------    --------    -----------    -----------
    TOTAL                       $22,307    $69,764    $38,472    $28,977    $254,642    $10,834,611    $11,248,773
                                =======    =======    =======    =======    ========    ===========    ===========


Based upon historical experience, a substantial amount of receivables will be paid prior to contractual maturity. As a result, this table is not to be regarded as a forecast of future cash collections.

The following table summarizes the aggregate outstanding balance of nonaccrual receivables and loans sold or securitized with recourse ("recourse obligations") at December 31, (dollars in thousands):

                                                              1995         1994
                                                            --------     --------
NONACCRUAL RECEIVABLES AND RECOURSE OBLIGATIONS(1)(2)
  Single-Family                                             $118,480     $143,360
  Multi-Family and Commercial                                 23,979       74,423
  Equity                                                       1,636        1,483
                                                            --------     --------
   TOTAL                                                    $144,095     $219,266
                                                            ========     ========
Percentage of Total Receivables and Recourse Obligations        0.90%        1.56%

---------------
(1) At December 31, 1995 and 1994, nonaccrual receivables include nonaccrual restructured receivables of $6.5 million and $3.9 million, respectively.
(2) At December 31, 1994, nonaccrual receivables serviced by others were entitled to certain FDIC assistance and, therefore, were excluded from the amounts shown above.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company did not have any receivables or recourse obligations more than 90 days past due and still accruing interest at December 31, 1995 and 1994, except for consumer credit card loans which are placed on nonaccrual status when such loans become 120 days past due.

In May 1993, the FASB issued SFAS 114. SFAS 114 addresses the accounting by creditors for impairment of certain loans by specifying how allowances for credit losses related to impaired loans should be determined. A loan is defined as being impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement (including both principal and interest payments) will not be received. SFAS 114 applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms.

In October 1994, the FASB issued SFAS 118 as an amendment to SFAS 114. SFAS 118 eliminates the income recognition provisions included in SFAS 114 thereby permitting creditors to use existing methods of recognizing interest income on impaired loans. The Company adopted the provisions of SFAS 114 as amended by SFAS 118, effective January 1, 1995.


SFAS 114 does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment. The Company collectively reviews all single family loans, all consumer loans and multi-family and commercial loans with outstanding principal balances under $1.0 million for impairment. The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans disclosed under the requirements of SFAS 114 include nonaccrual loans (excluding those collectively reviewed for impairment), debt restructurings, and multifamily and commercial loans less than 90 days delinquent in which management believes that the borrower may be experiencing financial difficulty based on indicators such as low debt coverage ratios or high loan-to-value ratios ("other impaired loans"). The Company bases the measurement of loan impairment on the fair value of the loan's underlying collateral. If the recorded investment of a loan exceeds the measure of impairment, the Company recognizes the impairment by creating a valuation allowance (or adjusting an existing valuation allowance on the loan) with a corresponding charge to the provision for credit losses. At the time of in-substance foreclosure or troubled debt restructuring, including foreclosure, the shortfall, if any, between the recorded investment of a loan and the measure of impairment is charged off.


Impaired loans and the related specific loan loss allowance at December 31, 1995 were as follows (dollars in thousands):

                                  Recorded    Allowance     Net
                                 Investment  for Losses  Investment
                                 ----------  ----------  ----------
Nonaccrual Loans:
   With specific allowances       $ 1,128     $   158     $   970
   Without specific allowances      3,417          --       3,417
                                  -------     -------     -------
                                    4,545         158       4,387
                                  -------     -------     -------

Restructured Loans:
   With specific allowances        13,471       2,756      10,715
   Without specific allowances     34,879          --      34,879
                                  -------     -------     -------
                                   48,350       2,756      45,594
                                  -------     -------     -------

Other Impaired Loans:
   With specific allowances        10,065       2,804       7,261
   Without specific allowances      6,419          --       6,419
                                  -------     -------     -------
                                   16,484       2,804      13,680
                                  -------     -------     -------
      TOTAL IMPAIRED LOANS        $69,379     $ 5,718     $63,661
                                  =======     =======     =======

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The average net recorded investment in impaired loans for the year ended December 31, 1995 was $69.0 million. Interest income of $4.7 million was recognized on impaired loans during the period of impairment.

Interest income is accrued and credited to earnings as it is earned. Accrued interest on nonaccrual receivables (i.e., receivables that are 90 days or more contractually delinquent) is not recognized as income. Interest income is subsequently recognized on nonaccrual receivables only to the extent that payments are received. Payments received on nonaccrual receivables are recorded as a reduction of principal or as interest income depending on management's assessment of the ultimate collectibility of the loan principal. At December 31, 1995 nonaccrual loans had interest due but not recognized of approximately $7.1 million.


The aggregate investment in troubled debt restructurings ("TDRs") modified prior to January 1, 1995 that are not impaired based on the terms specified by the TDR agreements with borrowers was $10.6 million at December 31, 1995. The foregone interest on these restructured receivables did not have a significant impact on the Company's earnings for the year ended December 31, 1995. Interest income on TDRs for the year ended December 31, 1995 was $0.8 million. At December 31, 1995, the Company had no commitments to lend additional funds to borrowers whose loans were classified as TDRs.

The following table reconciles total nonaccrual loans to total impaired loans at December 31, (dollars in thousands):

                                                          1995
                                                        --------
     Total Nonaccrual Loans                             $144,095
        Homogenous Nonaccrual Loans                     (139,550)
        Accruing Restructured Loans                       48,350
        Other Impaired Loans                              16,484
                                                        --------
           Total Impaired Loans                          $69,379
                                                        ========


NOTE 6:  ALLOWANCE FOR CREDIT LOSSES

The following summarizes the activity in the allowance for credit losses related to loan receivables and mortgage-backed securities ("MBS") for the year ended December 31, (dollars in thousands):


                                          1995           1994           1993
                                       ---------      ---------      ---------
January 1, ........................    $ 112,490      $ 125,747      $ 121,537
Provision for Credit Losses .......       63,837        101,609        123,503
Charge-Offs:
  Single-Family ...................      (55,933)       (88,033)       (92,187)
  Multi-Family ....................      (22,784)       (17,374)       (10,127)
  Commercial ......................       (5,362)        (1,963)        (3,008)
  Consumer ........................       (1,510)        (5,084)       (13,971)
                                       ---------      ---------      ---------
                                         (85,589)      (112,454)      (119,293)
  Earthquake ......................       (3,743)        (5,145)            --
                                       ---------      ---------      ---------
    Total Charge-offs .............      (89,332)      (117,599)      (119,293)
Recoveries:
  Single-Family ...................        2,222          2,505             --
  Multi-Family ....................        1,563            220             --
  Commercial ......................        1,176              8             --
                                       ---------      ---------      ---------
    Total Recoveries ..............        4,961          2,733             --
                                       ---------      ---------      ---------
December 31, ......................    $  91,956      $ 112,490      $ 125,747
                                       =========      =========      =========
Net Charge-Offs/Average Receivables
  and Recourse Obligations ........         0.52%          0.92%          1.02%

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7:  INTEREST RECEIVABLE

Interest receivable is comprised of the following at December 31, (dollars in thousands):

                                     1995        1994
                                   --------    -------

     Receivables                   $ 60,779    $58,972
     Mortgage-Backed Securities      48,380     16,971
     Investment Securities            2,125      1,280
                                   --------    -------

         TOTAL                     $111,284    $77,223
                                   ========    =======

NOTE 8:  NEW WEST NOTE

On December 28, 1988 (the "Effective Date"), substantially all assets and liabilities of the failed savings and loan subsidiary (the "Failed Association") of Financial Corporation of America ("FCA"), were transferred to American (the "Acquisition") and New West. As part of the transaction, American received a promissory note from New West for the balance of the net assets transferred to New West ("New West Note").

As of the Effective Date, the Company and other related entities also entered into an assistance agreement (the "Assistance Agreement") with the Federal Savings and Loan Insurance Corporation (the "FSLIC"). Under the terms of the Assistance Agreement, the FSLIC Resolution Fund (the "FRF") is required to indemnify American for specified losses that may be incurred on, or in connection with, certain of the acquired assets.

The FDIC has always caused New West to prepay the New West Note to the maximum extent permitted by its terms. If the maximum prepayments under its terms were to have continued, the balance of the New West Note would have been reduced to approximately $113.0 million in November 1995 and fully repaid in February 1996. However, in October 1995, the Company agreed with the FDIC to allow prepayment of the remaining balance of the New West Note. American received the remaining principal balance of $505.3 million, plus interest on October 24, 1995. American utilized the proceeds received to pay down certain short-term borrowings and to originate new receivables.

The following is a summary of the New West Note activity for the years indicated (dollars in thousands):

                                           New West        Warrant       Net of
                                             Note          Offset        Warrant
                                         -----------     ---------     -----------
BALANCE AT DECEMBER 31, 1992 ........    $ 4,767,144     $ 167,000     $ 4,600,144
  Receivables Transferred to New West         52,932            --          52,932
  Optional Prepayments ..............     (1,569,018)           --      (1,569,018)
                                         -----------     ---------     -----------
BALANCE AT DECEMBER 31, 1993 ........      3,251,058       167,000       3,084,058
  Optional Prepayments ..............     (1,569,018)           --      (1,569,018)
                                         -----------     ---------     -----------
BALANCE AT DECEMBER 31, 1994 ........      1,682,040       167,000       1,515,040
  Optional Prepayments ..............     (1,682,040)     (167,000)     (1,515,040)
                                         -----------     ---------     -----------
BALANCE AT DECEMBER 31, 1995 ........    $        --     $      --     $        --
                                         ===========     =========     ===========


The balance of the New West Note reported in the Company's financial statements prior to December 31, 1995 has been reduced by the $167.0 million value ascribed to the Warrants. Consensus No. 88-19 of the Emerging Issues Task Force of the Financial Accounting Standards Board requires that capital arising from instruments issued to the FSLIC be offset against amounts receivable from the FSLIC which in this case included the New West Note, as its repayment was supported by FRF assistance to New West.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9:  PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, (dollars in thousands):

                                               1995          1994
                                             ---------     ---------

Buildings and Leasehold Improvements         $ 268,712     $ 218,666
Furniture and Equipment                         99,617        94,460
Land                                            41,463        35,339
Construction in Progress                         8,080         9,047
Accumulated Depreciation and Amortization     (184,185)     (163,400)
                                             ---------     ---------
  TOTAL                                      $ 233,687     $ 194,112
                                             =========     =========


In January 1995, a wholly-owned service corporation of American purchased from a related limited partnership the Irvine Plaza building structures and adjoining land currently utilized for American's executive offices and various departments. The total cash purchase price paid for the property was $45.2 million.

NOTE 10:  FORECLOSED PROPERTIES

The following summarizes the outstanding balance of foreclosed properties at December 31, (dollars in thousands):

                                  1995          1994
                               ---------     ---------

Single-Family                  $  69,448     $  91,824
Multi-Family                      29,404        28,423
Commercial and Industrial          4,922            28
                               ---------     ---------
                                 103,774       120,275
Allowance for Market Losses
  Subsequent to Foreclosure       (3,737)       (1,630)
                               ---------     ---------
  TOTAL                        $ 100,037     $ 118,645
                               =========     =========

A summary of the activity in the allowance for market losses subsequent to foreclosure for the years shown follows (dollars in thousands):

                                   1995         1994         1993
                                 --------     --------     --------

BALANCE AT JANUARY 1,            $  1,630     $  7,855     $  4,786
  Provision for Market Losses      10,523       15,391       19,589
  Write-downs                      (8,416)     (21,616)     (16,520)
                                 --------     --------     --------
BALANCE AT DECEMBER 31,          $  3,737     $  1,630     $  7,855
                                 ========     ========     ========

NOTE 11:  MORTGAGE SERVICING RIGHTS

In May 1995, the FASB issued SFAS 122, an amendment to SFAS 65. In September 1995, the Company adopted early application of SFAS 122. SFAS 122 requires a company that purchases or originates mortgage loans and subsequently sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Companies are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Capitalized mortgage servicing rights should be stratified based upon one or

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

more of the predominant risk characteristics of the underlying loans such as loan type, size, note rate, date of origination, term and/or geographic location.

The Company elected to implement SFAS 122 effective January 1, 1995. As a result, throughout 1995 the Company capitalized $7.8 million in originated loan servicing rights that resulted from the origination and sale of receivables with servicing retained. At December 31, 1995, the Company established an impairment valuation allowance of $0.9 million based upon an evaluation performed on the entire servicing rights portfolio. The Company's financial statement reporting for 1994 and prior was in accordance with the original SFAS 65.

The following table summarizes the activity in purchased loan servicing, originated loan servicing and excess servicing fees, net of amortization and the valuation allowance for the periods indicated (dollars in thousands):

                                       Purchased Loan     Originated Loan          Excess          Total Mortgage
                                       Servicing, Net      Servicing, Net      Servicing, Net     Servicing Rights
                                       --------------     ---------------      --------------     ----------------

BALANCE AT JANUARY 1, 1993                  $ 9,205           $    -              $ 59,345            $ 68,550
  Present Value Gain on 1993 Sales                -                -                 5,448               5,448
  Amortization                               (3,046)               -               (19,757)            (22,803)
                                            -------           -------             --------            --------
BALANCE AT DECEMBER 31, 1993                  6,159                 -               45,036              51,195
  Sale of Servicing                               -                 -              (13,087)            (13,087)
  Purchased Servicing                        37,605                 -                    -              37,605
  Present Value Gain on 1994 Loan Sales           -                 -                  558                 558
  Amortization                               (2,448)                -              (12,784)            (15,232)
                                            -------           -------             --------            --------
BALANCE AT DECEMBER 31, 1994                 41,316                 -               19,723              61,039
  Purchased/Originated Servicing             38,270             7,757                    -              46,027
  Present Value Gain on 1995 Loan Sales           -                 -                3,542               3,542
  Amortization                              (12,702)             (366)              (5,757)            (18,825)
  Impairment Valuation Allowance                  -              (882)                   -                (882)
                                            -------           -------             --------            --------
BALANCE AT DECEMBER 31, 1995                $66,884            $6,509             $ 17,508            $ 90,901
                                            =======           =======             ========            ========

NOTE 12:  DEPOSITS

Deposits and related weighted average interest rates consisted of the following at December 31, (dollars in thousands):


                                                   1995                      1994
                                         -----------------------    ---------------------
                                                        Weighted                 Weighted
                                                         Average                  Average
                                             Amount       Rate         Amount      Rate
                                         ------------   --------    -----------  --------
DEMAND AND SAVINGS DEPOSITS
  Money Market Demand                     $ 1,425,243     1.50%     $ 1,585,308    1.84%
  Passbook                                  1,878,761     3.90        1,063,064    2.77
  Money Market Savings                        415,886     2.51          564,298    2.58
  Super Passbook                              173,826     3.02          400,525    2.77
  Other                                           237       --              383      --
                                          -----------               -----------
    TOTAL DEMAND AND SAVINGS DEPOSITS       3,893,953     2.83        3,613,578    2.33
                                          -----------               -----------
TIME CERTIFICATES
  Fixed                                     9,126,012     5.64        9,217,044    4.83
  Other                                           247     2.79              365    2.94
                                          -----------   ---------
    TOTAL TIME CERTIFICATES                 9,126,259     5.64        9,217,409    4.83
                                          -----------               -----------

  Unearned Premium                                 --                       313
  Deferred Hedging Costs                      (15,183)                  (15,811)
                                          -----------               -----------

TOTAL                                     $13,005,029     4.81%     $12,815,489    4.13%
                                          ===========               ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the maturity characteristics of time certificates within each interest rate range at December 31, 1995 (dollars in thousands):

                                                                       Maturing in
                    ------------------------------------------------------------------------------------------------------------
                       1996           1997             1998             1999             2000         Thereafter         Total
                    ----------      --------         --------         -------          -------        ----------      ----------
Interest Rate
         0%-3.9%    $   55,130      $  1,079         $      -         $     -          $ 1,068          $    -        $   57,277
       4.0%-4.9%     1,202,412        62,729              427              93                5               -         1,265,666
       5.0%-5.9%     4,952,907       356,129           97,417          18,239           27,983           4,081         5,456,756
       6.0%-6.9%     1,235,642       345,122           58,663          43,053           52,327             214         1,735,021
    7.0% or more       549,565        39,959            6,960           3,173           11,415             467           611,539
                    ----------      --------         --------         -------          -------          ------        ----------
    TOTAL           $7,995,656      $805,018         $163,467         $64,558          $92,798          $4,762        $9,126,259
                    ==========      ========         ========         =======          =======          ======        ==========

Fixed time certificates with balances of $100,000 or greater are $1.76 billion at December 31, 1995.

At December 31, 1995 and 1994, respectively, receivables with total unpaid principal balances of $344,000 and $383,000 were pledged as collateral for certain public agency deposits.

The following summarizes interest expense on deposits by type of account for the years ended December 31, (dollars in thousands):

                        1995        1994        1993
                      --------    --------    --------

Savings Deposits      $598,403    $447,506    $468,000
Demand Deposits         24,112      29,502      40,486
Wholesale Deposits       6,000       1,365       2,447
Other                    7,800       3,421       2,502
                      --------    --------    --------
   TOTAL              $636,315    $481,794    $513,435
                      ========    ========    ========


NOTE 13:  FEDERAL HOME LOAN BANK ADVANCES


At December 31, 1995, FHLB advances are secured by the Company's investment in FHLB capital stock of $159.9 million and receivables and mortgage-backed securities with aggregate principal balances of $893.1 million and $96.1 million, respectively. At December 31, 1994, FHLB stock of $123.0 million and receivables with aggregate principal balances of $391.4 million secured FHLB advances.


As a member of the FHLB of San Francisco, American must maintain FHLB capital stock equal to the greater of: (a) 1.0 percent of its net residential mortgages,
(b) 5.0 percent of outstanding FHLB advances and letters of credit from the FHLB or (c) 0.3 percent of unconsolidated assets. At December 31, 1995 and 1994, American was in compliance with this requirement.

The following summarizes the FHLB advances outstanding and their related weighted average interest rates at December 31, (dollars in thousands):

                       1995                  1994
              --------------------    --------------------
                          Weighted                Weighted
                           Average                 Average
                Amount      Rate       Amount       Rate
              ----------  --------    --------    --------
Fixed         $  824,337    6.27 %    $211,366      6.31 %
Adjustable       180,000    5.81       180,000      6.17
              ----------              --------
   TOTAL      $1,004,337    6.19 %    $391,366      6.25 %
              ==========              ========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FHLB advances outstanding at December 31, 1995 will mature as follows (dollars in thousands):

                                              Maturing in
              ------------------------------------------------------------------------------
                1996        1997      1998       1999       2000     Thereafter      Total
              --------    -------    -------    -------    -------   ----------    ----------

Fixed         $648,876    $10,000    $58,642    $50,000    $50,000    $  6,819    $  824,337
Adjustable          --         --     30,000         --         --     150,000       180,000
              --------    -------    -------    -------    -------    --------    ----------
    TOTAL     $648,876    $10,000    $88,642    $50,000    $50,000    $156,819    $1,004,337
              ========    =======    =======    =======    =======    ========    ==========



The following table presents certain information on FHLB advances for the years ending December 31, (dollar in thousands):

                                            1995           1994           1993
                                         ----------     ----------     ----------

Maximum Month-End Outstanding Balance    $1,004,337     $1,562,919     $1,638,561
Average Balance Outstanding                 492,284      1,044,018      1,578,904
Weighted Average Rate                          6.64%          6.62%          8.15%


NOTE 14:  REVERSE REPURCHASE AGREEMENTS

The Company enters into reverse repurchase agreements with major brokerage firms that are primary dealers in government securities. Mortgage-backed securities underlying certain of the agreements are delivered to the dealers that arrange the transactions. The dealers may loan these securities to other parties in the normal course of their operations. The following table presents information regarding reverse repurchase agreements at December 31, (dollars in thousands):

                                Repurchase                  Recorded(1)                     Fair                   Maturity
Underlying Collateral            Liability                     Value                        Value                    Date
---------------------     ------------------------    ------------------------    ------------------------    ------------------
                             1995          1994          1995          1994          1995          1994        1995       1994
                          ----------    ----------    ----------    ----------    ----------    ----------    -------    -------

FHLMC Securities          $  113,171    $  531,034    $  113,774    $  573,558    $  119,162    $  553,600    2/1/96     3/20/95
FNMA Securities            2,695,270     1,490,688     2,711,622     1,563,680     2,730,927     1,513,599    1/26/96    3/20/95
Pledged Receivables(2)     1,208,000     1,960,937     1,226,853     2,106,704     1,230,630     2,084,559    5/22/97    6/15/99
                          ----------    ----------    ----------    ----------    ----------    ----------
   TOTAL                  $4,016,441    $3,982,659    $4,052,249    $4,243,942    $4,080,719    $4,151,758
                          ==========    ==========    ==========    ==========    ==========    ==========

------------------
(1) Recorded value includes accrued interest at December 31.
(2) In July 1994, American pledged certain single-family adjustable rate loans as collateral for reverse repurchase agreements with the Federal Home Loan Bank.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reverse repurchase agreements outstanding with individual brokers in excess of ten percent of the Company's stockholder's equity at December 31, 1995 are as follows (dollars in thousands):

                                                           Collateral
                         Weighted                   ------------------------
                          Average       Recorded     Recorded        Market
Purchasing Party         Maturity       Value(1)     Value(1)        Value
                         --------     ----------    ----------    ----------
DLJ                       29 days     $  172,220    $  176,433    $  179,059
CS First Boston           33 days        366,168       376,221       325,228
Federal Home Loan Bank   508 days      1,226,853     1,206,500     1,230,630
FNMA                      12 days        334,118       342,511       343,666
Goldman Sachs             32 days        672,917       674,362       677,774
Nomura Securities         25 days        330,640       341,574       344,715
Prudential Securities     17 days        266,880       270,036       273,920
Paine Webber              37 days        122,191       126,497       126,355
Salomon Brothers          32 days        325,496       333,555       335,158
UBS Securities            16 days        120,993       125,681       125,052
Smith Barney              32 days        113,774       118,275       119,162

---------------
(1) Recorded value includes accrued interest at December 31, 1995.

The following table presents certain information on reverse repurchase agreements for the years shown (dollars in thousands):

                                            1995           1994           1993
                                         ----------     ----------     ----------

Maximum Month-End Outstanding Balance    $4,258,600     $3,982,659     $1,101,457
Average Balance Outstanding               4,109,917      2,025,036        628,885
Weighted Average Rate                          6.09%          4.68%          3.17%

NOTE 15:  OTHER BORROWED MONEY

Other borrowed money consisted of the following at December 31, (dollars in thousands):

                                                     1995         1994
                                                   --------     --------

Series A Floating Rate Notes due 1997              $     --     $111,000
Series B 9.60% Notes due 1999                       169,000      169,000
Series C Floating Rate Notes due 2000               175,000           --
Federal Funds Purchased                                  --       50,000
Subordinated Notes Due 1998                          20,500       20,500
Dollar Roll Agreements                                5,915        8,478
Capitalized Leases                                      560          562
Mortgage Notes Payable Secured by Premises              104          113
                                                   --------     --------
  TOTAL                                            $371,079     $359,653
                                                   ========     ========

Weighted average interest rate at end of period        8.41%        7.83%
                                                   ========     ========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other borrowed money matures as follows (dollars in thousands):

        Year Ending December 31,                                Amount
        ------------------------                               --------
                1996                                           $  5,927
                1997                                                 13
                1998                                            105,013
                1999                                             84,514
                2000                                            175,015
                Thereafter                                          597
                                                               --------
                   TOTAL                                       $371,079
                                                               ========

The following table presents certain information on other borrowed money for the years ending December 31, (dollars in thousands):

                                           1995         1994         1993
                                         --------     --------     --------

Maximum Month-End Outstanding Balance    $380,277     $367,795     $309,050
Average Balance Outstanding               368,477      319,500      301,461
Weighted Average Rate                        8.54%        8.06%        8.47%

On January 14, 1992, New American completed its private placement of Series A Floating Rate Notes due 1997 ("Series A Notes") of $111.0 million and Series B
9.60 percent Notes due 1999 ("Series B Notes") of $169.0 million. Interest on the Series A Notes accrued at three-month LIBOR plus 2.25 percent and repriced quarterly. The Series B Notes accrue interest at 9.60 percent over their entire term. A note purchase agreement (the "Note Purchase Agreement") was executed by New American in connection with the private placement of the Series A and Series B Notes.

On October 12, 1993, in accordance with a subordinated note purchase agreement (the "Subordinated Note Agreement"), New American issued $20.5 million of subordinated notes at a discounted price of 97.5 percent of the principal amount. The subordinated notes accrue interest at a rate equal to three-month LIBOR plus 2.875 percent. The rate on the subordinated notes wa 8.81 percent at December 31, 1995. Interest is paid quarterly and the subordinated notes mature on October 12, 1998.

The Note Purchase Agreement and the Subordinated Note Agreement contain certain limitations regarding the payment of cash dividends on common or preferred stock, the reacquisition or issuance of common or preferred stock, additional borrowings and payments thereon and certain other transactions. New American is in compliance with all such limitations.

On March 23, 1995, New American completed the private placement of $175.0 million of its Series C Floating Rate Notes due April 12, 2000 (the "Series C Notes"). The net proceeds from the issuance of the Series C Notes were used to redeem the $111.0 million Series A Notes and to fund a $60.0 million capital contribution from N.A. Holdings to American. Interest on the Series C Notes accrues at a rate equal to three-month LIBOR plus 1.375%, reset on a quarterly basis. Interest payments are made quarterly on January 12, April 12, July 12 and October 12 of each year.

The indenture related to the Series C Notes contains certain covenants that, among other things, require the maintenance of regulatory capital at American and limit the following: (i) funded indebtedness, (ii) subsidiary funded indebtedness, (iii) upstream payments, (iv) subsidiary dividends, (v) liens,
(vi) mergers and consolidations, (vii) issuance of subsidiary capital stock,
(viii) transactions with affiliates and (ix) lines of business. New American is in compliance with all such covenants and restrictions.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A redemption notice was provided to holders of the Series A Notes as required by the Note Purchase Agreement and the redemption was completed on April 12, 1995. As of March 30, 1995, New American irrevocably placed sufficient funds in trust with its paying agent to satisfy the required principal and interest necessary to redeem the Series A Notes on their redemption date. As a result, New American recorded the payment of those funds as an in-substance defeasance of the Series A Notes. The early retirement of the Series A Notes required the Company to write off certain related unamortized debt issuance costs and to mark certain interest rate cap agreements to market as of March 30, 1995, resulting in a pre-tax loss on early retirement of debt approximating $2.1 million. The loss has been included in general and administrative expenses in the accompanying Consolidated Statements of Earnings.

NOTE 16:  EMPLOYEE BENEFIT AND COMPENSATION PLANS

Pension Plan

Effective January 1, 1989, American established a defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits are based on each employee's years of service after January 1, 1989, up to a maximum of 30 years and each employee's compensation during the last five years of participation. All service since the date of hire with either American or the Failed Association is counted for vesting purposes. American's funding policy is to ensure that the Plan meets the minimum funding requirement set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Plan assets include cash equivalents and mutual funds.

Effective December 31, 1993, the Plan was amended to freeze benefit accruals for all participants. This event resulted in a curtailment under Statement of Financial Accounting Standards No. 88 ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." American realized a nominal gain as a result of the curtailment.

The Plan was terminated effective June 30, 1995. At the termination date, all participants' accrued benefits became fully vested. The net assets of the Plan were allocated as prescribed by the ERISA and the Pension Benefit Guaranty Corporation (the "PBGC") and their related regulations. All participants received full benefits. The termination resulted in a settlement under SFAS 88. American recognized a gain of $1.7 million as a result of the settlement. The majority of the projected benefit obligation was settled in 1995. At December 31, 1995, the Plan had $1.8 million in remaining assets. Ultimate distribution of these assets is pending IRS approval.

The following table sets forth the Plan's funded status and amounts recorded in the Company's Consolidated Balance Sheet at December 31, 1994 (dollars in thousands):

                                                                         1994
                                                                        -------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION
   Vested Accumulated Benefits                                          $ 5,307
   Non-Vested Accumulated Benefits                                        1,316
                                                                        -------
  TOTAL ACCUMULATED BENEFITS                                            $ 6,623
                                                                        =======

   Projected Benefit Obligation for Service Rendered to Date            $ 6,623
   Plan Assets at Fair Value                                              8,035
                                                                        -------
   Projected Benefit Obligation (Less than) in Excess of Plan Assets     (1,412)
   Unrecognized Net Gain                                                  3,317
                                                                        -------
PENSION LIABILITY                                                       $ 1,905
                                                                        =======

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions used in determining the actuarial present value of the projected benefit obligation at December 31, 1994 follows:

                                                              1994
                                                              ----
        Rate of Return on Plan Assets                         8.50%
        Discount Rate                                         8.50%
        Rate of Increase in Future Compensation               5.00%


Net pension (income) cost includes the following components for the years shown below (dollars in thousands):

                                                                           1995                1994                1993
                                                                          ------              ------              ------
Service Cost (benefits earned during the period)                          $    -              $    -              $3,162
Interest Cost on Projected Benefit Obligation                                594                 688                 803
Actual Return on Plan Assets                                                (896)                152                (840)
Net Amortization and Deferral                                                 78                (896)                233
                                                                          ------              ------              ------

NET PERIODIC PENSION (INCOME) COST                                        $(224)              $ (56)              $3,358
                                                                          ======              ======              ======


 Savings Plan

American has established a savings plan for its employees that allows participants to make contributions by salary deduction equal to 14.0 percent or less of their salaries, pursuant to Section 401(k) of the Internal Revenue Code. All regular employees of American, other than collective bargaining and temporary employees are immediately eligible to participate in the Plan. American matches an employee's contributions up to a maximum 4.0 percent of the employee's salary. Employee contributions vest immediately; American's partial matching contributions vest over five years. American's contributions to the savings plan in 1995, 1994 and 1993 were $4.2 million, $4.4 million and $3.1 million, respectively.

 Supplemental Executive Retirement Plan

American implemented a Supplemental Executive Retirement Plan ("SERP") in 1990. The SERP is a non-qualified, noncontributory, defined benefit plan where benefits are paid to certain officers using a target percentage which is based upon the number of years of service with American. This percentage is applied to the participant's average annual earnings for the highest three out of the final ten years of employment. These benefits are reduced to the extent a participant receives benefits from the defined benefit pension plan. The expense for the SERP was $1.6 million, $1.9 million and $1.2 million in 1995, 1994 and 1993, respectively.

 Phantom Share Plan

In 1990, American implemented the Phantom Share Plan (the "PSP") for the benefit of certain of its officers. The PSP provides a long-term financial performance incentive to its participants. Participants in the PSP are granted phantom shares (units of value), the value of which is determined similar to that of actual equity securities. The PSP calls for the immediate exercisability and cashing out in the event of a change of control of Keystone Holdings or any of its subsidiaries. In the case of an initial public offering, the phantom shares are converted into stock options. American did not record any costs for the PSP in 1995 and 1994.

 Executive Short-Term Incentive Plan

American has established a Short-Term Incentive Plan ("STI") for the benefit of certain of its executives. The STI provides a short-term incentive to its participants based upon the achievement of both overall company and individual performance goals. The expense for the STI was $3.2 million, $2.2 million and $3.0 million in 1995, 1994 and 1993, respectively.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17:  FEDERAL AND STATE INCOME TAXES

The Tax Sharing Agreement between the Company and its subsidiaries is generally patterned after provisions in the Internal Revenue Code and requires the Company's subsidiaries to make quarterly payments of their estimated tax liabilities and tax sharing dividends based on analyzing income, as adjusted. The excess of the amounts paid to the Company under the Tax Sharing Agreement over the sum of (a) the current portion of the provision for income taxes and
(b) the provision for payments in lieu of taxes (see Note 18, "Payments in Lieu of Taxes") is recorded as a tax sharing dividend.

The Company's taxable income (loss) and earnings before taxes for the years ended December 31, follows (dollars in millions):

                                   1995                1994        1993
                                  ------             -------     --------
Taxable Income (Loss)             $128.5             $(31.0)     $(944.6)
Earnings Before Taxes              118.2               73.8        104.0


Pursuant to the terms of the closing agreement entered into with the Internal Revenue Service in connection with the Acquisition, New West was treated as a nominee of American until the balance of the New West Note fell below $250.0 million (the "Unwind Date," which occurred on October 24, 1995). Accordingly, beginning on the Unwind Date, New West was treated as a separate entity for federal income and California franchise tax purposes and is no longer a nominee of American. Tax benefits that may be generated by any future losses of New West will not reduce the taxes of American; however, there is no effect on the benefits of utilizing the existing significant tax loss carryovers.

Current and deferred income taxes are allocated among the members of the Keystone Group as if each company were filing a separate tax return. In American's case, this computation considers the losses generated by American's nominee, New West, prior to the Unwind Date.

As of December 31, 1995, the Company's net deferred tax asset was $112.6 million. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income of approximately $672.1 million prior to the expiration of its tax net operating losses, which begin to expire in 2004. Based on the Company's history of prior operating earnings and expectations for the future, management believes it is more likely than not that the Company will realize the recorded benefit of $112.6 million through use of net operating loss carryovers existing at December 31, 1995.

In determining the possible future realization of deferred tax assets attributable to net operating loss carryovers, GAAP requires that future taxable income from the following sources be taken into account: (a) the reversal of taxable temporary differences, (b) future operations exclusive of reversing temporary differences and (c) tax-planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire. The Company's management has taken these sources of future taxable income into account in determining the amount of the net deferred tax asset.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes (benefit) attributable to income from continuing operations for the years shown are set forth below (dollars in thousands):

                                                          1995             1994              1993
                                                        ---------        ---------        ---------
CURRENT
  Federal                                               $   3,471        $     766        $    --
  State                                                       931              955             --
                                                        ---------        ---------        ---------
    CURRENT INCOME TAXES                                    4,402            1,721             --
DEFERRED
  Federal                                                     784          (42,840)         (55,492)
  State                                                     6,330           (5,401)          39,286
                                                        ---------        ---------        ---------
                                                            7,114          (48,241)         (16,206)
Change in Net Deferred Tax Asset Before Valuation
  Allowance due to Change in Tax Laws and Rate               --               --            121,034
Change in Valuation Allowance                              (7,114)          48,241         (107,658)
                                                        ---------        ---------        ---------
    DEFERRED INCOME TAXES (BENEFIT)                          --               --             (2,830)
                                                        ---------        ---------        ---------
    TOTAL INCOME TAXES (BENEFIT)                        $   4,402        $   1,721        $  (2,830)
                                                        =========        =========        =========


The Company's effective tax rate differs from the statutory federal tax rate as set forth below for the years shown (dollars in thousands):

                                                                1995                     1994                       1993
                                                       --------------------      --------------------      -----------------------
                                                         Balance    Rate         Balance       Rate         Balance        Rate
                                                       ---------   ------       ---------     ------       ---------     -------
STATUTORY FEDERAL INCOME TAX
  PROVISION AND RATE                                   $  41,364     35.0%      $  25,845       35.0%      $  36,392        35.0%
INCREASE (DECREASE) DUE TO:

  Utilization of Current Tax

   Losses of Nominee, New West                           (17,482)   (14.8)        (55,100)     (74.6)        (90,136)      (86.7)
  Change in Net Deferred Tax Asset
   Before Valuation Allowance due

   to Change in Tax Laws and Rate                             --       --              --         --         121,034       116.4
  State Franchise Tax net of Federal Tax Benefit           3,899      3.3          (2,890)      (3.9)         39,286        37.8
  Increase in Base Year Reserve Amount                   (16,318)   (13.8)        (11,605)     (15.7)             --          --
  Change in Valuation Allowance                           (7,114)    (6.0)         48,241       65.3        (107,658)     (103.5)
  Other, net                                                  53       --          (2,770)      (3.8)         (1,748)       (1.7)
                                                       ---------   ------       ---------     ------       ---------     -------
EFFECTIVE INCOME TAX PROVISION AND RATE                $   4,402      3.7%      $   1,721        2.3%      $  (2,830)       (2.7)%
                                                       =========   ======       =========     ======       =========     =======

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to significant portions of deferred income taxes at December 31, are presented below (dollars in thousands):

                                                                1995                       1994
                                                             -----------               -----------
COMPONENTS OF THE DEFERRED TAX ASSET
  Purchase Accounting                                         $   29,025                $   40,319
  Net Operating Loss Carryforwards                             1,632,230                 1,690,939
  Provision for Losses on Loans and Real Estate                   44,764                    67,829
  Other                                                           40,057                    33,941
                                                             -----------               -----------
    Total                                                      1,746,076                 1,833,028
VALUATION ALLOWANCE                                          (1,150,206)               (1,157,320)
                                                             -----------               -----------
DEFERRED TAX ASSET, NET OF VALUATION ALLOWANCE                   595,870                   675,708
                                                             -----------               -----------
COMPONENTS OF DEFERRED TAX LIABILITY
  Tax Bad Debt Reserve                                         (449,137)                 (526,706)
  Purchase Accounting                                            (3,648)                   (4,500)
  Other                                                         (30,489)                  (31,906)
                                                             -----------               -----------
    DEFERRED TAX LIABILITY                                       483,274                 (563,112)
                                                             -----------               -----------
DEFERRED TAX ASSET, NET                                      $   112,596               $   112,596
                                                             ===========               ===========



The valuation allowances of $1.2 billion at December 31, 1995 and 1994, include $130.6 million and $270.2 million, respectively, related to payments in lieu of taxes that will arise from the realization of the net deferred tax asset. These valuation allowances represent the excess of the gross deferred tax asset over the sum of the taxes and the payments in lieu of taxes related to projected future taxable income, reversing taxable temporary differences and tax planning strategies. The decline in the valuation allowance of $7.1 million during the year ended December 31, 1995 was primarily attributable to a greater than anticipated utilization of the beginning balance of the deferred tax asset. The increase in the valuation allowance of $48.2 million during the year ended December 31, 1994 reflects management's estimate of the benefit Keystone would ultimately receive from the utilization of losses from the operations of American's nominee, New West. While the Revenue Reconciliation Act of 1993 increased the federal tax rate, it also significantly reduced, retroactively to March 4, 1991, losses and deductions attributable to American's nominee, New West. This resulted in a reduction in the deferred tax asset with a corresponding change in the related valuation allowance for the year ended December 31, 1993.


The enactment in 1993 of certain federal tax legislation had the effect of retroactively disallowing certain losses and bad debt deductions arising from assets of New West. As a result, the Company reduced its gross deferred tax asset and the related valuation allowance by $155.0 million.

Also during 1993, California enacted legislation reducing the net operating loss carryforward period from 15 years to ten years for losses incurred prior to 1994 relating to assets acquired in a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(G). This change had a negligible impact on the valuation allowance.

At December 31, 1995, the Company has the following federal income tax net operating loss carryforwards which expire under current law during the years indicated (dollars in thousands):

                                                                Amount
                                                                ------
                2004                                         $1,641,595
                2005                                            784,196
                2006                                            701,008
                2007                                            105,825
                2008                                            625,887
                2009                                             37,460
                                                            -----------
                  TOTAL                                      $3,895,971
                                                            ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also has alternative minimum tax credit carryovers of approximately $4.2 million as of December 31, 1995 which are available to reduce future regular federal income taxes.

Savings institutions are permitted a special bad debt deduction computed under the percentage of taxable income method or the experience method, whichever is more beneficial. The percentage of taxable income method is approximately 8.0 percent of taxable income, subject to certain limitations. Under the experience method, a savings institution's bad debt deduction is computed based on actual loan loss experience. Due to the significant tax net operating losses generated by American's tax nominee, New West, prior to the Unwind Date, coupled with the actual loan loss experience of New West deemed attributable to American for tax purposes under the agreements executed in connection with the Acquisition, bad debt deductions of American are computed using the experience method.

A deferred tax liability is not required to be recognized for the amount of the tax bad debt reserve arising in years beginning before 1988 (the "base year reserve amount") unless it becomes apparent that it will reverse in the foreseeable future. At December 31, 1995 the base year reserve amount was approximately $225.6 million. The Consolidated Financial Statements do not include a tax liability of $24.4 million related to the base year reserve amount as these reserves are not expected to reverse until indefinite future periods or may never reverse. Circumstances that would require an accrual of all or a portion of this unrecorded tax liability include the failure to meet the tax definition of a savings institution or a reduction in qualifying loan levels.

The 1988, 1989 and 1990 tax returns of the Company have been examined by the Internal Revenue Service.

NOTE 18:  PAYMENTS IN LIEU OF TAXES


The Assistance Agreement generally provides that 75.0 percent of most of the federal tax savings and approximately 19.5 percent of most of the California tax savings (as computed in accordance with the Assistance Agreement) attributable to American's utilization of any current tax losses or tax loss carryovers of New West are to be paid by the Company for the benefit of the FRF. The Assistance Agreement sets forth certain special adjustments to federal taxable income to arrive at "FSLIC taxable income." The principal adjustments effectively permit American (a) to recognize loan fees ratably over seven years adjusted for loan dispositions, (b) to treat the income and expenses of N.A. Holdings and New American as income and expenses of American, and (c) for years ending on or before December 31, 1994, to recognize approximately 36.0 percent of the amortization of the market-to-market adjustment attributable to the acquired loan portfolio.


At December 31, the provision (benefit) for payments in lieu of taxes consisted of the following (dollars in thousands):

                                                             1995             1994           1993
                                                            ------           ------         -------
PROVISION (BENEFIT) FOR PAYMENTS IN LIEU OF TAXES
  State                                                     $3,450           $(137)        $    327
  Federal                                                    4,437            (687)          13,748
                                                            ------           ------         -------

    TOTAL                                                   $7,887           $(824)         $14,075
                                                            ======           ======         =======


NOTE 19:  MINORITY INTEREST

New American's $80.0 million cumulative redeemable preferred stock ("Preferred Stock") was issued to three investment partnerships, two of whom share substantially common ownership with Keystone Holdings Partners, L.P. (the holder of the Company's common stock). The two investment partnerships received $75.0 million of the $80.0 million of Preferred Stock issued. Due to substantially common ownership, the $75.0 million of Preferred Stock was previously presented in the Company's Consolidated Financial Statements as "Additional Paid-In Capital". The

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

remaining $5.0 million of Preferred Stock, owned by an unrelated investment partnership, has been presented as a minority interest.

Effective August 1, 1995, the three investment partnerships sold all of the Preferred Stock to an unrelated party. Due to that sale, all of the Preferred Stock is presented as a minority interest in the Company's Consolidated Financial Statements as of December 31, 1995.

"Other Capital Distributions" in the Consolidated Statement of Stockholder's Equity represents dividends on the Preferred Stock paid (prior to August 1, 1995) to the two investment partnerships that share substantially common ownership with Keystone Holdings Partners, L.P. "Other Capital Reductions" in the Consolidated Statement of Stockholder's Equity represents the $75.0 million reduction in the Company's consolidated stockholder's equity due to the sale of the Preferred Stock by the investment partnerships.




On the Effective Date, the FSLIC received the Warrants entitling the holder thereof to purchase, for a nominal price, 3,000 shares of N.A. Holdings Class B Common Stock, subject to certain adjustments, at any time after the earlier of December 28, 1998 or a decision by N.A. Holdings to file a registration statement under the Securities Act of 1933 in respect of a secondary public offering of its securities. The Warrants expire by their terms on December 28, 1999, but may be extended to December 28, 2003 in certain circumstances. Holders of the Warrants will also have certain rights upon liquidation of N.A. Holdings, or any of its subsidiaries. The Warrants were valued as of the Effective Date by an Independent Financial Advisor, based on certain assumptions, and have been recorded at their ascribed value of $167.0 million on the books of N.A. Holdings.

Prior to the repayment of the New West Note in October 1995, the $167.0 million value ascribed to the Warrants was offset against the balance of the New West Note pursuant to guidance provided by Consensus No. 88-19 of the Emerging Issues Task Force of the Financial Accounting Standards Board. Subsequent to the repayment of the New West Note, the $167.0 million Warrant value is included in the balance of Minority Interest on the Consolidated Balance Sheets of the Company.

The holder of the Warrants issued by N.A. Holdings is entitled to receive 30 percent of common dividends from N.A. Holdings after satisfaction of the exclusive right of the common stock to receive the first $500.0 million in common dividends. Tax sharing dividends are not subject to the $500.0 million preference. In addition, the common stock is entitled to receive a 1.4 percent preferential return.

In June 1993, the cumulative net earnings of N.A. Holdings net of tax sharing dividends and the 1.4 percent preferential return amount exceeded $500.0 million. The Company records only 70.0 percent of such amounts earned in excess of the $500.0 million preference as equity in earnings of subsidiaries. The amount of earnings attributable to the Warrant holder are shown in the Consolidated Financial Statements as minority interest in earnings of consolidated subsidiaries.


NOTE 20:  STOCKHOLDER'S EQUITY


Dividend Restrictions and Capital Levels

American's primary regulator is the Office of Thrift Supervision ("OTS"). OTS regulations impose limitations upon all "capital distributions" by savings associations, including cash dividends, payments to repurchase or otherwise acquire an institution's shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital of savings associations. All dividends paid by American have complied with these limitations.

Savings institutions are categorized into one of three tiers by the OTS based upon each institution's compliance with capital requirements and level of OTS supervisory concern. Tier 1 savings institutions have capital, both before and after a proposed distribution, greater than or equal to the fully phased-in capital requirement applicable on December 31, 1995, and have not been notified of being in need of more than normal supervision. These

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

institutions may make capital distributions, after thirty days prior notice to the OTS Director, during a calendar year up to the higher of 100.0 percent of net earnings to date during such year plus an amount equal to 50.0 percent of capital in excess of the fully phased-in capital requirement as of the beginning of the year or 75.0 percent of its net earnings for the most recent four quarters. American is a Tier 1 institution. Tier 2 savings institutions have capital, both before and after a proposed distribution, greater than or equal to the minimum capital required or would otherwise be a Tier 1 institution except for notification of supervisory concerns. These institutions may make capital distributions, after notice to the OTS Director, during a calendar year between
75.0 percent and 25.0 percent of net earnings to date depending upon how close the institution is to meeting its fully phased-in capital requirement. Tier 1 and Tier 2 institutions can make additional distributions after OTS approval. Tier 3 institutions do not meet their capital requirements and cannot make capital distributions without prior OTS approval.

OTS regulations also prohibit savings institutions from making any capital distribution or paying any management fees to any person controlling the institution if after the distribution or payment the institution's capital would be less than any of the following requirements: (a) a risk-based capital ratio of 8.0 percent, (b) a core capital to risk- adjusted assets ratio of 4.0 percent, (c) a core capital to adjusted total assets ratio of 4.0 percent, and
(d) any specific capital level for any capital measure in any written agency capital directive to which the institution is subject. American's capital has exceeded these standards throughout the periods covered by the Consolidated Financial Statements.

In addition, pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), American is required to meet certain minimum regulatory tangible, core and risk-based capital requirements. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") further expanded the capital requirements promulgated by FIRREA. At December 31, 1995 and 1994, American met all current and fully- phased in capital requirements.

New American is subject to the restrictions and limitations provided for in the Note Purchase Agreement, the Subordinated Note Agreement and the Series C Note Indenture. See Note 15, "Other Borrowed Money." Under the terms of the Note Purchase Agreement and the Subordinated Note Agreement, New American cannot pay dividends on its preferred stock or common stock unless its consolidated net worth exceeds $375.0 million. As long as New American's consolidated net worth exceeds $375.0 million, it can make restricted payments if the cumulative restricted payments do not exceed the sum of (i) $30.0 million, (ii) the proceeds from certain capital contributions and (iii) 50.0 percent of the cumulative adjusted net earnings (as defined in the agreements) of New American. The percentage limitation applied to cumulative adjusted net earnings is increased to 65.0 percent as long as New American's consolidated net worth after the proposed restricted payments exceeds $475.0 million. As of December 31, 1995, New American's consolidated net worth was $653.4 million and the 65.0 percent limitation was in effect. Under the terms of the Series C Note Indenture, New American may pay dividends and make other capital distributions ("Upstream Payments") to the extent that it has the capacity to incur an additional dollar of funded indebtedness (as defined in the Series C Indenture) after the proposed Upstream Payment. Based on the most restrictive of New American's debt covenants, as of December 31, 1995, New American would have been permitted to make up to $55.8 million in dividend or other restricted payments.

NOTE 21:  INTEREST RATE RISK MANAGEMENT

General

The Company enters into interest rate risk management transactions that involve, to varying degrees, elements of credit and interest-rate risk. Exposure to credit risk generally arises from the nonperformance of counterparties or their inability to meet contractual terms. The Company's policy is to enter into interest-rate risk management agreements only with large commercial banks, the FHLB and primary dealers. The collateral supporting the financial instruments are typically liquid assets such as mortgage-backed securities and loans. The Company further manages its credit risk through the underwriting of investments and the establishment of credit approvals, credit limits and the ongoing monitoring of the counterparties. Interest rate and market risks arising from these

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

transactions are managed through the use of established transaction size limitations, a specific approval process for each transaction and ongoing monitoring of risk positions. The Company does not enter into speculative positions.

Interest Rate Exchange Agreements

The Company utilizes swaps to limit interest-rate risk or modify terms of certain interest-sensitive assets and liabilities. At December 31, 1995 and 1994, the Company held $1.5 billion and $1.9 billion, respectively, in swap positions. The following is a summary of the open swap positions, which are generally based on one, three and six-month LIBOR (dollars in millions):

                                                                                                              Term to Maturity
                             Notional         Fair                          Weighted Average Rate                 In Years
                              Amount          Value        Commences        Receive         Pay          Original        Remaining
                            -----------   ------------  ---------------  ------------  -------------   -------------  ------------
December 31, 1995
-----------------
Floating Payment                 $100         $13.3            1990          8.95%          6.01%           10.0              4.3
Floating Payment                  225           3.6            1991          8.05           6.04             5.0              0.6
Fixed Payment                     135          (4.6)           1992          5.90           6.87             5.0              1.3
Fixed Payment                     782         (33.9)           1993          5.99           7.34             4.6              2.1
Fixed Payment                     255          (0.7)           1994          6.05           5.84             2.4              0.5
Fixed Payment                      20          (0.2)           1995          5.93           6.54             1.9              1.5



                                                                                                              Term to Maturity
                                                                            Weighted Average Rate                 In Years
                             Notional         Fair                       ---------------------------   ---------------------------
                              Amount          Value        Commences        Receive         Pay          Original        Remaining
                            -----------   ------------  ---------------  ------------  -------------   -------------  ------------
December 31, 1994
-----------------
Floating Payment                 $100         $ 4.0            1990          9.03%          5.79%           10.1              5.4
Floating Payment                  225           0.4            1991          8.05           5.68             5.0              1.6
Floating Payment                  250          (2.9)           1993          4.00           6.15             1.5              0.3
Fixed Payment                     168           4.0            1992          6.00           6.84             4.9              2.2
Fixed Payment                     946           8.9            1993          5.77           7.52             4.5              3.0
Fixed Payment                     195           5.6            1994          5.71           5.90             2.6              1.6


Interest Rate Protection Agreements

Interest rate protection agreements entitle the purchaser, in exchange for the payment of a premium, to receive variable interest payments if the index exceeds an agreed upon interest rate ("cap rate"). The Company's cap positions are indexed based upon one or three-month LIBOR or one-month COFI. Shown below are the interest rate protection agreements held by the Company at the dates indicated (dollars in millions):

                                                                                                  December 31,
                                                                                          -----------------------------------
                                                                                            1995                      1994
                                                                                          ---------                 --------
Notional Amount                                                                           $ 7,224                   $ 1,885
Unamortized Premium                                                                       $    18                   $    17
Estimated Market Value                                                                    $ (0.6)                   $    21
Weighted Average Maturity                                                                 1.9 yrs                   4.6 yrs
Weighted Average Original Term                                                            2.2 yrs                   5.9 yrs
Weighted Average Cap Rate                                                                   7.69%                     8.46%
One-Month LIBOR at December 31,                                                             5.69%                     5.94%
Three-Month LIBOR at December 31,                                                           5.63%                     6.44%
One-Month COFI at December 31,                                                              5.12%                     4.19%


For the years ended December 31, 1995 and 1994, the index did not exceed the cap rates and the Company did not receive any payments under these agreements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To further manage interest rate risk, the Company entered into interest rate collar agreements (caps and floors) during 1995 which are effective January 1996. The collars have a notional amount of $5.0 billion, a three-month LIBOR index and a weighted average maturity of one year.

Forward Sales

The Company uses forward sales of financial instruments to lock in prices on similar types and coupons of financial instruments and thereby limit market risk until these financial instruments are sold. See Note 23, "Commitments and Contingencies - Loan Commitments."

The following table summarizes the open positions at the dates indicated (dollars in millions):

                                                    December 31,
                                               -----------------------
                                               1995               1994
                                               ----               ----
MORTGAGE POOL SECURITIES
  Notional Amount                              $    97          $      7
  Deferred Loss                                $    (1)         $      -
  Weighted Average Maturity                    25 days           33 days
  Weighted Average Coupon                         6.61%             8.40%


Financial Futures and Options

Financial futures and options contracts may be used to limit risk from declining interest rates or to protect against rising interest rates; however, during 1995 and 1994 the Company did not purchase any futures or option contracts.

NOTE 22:  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of the Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company's financial instruments at December 31, are as follows (dollars in thousands):

                                                                            1995                                    1994
                                                               -------------------------------         ---------------------------
                                                                 Recorded            Fair                Recorded          Fair
                                                                  Amount             Value                Amount          Value
                                                               -----------        ------------         -----------     -----------
FINANCIAL ASSETS:
Cash, Cash Equivalents and Other Investments                   $   827,617        $    827,610         $   561,215     $   561,203
New West Note                                                            -                   -           1,515,040       1,667,405
Mortgage-Backed Securities                                       6,952,047           7,020,890           3,027,547       3,019,763
Receivables from Affiliates                                          1,357               1,357               1,282           1,282
Receivables, Net of Allowance for Credit Losses                 11,175,031          11,517,125          12,643,590      12,255,376
Excess Servicing Fees Receivable                                    17,508              22,963              19,723          20,727

FINANCIAL LIABILITIES:
Deposits                                                        13,005,029          13,136,945          12,815,489      12,764,187
Federal Home Loan Bank Advances                                  1,004,337           1,018,398             391,366         389,399
Reverse Repurchase Agreements                                    4,016,441           4,017,245           3,982,659       3,982,649
Other Borrowings                                                   371,079             382,498             359,653         357,416

OFF-BALANCE SHEET NET UNREALIZED GAINS (LOSSES):
Interest Rate Protection and Exchange Agreements                         -            (22,965)                   -          40,341
Outstanding Loan Commitments Written                                     -                 50                    -             (14)
Commitments to Sell or Purchase Mortgage Loans                           -               (931)                   -              (7)


Cash, Cash Equivalents and Other Investments

The fair values of cash and cash equivalents, federal funds sold, and investment in FHLB stock approximate the recorded values reported in the balance sheets. The fair values of investment securities and repurchase agreements are based on quoted market prices.

New West Note

In January 1995, the Federal Deposit Insurance Corporation ("FDIC") offered to pay down the remaining principal balance of the New West Note at par. Therefore, the fair value of the New West Note at December 31, 1994 represented the at par offer by the FDIC as it was the best indication of the current fair value. The Company agreed with the FDIC in October 1995 to allow prepayment of the remaining balance of the New West Note. On October 24, 1995, American received the remaining principal balance of the New West Note of $505.3 million, plus interest. See Note 8, "New West Note".

Mortgage-backed Securities

The fair value of mortgage-backed securities is based on quoted market prices, yield spreads or dealer quotations from secondary market sources, adjusted for excess mortgage servicing rights for mortgage-backed securities issued before January 1, 1995 and originated mortgage servicing rights for mortgage-backed securities issued on or after January 1, 1995 on wholesale loans that were obtained from secondary market sources.

Loans Receivable

For purposes of calculating the fair value of loans receivable, loans were segregated by type, such as residential mortgages, income property loans, consumer and other receivables. Each loan category was further segregated between those with fixed interest rates and those with adjustable interest rates. ARMs are grouped based upon index, repricing terms and other relevant terms.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For all mortgage loans, fair value is estimated using discounted cash flow analyses. Discount rates are based on secondary market quotations for similar loan types adjusted for differences in credit and servicing characteristics. For adjustable-rate mortgages in particular, a multiple scenario analysis is used to measure the impact interest rate caps have on fair value.

 Excess Servicing Fees Receivable

The fair value of excess servicing fees receivable is estimated using projected cash flows, adjusted for the effects of anticipated prepayments, using a market discount rate.

 Deposits

The fair values of passbook accounts, demand deposits, and certain money market deposits are assumed to be the recorded amounts at the reporting date. The fair value of term accounts is based on projected contractual cash flows discounted at rates currently offered for deposits of similar maturities. Core deposit intangibles are not included.

 Federal Home Loan Bank Advances and Other Borrowings

The fair values of fixed and adjustable rate FHLB advances are estimated by discounting contractual cash flows using discount rates that reflect current FHLB borrowing rates for similar advances.

Other borrowings include securities and loans sold under agreements to repurchase, Series A, B and C Notes, subordinated notes and mortgages payable secured by premises. The fair value of other borrowings is calculated based on a discounted cash flow analysis. The cash flows are discounted using approximated maturity matched rates for comparable instruments.

 Off-Balance Sheet Financial Instruments

Off-balance sheet items include interest rate caps, collars, corridors and swaps used for hedging purposes. Swap values are determined using dealer quotations, when available, or a discounted cash flow calculation whereby existing positions are discounted using rates that reflect current spreads on swaps with similar terms. Fair value of caps, collars and corridors are calculated using a multiple scenario analysis when dealer quotations are not available. The fair values represent the estimated amounts that the Company would receive or pay to terminate the existing agreements at the reporting date. Other off-balance sheet financial instruments include outstanding loan commitments written, recourse obligations on receivables sold, and commitments to sell or purchase mortgage loans. The fair values of these instruments are determined using current estimated replacement costs.

NOTE 23:  COMMITMENTS AND CONTINGENCIES

 Lease Commitments

American conducts a major portion of its operations through leased facilities, primarily branch offices. These leases are primarily operating leases and contain options to renew at current market rates. Most leases contain escalation clauses based upon operating costs or the consumer price index. Management believes that in the normal course of business a majority of the leases will be renewed or replaced by other leases. At December 31, 1995, minimum commitments under noncancelable leases are set forth below (dollars in thousands):

                                                                Contractual Maturity
                        -------------------------------------------------------------------------------------------
                         1996             1997            1998             1999             2000          Thereafter       Total
                        -------          ------          -------          -------          -------        ----------      -------
BALANCE                 $ 9,524          $9,007          $ 7,815          $ 6,701          $ 5,673          $25,419        $64,139
                        =======          ======          =======          =======          =======          =======        =======

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Also, see discussion relating to purchase of Irvine Plaza buildings and land at
Note 9 "Premises and Equipment." Total rent expense was $13.1 million, $18.8 million and $18.5 million for the years ending December 31, 1995, 1994 and 1993, respectively.

 Loan Commitments

At December 31, the Company has the following commitments outstanding (dollars in thousands):

                                                         1995           1994
                                                       --------       --------
Commitments to Originate Adjustable Receivables        $258,079       $529,064
Commitments to Originate Fixed Receivables              102,046          1,306
Commitments to Sell Receivables                         126,501          6,683
Commitments to Purchase Mortgage-Backed Securities            -          9,234


In December 1992, American issued a $5.7 million irrevocable letter of credit (expiring no later than December 17, 2002). This letter of credit serves to ensure the timely payment of principal and interest on a loan made by the City of Modesto, California. This loan is secured by a first trust deed on an apartment complex in Modesto. At December 31, 1995, this letter of credit had not been drawn upon. As part of the reimbursement agreement supporting the letter of credit, American obtained a $5.7 million standby letter of credit from the FHLB.

 Litigation

The Company is a defendant in various legal actions that arise out of the normal course of business. In the opinion of management, the probable liability resulting from these suits, individually or in the aggregate, is unlikely to have a material effect on the Company.

American has been named as a party in a variety of actions arising out of the development of a 48-unit residential condominium project located in Long Beach, California. The Failed Association had foreclosed on a loan secured by the project in 1984 and completed construction. All 48 units in the project were then sold, most with financing supplied by the Failed Association; one of these loans was later refinanced by American. The loans issued by the Failed Association, to the extent still outstanding, are now owned directly by the FDIC. The claims in the actions include allegations of design and construction defects, as a result of the alleged location of the project on a solid waste landfill, and claims for relief under the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. Although the claimed damages are substantial, American has received indemnification from the FDIC for claims other than those relating to the loan refinanced by American. American settled that claim in 1995 by a release of the loan for a discounted payoff.

As part of the administration and oversight of the Assistance Agreement, the FDIC has a variety of review and audit rights, including the right to review and audit computations of payments in lieu of taxes. At the present time, the Company and its affiliated parties are completing a settlement with the FDIC for all periods through June 30, 1994. Under the terms of a proposed settlement, the Company and its affiliated parties and the FDIC will mutually settle and release all claims in consideration of certain nominal payments. The Company has received no notice of any issues arising after June 30, 1994.

 Acquisition Structure

In the ordinary course of business, a variety of interpretive differences have arisen between American and its affiliated entities on the one hand and the government agencies responsible for administering the agreements entered into in connection with the Acquisition (principally the FDIC) (the "Acquisition Agreements") on the other. These differences (some of which involved amounts material to American) have been addressed both through negotiation and through arbitration without a material impact on American. Management expects that the administration of the Acquisition Agreements will continue to raise issues as to which American and its affiliates, may have views different from those of the FDIC. The prepayment of the balance of the New West Note, which occurred on

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 24, 1995, will implicate various provisions of the Acquisition Agreements that have not previously been the subject of interpretation by the parties. Management does not believe that any disputes that may continue to arise relating to the Acquisition Agreements will have a material adverse effect on American.

NOTE 24:  SIGNIFICANT EVENT

 Restructuring

On June 30, 1993, American, AREG, certain of American's holding companies and New West entered into a transaction (the "Restructuring") with the FDIC as manager of the FRF and the Resolution Trust Corporation ("RTC"), pursuant to which New West transferred most of its real estate-related assets (the "Transferred Assets") to a new partnership, Brazos Partners, L.P. ("Brazos Partners"). Also, as a result of the Restructuring, AREG's agreement to manage the real estate assets of New West was terminated and American modified and restated its management agreement (the "Restated Management Agreement") with New West to cover management of all assets and liabilities retained by New West (respectively, the "Retained Assets" and "Retained Liabilities").

Pursuant to the Restated Management Agreement, American is responsible for all post-June 30, 1993 management functions associated with the remaining operations of New West. The Restated Management Agreement provides identical indemnifications and virtually the same management standards, exculpations, covenants and level of FDIC oversight, as contained in American's prior management agreement.

At the closing of the Restructuring, N.A. Holdings received a non-recourse, subordinated note (the "Investor Note") in the aggregate principal amount of $20.0 million, along with $3.0 million in cash from certain entities that are investors in Brazos Partners (the "Investor Entities"). These were delivered to N.A. Holdings in exchange for the transfer to the Investor Entities of certain rights related to the existing management agreements distributed by American to N.A. Holdings immediately prior thereto. As a result of this transaction, N.A. Holdings recorded a gain of $23.0 million in 1993.

Payments on the Investor Note were made out of 18.1 percent of all non-liquidating distributions to the Investor Entities and, after payment of $72.4 million of senior indebtedness owed to the FDIC, out of 100.0 percent of liquidating distributions. The note accrued interest at 12.0 percent per annum and was secured by a second priority lien on the respective interests of the Investor Entities in Brazos Partners. N.A. Holdings had agreed that all payments of principal and interest received with respect to the Investor Note would be contributed by N.A. Holdings to the capital of American. The Investor Note due to N.A. Holdings was completely repaid in 1994.

With respect to loans or real estate owned ("REO") that qualify for Modified FRF Assistance and certain categories of loans serviced by others ("LSBOs") that would have previously qualified to be "put" to New West, American and its holding companies will also receive indemnification from the FDIC with respect to liabilities incurred in connection with third-party claims relating to the ownership or management by American thereof (other than claims resulting from American's gross negligence or willful misconduct). These indemnification rights end upon termination of the Assistance Agreement (expected to be December 28, 1998), except that certain environmental indemnities will continue for longer periods.

After the Restructuring, certain assistance and indemnification payments by the FDIC to American will accrue interest at 175 basis points above the COFI from the date American records the amount until paid at the end of each quarter.

In connection with the Restructuring, the Keystone Group received a closing agreement from the Internal Revenue Service concluding that the closing agreement received in 1988 remains in effect. Therefore, losses generated by New West may continue to offset income of American for federal income tax purposes, and the Keystone Group will continue to benefit from a reduction of its federal income tax. No additional rulings or opinion letters were sought from the California Franchise Tax Board; however, management believes that the Keystone Group may

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

continue to rely on its earlier opinion letters so that New West's losses will continue to offset income of American for California franchise tax purposes.

Provisions of the 1988 Assistance Agreement that impose restrictions on the uses of the tax sharing payments made to the Company by its subsidiaries were modified to allow those payments to be contributed as capital to American under certain circumstances (including the Company's passing a $300.0 million minimum net worth test). Certain procedures were established, including, among others, a procedure whereby funds would be advanced by New American to N.A. Holdings as a loan and N.A. Holdings would then in turn contribute the proceeds of the loan to American. By this procedure, the dividend preference contained in the Class A Common Stock of N.A. Holdings held by New American will not be affected. On June 30, 1993, $12.0 million was contributed from the Company to New American Holdings to New American and lent to N.A. Holdings. N.A. Holdings then contributed the $12.0 million to American pursuant to this modification. Amounts contributed to American out of tax sharing payments are required to be returned to the Company as needed to fund payments in lieu of taxes for the benefit of the FRF. As of December 31, 1994, the $12.0 million formerly contributed to American had been returned to the Company.

NOTE 25:  RELATED PARTY TRANSACTIONS

 Irvine Plaza

In January 1995, a wholly-owned service corporation of American purchased from a related limited partnership the Irvine Plaza building structures and adjoining land currently utilized for American's executive offices and various departments. The total cash purchase price paid for the property was $45.2 million.

 Consulting Payments

The Company has consulting agreements with affiliates calling for annual payments to be made to the affiliates in return for executive services rendered to the Company. During 1995, 1994 and 1993 payments of $0.8 million,$0.7 million and $1.5 million, respectively were made.

 Advances to Affiliates

From time to time the Company makes interest bearing advances to affiliates. At December 31, 1995 and 1994 the Company had advances to affiliates of $1.4 million and $1.3 million, respectively.

NOTE 26:  ACCOUNTING STANDARDS ISSUED

 Statement of Financial Accounting Standards No. 121

In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an impairment analysis is necessary, the following should be performed: (a) estimate the future cash flows expected to result from the use of the asset and its eventual disposition (b) if the sum of the expected future cash flows (undiscounted and without interest rate charges) is less than the carrying amount of the asset, an impairment loss is recognized (c) the measurement of an impairment loss should be based on the fair value of the asset. This statement does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets.

This statement is effective for fiscal years beginning after December 15, 1995. The provisions of SFAS 121 will be implemented January 1, 1996. The impact on the Company is not expected to be material.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Statement of Position 94-6

In December 1994, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 supplements disclosure requirements for risks and uncertainties existing as of the date of the financial statements in the following areas: (a) nature of operations, (b) use of estimates in the preparation of financial statements, (c) certain significant estimates and (d) current vulnerability due to certain concentrations.

SOP 94-6 is effective for financial statements issued for fiscal years ending after December 15, 1995, and for financial statements for interim periods in fiscal years subsequent to the year for which this SOP is to be the first applied. SOP 94-6 did not have an impact on the Company's operations or financial position.

 Statement of Financial Accounting Standards No. 123

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 establishes a fair value based method of accounting for stock based compensation plans. SFAS 123 encourages, but does not require, adopting the fair value based method. SFAS 123 will not have an impact on the Company's operations or financial position.

NOTE 27:  SUBSEQUENT EVENT

On February 8, 1996, American completed the private placement of $100.0 million of Subordinated Notes (the "Notes"). The Notes bear interest at a rate of 6.625 percent per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.

The Notes mature on February 15, 2006. However, the Notes are redeemable in whole, or in part, at the option of American at all time prior to that date. The redemption price is equal to the greater of (i) 100 percent of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis at the Treasury Yield plus 15 basis points, plus in each case accrued interest to the date of redemption.

The payment of the principal and interest on the Notes is subordinated to the prior payment in full of all Senior Indebtedness. Senior Indebtedness, in general, includes the principal and interest on (a) all claims against American having the same priority as savings account holders of American or any higher priority, (b) all indebtedness of American, other than the Notes, which is given in connection with the acquisition of any businesses, properties or assets of any kind and (c) obligations of American as lessee under capitalized leases. At December 31, 1995, Senior Indebtedness of American totaled approximately $18.0 billion, including $13.0 billion in deposits.


The proceeds of the private placement were used to pay general corporate expenses, to repay certain borrowings and to fund loan originations. The Notes qualify to be included in regulatory capital.


The Notes do not restrict American from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation. In addition, the Notes do not require American to maintain any financial ratios or certain levels of regulatory capital or liquidity.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28:  PARENT COMPANY FINANCIAL INFORMATION

Following are the Condensed Financial Statements of Keystone Holdings, Inc. (parent company only) (dollars in thousands):

CONDENSED BALANCE SHEETS:


                                                                                              December 31,
                                                                                      ---------------------------
                                                                                         1995             1994
                                                                                      -----------     -----------
ASSETS:
   Cash and cash equivalents                                                          $        59     $        34
   Held to maturity investment securities (fair
     value $70,731 and $3,027)                                                             70,731           3,027
   Investment in subsidiaries                                                             590,003         526,586
   Receivable from affiliates                                                              18,304           5,000
   Other assets                                                                       $     1,296     $     1,016
                                                                                      -----------     -----------
     TOTAL ASSETS                                                                     $   680,393     $   535,663
                                                                                      ===========     ===========
LIABILITIES:
   Accounts payable and accrued expenses                                              $    11,834     $     1,539
STOCKHOLDER'S EQUITY:
   Common stock                                                                                 1               1
   Additional paid-in capital                                                              30,419         105,419
   Unrealized gain (loss) on available-for-sale securities                                110,367        (29,161)
   Retained earnings                                                                      527,772         457,865
                                                                                      -----------     -----------

   TOTAL STOCKHOLDER'S EQUITY                                                             668,559         534,124
                                                                                      -----------     -----------
   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                         $   680,393     $   535,663
                                                                                      ===========     ===========


CONDENSED STATEMENTS OF EARNINGS:


                                                                               For the Year Ended
                                                                                  December 31,
                                                               ------------------------------------------------
                                                                 1995                1994                1993
                                                               --------            --------            --------
Interest income                                                $    640            $    480            $  1,782
Interest expense                                                      -                   -                 299
                                                               --------            --------            --------
Net interest expense                                                640                 480               1,483
Other expenses                                                    1,606               2,398               3,072
                                                               --------            --------            --------
Loss before equity in earnings of subsidiary                       (966)             (1,918)             (1,589)
Provision for payments in lieu of taxes                               -                   -                (428)
Equity in earnings of subsidiary                                 85,768              52,242              84,274
                                                               --------            --------            --------
   NET EARNINGS                                                $ 84,802            $ 50,324            $ 82,257
                                                               ========            ========            ========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28:  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS:


                                                                             For the Year Ended
                                                                                 December 31,
                                                                 -------------------------------------------
                                                                    1995            1994              1993
                                                                 ---------        ---------        ---------
Net earnings                                                     $  84,802        $  50,324        $  82,257
Adjustments to reconcile net earnings to net cash
     provided by (used in) operating activities:
   Equity in earnings of subsidiary                                (85,768)         (52,242)         (84,274)
   Increase (decrease) in FSLIC Resolution Fund
     share of Keystone Group tax benefits
     payable to New West                                             8,210          (15,133)         (41,396)
   (Increase) decrease in receivable from subsidiaries
     for Keystone Group tax benefits
     payable to New West                                            (6,845)           5,731           (6,121)
                                                                                                   ---------
   Other, net                                                        1,806             (203)              17
                                                                 ---------        ---------        ---------
     Total adjustments                                             (82,597)         (61,847)        (131,774)
                                                                 ---------        ---------        ---------
Net cash provided by (used in) operating activities                  2,205          (11,523)         (49,517)
                                                                 ---------        ---------        ---------

Cash flows from investing activities:
   Contributions to subsidiary                                     (13,392)         (20,677)         (72,860)
                                                                                                   ---------
   Purchase of held-to-maturity securities                        (120,518)        (150,462)        (680,950)
                                                                                                   ---------
   Tax sharing dividends received                                   77,173           21,594           49,526
                                                                                                   ---------
   Common stock dividends received                                   7,500           39,500           34,000
                                                                                                   ---------
   Proceeds from maturities of held-to-maturity securities          52,814          155,118          749,598
                                                                                                   ---------
   Other, net                                                          (75)          (1,111)            (535)
                                                                 ---------        ---------        ---------
Net cash provided by investing activities                            3,502           43,962           78,779
                                                                 ---------        ---------        ---------

Cash flows from financing activities:
   Common stock dividends paid                                      (5,587)         (32,500)          (8,000)
                                                                                                   ---------
   Decrease in notes payable to affiliates                            --               --            (21,000)
                                                                                                   ---------
   Other, net                                                          (95)               1             (409)
                                                                 ---------        ---------        ---------
Net cash used in financing activities                               (5,682)         (32,499)         (29,409)
                                                                 ---------        ---------        ---------

Net increase (decrease) in cash and cash equivalents                    25              (60)            (147)
Cash and cash equivalents at beginning of year                          34               94              241
                                                                 ---------        ---------        ---------
Cash and cash equivalents at end of year                         $      59        $      34        $      94
                                                                 =========        =========        =========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION

Following is the condensed financial information for the Company's significant subsidiary, American Savings Bank, F.A. (dollars in thousands):

                                                                                        1995                1994
                                                                                     -----------         -----------
ASSETS:
Cash and Cash Equivalents                                                           $    385,203        $    215,049
Investment Securities (fair value of $38,311 and $76,676)                                 38,318              76,688
Receivables, net                                                                      11,101,010          12,638,520
Mortgage-Backed Securities, net (fair value of $2,959,608 and $1,698,338)              2,890,765           1,706,122
Assets Available-for-Sale:
   Investment Securities                                                                 165,379             135,949
   Mortgage-Backed Securities, net                                                     4,061,282           1,321,425
Assets Held-for-Sale:
   Receivables (fair value of $75,614 and $5,070)                                         74,021               5,070
New West Note                                                                                  -           1,682,040
Federal Home Loan Bank Stock                                                             159,949             122,987
Interest Receivable                                                                      110,977              77,191
Premises and Equipment, net                                                              227,282             181,467
Foreclosed Properties, net                                                               100,037             118,645
Mortgage Servicing Rights, net                                                            90,901              61,039
Deferred Tax Asset, net                                                                  112,596             112,596
Other Assets                                                                              90,223              82,003
                                                                                     -----------        ------------
   TOTAL ASSETS                                                                      $19,607,943         $18,536,791
                                                                                     ===========         ===========

LIABILITIES:
Deposits                                                                             $13,005,029         $12,815,489
Federal Home Loan Bank Advances                                                        1,004,337             391,366
Reverse Repurchase Agreements                                                          4,016,441           3,982,659
Payable to Affiliate                                                                      16,001               2,867
Federal Funds Purchased                                                                        -              50,000
Other Borrowed Money                                                                       6,579               9,153
Interest Payable                                                                          52,212              32,677
Remittances Due Banks                                                                     54,525              77,183
Remittances Due on Loans Serviced for Others                                             136,312              80,131
Accounts Payable and Accrued Expenses                                                     77,557              81,203
                                                                                     -----------        ------------
   TOTAL LIABILITIES                                                                  18,368,993          17,522,728
                                                                                     -----------        ------------

STOCKHOLDERS' EQUITY:
Participating Preferred Stock Series A (par value $0.01 per share, liquidation preference $0.10 per share); Shares Authorized 10,000;
   Shares Issued 3,503                                                                         -                   -
Common Stock (par value $1.00 per share); Shares Authorized 1,000,000;
   Shares Issued and Outstanding 97,000                                                       97                  97
Additional Paid-in Capital                                                               446,488             386,488
Unrealized Gain (Loss) on Available-for-Sale Securities                                  110,367            (29,161)
Retained Earnings - Substantially Restricted                                             681,998             656,639
                                                                                     -----------        ------------
   TOTAL STOCKHOLDERS' EQUITY                                                          1,238,950           1,014,063
                                                                                     -----------        ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $19,607,943         $18,536,791
                                                                                     ===========        ============

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION (CONTINUED)


                                                                     1995              1994              1993
                                                               ----------------   ---------------   ---------------
INTEREST INCOME:
   Receivables                                                  $   967,168        $   708,369        $   755,409
   Mortgage-Backed Securities                                       272,320            167,073            106,764
   New West Note                                                     58,841            141,039            241,014
   Investment Securities                                             37,846             18,745             10,346
                                                                -----------        -----------        -----------
     Total Interest Income                                        1,336,175          1,035,226          1,113,533
                                                                -----------        -----------        -----------

INTEREST EXPENSE:

   Deposits                                                         636,315            481,794            513,435
   FHLB Advances                                                     30,858             69,096            128,741
   Reverse Repurchase Agreements                                    261,217            103,828             20,239
   Other Borrowings                                                   1,378                956                412
                                                                -----------        -----------        -----------
     Total Interest Expense                                         929,768            655,674            662,827
                                                                -----------        -----------        -----------

     NET INTEREST INCOME                                            406,407            379,552            450,706
   Provision for Credit Losses                                       63,837            101,609            123,503
                                                                -----------        -----------        -----------
     NET INTEREST INCOME AFTER PROVISION FOR
     CREDIT LOSSES                                                  342,570            277,943            327,203

OTHER INCOME AND EXPENSE:

   Gain From Disposition of Credit Card Receivables, net               --               24,981               --
   Gain on Sale of Servicing Rights                                    --               20,396               --
   Gain (Loss) on Sale of Receivables, net                               34             (2,295)             9,776
   Savings Fee Income                                                21,526             16,781             17,555
   Commissions Income                                                16,890             15,150             17,590
   Receivable Fee Income                                             11,811             12,982             13,829
   Gain on Other Asset Sales, net                                     2,534                207              1,474
   Net Expense of Foreclosed Properties                             (18,032)           (13,390)           (12,951)
   Net Servicing Income                                              18,696             14,038              7,229
   Loss on Sale of Covered Assets                                   (37,399)              --                 --
   Effect of FDIC Assistance on Covered Assets                       55,630               --                 --
   Other Income and Expense                                             743                 45              3,138
                                                                -----------        -----------        -----------
     Total Other Income and Expense                                  72,433             88,895             57,640
                                                                -----------        -----------        -----------
     EARNINGS BEFORE GENERAL AND
     ADMINISTRATIVE EXPENSES AND TAXES                              415,003            366,838            384,843

GENERAL AND ADMINISTRATIVE EXPENSES:

   Salaries and Fringe Benefits                                     146,292            151,797            149,770
   Occupancy                                                         32,151             34,801             40,568
   Regulatory Premiums and Assessments                               33,367             32,483             32,019
   Data Processing                                                   27,119             25,777             26,693
   Advertising and Promotion                                         12,424             11,628             11,677
   Deferred Origination Expenses                                    (34,718)           (38,931)           (35,067)
   Reimbursements from Affiliates                                      (573)            (1,144)            (6,601)
   Other Operating Expenses                                          38,130             40,325             39,584
                                                                -----------        -----------        -----------
     Total General and Administrative Expenses                      254,192            256,736            258,643
                                                                -----------        -----------        -----------

     EARNINGS BEFORE TAXES                                          160,811            110,102            126,200
   Provision (Benefit) for Federal and State Income Taxes             4,402              1,722             (2,830)
   Provision (Benefit) for Payments in Lieu of Taxes                  7,887               (824)            14,397
                                                                -----------        -----------        -----------
     NET EARNINGS                                               $   148,522        $   109,204        $   114,633
                                                                ===========        ===========        ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION (CONTINUED)


                                                                                       1995               1994           1993
                                                                                    -----------        -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings                                                                        $   148,522        $   109,204    $   114,633
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
   Provision for Credit Losses                                                           63,837            101,609        123,503
   Depreciation and Amortization                                                         16,447             12,502         38,951
   Net Gain on Disposition of Credit Card Receivables                                      --              (24,981)          --
   Net Gain on Sale of Servicing Rights                                                    --              (20,396)          --
   Net Loss (Gain) on Asset Sales                                                        (2,568)             2,088        (11,250)
   Loss on Sale of Covered Assets                                                        37,399               --             --
   Effect of FDIC Assistance on Covered Assets                                          (55,630)              --             --
   Federal Home Loan Bank Stock Dividend                                                 (7,188)            (5,355)        (2,772)
   Interest Payable, Net Change                                                          19,535              9,731         20,609
   Remittances Due, Net Change                                                           33,523            (78,759)        33,550
   Increase (Decrease) in Accounts Payable and Accrued Expenses                          (3,646)             4,463        (13,644)
   Originated Receivables, Held-for-Sale                                               (782,583)          (223,220)      (920,151)
   Proceeds from Sale of Receivables, Held-for-Sale                                   1,093,754            724,324        818,966
   Purchase of Investment Securities, Held-for-Trading                                 (128,510)           (66,211)          --
   Proceeds from Sale of Investment Securities, Held-for-Trading                        128,609             66,324           --
   Decrease (Increase) in Interest Receivable                                           (33,786)           (14,569)         3,433
   Other, Net                                                                            (9,263)           (39,009)        59,442
                                                                                    -----------        -----------    -----------
     Total Adjustments                                                                  369,930            448,541        150,637
                                                                                    -----------        -----------    -----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                          518,452            557,745        265,270
                                                                                    -----------        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchases of Available-for-Sale Securities                                          (619,918)          (355,975)      (334,306)
   Principal Payments and Maturities of Available-for-Sale Securities                   446,303            188,405        142,116
   Proceeds from Sales of Available-for-Sale Securities                                 453,874            164,587        262,132
   Purchases of Held-to-Maturity Securities                                            (443,322)          (824,013)       (13,137)
   Principal Payments and Maturities of Held-to-Maturity Securities                     606,767            532,304        199,951
   Originated Real Estate Receivables                                                (3,939,384)        (4,491,645)    (2,955,578)
   Principal Payments on Real Estate Receivables                                        744,400            840,432      1,014,252
   Consumer Receivables Originated or Collected, Net Change                               3,698             16,023          3,735
   Federal Home Loan Bank Stock Purchases                                               (29,774)           (11,102)       (14,068)
   New West Note, Net Payments Received                                               1,682,040          1,569,018      1,569,018
   Proceeds from Sale of Premises and Equipment                                           4,871              2,211          8,130
   Purchase of Premises and Equipment                                                   (65,169)           (19,988)       (17,438)
   Foreclosed Properties, Net Sales Proceeds                                            125,889            168,141        151,513
   Purchased Mortgage Servicing Rights                                                  (38,270)           (37,605)          --
   Cash Proceeds from Disposition of Credit Card Receivables                               --              166,315           --
   Other, Net                                                                            (7,149)            21,369         (3,928)
                                                                                    -----------        -----------    -----------
     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                             (1,075,144)        (2,071,523)        12,392
                                                                                    -----------        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Deposit Activity, Net                                                                189,540           (552,151)      (618,033)
   Proceeds from Federal Home Loan Bank Advances                                      1,093,732          2,505,794      3,170,361
   Payments for Federal Home Loan Bank Advances                                        (480,761)        (3,652,271)    (3,219,518)
   Proceeds from Long-Term Reverse Repurchase Agreements                                597,557          1,103,000           --
   Payments for Long-Term Reverse Repurchase Agreements                                (475,127)              --             --
   Short-Term Reverse Repurchase Agreements, Net Change                                 (88,648)         1,845,064        534,842
   Federal Funds Purchased, Net Change                                                  (50,000)            50,000           --
   Tax Sharing Dividends Paid                                                           (77,173)           (22,050)       (49,793)
   Common Stock Dividends Paid                                                          (39,700)           (29,500)       (25,000)
   Capital Contributions from Parent                                                     60,000             19,167         14,642
   Other, Net                                                                            (2,574)               932        (31,754)
                                                                                    -----------        -----------    -----------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                726,846          1,267,985       (224,253)
                                                                                    -----------        -----------    -----------
   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 170,154           (245,793)        53,409

   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       215,049            460,842        407,433
                                                                                    -----------        -----------    -----------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $   385,203        $   215,049    $   460,842
                                                                                    ===========        ===========    ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION (CONTINUED)


                      DISCLOSURES OF CASH FLOW INFORMATION


                                                                            1995               1994               1993
                                                                         -----------       -----------       -----------
  Interest Paid on Deposits                                              $   628,618       $   481,834       $   513,196
  Interest Paid on Borrowings                                                280,763           164,109           129,022

Non-Cash Investing Activities:
  Loans Exchanged for Mortgage-Backed Securities                           4,214,911             8,697         1,557,485
  Foreclosed Properties Acquired in Settlement of Loans                      231,720           318,726           316,369
  Loans Originated to Facilitate the Sale of Foreclosed Properties            65,693            92,415            47,832

Non-Cash Financing Activities:
  Deposits Exchanged in Branch Swaps                                            --                --             152,382

Dividends Declared and Payable in Different Years:
  Tax Sharing Dividends                                                        9,206             2,916            (7,987)

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                             (Dollars in Thousands)
                                   (Unaudited)


                                                                                  June 30,          December 31,
                                                                                    1996                1995
                                                                                ------------        ------------
ASSETS:
Cash and Cash Equivalents                                                       $    144,062        $    385,561
Investment Securities (fair value of $106,089 and $116,721)                          106,095             116,728
Receivables, net                                                                  12,812,492          11,101,010
Mortgage-Backed Securities, net (fair value of $2,820,495 and $2,959,608)          2,770,432           2,890,765
Assets Available-for-Sale:
   Investment Securities                                                             121,805             165,379
   Mortgage-Backed Securities, net                                                 3,542,364           4,061,202
Assets Held-for-Sale:
   Receivables (fair value of $42,433 and $75,614)                                    42,141              74,021
Federal Home Loan Bank Stock                                                         180,270             159,949
Interest Receivable                                                                  115,745             111,284
Premises and Equipment, net                                                          231,455             233,687
Foreclosed Properties, net                                                            84,036             100,037
Mortgage Servicing Rights, net                                                        90,026              90,901
Deferred Tax Asset, net                                                              112,596             112,596
Receivable from Affiliate                                                              2,582               1,357
Other Assets                                                                         124,605              99,099
                                                                                ------------        ------------
   TOTAL ASSETS                                                                 $ 20,480,706        $ 19,703,656
                                                                                ============        ============

LIABILITIES:
Deposits                                                                        $ 12,728,966          13,005,029
Federal Home Loan Bank Advances                                                    2,013,439           1,004,337
Reverse Repurchase Agreements                                                      3,987,359           4,016,441
Other Borrowings                                                                     493,734             371,079
Interest Payable                                                                      80,666              63,114
Remittances Due Banks                                                                 46,092              54,525
Remittances Due on Loans Serviced for Others                                          97,089             136,312
Dividend Payable                                                                      25,000                --
Accounts Payable and Accrued Expenses                                                150,984              91,199
                                                                                ------------        ------------
   TOTAL LIABILITIES                                                              19,623,329          18,742,036
                                                                                ------------        ------------

MINORITY INTEREST                                                                    306,979             293,061

STOCKHOLDER'S EQUITY:
Common Stock                                                                               1                   1
Additional Paid-in Capital                                                            30,419              30,419
Unrealized Gain (Loss) on Available-for-Sale Securities                               (1,411)            110,367
Retained Earnings - Substantially Restricted                                         521,389             527,772
                                                                                ------------        ------------
   TOTAL STOCKHOLDER'S EQUITY                                                        550,398             668,559
                                                                                ------------        ------------
   TOTAL LIABILITIES, MINORITY INTEREST AND
      STOCKHOLDER'S EQUITY                                                      $ 20,480,706        $ 19,703,656
                                                                                ============        ============

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                             (Dollars in Thousands)
                                   (Unaudited)


                                                                       Six Months Ended                Three Months Ended
                                                                           June 30,                         June 30,
                                                                           --------                         --------

                                                                    1996            1995             1996             1995
                                                                 ---------        ---------        ---------        ---------
INTEREST INCOME:
Receivables                                                      $ 448,397        $ 463,094        $ 230,568        $ 235,908
Mortgage-Backed Securities                                         242,465          112,497          117,954           66,249
New West Note                                                         --             43,699             --             19,432
Investment Securities                                               15,858           17,011            8,986            8,976
                                                                 ---------        ---------        ---------        ---------
   Total Interest Income                                           706,720          636,301          357,508          330,565
                                                                 ---------        ---------        ---------        ---------

INTEREST EXPENSE:
Deposits                                                           298,357          308,414          147,227          160,913
Federal Home Loan Bank Advances                                     21,252           13,120           11,636            6,304
Reverse Repurchase Agreements                                      130,393          132,055           67,150           66,940
Other Borrowings                                                    19,094           17,013            9,792            8,588
                                                                 ---------        ---------        ---------        ---------
   Total Interest Expense                                          469,096          470,602          235,805          242,745
                                                                 ---------        ---------        ---------        ---------

NET INTEREST INCOME                                                237,624          165,699          121,703           87,820

Provision for Credit Losses                                         35,180           34,533           17,203           15,600
                                                                 ---------        ---------        ---------        ---------

NET INTEREST INCOME AFTER PROVISION FOR
CREDIT LOSSES                                                      202,444          131,166          104,500           72,220
                                                                 ---------        ---------        ---------        ---------

OTHER INCOME AND EXPENSE:
Gain (Loss) on Sale of Receivables, net                              2,965              777            1,332          (10,742)
Savings Fee Income                                                  11,627            9,018            5,879            4,629
Commission Income                                                   10,241            7,703            5,163            4,324
Receivable Fee Income                                                7,681            5,042            4,309            2,849
Gain (Loss) on Other Asset Sales, net                                 (324)             890               45              734
Net Expense of Foreclosed Properties                                (7,496)          (8,467)          (3,772)          (4,936)
Net Servicing Income                                                 9,391            8,275            4,698            4,149
Loss on Sale of Covered Assets                                        --               (667)            --               (453)
Effect of FDIC Assistance on Covered Assets                           --             16,741             --             14,226
Other, net                                                             539              445              360             (420)
                                                                 ---------        ---------        ---------        ---------
   Total Other Income and Expense                                   34,624           39,757           18,014           14,360
                                                                 ---------        ---------        ---------        ---------

EARNINGS BEFORE GENERAL AND
ADMINISTRATIVE EXPENSES AND TAXES                                  237,068          170,923          122,514           86,580

General and Administrative Expenses                                134,870          136,130           67,592           68,165
                                                                 ---------        ---------        ---------        ---------

EARNINGS BEFORE TAXES                                              102,198           34,793           54,922           18,415

Provisions for Federal and State Income Taxes                        3,469            1,037            1,803              684
Provision (Benefit) for Payments in Lieu of Taxes                   24,216           (6,476)          11,411              (42)
                                                                 ---------        ---------        ---------        ---------

EARNINGS FROM OPERATIONS                                            74,513           40,232           41,708           17,773

Minority Interest in Earnings of Consolidated Subsidiaries         (20,896)         (14,708)         (11,516)          (5,488)
                                                                 ---------        ---------        ---------        ---------

NET EARNINGS                                                     $  53,617        $  25,524        $  30,192        $  12,285
                                                                 =========        =========        =========        =========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF
                              STOCKHOLDER'S EQUITY


                             (Dollars in Thousands)
                                   (Unaudited)


                                                                     Unrealized
                                                                    Gain (Loss) on      Retained
                                                      Additional      Available-        Earnings -        Total
                                        Common         Paid-in        for-Sale       Substantially    Stockholder's
                                        Stock          Capital        Securities      Restricted         Equity
                                      ---------       ---------       ---------        ---------        ---------
Balance at December 31, 1995          $       1       $  30,419       $ 110,367        $ 527,772        $ 668,559

  Net Earnings                             --              --              --             53,617           53,617

  Dividends on Common Stock                --              --              --            (60,000)         (60,000)

  Unrealized Loss on

  Available-for-Sale Securities            --              --          (111,778)            --           (111,778)
                                      ---------       ---------       ---------        ---------        ---------

Balance at June 30, 1996              $       1       $  30,419       $  (1,411)       $ 521,389        $ 550,398
                                      =========       =========       =========        =========        =========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                             (Dollars in Thousands)
                                   (Unaudited)



                                                                                                Six Months Ended
                                                                                                    June 30,
                                                                                         ------------------------------

                                                                                            1996                1995
                                                                                         -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings                                                                             $    53,617        $    25,524
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities
   Provision for Losses                                                                       35,180             34,533
   Depreciation and Amortization                                                              19,439             13,141
   Net Gain on Asset Sales                                                                    (2,641)            (1,667)
   Loss on Sale of Covered Assets                                                               --                  667
   Effect of FDIC Assistance on Covered Assets                                                  --              (16,741)
   Federal Home Loan Bank Stock Dividend                                                      (4,394)            (3,249)
   Interest Payable, Net Change                                                               17,552             31,725
   Remittances Due, Net Change                                                               (47,656)            25,587
   Originated Receivables, Held-for-Sale                                                    (538,310)          (152,312)
   Proceeds from Sale of Receivables, Held-for-Sale                                          561,428            284,200
   Purchase of Mortgage-Backed Securities, Held-for-Trading                                   (5,326)              --
   Proceeds from Sales of Mortgage-Backed Securities, Held-for-Trading                         5,331               --
   Purchase of Investment Securities, Held-for-Trading                                          --              (29,827)
   Proceeds from Sales of Investment Securities, Held-for-Trading                               --               29,888
   Increase in Interest Receivable                                                            (4,461)           (27,780)
   Increase (Decrease) in Federal and State Taxes                                             (1,301)               108
   Increase (Decrease) in Payable to FSLIC Resolution Fund                                    24,090             (6,267)
   Other, Net                                                                                 27,109              7,329
                                                                                         -----------        -----------
     Total Adjustments                                                                        86,040            189,335
                                                                                         -----------        -----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                               139,657            214,859
                                                                                         -----------        -----------



CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Available-for-Sale Securities                                                  (113,223)          (290,604)
Principal Payments and Maturities of Available-for-Sale Securities                           270,047            175,908
Proceeds from Sales of Available-for-Sale Securities                                         283,638            136,679
Purchases of Held-to-Maturity Securities                                                  (1,662,880)          (322,595)
Principal Payments and Maturities of Held-to-Maturity Securities                           1,800,566            357,261
Originated Real Estate Receivables                                                        (2,280,377)        (1,944,071)
Principal Payments on Real Estate Receivables                                                507,667            270,835
Consumer Receivables Originated or Collected, Net Change                                       1,413              1,469
Federal Home Loan Bank Stock Purchases                                                       (15,927)           (29,774)
New West Note, Payments Received                                                                --              784,508
Proceeds from Sale of Premises and Equipment                                                   1,178              1,990
Purchase of Premises and Equipment                                                           (10,623)           (56,228)
Foreclosed Properties, Net Sales Proceeds                                                     59,384             79,069
Purchased Mortgage Servicing Rights                                                           (5,170)           (19,783)
Other, Net                                                                                    (2,080)             3,007
                                                                                         -----------        -----------
   NET CASH USED IN INVESTING ACTIVITIES                                                  (1,166,387)          (852,329)
                                                                                         ===========        ===========

CASH FLOWS FROM FINANCING ACTIVITIES:
Deposit Activity, net                                                                       (276,063)           487,811
Proceeds from Federal Home Loan Bank Advances                                              2,130,844            103,292
Payments for Federal Home Loan Bank Advances                                              (1,121,742)          (110,350)
Proceeds from Issuance of Series C Notes                                                        --              175,000
Repayment of Series A Notes                                                                     --             (111,000)
Proceeds from Issuance of Subordinated Notes                                                  99,172               --
Proceeds from Long-Term Reverse Repurchase Agreements                                        574,081            394,885
Payments for Long-Term Reverse Repurchase Agreements                                        (202,672)              --
Short-Term Reverse Repurchase Agreements, Net Change                                        (400,491)          (198,621)
Federal Funds Purchased, Net Change                                                           30,000            (50,000)
Common Stock Dividends Paid                                                                  (35,000)            (5,500)
Preferred Stock Dividends Paid                                                                (6,977)            (6,938)
Other, Net                                                                                    (5,921)            (6,385)
                                                                                         -----------        -----------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                                                 785,231            672,194
                                                                                         -----------        -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        (241,499)            34,724
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                             385,561            215,253
                                                                                         -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                               $   144,062        $   249,977
                                                                                         ===========        ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                             (Dollars in Thousands)
                                   (Unaudited)


                      Disclosures of Cash Flow Information


                                                                              Six Months Ended
                                                                                  June 30,
                                                                          -----------------------

                                                                            1996          1995
                                                                          --------       --------
Interest Paid on Deposits                                                 $281,943       $282,895
Interest Paid on Borrowings                                                168,584        154,977

Non-Cash Investing Activities:

   Loans Exchanged for Mortgage-Backed Securities                             --              918
   Foreclosed Properties Acquired in Settlement of Loans                   107,334        137,682
   Loans Originated to Facilitate the Sale of Foreclosed Properties         40,533         16,627

Dividends Declared and Payable in Different Periods:

   Common Dividends                                                         25,000           --

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 -- GENERAL

Keystone Holdings commenced operations in December 1988 as an indirect holding company for American Savings Bank, F.A. ("American"), a Federally chartered savings bank. N.A. Capital Holdings, inc. ("N.A. Holdings") owns all of the outstanding common stock of American. N.A. Holdings is owned by New American Capital, Inc. ("New American") whose common stock is owned by New American Holdings, Inc., a subsidiary of the Company. The Company and its direct and indirect subsidiaries are collectively referred to as the "Keystone Group."

The Company, through New American Holdings, Inc., owns the common stock of New West Federal Savings and Loan Association ("New West"). Although the Company holds the ownership interest in New West, the Company does not have a financial interest in New West because of certain contractual provisions and indemnifications. The Company does not record any equity in the earnings or losses of New West nor does it consolidate the accounts of New West in its consolidated financial statements. New West was considered a nominee corporation of American for state and federal income tax purposes until October 24, 1995.

The Condensed Consolidated Financial Statements included herein have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the periods covered have been made. Certain information and note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading.

It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the audited December 31, 1995 Consolidated Financial Statements and the notes thereto. The Condensed Consolidated Financial Statements have been prepared on a basis substantially consistent with that of the audited consolidated financial statements referred to above. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported balances of certain assets and liabilities as of the balance sheet dates and the revenues and expenses for the periods then ended. In those cases where amounts reported in the Condensed Consolidated Financial Statements are significantly influenced by such estimates and assumptions, actual results could differ from those reported. Certain amounts in the prior periods' financial statements have been reclassified to conform with the current period presentation. The results for the periods covered hereby are not necessarily indicative of the operating results for a full year.

The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

NOTE 2 -- SUBORDINATED NOTES

On February 8, 1996, American completed the private placement of $100.0 million of Subordinated Notes (the "Notes"). The Notes bear an interest rate of 6.625 percent per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.

The Notes mature on February 15, 2006. However, the Notes are redeemable in whole, or in part, at the option of American at any time prior to that date. The redemption price is equal to the greater of (i) 100 percent of the principal and interest discounted to the date of redemption on a semi-annual basis at the Treasury Yield plus 15 basis points, plus in each case accrued interest to the date of redemption.

The payment of the principal and interest on the Notes is subordinated to the prior payment in full of all Senior Indebtedness. Senior Indebtedness, in general, includes the principal and interest on (a) all claims against American having the same priority as savings account holders of American or any higher priority, (b) all indebtedness of American, other than the Notes, which is given in connection with the acquisition of any businesses, properties or assets of any kind and (c) obligations of American as lessee under capitalized leases.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The proceeds of the private placement were used to pay general corporate expenses, to repay certain borrowings and to fund loan originations. The Notes qualify to be included in regulatory capital.

The Notes do not restrict American from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation. In addition, the Notes do not require American to maintain any financial ratios or certain levels of regulatory capital or liquidity.

NOTE 3 -- RECENT ACCOUNTING PRONOUNCEMENT

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement specifies when financial assets and liabilities are to be removed from an entity's financial statements, specifies the accounting for servicing assets and liabilities, and the accounting for assets that can be contractually prepaid in such a way that the holder would not recover substantially all of its recorded investment.



Under SFAS 125, an entity recognizes only assets it controls and liabilities it has incurred, derecognizes assets only when control has been surrendered, and derecognizes liabilities only when they have been extinguished. SFAS 125 requires that the selling entity continue to carry retained interests, including servicing assets, in assets it has derecognized. Such retained interests are based on their relative fair values at the date of transfer. Transfers not meeting the criteria for sale recognition are accounted for as a secured borrowing with pledge of collateral. Under SFAS 125, certain collateralized borrowings may result in asset derecognition when the assets provided as collateral may be derecognized based on whether the secured party takes control over the collateral and whether the secured party is: (1) permitted to repledge or sell the collateral; and (2) the debtor does not have the right to redeem the collateral on short notice. Extinguishments of liabilities are recognized only when the debtor pays the creditor and is relieved of its obligation for the liability or when the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor.


SFAS 125 requires an entity to recognize its obligation to service financial assets, that are retained in a transfer of assets, in the form of a servicing asset or liability. The servicing asset or liability is to be amortized in proportion to and over the period of net servicing income or loss. Servicing assets and liabilities are to be assessed for impairment based on their fair value.


SFAS 125 modifies the accounting for interest-only strips or retained interests in securitizations, such as capitalized servicing fees receivable, that can contractually be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment, to require their classification as available for sale or as trading securities. Interest-only strips and retained interests are to be recorded at fair value. Changes in fair value are included in stockholder's equity as unrealized holding gains or losses, net of the related tax effect.

SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is required to be applied prospectively. Keystone Holdings does not anticipate a material impact on transactions covered by SFAS 125.

NOTE 4 -- SUBSEQUENT EVENT

On September 30, 1996, President Clinton signed legislation intended to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums, among other things. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to
6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to
1.3 cents per $100 per year.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Keystone Holdings' special assessment will result in an estimated pre-tax charge of $88.5 million in the quarter ended September 30, 1996.

                                   APPENDIX C

                              AGREEMENT FOR MERGER

         This Agreement for Merger (the "Agreement") is made and entered into this 21st day of July, 1996 by and among Washington Mutual, Inc., a Washington corporation ("WMI"), Keystone Holdings Partners, L.P., a Texas limited partnership ("KH Partners"), Keystone Holdings, Inc., a Texas corporation ("Keystone Holdings"), New American Holdings, Inc., a Delaware corporation ("New Holdings"), New American Capital, Inc., a Delaware corporation ("New Capital"), N.A. Capital Holdings, Inc., a Delaware corporation ("NACH Inc."), and American Savings Bank, F.A., a federal savings association ("American Savings Bank").

                                    RECITALS

         A. KH Partners owns all of the issued and outstanding shares of capital stock of Keystone Holdings. Keystone Holdings owns all of the issued and outstanding shares of capital stock of New Holdings and all of the issued and outstanding shares of American Savings Bank Preferred Stock (as hereinafter defined). New Holdings owns all of the issued and outstanding shares of common stock of New Capital. New Capital owns all of the issued and outstanding shares of capital stock of NACH Inc. NACH Inc. owns all of the issued and outstanding common stock of American Savings Bank.

         B. The parties desire for Keystone Holdings to merge with WMI in a transaction which qualifies as a pooling of interests for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code (as hereinafter defined) (the "Merger"). WMI shall be the surviving corporation.

         Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

         1. Table of Definitions. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them below:

                  "1988 Acquisition" shall have the meaning specified in Section 4.4(f) hereof.

                  "1996 Business Plan" shall have the meaning specified in
         Section 6.1(a) hereof.

                  "Adjustment Event" shall have the meaning specified in Section 2.2(d) hereof.

                  "Affiliated Person" shall have the meaning specified in
         Section 4.17(b) hereof.

                  "Aggregate Escrow Distribution" shall mean the Distributed Escrow Shares plus (i) all dividends and distributions (of whatever nature) other than dividends payable in shares of WMI Common Stock paid on or with respect to the Distributed Escrow Shares from the Effective Time to and including the date the Distributed Escrow Shares are paid pursuant to Section 2.3, (ii) any additional securities with respect thereto, and (iii) any interest or earnings upon such dividends, distributions or additional or substitute securities in accordance with the terms of the Escrow Agreement. In the case of any Installment, the Aggregate Escrow Distribution shall be determined in accordance with the preceding sentence.

                  "American Savings Bank" shall have the meaning specified in the preamble hereof.

                  "American Savings Bank Common Stock" shall have the meaning specified in Section 4.3(e) hereof.

                  "American Savings Bank Environmental Policy" shall mean the American Savings Bank Environmental Risk Policy, adopted October 24, 1995, a copy of which has been provided to WMI.

                  "American Savings Bank Preferred Stock" shall have the meaning specified in Section 4.3(e) hereof.

                  "American Savings Bank Defined Compensation Plan" shall have the meaning specified in Section 7.3(e) hereof.

                  "American Savings Bank SERP" 7.3(e) shall have the meaning specified in Section 7.3(e) hereof.

                  "AREG" shall mean American Real Estate Group, Inc., a Delaware corporation.

                  "Assistance Agreement" shall mean that certain Assistance Agreement, dated December 28, 1988, by and among Keystone Holdings, New West, New Holdings, New Capital, NACH Inc., American Savings Bank and the FSLIC.

                  "Bank Merger" shall have the meaning specified in Section 4.7(b) hereof.

                  "Bass Directors" shall have the meaning specified in Section 7.4(b) hereof.

                  "Bass Shares" shall have the meaning specified in Section 7.4(c) hereof.

                  "Benefit Plans" shall have the meaning specified in Section 4.14(e) hereof.

                  "BIF" means the Bank Insurance Fund, administered by the FDIC.

                  "Case" shall mean Case No. 92-782C resulting from a complaint filed on December 28, 1992 in the United States Court of Federal Claims and styled:

                          AMERICAN SAVINGS BANK, F.A.,
                            KEYSTONE HOLDINGS, INC.,
                        KEYSTONE HOLDINGS PARTNERS, L.P.,
                          N.A. CAPITAL HOLDINGS, INC.,
                           NEW AMERICAN CAPITAL, INC.
                                       and
                           NEW AMERICAN HOLDINGS, INC.
                                       v.
                                THE UNITED STATES

                  "Case Proceeds" shall equal the amount, if any, of cash received by WMI or its subsidiaries (including the Keystone Entities after the Effective Time) on or before the Escrow Expiration Date in respect of (1) any judgment, fees, costs and expenses, interest and other amounts that have been awarded to the plaintiffs (including any successors thereto) in the Case, or (2) any final settlement of the Case; provided, however, that any judgment referred to in (1) above constitutes a final, nonappealable judgment in the Case. In the case of any Installment, the Case Proceeds with respect to such Installment shall be determined in accordance with the preceding sentence.

                  "CERCLA" shall have the meaning specified in Section 4.18(b) hereof.

                  "Change of Control Agreements" has the meaning specified in
         Section 4.14(f) hereof.

                  "Closing" shall have the meaning specified in Section 3 hereof.

                  "Closing Date" shall have the meaning specified in Section 3 hereof.

                  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commercial Real Estate Loans" shall mean (i) loans secured by real property other than one-to-four family residential real property and (ii) builder construction loans.

                  "Controlling Person" shall have the meaning specified in
         Section 4.17(c) hereof.

                  "CRA" shall have the meaning specified in Section 4.22 hereof.

                  "D&O" shall have the meaning specified in Section 7.7(b) hereof.

                  "Deloitte & Touche" shall mean Deloitte & Touche LLP.

                  "Designated Representative" shall have the meaning specified in Section 8.1 hereof.

                  "Director" shall mean the Director of Financial Institutions of the State of Washington.

                  "Disclosure Schedules" shall mean all WMI Disclosure Schedules and Keystone Entities Disclosure Schedules.

                  "Distributed Escrow Shares" shall mean that number of whole shares of WMI Common Stock (or any substitute securities with respect thereto) resulting from dividing the Net Case Proceeds by the Market Price Per Share; provided that, in no event shall the Distributed Escrow Shares exceed the number of Escrow Shares. The Distributed Escrow Shares with respect to any Installment shall be calculated in accordance with the preceding sentence except that in no event shall the Distributed Escrow Shares, when added to the Distributed Escrow Shares with respect to earlier Installments, exceed the number of Escrow Shares.

                  "Effective Date" shall have the meaning specified in Section 3 hereof.

                  "Effective Time" shall have the meaning specified in Section 3 hereof.

                  "Environmental Laws" shall have the meaning specified in
         Section 4.18(b) hereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" shall mean the escrow agent under the Escrow Agreement.

                  "Escrow Agreement" shall mean an agreement substantially in the form of Exhibit B attached hereto.

                  "Escrow Expiration Date" shall mean the date that is the sixth anniversary of the Effective Date; provided, however, that (i) if, prior to such date, there has been any judgment granted or entered in favor of WMI or its subsidiaries (including the Keystone Entities after the Effective Time), then the Escrow Expiration Date shall be automatically extended to the earlier of the tenth anniversary of the Effective Date and the date upon which the number of Escrow Shares equals zero and (ii) if, prior to such sixth anniversary or any extension pursuant to clause (i) of this definition, there has been any settlement or final nonappealable judicial resolution of the Case involving two or more Installments, then the Escrow Expiration Date shall not occur until all such Installments have been paid.

                  "Escrow Shares" shall mean eight million (8,000,000) shares of WMI Common Stock; provided that the number of Escrow Shares shall be appropriately adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares of WMI Common Stock, or any stock dividend thereon declared with a record date between the date of this Agreement and the Escrow Expiration Date;

         provided, further, that, in the event that the Escrow Expiration Date is extended beyond the sixth anniversary of the Effective Date in accordance with the definition of "Escrow Expiration Date" herein, the number of Escrow Shares, as adjusted in accordance with the preceding proviso, shall be reduced on the last day of each full calendar month following the sixth anniversary of the Effective Date by an amount equal to 1.25% of the number of Escrow Shares (as so adjusted) on the sixth anniversary of the Effective Date; provided further, that if, prior to the sixth anniversary of the Effective Date, there has been any settlement or final nonappealable judicial resolution of the Case involving two or more Installments, then there shall be no reduction in the number of Escrow Shares pursuant to the immediately preceding proviso.

                  "Family SB" shall mean Family Savings Bank, FSB, a federally chartered savings association.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  "Federal Income Tax Returns" shall have the meaning specified in 4.13(b).

                  "FHLB of San Francisco" shall mean the Federal Home Loan Bank of San Francisco.

                  "FHLB of Seattle" shall mean the Federal Home Loan Bank of Seattle.

                  "FHLMC" shall mean the Federal Home Loan Mortgage Corporation.

                  "FIRREA" shall mean the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

                  "Fixed Fee Agreement" shall have the meaning specified in
         Section 2.3(e) hereof.

                  "FNMA" shall mean the Federal National Mortgage Association.

                  "FRF" shall mean the FSLIC Resolution Fund, as successor to the FSLIC, and which is managed by the FDIC.

                  "FRF Agreements" shall have the meaning specified in Section
         4.23 hereof.

                  "FRF Initial Shares" shall have the meaning specified in
         Section 2.2(c) hereof.

                  "FRF Litigation Shares" shall have the meaning specified in
         Section 2.2(c) hereof.

                  "FRF Warrant Agreement" shall mean that certain Warrant Agreement dated December 28, 1988, between NACH Inc. and the FSLIC.

                  "FRF Warrant Consideration" shall mean the shares of WMI Common Stock to be paid to the FRF in exchange for the Warrants, pursuant to the Warrant Exchange Agreement.

                  "FSLIC" shall mean the Federal Savings and Loan Insurance Corporation.

                  "FTC" shall mean the Federal Trade Commission.

                  "GNMA" shall mean the Government National Mortgage
         Association.

                  "HOLA" shall mean the Home Owners' Loan Act, as amended.

                  "Initial Shares" shall have the meaning specified in Section 2.2(c) hereof.

                  "Installment" shall mean, in the event of a final, nonappealable judicial resolution or a settlement of the Case occurring after the Effective Time involving two or more installments or structured payments of cash over a period of time, one of such payments.

                  "Justice Department" shall have the meaning specified in
         Section 4.8 hereof.

                  "Keystone Confidentiality Letter" shall mean that certain letter, dated January 11, 1996, to Keystone Holdings and executed by WMI.

                  "Keystone Consideration Shares" shall have the meaning specified in Section 2.2(a) hereof.

                  "Keystone Entities" shall mean Keystone Holdings, New Holdings, New Capital, NACH Inc. and American Savings Bank.

                  "Keystone Entities Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered by KH Partners and the Keystone Entities to WMI.

                  "Keystone Entity Subsidiary" shall have the meaning specified in Section 4.2(b) hereof.

                  "Keystone Financial Statements" shall have the meaning specified in Section 4.9 hereof.

                  "Keystone Holdings" shall have the meaning specified in the preamble hereof.

                  "Keystone Holdings Common Stock" shall have the meaning specified in Section 2.2 hereof.

                  "Keystone Initial Shares" shall have the meaning specified in
         Section 2.2(a) hereof.

                  "Keystone Litigation Shares" shall have the meaning specified in Section 2.2(a) hereof.

                  "Keystone March 1996 Financial Statements" shall have the meaning specified in Section 4.9 hereof.

                  "KH Partners" shall have the meaning specified in the preamble hereof.

                  "KPMG" means KPMG Peat Marwick LLP, the independent public accountants for the Keystone Entities.

                  "Liquidations" shall have the meaning specified in Section 4.7(b) hereof.

                  "Litigation Escrow" shall mean the escrow described in Section
         2.3 hereof.

                  "Loans" shall have the meaning specified in Section 4.4(a) hereof.

                  "Long-Term Incentive Plan" shall have the meaning specified in
         Section 6.10(c) hereof.

                  "Management Consultation Meetings" shall have the meaning specified in Section 8.8 hereof.

                  "Market Price Per Share" shall mean the average closing price of WMI Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal or, if not so reported, as otherwise publicly reported) for the ten trading days preceding the third trading day before the Effective Date; provided, however, that such price shall be appropriately adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares of WMI Common Stock, or any stock dividend thereon declared with a record date between the thirteenth day before the Effective Date and the Escrow Expiration Date.

                  "Material Adverse Effect" or "Material Adverse Change" with respect to a Person shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such Person and such Person's subsidiaries taken as a whole. Any change in the current CRA rating of American Savings Bank or WM Bank or a CRA rating given to WMBfsb that would cause the OTS to prohibit the transactions contemplated hereby and in the Plan of Merger from being consummated shall constitute a Material Adverse Change with respect to the Keystone Entities or the WM Entities, as applicable, taken as a whole.

                  "Material Contract" shall have the meaning specified in
         Section 6.1(c)(v) hereof.

                  "Merger" shall have the meaning specified in Recital B hereof.

                  "NACH Inc." shall have the meaning specified in the preamble hereof.

                  "Net Case Proceeds" shall mean the Case Proceeds, minus the sum of (1) the Tax on the Case Proceeds, (2) the out-of-pocket, third-party fees, costs and expenses paid or accrued by WMI or its subsidiaries to attorneys, accountants, experts or other third party service providers in connection with the Case from the date of this Agreement (excluding any amount paid to Arnold & Porter under the Fixed Fee Agreement), (3) 200% of the allocated time costs of employees of WMI or its subsidiaries for time reasonably devoted to the Case from the Effective Date, in each case, to and including the date the Case Proceeds are paid to WMI or its subsidiaries (including the Keystone Entities after the date hereof), (4) fees and other amounts, if any, paid or accrued by WMI to the Escrow Agent pursuant to the Escrow Agreement and (5) all amounts paid by any Keystone Entity to Arnold & Porter under the Fixed Fee Agreement in excess of $10 million. In the event that the Case Proceeds are payable in two or more Installments, Net Case Proceeds with respect to any given Installment shall mean all Case Proceeds received by WMI from such Installment and all prior Installments, if any, minus (x) the sum of (I) the Tax on the Case Proceeds with respect to all Installments or portions thereof (whether received or to be received) includible, in WMI's judgment, in its income for federal income tax purposes for the year in which such Installment is received or in prior years and (II) the amounts described in clauses (2), (3), (4) and (5) of the preceding sentence, and (y) the aggregate Net Case Proceeds calculated pursuant to this sentence with respect to all prior Installments, if any.

                  "Net Pre-Tax Case Proceeds" shall mean the amount , if any, resulting from subtracting from Case Proceeds the sum of the amounts described in Clauses (2), (3), (4) and (5) in the definition of Net Case Proceeds.

                  "New Capital" shall have the meaning specified in the preamble hereof.

                  "New Capital Common Stock" shall have the meaning specified in
         Section 4.3(c) hereof.

                  "New Capital Preferred Stock" shall have the meaning specified in Section 4.3(c) hereof.

                  "New Holdings" shall have the meaning specified in the preamble hereof.

                  "New Holdings Common Stock" shall have the meaning specified in Section 4.3(b) hereof.

                  "New West" shall mean New West Federal Savings and Loan Association.

                  "Offering Circulars" shall have the meaning specified in
         Section 4.5(b) hereof.

                  "Old American" shall mean American Savings, a Federal Savings and Loan Association.

                  "Other Returns" shall have the meaning specified in Section 4.13(c) hereof.

                  "OTS" shall mean the Office of Thrift Supervision.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Permits" shall have the meaning specified in Section 4.15(a) hereof.

                  "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, governmental authority or other entity of whatever nature.

                  "Phantom Share Plan" shall have the meaning specified in
         Section 6.10(c) hereof.

                  "Plan of Merger" shall have the meaning specified in Section
         2.1 hereof.

                  "Preferred Stock Circular" shall have the meaning specified in
         Section 4.5(b) hereof.

                  "Receiver" shall have the meaning specified in Section 4.4(f) hereof.

                  "Record Date" shall have the meaning specified in Section 7.4(b) hereof.

                  "Registration Rights Agreement" shall have the meaning specified in Section 2.5 hereof.

                  "Regulation O" shall mean Part 215 of Title 12 of the Code of Federal Regulations.

                  "REO" shall have the meaning specified in Section 4.18.

                  "Rights Agreement" shall mean that certain Rights Agreement, dated as of October 16, 1990, between Washington Mutual Savings Bank and First Interstate Bank of Washington, N.A., as supplemented by the Supplement to Rights Agreement, dated as of November 29, 1994, between WMI and First Interstate Bank of Washington, N.A.

                  "SAIF" shall mean the Savings Association Insurance Fund, administered by the FDIC.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "SEC Reports" shall have the meaning specified in Section 5.4.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

                  "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

                  "Securityholder Communications" shall have the meaning specified in Section 4.5(b) hereof.

                  "Senior Note Circulars" shall have the meaning specified in
         Section 4.5(b) hereof.

                  "Senior Notes" shall mean the Series B 9.60% Notes due 1999 issued by New Capital and the Series C Floating Rate Notes due 2000 issued by New Capital.

                  "Short-Term Incentive Plan" shall have the meaning specified in Section 6.10(c) hereof.

                  "Subordinated Note Circular" shall have the meaning specified in Section 4.5(b) hereof.

                  "Subordinated Notes" shall mean the Subordinated Notes due 1998 issued by New Capital and the 6 5/8% Subordinated Notes due February 15, 2006 issued by American Savings Bank.

                  "Surviving FRF Agreements" shall have the meaning specified in
         Section 9.1(g).

                  "Taxes" shall have the meaning specified in Section 4.13(c) hereof.

                  "Tax on the Case Proceeds" shall mean (1) the product of .28 and the Net Pre-Tax Case Proceeds, in the event the Case Proceeds are accrued for federal income tax purposes prior to the Effective Time, and (2) the product of .355 and the Net Pre-Tax Case Proceeds, in the event the Case Proceeds are accrued for federal income tax purposes on or after the Effective Time.

                  "Tax Settlement Agreement" shall have the meaning assigned it in Section 9.2(m) hereof.

                  "Texas Secretary of State" shall mean the Secretary of State of the State of Texas.

                  "Third Party Acquisition of WMI" shall mean the occurrence of any of the following: (i) any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act), other than KH Partners or a Keystone Entity or an affiliate of either, purchases or otherwise acquires securities representing a majority of the voting shares of WMI or (ii) WMI or its board of directors enters into an agreement or recommends to its shareholders an agreement or tender offer or other transaction pursuant to which any such Person or group would (A) merge or consolidate with, acquire a majority of the assets and liabilities of, or enter into any similar transaction with WMI whereby it would acquire securities representing a majority of the voting shares of WMI or (B) purchase or otherwise acquire (including, without limitation, by merger, consolidation, share exchange, tender offer or any similar transaction) securities representing a majority of the voting shares of WMI.

                  "Warrant Exchange Agreement" shall have the meaning specified in Section 2.2(c) hereof.

                  "Warrants" shall mean the warrants issued to the FSLIC by NACH Inc. pursuant to the FRF Warrant Agreement, and representing the right, under certain circumstances specified in the FRF Warrant Agreement, to purchase for the aggregate purchase price of $1.00 up to 3,000 shares of Class B Common Stock of NACH Inc., none of which warrants has been exercised as of the date hereof.

                  "Washington Secretary of State" shall mean the Secretary of State of the State of Washington.

                  "WM Bank" shall mean Washington Mutual Bank, a Washington stock savings bank and direct subsidiary of WMI.

                  "WMBfsb" shall mean Washington Mutual Bank fsb, a federal savings association and direct subsidiary of WMI.

                  "WM Entities" shall mean WM Bank, WMBfsb and WMI.

                  "WMI" shall have the meaning specified in the preamble hereof.

                  "WMI Common Stock" shall have the meaning specified in Section
         2.2 hereof.

                  "WMI Confidentiality Letter" shall mean that certain letter, dated January 17, 1996, addressed to WMI and executed by Keystone Holdings.

                  "WMI Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered by WMI to KH Partners.

                  "WMI Financial Statements" shall have the meaning specified in
         Section 5.8 hereof.

                  "WMI Proxy Statement" shall have the meaning specified in
         Section 2.4(a) hereof.

                  "WMI RSIP" shall have the meaning specified in Section 7.3(a) hereof.

                  "WMI Stockholder Approval" shall have the meaning specified in
         Section 2.4(a) hereof.

                  "WMI Stockholders' Meeting" shall have the meaning specified in Section 2.4(a) hereof.

                  "WMI Subsidiaries" shall have the meaning specified in Section
         5.2 hereof.

                  "WMI Welfare Benefit Plans" shall have the meaning specified in Section 7.3(c) hereof.

         It is understood that, as used in this Agreement, with respect to any action to be taken by KH Partners (as distinct from the Keystone Entities and the Keystone Entity Subsidiaries), the terms "reasonable efforts," "best efforts," "reasonable best efforts" and any similar terms shall not, unless otherwise indicated herein, require the payment by KH Partners of any money or the agreement by KH Partners to suffer any economic harm.

         2. Merger. Subject to the terms and conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

                  2.1 Merger of Keystone Holdings and WMI. Keystone Holdings shall at the Effective Time be merged with and into WMI with WMI being the survivor in accordance with the Plan of Merger by and between WMI and Keystone Holdings, substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Plan of Merger provides for the terms of the Merger and the manner of carrying it into effect. The terms and conditions of the Plan of Merger are incorporated herein and made a part hereof.

                  2.2 Conversion of Keystone Holdings Common Stock. Subject to the terms and conditions set forth herein and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, par value $1.00 per share, of Keystone Holdings ("Keystone Holdings Common Stock") shall be converted into the right to receive shares of common stock, no par value, of WMI ("WMI Common Stock"), as described below and in the Plan of Merger.

                           (a) Subject to the other provisions of this Section
2.2, the outstanding shares of Keystone Holdings Common Stock will in the aggregate be converted at the Effective Time into the right to receive the Keystone Consideration Shares. The "Keystone Consideration Shares" shall mean the sum of the Keystone Initial Shares and the Keystone Litigation Shares (if any). The "Keystone Initial Shares" shall mean 26,000,000 newly issued shares of WMI Common Stock. The "Keystone Litigation Shares" shall mean that number of newly issued shares of WMI Common Stock equal to 65% of the Escrow Shares (as to which KH Partners has contingent rights pursuant to Section 2.3 hereof). Certificates evidencing the Keystone Initial Shares shall be delivered to KH Partners at the Effective Time. Certificates evidencing the Keystone Litigation Shares shall be delivered into the Litigation Escrow as of the Effective Time.

                           (b) If between the date of this Agreement and the
Effective Time, the shares of WMI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the number of Keystone Initial Shares and the number of FRF Initial Shares (as contemplated by Section 2.2(c)) shall be adjusted accordingly.

                           (c) Concurrently with the execution of this
Agreement, the FDIC, WMI, KH Partners and certain other Persons are entering into an agreement (the "Warrant Exchange Agreement") pursuant to which, among other things, the FDIC and WMI are agreeing that, at the Effective Time, and in exchange for the FDIC conveying any and all interest of the FRF in the Warrants to WMI, WMI will convey (either directly to the FDIC or, at the direction of the FDIC, to a trust for the benefit of the
FRF) 14,000,000 newly issued shares of WMI Common Stock (the "FRF Initial Shares" and, together with the Keystone Initial Shares, the "Initial Shares"), together with a contingent right to 35% of the Escrow Shares (the "FRF Litigation Shares"), all as more fully set forth in Section 2.3 hereof and the Warrant Exchange Agreement. Certificates evidencing the FRF Initial Shares shall be delivered to the FDIC, or, at the direction of the FDIC, to a trust for the benefit of the FRF, and certificates evidencing the FRF Litigation Shares shall be delivered to the Litigation Escrow, all in exchange for the Warrants at the Effective Time.

                           (d) The parties acknowledge that as of the date of
this Agreement, Keystone Holdings is in the process of rescinding certain dividends paid to KH Partners in excess of the amount set forth in Section 6.1(b)(ii) hereof. Notwithstanding any other provision of this Agreement to the contrary, (i) if for any reason such rescission is not completed within 30 days from the date of this Agreement or (ii) if such rescission, although completed, is subsequently annulled or reversed on or prior to the Effective Date, whether voluntarily or as a result of the action of any regulatory authority, or (iii) if WMI reasonably concludes that such rescission will be so annulled or reversed following the Effective Date, as a result of the action of any regulatory authority (the "Adjustment Event"), then the Keystone Initial Shares shall be reduced to 25,883,333 shares of WMI Common Stock, and the percentages set forth in Sections 2.2(a) and 2.2(c) shall be changed to 64.9% and 35.1%, respectively, and all references to the numbers 40,000,000 and 26,000,000 in this Agreement, the Registration Rights Agreement, the Escrow Agreement or any other document executed in connection with the transactions contemplated by this Agreement shall be changed to the numbers 39,883,333 and 25,883,333, respectively, subject to any further adjustment required by Section 2.2(b).

                  2.3 Litigation Escrow.

                           (a) Delivery of Shares into Escrow. As of the
Effective Time, KH Partners and the FDIC shall direct WMI to deliver, and WMI shall deliver, the Escrow Shares to the Escrow Agent pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit B. Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall hold such Escrow Shares until the earlier of (i) the Escrow Expiration Date and (ii) the date upon which the last Aggregate Escrow Distribution is distributed to KH Partners, the FRF or their permitted assigns pursuant to Section 2.3(c). In the event that the Escrow Expiration Date is extended beyond the sixth anniversary of the Effective Date, and there are one or more reductions in the amount of Escrow Shares as provided in the definition of "Escrow Shares" in Section 1, the shares no longer required to be Escrow Shares shall, subject to the final sentence of this Section 2.3(a), be returned by the Escrow Agent to WMI. In the event that all of the Aggregate Escrow Distributions are not made pursuant to Section 2.3(b) by the Escrow Expiration Date (as it may be extended), the Escrow Agent shall return Escrow Shares to WMI for cancellation. Upon any return of Escrow Shares (and any additional or substitute securities with respect thereto) to WMI pursuant hereto, the Escrow Agent shall also return all dividends and distributions paid upon such shares from the Closing Date to and including the date of such return plus any interest or earnings thereon in accordance with the terms of the Escrow Agreement.

                           (b) Payment of Aggregate Escrow Distribution. Within
thirty (30) days after Case Proceeds (including those attributable to an Installment) are received by WMI or its subsidiaries, WMI shall instruct the Escrow Agent to pay to KH Partners, the FRF or their respective successors and permitted assigns the pro rata portion of the Aggregate Escrow Distribution attributable to such Person with respect to such Case Proceeds as specified in this Agreement, the Warrant Exchange Agreement and the Escrow Agreement and to return any remaining Escrow Shares (and any additional or substitute securities with respect thereto) to WMI for cancellation (together with the dividends and distributions received thereon and any interest or earnings on such dividends), except that if Case Proceeds are received in Installments, no such property shall be returned to WMI until no such Installments remain to be paid. No payment shall be made in respect of fractional shares.

                           (c) Assignability of Right to Receive Escrow Shares.
The Escrow Shares will not be registered under the Securities Act nor will the contingent right to receive them be registered as a separate security. If the FRF or any partner of KH Partners desires to transfer its right to receive Escrow Shares (and any additional or substitute securities with respect thereto), the proposed transferor shall be required to provide to WMI an opinion of counsel reasonably satisfactory to WMI that such transfer is exempt from the registration requirements of the Securities Act and similar requirements under all applicable state securities laws, as well as such other documentation as may be required by the Escrow Agreement.

                           (d) Voting of Escrow Shares. For so long as the
Escrow Shares are held by the Escrow Agent in accordance with the terms of this
Article 2 and the Escrow Agreement, the respective holder of the contingent right to receive such shares shall have the absolute right to have its Escrow Shares (and any additional or substitute securities with respect thereto) voted in its absolute discretion in accordance with the written instructions of such holder as given to the Escrow Agent with respect to all matters with respect to which the vote of holders of WMI Common Stock is required or solicited.

                           (e) Control of Case.

                                    (i) WMI shall, and shall cause the Keystone
Entities to continue to, prosecute the Case vigorously following the Effective Time with a view to resolution of the Case as promptly as practicable. In furtherance of this prosecution of the Case, the parties shall, prior to the Effective Time (and thereafter), designate a special litigation committee comprised of two individuals designated by KH Partners and one individual designated by WMI (the "Litigation Committee"). The Litigation Committee shall have the exclusive right to oversee the prosecution of the Case and to settle the case as hereinafter provided. Only the Litigation Committee shall be authorized to make decisions relating to any proposal to dismiss, settle, terminate, or cease prosecuting the Case, to decline to pursue any appeal or to settle the Case prior to the Escrow Expiration Date; provided that any settlement of the Case must involve a net cash payment or payments to the WM Entities, as successors to the Keystone Entities; and, provided, further, that without WMI's prior specific written approval, no settlement agreement shall impose any obligation (other than standard settlement releases and related obligations) on the WM Entities or restrict the operation of their business.

                                    (ii) The Litigation Committee shall select
counsel of its choice to represent the WM Entities in the prosecution of the Case; provided, that such selection shall be subject to the approval of WMI, which approval will not be unreasonably withheld. WMI hereby consents to the selection of Arnold & Porter. KH Partners represents, warrants and agrees that prosecution of the Case will be pursuant to a fixed fee agreement between Keystone Holdings and Arnold & Porter (the "Fixed Fee Agreement"). The Fixed Fee Agreement (i) shall be in form and content acceptable to WMI, (ii) shall provide for a one-time payment of not more than $11.5 million to Arnold & Porter, (iii) shall be executed and delivered not more than 15 days after the date hereof,
(iv) shall be assigned to and assumed by WMI or a WMI Entity at the Effective Time; and (v) shall provide that no WMI Entity or Keystone Entity shall have any liability for any future costs or expenses associated with the prosecution of the Case. The Litigation Committee shall have the right to replace counsel at any time; provided, that such replacement counsel shall be subject to the approval of WMI, which approval will not be unreasonably withheld and, provided further, that such replacement counsel shall assume all of Arnold & Porter's obligations, but not its rights, under the Fixed Fee Agreement and no WMI Entity or Keystone Entity shall have any liability for any future costs or expenses associated with the prosecution of the Case.

                                    (iii) Counsel designated by the Litigation
Committee to prosecute the Case, and any outside counsel, experts, and/or consultants that such counsel may retain to assist in the prosecution of the Case, shall be authorized by this Agreement to accept directions from the Litigation Committee on all matters concerning the Case that are within the authority of the Litigation Committee, notwithstanding any possible conflict in interest with respect to the Case between KH Partners on the one hand, and the WM Entities on the other. The Litigation Committee shall have no duty to the WM Entities to consider the interest any of such WM Entities may have in an early termination or resolution of the Case.

                                    (iv) WMI shall have the right to remove any
individual from the Litigation Committee in the event such removal is requested by any federal or state regulator having jurisdiction over WMI or any of its subsidiaries. If any individual is so removed, his or her replacement will be designated by KH Partners or, if KH Partners shall no longer exist, by Robert M. Bass if the removed individual was originally designated by KH Partners or Robert M. Bass; otherwise, the replacement will be designated by WMI.

                                    (v) Nothing in this Agreement shall prevent
KH Partners from withdrawing as a plaintiff in the Case and KH Partners may withdraw as a plaintiff in the Case at any time without creating any liability to any WM Entity.

                           (f) No Settlement Prior to Closing. Notwithstanding
any other provision in this Agreement, in no event shall KH Partners or any Keystone Entity settle the Case prior to the Effective Time.

                           (g) Waiver of Entitlement. After the Effective Time,
KH Partners will not assert entitlement (as against any of the WM Entities or any of the Keystone Entities) to any proceeds from any settlement or judgment in the Case, whether or not allocated by a court to KH Partners. KH Partners will allow one or more of the Keystone Entities or the WM Entities directly to receive such proceeds and will use its best efforts to cause such proceeds to be paid directly to one or more Keystone Entities or WM Entities and not to KH Partners. After the Effective Time, KH Partners will remit to WMI or its designee any amounts actually recovered by it in the Case. In the event that KH Partners remits to WMI or its designee any such proceeds, the WM Entities shall indemnify each of the partners of KH Partners on a "grossed up" basis for the amount of any increased tax liability incurred by such partner which results from the fact that KH Partners received such proceeds and so remitted them rather than such proceeds having been directly received by any of the WMI Entities or any of the Keystone Entities. Nothing in this Section 2.3 is intended to create any rights in the Keystone Entities or the WM Entities against the United States, except as such parties may have had prior to the date of this Agreement or may obtain by operation of law (whether by statutory merger or otherwise).

                           (h) Tax Matters. The parties intend that the Keystone
Litigation Shares will be treated for income tax purposes as having been received on the Closing Date pursuant to the Merger and that the "imputed interest" rules of Section 483 of the Code (or any similar or successor provision thereto) shall not apply to any Aggregate Escrow Distribution. The parties agree that WMI intends to issue Forms 1099-DIV with respect to dividends paid on the Escrow Shares and to report such dividends as ordinary dividends. The parties agree that WMI shall file all tax returns, declarations and other reports in a manner consistent with this sub-section, and that any transferee of the Initial Shares or the Escrow Shares shall be required, as a condition of such transfer, to acknowledge the foregoing and waive any rights against WMI in respect thereof. In the event that WMI shall not have received prior to the Effective Time effective waivers from partners holding in the aggregate no less than 90% of the beneficial interest in KH Partners of any and all rights they may have against WMI in respect of the foregoing provisions of this subsection
(h), WMI shall be relieved of all obligations set forth in this subsection (h).

                  2.4 WMI Shareholder Approval.

                           (a) WMI shall, as soon as practicable, hold a meeting
of its stockholders (the "WMI Stockholders' Meeting") to submit for stockholder approval (the "WMI Stockholder Approval") this Agreement, the Plan of Merger, the Merger and an amendment to its articles of incorporation increasing WMI's authorized shares by not more than 100,000,000 shares. In connection with the WMI Stockholder Approval, the parties hereto will cooperate in the preparation of an appropriate proxy statement satisfying all applicable regulations, rules and requirements of the SEC promulgated under the Securities Exchange Act and satisfying any applicable state law (such proxy statement in the form mailed by WMI to WMI stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "WMI Proxy Statement").

                           (b) WMI represents and warrants that the information
relating to the WM Entities to be contained in the WMI Proxy Statement will not, at the time it is filed with the applicable governmental authorities, as of the date of the WMI Proxy Statement or at the WMI Stockholders' Meeting contain any untrue statement of a material fact or omit to state a material fact, necessary to make such statements, in light of the circumstances under which such statements were made, not misleading. KH Partners and the Keystone Entities represent and warrant that the information relating to the KH Partners and the Keystone Entities to be contained in the WMI Proxy Statement will not, at the time it is filed with the applicable governmental authorities, as of the date of the WMI Proxy Statement or at the WMI Stockholders' Meeting contain any untrue statement of a material fact or omit to state a material fact, necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

                           (c) Keystone Holdings will furnish such information
concerning Keystone Holdings and its subsidiaries as is necessary in order to cause the WMI Proxy Statement, insofar as it relates to such corporations, to comply with Section 2.4(b). The Keystone Entities shall also cause KPMG to provide to WMI a letter substantially in compliance with Statement of Auditing Standards #76 covering those items relating to the Keystone Entities designated by WMI contained in the WMI Proxy Statement. Keystone Holdings agrees promptly to advise WMI if at any time prior to the WMI Stockholders' Meeting any information provided by Keystone Holdings or its subsidiaries for inclusion in the WMI Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Keystone Holdings will continue to furnish WMI with such supplemental information as may be necessary in order to cause the WMI Proxy Statement, insofar as it relates to Keystone Holdings and its subsidiaries, to comply with
Section 2.4(b) after the mailing thereof to WMI stockholders.

                           (d) WMI will, as promptly as practicable, file the
WMI Proxy Statement, as required by law, with the SEC and will use all reasonable efforts to cause the WMI Proxy Statement to be cleared for mailing under federal securities laws at the earliest practicable date. WMI will advise Keystone Holdings promptly when the WMI Proxy Statement has been cleared for mailing.

                  2.5 Issuance of WMI Stock and Registration Rights.

                           (a) All shares of WMI Common Stock issued in
connection with the Merger will be issued pursuant to an exemption under Section 4(2) of the Securities Act and initially will be "Restricted Securities" as defined in Rule 144 promulgated under the Securities Act by the SEC.

                           (b) Concurrently with the execution and delivery of
this Agreement, WMI has executed a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which WMI will use its best efforts to make available to the recipients of WMI Common Stock pursuant to this Agreement and the Warrant Exchange Agreement the rights contemplated by the Registration Rights Agreement.

                  2.6 Accounting Treatment.

                           (a) The parties hereto intend for the Merger to be
treated as a pooling of interests for accounting purposes. WMI and KH Partners have received from KPMG a poolability letter dated July 21, 1996, with respect to Keystone Holdings and its subsidiaries, and WMI and KH Partners will, at closing, receive from Deloitte & Touche a pooling letter with respect to the Merger. None of KH Partners, the Keystone Entities or the WM Entities are aware of any reason that the transaction contemplated hereby is not eligible to be treated as a pooling of interests for accounting purposes. From and after the date hereof and until the Effective Time and thereafter, neither WMI nor KH Partners nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or (ii) enter into any contract, agreement, commitment or arrangement with respect to any such action or failure to act; provided, however, that the performance of the terms of the Fixed Fee Agreement and
Section 2.3(e)(ii) hereof shall not constitute a violation of this Section 2.6(a). The persons specified on Annex I hereto may be deemed to be "affiliates" of Keystone Holdings for purposes of the SEC's ASR 135. Keystone Holdings shall deliver to WMI within 30 days from the date of this Agreement, a written agreement substantially in the form of Exhibit C hereto from each of the Persons specified on Annex I. Prior to the Effective Time, Keystone Holdings shall use all reasonable efforts to cause any additional Person who becomes or is identified as an "affiliate" to execute such an agreement.

                           (b) In order to ensure that the Merger will be
treated as a pooling of interests, the parties understand that the Keystone Initial Shares and the contingent right to receive Escrow Shares to be received by KH Partners as a result of the Merger shall be distributed to the partners of KH Partners immediately after the Effective Time. To facilitate such distribution, WMI agrees to prepare and have available at the Closing up to 85 stock certificates for KH Partners representing the shares of WMI Common Stock to which each such partner is entitled (pursuant to the terms of the partnership agreement of KH Partners, dated December 16, 1988, as amended, with respect to equity distributions). No fractional shares of WMI Common Stock shall be issued. KH Partners shall, at least ten days prior to the Effective Time, provide WMI with the necessary information to prepare such stock certificates. KH Partners agrees to endorse and deliver such certificates to such partners at the Closing.

                           (c) WMI shall have the right to place a restrictive
legend on all shares of WMI Common Stock to be received by any affiliate of Keystone Holdings so as to preclude their transfer or disposition in violation of the letters executed by such affiliates, to instruct its transfer agent not to permit the transfer of any such shares and/or to take any other steps reasonably necessary to ensure compliance with ASR 135.

         3. Effective Time; Closing. The Merger shall become effective at the time and date of the occurrence of both (a) the filing of articles of merger with the Washington Secretary of State and (b) the filing of articles of merger with the Texas Secretary of State, or at such later time and date after such filings as may be provided in such articles of merger. As used herein, the term "Effective Time" shall mean the date and time when the Merger becomes effective which in no event shall occur before December 2, 1996. As used herein, the term "Effective Date" shall mean the day on which the Effective Time occurs. A closing (the "Closing") shall take place on or immediately prior to the Effective Date at the offices of Foster Pepper & Shefelman, 1111 Third Avenue, Suite 3400, Seattle, Washington, or at such other place as the parties hereto may mutually agree upon for the Closing to take place. "Closing Date" shall mean the date on which the Closing occurs.

         4. Representations and Warranties of Keystone Entities. Each of KH Partners and the Keystone Entities hereby jointly and severally represents and warrants to the WM Entities as follows:

                  4.1 Organization, Power, Good Standing, Etc.

                           (a) KH Partners is a limited partnership duly
organized and validly existing under the laws of the State of Texas and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. KH Partners is a duly registered savings and loan holding company under HOLA. There has been no change in the provisions of the KH Partners partnership agreement dealing with equity distributions since before 1994.

                           (b) Keystone Holdings is a corporation duly
organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. Keystone Holdings has previously delivered to WMI true and complete copies of its articles of incorporation and bylaws, each as currently in effect. Keystone Holdings has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Keystone Holdings is a duly registered savings and loan holding company under HOLA. To the knowledge of KH Partners and the Keystone Entities, OTS Order #92-66, dated February 28, 1992, which approves the acquisition by Keystone Holdings of an equity interest in Family SB in a Qualified Stock Issuance pursuant to Sections 10(a)(4) and 10(q) of HOLA and FDIC Order #92-98kk dated April 7, 1992, Conditionally Granting Approval for Waiver of Cross-Guaranty, are, and at all times since their respective dates have been, in full force and effect. The Keystone Entities do not, directly or indirectly, or acting in concert with one or more other Persons, or through one or more subsidiaries, own, control, or hold with power to vote, or hold proxies representing more than 15 percent of the voting shares of Family SB.

                           (c) New Holdings is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. New Holdings has previously delivered to WMI true and complete copies of its certificate of incorporation and bylaws, each as currently in effect. New Holdings has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. New Holdings is a duly registered savings and loan holding company under HOLA.

                           (d) New Capital is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. New Capital has previously delivered to WMI true and complete copies of its certificate of incorporation and bylaws, each as currently in effect. New Capital has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. New Capital is a duly registered savings and loan holding company under HOLA.

                           (e) NACH Inc. is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. NACH Inc. has previously delivered to WMI true and complete copies of its certificate of incorporation and bylaws, each as currently in effect. NACH Inc. has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. NACH Inc. is a duly registered savings and loan holding company under HOLA.

                           (f) American Savings Bank is a federally chartered
stock savings association, duly organized, validly existing and in good standing under the laws of the United States and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. American Savings Bank has previously delivered to WMI true and complete copies of its charter and bylaws, each as currently in effect. American Savings Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. American Savings Bank is a member in good standing of the FHLB of San Francisco and its deposits are insured by the SAIF to the fullest extent permitted by law. American Savings Bank has previously delivered or made available to WMI true and complete copies of all agreements and other documents relating to American Savings Bank's membership in, borrowings from or other financial arrangements with the FHLB of San Francisco. American Savings Bank is and at all times since December 28, 1988 has been, a qualified thrift lender pursuant to Section 10(m) of HOLA. American Savings Bank is a savings association of the type described in
Section 10(c)(3)(B)(i) of HOLA.

                  4.2 Subsidiaries.

                           (a) Except as disclosed on Disclosure Schedule 4.2(a)
and except for equity interests in other Keystone Entities, no Keystone Entity beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

                           (b) Disclosure Schedule 4.2(a) includes a list of
each corporation, partnership, joint venture and other entity in which any Keystone Entity or any Keystone Entity Subsidiary beneficially owns or controls, directly or indirectly, more than a 9% equity interest (each, other than New West and its subsidiaries, Family SB and other entities specifically excluded pursuant to Disclosure Schedule 4.2(a), a "Keystone Entity Subsidiary"). Each investment shown on Disclosure Schedule 4.2(a) is a legal investment for a federal savings association or a unitary savings and loan holding company, as the case may be. Except as otherwise disclosed on Disclosure Schedule 4.2(a), a Keystone Entity owns, directly or indirectly through a wholly owned subsidiary, 100% of the capital stock, partnership interests, joint venture interests or other equity interests in each Keystone Entity Subsidiary. There is no federally-insured depository institution, other than American Savings Bank, New West and Family SB, in which any Keystone Entity owns or controls, directly or indirectly, more than a 9.9% equity interest. Except as disclosed in Disclosure
Schedule 4.2(a), neither any Keystone Entity nor any Keystone Entity Subsidiary is the general partner of any partnership or joint venture or is under any obligation of any sort to acquire any capital stock or other equity interest in any Person. There are no options, contracts, commitments, understandings or arrangements of any kind which might require the issuance, delivery or sale by any Keystone Entity or by any Keystone Entity Subsidiary of any additional equity interests or any securities convertible into or representing the right to purchase or subscribe for such equity interests, except for the Warrants or as otherwise described on Disclosure Schedule 4.2(b) (which, among other things, describes certain options with respect to a Keystone Entity which are held by another Keystone Entity) free and clear of any claim, lien, encumbrance, or agreement with respect thereto (including any agreements with respect to the voting of such shares). All of the shares of capital stock of each Keystone Entity Subsidiary that is a corporation are fully paid and nonassessable, and all such shares are owned directly by a Keystone Entity or a Keystone Entity Subsidiary as set forth on Disclosure Schedule 4.2(a). Each Keystone Entity Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in each other jurisdiction in which its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on American Savings Bank. Each Keystone Entity Subsidiary that is a corporation has the corporate power to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

                           (c) KH Partners and the Keystone Entities have each
previously delivered to, or made available for inspection by, WMI true and complete copies of all agreements to which it is a party or by which it or any of its assets may be bound, other than, in the case of American Savings Bank only, loans, credit facility agreements or accounts in the ordinary course at market rates and terms, with unaffiliated parties, (i) which relate to any ownership interest by any Keystone Entity or Keystone Entity Subsidiary of an equity interest in any partnership, joint venture, or similar enterprise, (ii) pursuant to which either any Keystone Entity or Keystone Entity Subsidiary may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any Person, or (iii) pursuant to which any of them are or may become an equity investor in a real estate project.

                           (d) KH Partners has no assets other than (i) 100% of
the outstanding shares of Keystone Holdings, (ii) a note receivable in the amount of $25,000 as of May 31, 1996, and (iii) its interest in the Case.

                  4.3 Capitalization.

                           (a) The authorized capital stock of Keystone Holdings
consists of 100,000 shares of Keystone Holdings Common Stock. As of the date hereof, 1,048.4483 shares of Keystone Holdings Common Stock are issued and outstanding. No shares of stock are held in Keystone Holdings' treasury. All of the issued and outstanding shares of Keystone Holdings Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as described in Disclosure Schedule 4.2(b) (which, among other things, describes certain options with respect to a Keystone Entity which are held by another Keystone Entity), there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of Keystone Holdings' capital stock or other equity securities thereof or any securities representing the right to purchase or otherwise receive any shares of Keystone Holdings' capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any shares of Keystone Holdings capital stock. All of the issued and outstanding shares of Keystone Holdings' capital stock are owned, beneficially and of record, by KH Partners, free and clear of any claim, security interest, lien or other encumbrance.

                           (b) The authorized capital stock of New Holdings
consists of 100,000 shares of common stock, par value $0.10 per share ("New Holdings Common Stock"). As of the date hereof, 1,000 shares of New Holdings Common Stock are issued and outstanding. No shares of stock are held in New Holdings' treasury. All of the issued and outstanding shares of New Holdings Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

There are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of New Holdings' capital stock or other equity securities of New Holdings or any securities representing the right to purchase or otherwise receive any shares of New Holdings' capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting the shares of New Holdings Common Stock. All of the issued and outstanding shares of New Holdings' capital stock are owned, beneficially and of record, by Keystone Holdings, free and clear of any claim, security interest, lien or other encumbrance.

                           (c) The authorized capital stock of New Capital
consists of 1,000,000 shares of common stock, par value $0.10 per share ("New Capital Common Stock") and 800,000 shares of Cumulative Redeemable Preferred Stock, par value $0.10 per share ("New Capital Preferred Stock"). As of the date hereof, 1,000 shares of New Capital Common Stock are issued and outstanding and 800,000 shares of New Capital Preferred Stock are issued and outstanding. No shares of stock are held in New Capital's treasury. All of the issued and outstanding shares of New Capital Common Stock and New Capital Preferred Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of New Capital's capital stock or other equity securities or any securities representing the right to purchase or otherwise receive any shares of New Capital's capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any shares of New Capital Common Stock. All of the issued and outstanding shares of New Capital Common Stock are owned, beneficially and of record, by New Holdings, free and clear of any claim, security interest, lien or other encumbrance.

                           (d) The authorized capital stock of NACH Inc.
consists of 8,400 shares of Class A common stock, without par value, 3,600 shares of Class B common stock, without par value, 3,000 shares of Class C common stock, without par value, and 1,000 shares of preferred stock, without par value. As of the date hereof, 7,000 shares of NACH Inc.'s Class A common stock are issued and outstanding. As of the date hereof, no shares of NACH Inc.'s Class B common stock, Class C common stock or preferred stock are issued and outstanding. No shares of stock are held in NACH Inc.'s treasury. All of the issued and outstanding shares of NACH Inc.'s Class A common stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except for the Warrants, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of NACH Inc.'s capital stock or other equity securities or any securities representing the right to purchase or otherwise receive any shares of NACH Inc.'s capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares. There are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any issued and outstanding shares of NACH Inc.'s Class A common stock. All of the issued and outstanding shares of NACH Inc.'s Class A common stock are owned, beneficially and of record, by New Capital, free and clear of any claim, security interest, lien or other encumbrance.

                           (e) The authorized capital stock of American Savings
Bank consists of 1,000,000 shares of common stock, par value $1.00 per share ("American Savings Bank Common Stock") and 100,000 shares of Serial Preferred Stock Series A, par value $0.01 per share ("American Savings Bank Preferred Stock"), of which 10,000 shares of American Savings Bank Preferred Stock have been designated as Participating Preferred Stock Series A and authorized for issuance by the Board of Directors of American Savings Bank. As of the date hereof, 97,000 shares of American Savings Bank Common Stock are issued and outstanding and 3,503 shares of American Savings Bank Preferred Stock are issued and outstanding. No shares of stock are held in American Savings Bank's treasury. All of the issued and outstanding shares of American Savings Bank Common Stock and American Savings Bank Preferred Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth on Disclosure Schedule 4.2(b), there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of American

Savings Bank's capital stock or other equity securities or any securities representing the right to purchase or otherwise receive any shares of American Savings Bank's capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which KH Partners or any Keystone Entity is a party with respect to voting any of such shares. All of the issued and outstanding shares of American Savings Bank Common Stock are owned, beneficially and of record, by NACH Inc., free and clear of any claim, security interest, lien or other encumbrance. All of the issued and outstanding shares of American Savings Bank Preferred Stock are owned, beneficially and of record, by Keystone Holdings, free and clear of any claim, security interest, lien or other encumbrance.

                  4.4 Loan Portfolio. To the knowledge of KH Partners and the Keystone Entities:

                           (a) All evidences of indebtedness reflected as assets
on the books and records of American Savings Bank ("Loans") were, as of March 31, 1996 and will be as of the Closing Date, in all respects legal, valid and binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for (i) defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity, and (ii) defenses advanced in defense of foreclosure or other realization proceedings which are in every case fact specific and which are not indicative of any pattern or practice by American Savings Bank or any employee thereof which might give rise to a meritorious class-action or other multi-party lawsuit.

                           (b) American Savings Bank has good title to and is
the sole owner of record of each Loan or any participation interest therein shown as an asset on the books of American Savings Bank as of the date of this Agreement free of any lien, encumbrance or claim by any other person, except for Loans securing borrowings in the ordinary course (including borrowings with the FHLB of San Francisco) or Loans subject to repurchase obligations as set forth herein.

                           (c) Except as disclosed on Disclosure Schedule
4.4(c), all Loans in a principal amount in excess of $100,000 reflected as assets in American Savings Bank's Financial Statements as of March 31, 1996 that are primarily secured by an interest in real property are secured by a valid and perfected first lien.

                           (d) All Loans with a principal balance in excess of
$1,000,000 as of March 31, 1996 which are either unsecured or secured by property other than 1-4 family residences are listed on Disclosure Schedule 4.4(d), which indicates, for each such Loan, the Loan number, the borrower's name and the unpaid balance as of March 31, 1996.

                           (e) Except as disclosed on Disclosure Schedule
4.4(e), no Loan, all or any part of which is an asset of American Savings Bank was, as of March 31, 1996, more than 30 days past due.

                           (f) Except for (i) Loans acquired from the FSLIC as
receiver (the "Receiver") for Old American, in the acquisition by American Savings Bank of Old American on December 28, 1988 (the "1988 Acquisition"), (ii) Loans purchased from other third parties or (iii) as otherwise disclosed on Disclosure Schedule 4.4(f), each outstanding Loan or commitment to extend credit was solicited and originated and is administered in accordance with the relevant loan documents, American Savings Bank's then applicable underwriting standards and in material compliance with all applicable requirements of federal, state and local laws and regulations. All Loans acquired from the Receiver in the 1988 Acquisition or purchased from other third parties, have, since their acquisition by American Savings Bank, been administered in accordance with American Savings Bank's normal loan servicing practices as from time to time in effect and, except for claims relating to such Loans disclosed on Disclosure Schedule 4.12, no borrower or obligor on any such Loan has alleged that they were originated or administered in violation of any requirement of applicable federal, state, or local laws.

                           (g) Except as disclosed on Disclosure Schedule
4.4(g), none of the agreements pursuant to which American Savings Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

                           (h) Disclosure Schedule 4.4(h) sets forth, as of
March 31, 1996, as to each participation purchased, the total loan balance, the percentage of interest purchased, the identity of the seller and an indication of whether or not there are any put-back rights or indemnifications and whether the percentage of interest purchased by American Savings Bank is superior to the percentage of interest retained by the seller; provided, however, that as to 1-to-4 family residential loans, such information is provided by loan package sold instead of by individual loans.

                           (i) (a) Disclosure Schedule 4.4(i)(a) sets forth all
Loans by American Savings Bank to executive officers (as such term is defined in Regulation O) of American Savings Bank; (b) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (c) except as listed on Disclosure Schedule 4.4(i)(c), all such loans are and were made in compliance with all applicable federal laws and regulations.

                           (j) All Loans which are assets of American Savings
Bank have been classified in accordance with the American Savings Bank Loan classification policy, a copy of which has been provided to WMI.

                           (k) All Commercial Real Estate Loans were originated
in conformity with American Savings Bank's then-applicable environmental policy, except for such Loans as were acquired from the Receiver in the 1988 Acquisition, and such Loans as were purchased from other third parties. Loans acquired from the Receiver in the 1988 Acquisition, and Loans purchased from other third parties have been serviced in accordance with the American Bank Environmental Policy and, except as disclosed on Disclosure Schedule 4.4(k), KH Partners and the Keystone Entities have no knowledge of any environmental contamination issues raised by or with respect to the properties securing Loans acquired from the Receiver in the 1988 Acquisition. Pursuant to the terms and subject to the conditions contained in certain of the FRF Agreements, American Savings Bank is entitled to receive certain federal assistance payments with respect to Loans acquired from the Receiver in the 1988 Acquisition that were secured by properties affected by certain specified environmental conditions.

                           (l) Except for Loans acquired from the Receiver in
the 1988 Acquisition and Loans purchased from other third parties, (i) each Loan outstanding to an individual who is known to American Savings Bank to be an individual who is not a resident of the United States was originated by American Savings Bank in accordance with its Lending/Mortgage Origination Policy (Income Property Lending - Foreign Borrowers), a copy of which has been provided to WMI, and (ii) there are no Loans to a corporation or other entity headquartered outside of the United States. There are no commitments outstanding to nonresident individuals or entities to make loans or advances which, when made, would not be in compliance with the preceding sentence.

                           (m) Except as shown on Disclosure Schedule 4.4(m), as
of March 31, 1996, American Savings Bank has no outstanding commitments, including outstanding letters of credit and unfunded agreements to lend, in excess of $500,000 for other than one-to-four family residential loans.

                  4.5 Reports.

                           (a) Each Keystone Entity has duly filed with the FDIC
and the OTS, in correct form in all material respects, the monthly, quarterly, semiannual and annual reports required to be filed by it under applicable law and regulations for all periods subsequent to December 31, 1992. The Keystone Entities have previously delivered or made available to WMI accurate and complete copies of such reports. At no time since January 1, 1989, has any Keystone Entity had outstanding any securities registered under Section 12(b) or required to be registered under Section 12(g) of the Securities Exchange Act.

                           (b) The Keystone Entities have previously delivered
or made available to WMI accurate and complete copies of (1) the Private Placement Memorandum dated October 1991, and the final Offering Circular dated March 16, 1995 relating to the Senior Notes (the "Senior Note Circulars"), (2) the final Offering Circular dated February 5, 1996 relating to the 6 5/8% Subordinated Notes due February 15, 2006 issued by American Savings Bank (the "Subordinated Note Circular"), (3) the final Offering Circular dated July 28, 1995 relating to the New Capital Preferred Stock (the "Preferred Stock Circular" and, together with the Senior Note Circulars and the Subordinated Note Circulars, the "Offering Circulars") and (4) the Note Purchase Agreement dated September 10, 1993 and each other written communication (other than general advertising materials) mailed by any Keystone Entity to the holders of the Senior Notes, the Subordinated Notes or the New Capital Preferred Stock (the "Securityholder Communications"). None of the Offering Circulars, as of their respective dates, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that with respect to the Preferred Stock Circular, no representation is made concerning (v) the terms of the Deferred Payments Agreement dated as of August 1, 1995 or other arrangements between Merrill Lynch Capital Services, Inc. and NA Preferred Partners, L.P., Acadia Partners, L.P. and Lerner Enterprises Limited Partnership relating to the sale of the Preferred Stock referred to therein; (w) the financial condition or results of operations of New Capital for any period subsequent to March 31, 1995; (x) management of New Capital; (y) compensation of executive officers and directors of New Capital or (z) the federal income tax consequences of an investment in the New Capital Preferred Stock. WMI acknowledges that each of the Offering Circulars states that it is not to be relied upon as the sole basis for making an investment decision in the related securities, and that the circumstances under which the statements in the Offering Circulars were made include, among other things, the fact that prospective investors were required to rely upon their own independent investigation of New Capital or American Savings Bank, as the case may be, and the terms of the related securities and their offering. None of the Securityholder Communications, as of their respective dates, contained an untrue statement of a material fact.

                  4.6 Authority.

                           (a) KH Partners has requisite partnership power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary partnership action. This Agreement has been duly and validly executed and delivered by KH Partners and, assuming the due authorization, execution and delivery thereof by the WM Entities, constitutes the valid and binding obligation of KH Partners, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally and to general principles of equity.

                           (b) Keystone Holdings has requisite corporate power
and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Keystone Holdings. Keystone Holdings has obtained all stockholder approvals, if any, required under its articles, bylaws or applicable law for the execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby or thereby. No other corporate proceedings on the part of Keystone Holdings are necessary to authorize this Agreement or the Plan of Merger or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Keystone Holdings and, assuming the due authorization, execution and delivery thereof by the WM Entities, constitutes a valid and binding obligation of Keystone Holdings, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally and to general principles of equity.

                           (c) Each of New Holdings, New Capital, NACH Inc. and
American Savings Bank has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of New Holdings, New Capital, NACH Inc. and American Savings Bank and the consummation by each of the transactions contemplated hereby have been duly and validly approved by its respective Board of Directors. Each of New Holdings, New Capital, NACH Inc. and American Savings Bank has obtained all stockholder approvals, if any, required by its articles, charter or bylaws or under applicable law to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of any of New Holdings, New Capital, NACH Inc. or American Savings Bank are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of New Holdings, New Capital, NACH Inc. and American Savings Bank and, assuming due authorization, execution and delivery thereof by the WM Entities, constitutes a valid and binding obligation of each of New Holdings, New Capital, NACH Inc. and American Savings Bank, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally, to general principles of equity and, in the case of American Savings Bank, applicable receivership and conservatorship laws.

                  4.7 No Violation.

                           (a) Neither the execution and delivery of this
Agreement by KH Partners and the Keystone Entities or the Plan of Merger by Keystone Holdings nor the consummation of the transactions contemplated hereby and thereby, nor compliance by KH Partners and the Keystone Entities with any of the terms or provisions hereof or thereof, will (i) violate any provision of the partnership agreement of KH Partners or the articles, charter or bylaws of any Keystone Entity, (ii) assuming the consents and approvals referred to in Section
9.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to KH Partners, any Keystone Entity or any Keystone Entity Subsidiary, or any of its respective properties or assets, or (iii) except for the agreements listed on Disclosure Schedule 4.7(a), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require any consent or notice under, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of KH Partners, any Keystone Entity or any Keystone Entity Subsidiary, under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which KH Partners, any Keystone Entity or any Keystone Entity Subsidiary is a party, or by which it or any of its properties or assets may be bound or affected. The parties agree that the phrase "transactions contemplated herein" and words of similar import used in this Agreement shall not be deemed to include the Liquidations and the Bank Merger.

                           (b) If WMI determines, after the Effective Time, to
liquidate (by statutory merger) each of New Holdings, New Capital and NACH Inc. (the "Liquidations") and, after the Liquidations, to merge American Savings Bank with WM Bank or WMBfsb (the "Bank Merger"), neither the Liquidations nor the Bank Merger will, to the knowledge of KH Partners and the Keystone Entities, (i) violate any provision of the articles, charter or bylaws of any Keystone Entity,
(ii) assuming that WMI obtains the necessary consents and approvals from applicable regulatory authorities and the FDIC under the FRF Agreements, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Keystone Entity or any Keystone Entity Subsidiary, or any of its respective properties or assets, or (iii) except for the agreements listed on Disclosure Schedule 4.7(b) or as would not have a Material Adverse Effect on KH Partners and the Keystone Entities taken as a whole, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require any consent or notice under, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any Keystone Entity or any Keystone Entity Subsidiary, under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Keystone Entity or any Keystone Entity Subsidiary is a party, or by which it or any of its properties or assets may be bound or affected.

                  4.8 Consents and Approvals. Except for (i) consents and approvals of or filings, deliveries or registrations with the OTS, the FRF, the FDIC, the Director, the Washington Secretary of State, the Texas Secretary of State, the FTC, the SEC, the United States Department of Justice (the "Justice Department"), or other applicable governmental authorities and (ii) the consents, approvals, filings or registrations required with respect to the agreements set forth on Disclosure Schedule 4.7(a), 4.7(b) or 4.23, no consents or approvals of or filings or registrations with any third party or public body or authority are necessary in connection with the execution and delivery of this Agreement by the Keystone Entities and KH Partners and the consummation by the Keystone Entities and KH Partners of the transactions contemplated hereby.

                  4.9 Financial Statements.

                           (a) The Keystone Entities have previously delivered
or made available to WMI copies of (i) the consolidated statements of financial condition of each Keystone Entity as of December 31, in each of the three fiscal years 1993, 1994 and 1995, and the related consolidated statements of income, statements of stockholders' equity and statements of cash flows for each of the three-year periods ending, respectively, on December 31, 1993, 1994 and 1995, in each case accompanied by the audit reports of KPMG (the "Keystone 1993, 1994 and 1995 Financial Statements," respectively); and (ii) the unaudited consolidated balance sheet of each Keystone Entity as of March 31, 1996 and the related unaudited consolidated statements of income and statements of cash flows for the three-month period then ended (the "Keystone March 1996 Financial Statements"). The Keystone 1993, 1994 and 1995 Financial Statements and the Keystone March 1996 Financial Statements are sometimes herein referred to collectively as the Keystone Financial Statements. The consolidated statements of condition of each Keystone Entity referred to herein (including the related notes) fairly present in all material respects, using generally accepted accounting principles consistently applied, the consolidated financial position of such Keystone Entity as of the respective dates set forth therein, and the other financial statements referred to herein (including the related notes) fairly present in all material respects, using generally accepted accounting principles consistently applied, the results of the consolidated operations and changes in stockholders' equity and cash flows of such Keystone Entity for the respective fiscal periods or as of the respective dates set forth therein, except that interim unaudited financial statements are subject to normal adjustments.

                           (b) Each of the Keystone Financial Statements
(including the related notes) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as indicated in the notes thereto). To the knowledge of KH Partners and the Keystone Entities, the books and records of each Keystone Entity have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, using generally accepted accounting principles consistently applied, and reflect only actual transactions.

                  4.10 Brokerage. Except as disclosed on Disclosure Schedule
4.10 (which fees shall be payable by one or more of the Keystone Entities), there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of KH Partners, any Keystone Entity or any Keystone Entity Subsidiary in connection with the transactions contemplated by this Agreement.

                  4.11 Absence of Certain Changes or Events. There has not been any Material Adverse Change with respect to any of the Keystone Entities, from that described in the Keystone March 1996 Financial Statements (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole, including, without limitation changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof).

                  4.12 Litigation, Etc. As of June 30, 1996, except as disclosed on Disclosure Schedule 4.12 or 4.14(c), there is no action, suit, claim, inquiry, proceeding or, to the knowledge of KH Partners or any Keystone Entity, investigation (other than condemnation or unlawful detainer actions and routine bankruptcy matters involving Loans and the properties securing Loans) before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of KH Partners or any Keystone Entity, threatened against any Keystone Entity or any Keystone Entity Subsidiary which would reasonably be expected to result in any liabilities, including defense costs, in excess of $100,000. Except as disclosed on Disclosure Schedule 4.12 or 4.14(c), neither any Keystone Entity nor any Keystone Entity Subsidiary is in default with respect to any orders, judgments or decrees that in the aggregate require payment of more than $100,000.

                  4.13 Taxes, Payments in Lieu of Taxes and Tax Returns.

                           (a) Except as disclosed in Disclosure Schedule 4.13,
(i) the amounts set up as provisions for taxes on the Keystone 1995 Financial Statements are sufficient for all material accrued and unpaid federal, state, county and local taxes, interest and penalties of all corporations which were or should have been included in the Keystone Holdings consolidated federal income tax return, whether or not disputed, for the period ended December 31, 1995 and for all fiscal periods prior thereto; and (ii) the amounts stated as provisions for payments in lieu of taxes in Note 18 of the 1995 financial statements of American Savings Bank are sufficient for all material accrued and unpaid amounts owed to the FRF, whether or not disputed, with respect to the period ended December 31, 1995 and for all fiscal periods prior thereto. The federal income tax returns for all corporations which were or should have been included in the Keystone Holdings consolidated federal income tax return for the fiscal years ending in 1992, 1993, 1994 and 1995 are the only such federal income tax returns open under the statute of limitations provisions of the Code. With respect to California franchise tax matters, franchise tax returns for American Savings Bank and the subsidiaries of American Savings Bank for the income years ended December 31, 1988, 1989, 1990, 1992, 1993, 1994 and 1995 are open under the statute of limitations provisions of the Revenue and Tax Code of the State of California. Complete and correct copies of the income tax returns for all corporations which were or should have been included in the Keystone Holdings consolidated federal income tax return for the three fiscal years ending December 31, 1992, 1993 and 1994, as filed with the Internal Revenue Service and all state and local taxing authorities, together with all related correspondence and notices, have previously been delivered or made available to WMI.

                           (b) Each of the corporations which was or should have
been included in the Keystone Holdings consolidated federal income tax return has timely and correctly filed all federal income tax returns and reports (collectively, "Federal Income Tax Returns") required by applicable law to be filed (including, without limitation, estimated tax returns or income tax returns), except to the extent that the failure to timely or correctly file such Federal Income Tax Returns does not, when aggregated with all failures to timely or correctly file all Other Returns (as hereinafter defined), result in aggregate penalties or assessments of more than $5.0 million, and has paid all taxes, charges and withholdings shown by such Federal Income Tax Returns to be owed, or which are otherwise due and payable and to the extent any material liabilities for such Taxes have not been fully discharged, full and complete reserves have been established on the Keystone 1995 Financial Statements.

                           (c) Each Keystone Entity and each Keystone Entity
Subsidiary (excluding any subsidiaries of New West) has timely and correctly filed all federal, state, county and local tax returns and reports other than Federal Income Tax Returns (collectively, "Other Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), or required by contractual provisions (including, without limitation, reports to the FDIC), except to the extent that the failure to timely or correctly file such Other Returns does not result in aggregate penalties or assessments, when combined with such penalties relating to Federal Income Tax Returns, of more than $5.0 million, and has paid all taxes, payments in lieu of taxes, levies, license and registration fees, charges and withholdings of any nature whatsoever (hereinafter called "Taxes") shown by such Other Returns to be owed, or which are otherwise due and payable and to the extent any material liabilities therefor have not been fully discharged, full and complete reserves have been established on the Keystone 1995 Financial Statements.

                           (d) No entity which was or should have been included
in the Keystone Holdings consolidated federal income tax return is in default in the payment of any federal income taxes or Taxes due or payable or any assessments received in respect thereof except for those which are being contested in good faith. No additional assessments of federal income taxes or Taxes are known to KH Partners or the Keystone Entities to be proposed, pending or threatened, other than federal income taxes or Taxes for periods for which returns are not yet filed.

                           (e) No Keystone Entity or Keystone Entity Subsidiary
has filed a consent to the application of Section 341(f) of the Code.

                           (f) Keystone Holdings is not an investment company as
defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                  4.14 Employees; Employee Benefit Plans.

                           (a) To the knowledge of KH Partners or the Keystone
Entities, (A) except as set forth in Disclosure Schedule 4.14(a)(i) neither KH Partners, any Keystone Entity nor any Keystone Entity Subsidiary is a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any (x) consultants receiving in excess of $50,000 annually or (y) employees and, (B) except as provided under the Benefit Plans (as defined below) set forth in Disclosure Schedule 4.14(a)(ii) and other agreements or arrangements set forth in Disclosure
Schedule 4.14(a)(ii), consummation of the transactions contemplated by this Agreement and the Plan of Merger will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from any Keystone Entity or any Keystone Entity Subsidiary to any officer or employee thereof. The Keystone Entities have previously delivered or made available to WMI true and complete copies of all consulting agreements calling for payments in excess of $50,000 annually and employment, and deferred compensation agreements that are in writing, to which any Keystone Entity or any Keystone Entity Subsidiary is a party.

                           (b) Except as set forth on Disclosure Schedule
4.14(b) no employee of any Keystone Entity or any Keystone Entity Subsidiary received aggregate remuneration (bonus, salary and commissions) in excess of $200,000 for 1995 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth on Disclosure Schedule 4.14(a)(ii), are made as a result of consummation of the transactions contemplated by this Agreement and the Plan of Merger, either alone or upon the occurrence of any additional acts or events) in excess of $200,000 in 1996.

                           (c) Except as disclosed on Disclosure Schedule
4.14(c), as of the date of this Agreement, there are not, and have not been at any time since January 1, 1994, any actions, suits, claims or proceedings before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority (which in any case have been served on KH Partners, any Keystone Entity or any Keystone Entity Subsidiary) pending or, to the best of KH Partners' and the Keystone Entities' knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of any Keystone Entity or any Keystone Entity Subsidiary (except for actions which have subsequently been resolved). Neither any Keystone Entity nor any Keystone Entity Subsidiary is a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of KH Partners' and the Keystone Entities' knowledge, threatened nor have any occurred during the last three years.

                           (d) The Keystone Entities have made available to WMI
true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

                           (e) Except as disclosed on Disclosure Schedule
4.14(e), KH Partners and the Keystone Entities represent and warrant as follows:

                                     (i) All employee benefit plans, as defined
in Section 3(3) of ERISA, and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement under which any Keystone Entity or any Keystone Entity Subsidiary has any obligation or liability to any employee or former employee (the "Benefit Plans") are set forth on Disclosure
Schedule 4.14(e)(i). All Benefit Plans that are subject to the funding requirements in Title I, Subtitle B, Part 3 of ERISA or Section 412 of the Code, are in compliance with such funding standards, and no waiver or variance from such funding requirements has been obtained or applied for under Section 412(d) of the Code. None of the Benefit Plans is subject to Title IV of ERISA or is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                                     (ii) In all material respects, the terms of
the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. None of the Benefit Plans is under audit or to the knowledge of the Keystone Entities is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. All material reports and information required to be filed with, or provided to, the U.S. Department of Labor, Internal Revenue Service, the PBGC and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, to the knowledge of KH Partners and the Keystone Entities, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.

                                     (iii) Each of the Benefit Plans which is
intended to be "qualified" within the meanings of Section 401(a) of the Code is so qualified and has been the subject of a determination letter from the Internal Revenue Service to the effect that each such Plan is qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code.

                                     (iv) Prior to the Closing, KH Partners and
the Keystone Entities shall deliver or make available to WMI complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Benefit Plan intended to be tax qualified under Section 401(a) and 501(a) of the Code, (x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial statements of each Benefit Plan.

                                     (v) With respect to each Benefit Plan, all
contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made prior to the Effective Time.

                                     (vi) To the knowledge of KH Partners and
the Keystone Entities, there are not now, nor have there been, any non-exempt "prohibited transactions", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any Keystone Entity or any Keystone Entity Subsidiary, or any officer, director or employee thereof, with respect to the Benefit Plans that could subject any Keystone Entity or any Keystone Entity Subsidiary or, to the knowledge of KH Partners and the Keystone Entities, any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

                                     (vii) No claim, lawsuit, arbitration or
other action has been instituted, asserted (and no such lawsuit has been served on any Keystone Entity or any Keystone Entity Subsidiary) or, to the best of KH Partners' and the Keystone Entities' knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of any Keystone Entity, any Keystone Entity Subsidiary or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and WMI will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

                                     (viii) No Benefit Plan which is an
"employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA, nor does any Keystone Entity or any Keystone Entity Subsidiary have any material current or projected liability under any such plans (such disclosure being made in accordance with the principles of Financial Accounting Standard No. 106 of the Financial Accounting Standards Board).

                                     (ix) Except for (y) the plan adopted by the
American Savings Bank Board of Directors on March 26, 1996 and reaffirmed with amendments on June 6, 1996, and (z) the American Savings Bank Special Severance Protection Program (as of January 1, 1994), copies of which have been provided to WMI, the Keystone Entities and the Keystone Entity Subsidiaries have not maintained or contributed to, and do not currently maintain or contribute to, any severance pay plan.

                                     (x) Except as disclosed on Disclosure
Schedule 4.14(a)(ii), no individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                                     (xi) The Keystone Entities will obtain the
requisite stockholder approval, in accordance with Section 280G(b)(5)(B) of the Code, prior to the Effective Time, of all payments to be made to individuals under any Benefit Plan or otherwise as a result of the transactions contemplated by this Agreement which would, without such approval, have constituted a "parachute payment" as defined in Section 280G(b)(2) of the Code.

                           (f) Disclosure Schedule 4.14(f) is a complete listing
of all individual agreements with employees which provide for the possibility of bonus payments in the event of a change of control (the "Change of Control Agreements").

                           (g) The termination and distribution of American
Savings Bank's defined benefit plan was done in accordance with all applicable laws and regulations. An Internal Revenue Service letter of determination has been requested by American Savings Bank and American Savings Bank has no reason to believe it will not be issued in due course. Except for surplus trust assets in the amount of approximately $1.3 million, all distributions have been made and there are no employees (present or former) or retirees that are owed any benefits under such terminated plan that have not been remitted in accordance with all applicable laws and regulations. There are no outstanding obligations or liabilities relating to the winding up of such plan.

                  4.15 Compliance With Applicable Law.

                           (a) Each Keystone Entity and Keystone Entity
Subsidiary holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its respective business and such Permits are in full force and effect, and each Keystone Entity and Keystone Entity Subsidiary is in all respects complying therewith except in each case where such failure to hold any Permit or to comply with any Permit would not have a Material Adverse Effect on the Keystone Entities.

                           (b) Each Keystone Entity and Keystone Entity
Subsidiary is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on any of the Keystone Entities.

                  4.16 Contracts and Agreements. To the knowledge of KH Partners and the Keystone Entities, (i) except (A) with respect to deposits or other borrowings in the ordinary course, (B) leases of and contracts relating to interests in real property, (C) contracts, agreements, commitments or instruments relating to loan servicing, insurance, tax or utility matters or the employment or retention of (or compensation or other benefits payable with respect to) employees or consultants (including attorneys and accountants, (D) the FRF Agreements, the Senior Notes, the Subordinated Notes, the New Capital Preferred Stock and the American Savings Bank Preferred Stock, (E) commitments, contracts, agreements or other instruments which are terminable by the Keystone Entities or a Keystone Entity Subsidiary upon notice of not more than 90 days, and (F) as otherwise disclosed on Disclosure Schedule 4.16(i), neither any Keystone Entity nor any Keystone Entity Subsidiary is a party to or bound by any existing commitment, contract, agreement or other instrument which involved payments by any Keystone Entity or any Keystone Entity Subsidiary to any party (other than a Keystone Entity or a Keystone Entity Subsidiary) during 1995 of more than $750,000 or which could reasonably be expected to involve payments during 1996 of more than $750,000; and (ii) except as set forth on Disclosure
Schedule 4.16(ii), no commitment, contract, agreement or other instrument to which any Keystone Entity or any Keystone Entity Subsidiary is a party or by which it is bound, limits the freedom of any Keystone Entity or any Keystone Entity Subsidiary to compete in any line of business, in any geographic area, or with any Person.

                  4.17 Affiliate Transactions.

                           (a) To the knowledge of KH Partners and the Keystone
Entities and except as disclosed in Disclosure Schedule 4.17, since July 31, 1994, neither any Keystone Entity nor any Keystone Entity Subsidiary has engaged in, or is currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to a Keystone Entity or a Keystone

Entity Subsidiary of $60,000 or more during any consecutive 12 month period other than transactions between or among Keystone Entities or Keystone Entity Subsidiaries which are not in violation of Sections 23A and 23B of the Federal Reserve Act.

                           (b) For purposes of this Section 4.17, "Affiliated
Person" means:

                                     (i) a director, executive officer or
Controlling Person (as defined below) of any Keystone Entity;

                                     (ii) a spouse of a director, executive
officer or Controlling Person of any Keystone Entity;

                                     (iii) a member of the immediate family of a
director, executive officer, or Controlling Person of any Keystone Entity who has the same home as such person;

                                     (iv) any company (other than a Keystone
Entity) of which a director, executive officer or Controlling Person of any Keystone Entity directly or indirectly, or acting through or in concert with one or more persons, (v) owns, controls or has the power to vote 25% or more of any class of voting securities of the company; (w) controls in any manner the election of a majority of the directors of the company; (x) has the power to exercise a controlling influence over the management or policies of the company;
(y) is an executive officer or director of the company and owns, controls or has the power to vote more than 10% of any class of voting securities of the company; or (z) owns, controls or has the power to vote more than 10% of any class of voting securities of the company and no other person owns, controls or has the power to vote a greater percentage of that class of voting securities;

                                     (v) any trust or estate in which a
director, executive officer, or Controlling Person of any Keystone Entity or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

                           (c) For purposes of this Section 4.17 the term
"Controlling Person" means any person or entity which, either, directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock of any entity.

                           (d) For purposes of this Section 4.17, the term
"director" means any director, trustee, or other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                           (e) For purposes of this Section 4.17, the term
"executive officer" means the chief executive officer, the president, any executive vice president, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                           (f) For purposes of this Section 4.17, the term
"company" means any corporation, partnership, trust (business or otherwise), association, joint venture, pool syndicate, sole proprietorship, unincorporated organization or any other form of business entity other than a Keystone Entity.

                  4.18 Title to Property.

                           (a) Real Property. Disclosure Schedule 4.18(a)
contains a description of all interests in real property (other than real property security interests received in the ordinary course of business or real property acquired through foreclosure or deed in lieu thereof or other realization proceedings ("REO")), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which any Keystone Entity or Keystone Entity Subsidiary has or claims an interest as of the date of this Agreement and any guarantees of any such leases by any of such parties. True and complete copies of such leases have previously been delivered or made available to WMI, together with all amendments, modifications, agreements or other writings related thereto which are in the possession of any Keystone Entity or any Keystone Entity Subsidiary. Except as disclosed on Disclosure
Schedule 4.18(a), to the knowledge of the Keystone Entities and the Keystone Entity Subsidiaries, each such lease is valid and binding as between a Keystone Entity or a Keystone Entity Subsidiary and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever (except as otherwise disclosed on Disclosure
Schedule 4.18(a)) and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure Schedule 4.18(a), to the knowledge of KH Partners and the Keystone Entities, each Keystone Entity and Keystone Entity Subsidiary has owner's policies of title insurance insuring it to be the owner of all real property owned by it on the date of this Agreement, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of each Keystone Entity and each Keystone Entity Subsidiary are in substantially good condition and repair.

                           (b) Environmental Matters. Except as set forth on
Disclosure Schedule 4.18(b), to the knowledge of KH Partners and the Keystone Entities, real property owned or leased by any Keystone Entity or any Keystone Entity Subsidiary on the date of this Agreement does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date of this Agreement (i) no part of any such real property has been listed, or to the knowledge of KH Partners and the Keystone Entities, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure Schedule 4.18(b), no notices have been received alleging that any Keystone Entity or any Keystone Entity Subsidiary is a potentially responsible person under CERCLA or any similar statute, rule or regulation. Neither any Keystone Entity nor any Keystone Entity Subsidiary knows of any violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its respective properties, which violations could have in the aggregate a Materially Adverse Effect on any Keystone Entity.

                           (c) Personal Property. To the knowledge of KH
Partners and the Keystone Entities, American Savings Bank has good, valid and marketable title to all tangible personal property owned by it on the date hereof, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever except as disclosed on Disclosure Schedule 4.18(c). With respect to personal property used in the business of American Savings Bank which is leased rather than owned, American Savings Bank is not in default under the terms of any such lease the loss of which would have a Material Adverse Effect on American Savings Bank.

                           (d) Repurchase Agreements. With respect to each
repurchase agreement where American Savings Bank is the purchaser of the securities, the value of the collateral securing each such repurchase obligation equals or exceeds the amount of the debt secured by the collateral under such agreement and such collateral is held by American Savings Bank or a party other than the repurchaser pursuant to an agreement substantially in the form of the standard PSA agreement.

                  4.19 Patents, Trademarks, Etc. American Savings Bank owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of American Savings Bank's existing and proposed businesses. Except for the agreements listed on Disclosure Schedule 4.19, American Savings Bank is not bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which American Savings Bank claims to own. None of KH Partners or any Keystone Entity has received any communications alleging that American Savings Bank has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

                  4.20 Insurance. Disclosure Schedule 4.20 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Keystone Entities (other than insurance policies under which any Keystone Entity is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Loans and mortgage insurance policies on specific Loans). The Keystone Entities are in compliance with all of the material provisions of their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 4.20, a Keystone Entity is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid.

                  4.21 Powers of Attorney. Neither any Keystone Entity nor any Keystone Entity Subsidiary has any powers of attorney outstanding other than those issued pursuant to the requirements of regulatory authority or in the ordinary course of business with respect to routine matters.

                  4.22 Community Reinvestment Act Compliance. Except as disclosed on Disclosure Schedule 4.22, American Savings Bank is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA") and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and neither KH Partners nor any Keystone Entity has knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in American Savings Bank failing to be in substantial compliance with such provisions or having its current rating lowered.

                  4.23 Agreements with the FRF. Disclosure Schedule 4.23 contains a true and complete list of all of the currently applicable agreements between the Keystone Entities and the FRF arising from the 1988 Acquisition. Except as disclosed on Disclosure Schedule 4.23, such agreements (hereinafter the "FRF Agreements") are all in full force and effect and none of the Keystone Entities is aware of (a) the existence of any event of default or breach by any Keystone Entity or (b) any event or set of circumstances which, with the passage of time, will constitute such a default or breach by any Keystone Entity under any provisions thereof. All monies due to the FDIC or the FRF pursuant to the terms of the FRF Agreements (other than pursuant to the FRF Warrant Agreement) have been paid for all time periods through (i) June 30, 1993 (in the case of certain loans sold prior to December 28, 1988 that New West is obligated to repurchase in certain events, as managed by American Savings Bank pursuant to the FRF Agreements); (ii) June 30, 1994 in all other cases, and (iii) to the best of KH Partners' knowledge through December 31, 1995. The "Guaranteed Minimum Amount" as defined in the Assistance Agreement, as modified by the July 21, 1992 Settlement Agreement, has been paid to New West for the benefit of the FRF. Except as noted on Disclosure Schedule 4.23, no consent is required under the FRF Agreements to the transactions contemplated by this Agreement.

                  4.24 Agreements with Bank Regulators. Except for the FRF Agreements and as set forth in Disclosure Schedule 4.24, neither KH Partners nor any Keystone Entity is a party to or is subject to any written order, decree, agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any currently applicable extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. Neither KH Partners nor any Keystone Entity has been advised within the last 18 months by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

                  4.25 Regulatory Approvals. On the date of this Agreement, there is no pending or, to the knowledge of KH Partners or any Keystone Entity, threatened legal or governmental proceedings against any Keystone Entity or any subsidiary or affiliate thereof which would affect the WM Entities' ability to obtain any of the required regulatory approvals or any party's ability to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. KH Partners will promptly notify WMI if any of the representations contained in this Section 4.25 ceases to be true and correct.

                  4.26 Rights Agreement. Upon the distribution of shares of WMI Common Stock to the partners of KH Partners immediately after the Effective Time pursuant to Section 2.6(b), no such partner of KH Partners will be an "Acquiring Person" as defined in the Rights Agreement.

                  4.27 AREG Matters. To the knowledge of KH Partners and the Keystone Entities:

                           (a) (i) New West has not made any assertion denying
its obligation to indemnify AREG and American Savings Bank and their respective officers, directors, agents, employees and stockholders to the extent set forth in Section 8.03 of the AREG Management Agreement dated December 28, 1988 (as such section was preserved in accordance with its terms by Section 3.1a of the AMD Residual Agreement dated as of June 30, 1993) and Section 8.03 of the Amended and Restated NA Management Agreement dated as of June 30, 1993, respectively, and (ii) the FDIC, as manager of the FRF, has not made any assertion that New West is not so obligated.

                           (b) AREG has conducted no business, other than
pursuant to the AREG Management Agreement dated December 28, 1988.

                  4.28 Investment Intent. KH Partners is acquiring the Keystone Consideration Shares hereunder for its own account and with no present intention of distributing or selling such securities in violation of the Securities Act or any applicable state securities law. KH Partners agrees that it will not sell or otherwise dispose of any of the Keystone Consideration Shares being acquired hereunder unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration under applicable state securities laws. KH Partners, alone or with its financial advisors, has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder.

         5. Representations and Warranties of WMI. WMI hereby represents and warrants to KH Partners and the Keystone Entities as follows:

                  5.1 Organization, Power, Good Standing, Etc.

                           (a) WMI is a corporation duly organized, validly
existing and in good standing under the laws of the State of Washington and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. WMI has previously delivered to KH Partners true and complete copies of its articles of incorporation and bylaws, each as currently in effect. WMI has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. WMI is a duly registered savings and loan holding company under HOLA.

                           (b) WM Bank is a stock savings bank, duly organized,
validly existing and in good standing under the laws of the State of Washington and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. WM Bank has previously delivered to KH Partners true and complete copies of its amended and restated articles of incorporation and charter and its bylaws, each as currently in effect. WM Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. WM Bank is a member in good standing of the FHLB of Seattle and its deposits are insured by the BIF and SAIF to the fullest extent permitted by law.

                           (c) WMBfsb is a federally chartered stock savings
bank, duly organized, validly existing and in good standing under the laws of the United States and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it. WMBfsb has previously delivered to KH Partners true and complete copies of its charter and bylaws, each as currently in effect. WMBfsb has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. WMBfsb is a member in good standing of the FHLB of Seattle and its deposits are insured by the SAIF to the fullest extent permitted by law.

                  5.2 Subsidiaries. As used herein, "WMI Subsidiaries" shall mean WM Bank, WMBfsb and WM Life Insurance Company. Substantially all of the business of WMI and its subsidiaries is done through WMI and the WMI Subsidiaries. All of the WMI Subsidiaries' capital stock, which is issued and outstanding, is owned by WMI directly or indirectly through wholly-owned subsidiaries. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock from any of the WMI Subsidiaries, and there is no commitment of any of the WMI Subsidiaries to issue any of the same. Except as set forth on Disclosure Schedule 5.2, no WMI Subsidiary is the general partner of any partnership or joint venture or is under any obligation of any sort to acquire any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

                  5.3 Capitalization. As of June 30, 1996, the authorized capital stock of WMI consists of the following: 100,000,000 shares of WMI Common Stock, of which 72,200,356 shares were duly authorized and validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and 10,000,000 shares of preferred stock, of which 6,122,500 shares were issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Assuming receipt of WMI Stockholder Approval, the WMI Common Stock to be issued in the Merger and pursuant to the Warrant Exchange Agreement when issued in accordance with the Plan of Merger and the Warrant Exchange Agreement, (i) will be duly authorized and validly issued and fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and no shareholder of WMI will have any preemptive rights thereto and (ii) will be exempt from registration under the Securities Act. Upon consummation of the Merger, KH Partners and the FRF will acquire valid title to such shares, free and clear of any and all liens, claims, encumbrances and restrictions on transfer other than those contemplated by this Agreement. Except as provided for in this Agreement or as set forth on Disclosure Schedule 5.3 hereto, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of WMI capital stock or other equity securities or any securities representing the right to acquire stock or securities convertible into or representing the right to purchase or subscribe for any such shares.

                  5.4 Reports. WMI and the WMI Subsidiaries have duly filed with the Director (or his predecessor), the FDIC, the OTS and the SEC in correct form in all material respects, the monthly, quarterly, semi-annual and annual reports required to be filed by them under applicable regulations for all periods subsequent to December 31, 1992. The WM Entities have previously delivered or made available to KH Partners accurate and complete copies of such reports. Except as disclosed on Disclosure Schedule 5.4, WMI (or its predecessor Washington Mutual Savings Bank) has timely filed all reports required to be filed by it pursuant to the Securities Exchange Act and the rules and regulations promulgated by the SEC and the FDIC thereunder ("SEC Reports"). The WM Entities have previously delivered or made available to KH Partners an accurate and complete copy of each (i) final registration statement, offering circular, and definitive proxy statement filed by WMI or Washington Mutual Savings Bank since January 1, 1993, with the SEC or the FDIC, and (ii) communication (other than general advertising materials) mailed by WMI or Washington Mutual Savings Bank to its stockholders since January 1, 1993. No such SEC Report, registration statement, offering circular, proxy statement or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  5.5 Authority. WMI has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of WMI. Except for the approval of WMI's shareholders and an amendment to WMI bylaws to increase the number of directors, no other corporate proceedings on the part of WMI are required to authorize this Agreement, the Plan of Merger or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WMI and, assuming due authorization, execution and delivery hereof by the Keystone Entities and KH Partners, constitutes the valid and binding obligation of WMI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium of other laws relating to creditors' rights generally and to general principles of equity.

                  5.6 No Violation. Neither the execution and delivery of this Agreement or the Plan of Merger by WMI nor the consummation by WMI of the transactions contemplated hereby and thereby, nor compliance by WMI with any of the terms hereof or thereof, will (i) assuming an increase in the authorized shares of WMI stock and approval of an amendment to WMI's bylaws to increase the number of directors violate any provision of the articles of incorporation or charter or bylaws of any of the WM Entities, or (ii) assuming that the consents and approvals referred to in Section 9.1 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any of the WM Entities or any of their respective properties or assets, or (iii) violate, conflict with, result in the breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of any WM Entity under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any WM Entity is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or encumbrances which in the aggregate will not prevent or delay the consummation of the transactions contemplated hereby.

                  5.7 Consents and Approvals. Except for consents and approvals of or filings, deliveries or registrations with the OTS, the FRF, the FDIC, the Director, the Washington Secretary of State, the Texas Secretary of State, the SEC, the FTC, the Justice Department and other applicable governmental authorities, no consents or approvals of or filings or registrations with any third party, public body or authority are necessary in connection with the execution and delivery by WMI of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby by WMI.

                  5.8 Financial Statements. WMI has previously delivered or made available to KH Partners copies of (i) audited consolidated statements of financial condition for WMI and its subsidiaries as of the end of WMI's last three fiscal years, and audited consolidated statements of income, stockholders' equity, and cash flows for each of the last three fiscal years, including the notes to such audited consolidated financial statements, together with the reports of WMI's independent certified public accountants, pertaining to such audited consolidated financial statements (the "WMI 1993, 1994 and 1995 Financial Statements," respectively), and (ii) the unaudited consolidated statement of financial condition as of March 31, 1996 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month period then ended (the "WMI March 1996 Financial Statements"). The WMI 1993, 1994 and 1995 Financial Statements and the WMI March 1996 Financial Statements are sometimes herein referred to collectively as the WMI Financial Statements. The consolidated statements of financial condition of WMI referred to herein (including the related notes) present fairly in all material respects the financial condition of the companies indicated on a consolidated basis at the dates thereof, using generally accepted accounting principles consistently applied. Such audited and unaudited consolidated statements of operations, stockholders' equity and cash flows present fairly in all material respects the results of the operations of the companies indicated on a consolidated basis for the periods or at the dates indicated, using generally accepted accounting principles consistently applied. To the knowledge of WMI and the WMI Subsidiaries, the books and records of WMI and the WMI Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements using generally accepted accounting principles consistently applied in all material respects and reflect only actual transactions.

                  5.9 Brokerage. Except for payments owed to CS First Boston, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of WMI or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

                  5.10 Absence of Material Adverse Change. Since March 31, 1996, there has not been any Material Adverse Change with respect to WMI (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof).

                  5.11 Litigation. Except as set forth on Disclosure Schedule
5.11 hereto, no action, suit, counterclaim or other litigation, investigation or proceeding to which WMI or any of its subsidiaries is a party is pending, or is known by the executive officers of WMI or any of its subsidiaries to be threatened, against WMI or any of its subsidiaries before any court or governmental or administrative agency, domestic or foreign which would be reasonably expected to result in any liabilities which would, in the aggregate, have a Material Adverse Effect on WMI. Except as set forth on Disclosure
Schedule 5.11 hereto, neither WMI nor any of its subsidiaries is in default with respect to any orders, judgments, or decrees that would in the aggregate require payment of more than $100,000.

                  5.12 Compliance With Applicable Law.

                           (a) Each of WMI and each WMI Subsidiary hold all
Permits necessary for the lawful conduct of their respective businesses and such Permits are in full force and effect, and each of WMI and each WMI Subsidiary is in all material respects complying therewith, except in each case where the failure to possess or comply with such Permits would not have a Material Adverse Effect on WMI.

                           (b) Except as set forth on Disclosure Schedule
5.12(b), each of WMI and each WMI Subsidiary is and since January 1, 1993 has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which has not and will not have in the aggregate a Material Adverse Effect on WMI.

                  5.13 CRA Compliance. Each of WM Bank and WMBfsb is in substantial compliance with the applicable provisions of CRA. The most recent CRA rating for WM Bank is "outstanding". WMBfsb has not received a CRA rating. WMI has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in WM Bank or WMBfsb failing to be in substantial compliance with such provisions or, in the case of WM Bank, having its current rating lowered.

                  5.14 Agreements With Bank Regulators. No WM Entity is a party to or is subject to any written order, decree, agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any currently applicable extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. No WM Entity has been advised within the last 18 months by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

                  5.15 Regulatory Approvals. On the date of this Agreement, there is no pending or, to the knowledge of WMI, threatened legal or governmental proceeding against any WM Entity or any subsidiary or affiliate thereof which would affect the WM Entities' ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. WMI will promptly notify KH Partners if any of the representations contained in this Section 5.15 ceases to be true and correct.

                  5.16 Tax Matters.

                           (a) Neither WMI nor any of its affiliates or
subsidiaries has any plan or intention of taking any action prior to, at or after the Effective Time or of permitting any of the Keystone Entities to take any action after the Effective Time, including any transfer or other disposition of any assets of or any interest in any of the Keystone Entities, that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

                           (b) Neither WMI nor any of its affiliates or
subsidiaries has any plan or intention to acquire or reacquire, as the case may be, any of the shares of WMI Common Stock to be issued as contemplated by this Agreement.

                           (c) WMI has no plan or intention to sell or otherwise
dispose of any of the assets of Keystone Holdings acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

                           (d) WMI is not an investment company as defined in
section 368(a)(2)(F)(iii) and (iv) of the Code.

                  5.17 WMI Rights Agreement. Subject to the accuracy of the representation of KH Partners and the Keystone Entities contained in Section
4.26 hereof, WMI has taken all necessary action so that the entering into of this Agreement, the Merger and the other transactions contemplated hereby, and the payment to KH Partners, and the distribution to its partners pursuant to
Section 2.6(b) hereof, of the Keystone Consideration Shares do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights issued thereunder to be exercised, distributed, triggered or adjusted.

         6. Covenants of the Keystone Entities. In addition to other covenants and agreements set forth herein, KH Partners and each Keystone Entity covenant and agree as follows:

                  6.1 Conduct of the Business of Keystone Entities.

                           (a) During the period from the date of this Agreement
to the Effective Time, KH Partners and the Keystone Entities will conduct the business of each Keystone Entity and each Keystone Entity Subsidiary in a manner consistent with prudent banking practice and with the American Savings Bank 1996 Business Plan Presentation of November 28, 1995, taken as a whole, and approved board changes made thereto as set forth in Disclosure Schedule 6.1(a) (the "1996 Business Plan"). KH Partners and the Keystone Entities will use their best efforts to (x) preserve the business organization of American Savings Bank and each Keystone Entity Subsidiary intact, (y) keep available to themselves and to the WM Entities the present services of the employees of American Savings Bank and each Keystone Entity Subsidiary, and (z) preserve for themselves and for the WM Entities the goodwill of the customers of American Savings Bank and others with whom business relationships exist.

                           (b) Without limiting the generality of the foregoing,
KH Partners and the Keystone Entities agree that from the date hereof to the Effective Time, no Keystone Entity or Keystone Entity Subsidiary shall:

                                     (i) change any provisions of its articles,
charter or bylaws or any similar governing documents;

                                     (ii) change the number of shares of its
authorized or issued capital stock or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of any Keystone Entity or any Keystone Entity Subsidiary, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of any Keystone Entity or any Keystone Entity Subsidiary, or redeem or otherwise acquire any shares of such capital stock; provided, however, that Keystone Holdings may make ordinary dividends or other distributions in cash during 1996 so long as the aggregate amount of such dividends and distributions made in 1996 does not exceed $56,500,000, subject to Section 2.2(d) hereof, and so long as such dividends or other distributions are in accordance with an established dividend policy and consistent with past dividend practice and do not preclude the treatment of the Merger as a pooling transaction; provided, further, that cash dividends may be declared and paid by direct and indirect wholly owned subsidiaries of Keystone Holdings, subject to compliance with applicable regulatory requirements, but in no event shall any dividend permitted by this proviso be used to facilitate or fund any payment, and no dividend shall be declared or paid, directly or indirectly, by Keystone Holdings, to Keystone Partners or the partners thereof other than (A) as set forth in the preceding proviso, (B) payments in the ordinary course consistent with past practice under existing agreements listed on Schedule 4.17, in an aggregate amount not to exceed $3,000,000, or (C) as set forth on Annex II.

                                     (iii) liquidate, sell, transfer, assign,
encumber or otherwise dispose of any shares of capital stock of any Keystone Entity or Keystone Entity Subsidiary;

                                     (iv) merge or consolidate with any other
Person or acquire any capital stock of or other equity interest in any Person or create any subsidiary;

                           (c) KH Partners and the Keystone Entities agree that
from the date hereof to the Effective Time, no Keystone Entity or Keystone Entity Subsidiary shall do any of the following without complying with the notification procedure in Section 6.1(d) below:

                                     (i) make any capital expenditures in excess
of (A) $500,000 per project or related series of projects or (B) $3,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

                                     (ii) make application for the opening,
relocation or closing of any, or open, relocate or close any, branches;

                                     (iii) change in any material manner its
lending or pricing policies or approval policies for making loans, its investment policies, its deposit pricing policies, its asset/liability management policies or any other material banking policies;

                                     (iv) make or acquire any loan or issue a
commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business in order to facilitate the sale of REO;

                                     (v) except for the Fixed Fee Agreement,
enter into, amend or terminate any contract (other than contracts for deposits at or borrowings by American Savings Bank or agreements for American Savings Bank to lend money or contracts involving capital markets transactions not otherwise restricted under this Agreement, so long as such contract does not involve a public offering of securities or an offering under Rule 144A of the Securities Act) that calls for the payment by any Keystone Entity or Keystone Entity Subsidiary of $250,000 or more after the date of this Agreement and that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination (a "Material Contract");

                                     (vi) engage or participate in any material
transaction or incur or sustain any material obligation not in the ordinary course of business;

                                     (vii) except after having followed the
American Savings Bank Environmental Policy, foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business);

                                     (viii) liquidate, sell, transfer, assign,
encumber or otherwise dispose of any assets of any Keystone Entity or Keystone Entity Subsidiary other than as has been customary in its ordinary course of business; or

                                     (ix) agree to do any of the foregoing.

                           (d) If any of the Keystone Entities or Keystone
Entity Subsidiaries wishes to engage in an activity listed in subsection (c) above it shall provide notice to WMI at least 10 days prior to taking any irrevocable action with regard to such activity. The notification shall be sent to the attention of S. Liane Wilson and shall contain a brief description of the proposed activity, the associated cost, if relevant, and the proper contact person for discussing the proposal. If the designated contact person has not heard from a representative of WMI within 10 days of providing such notice, it shall be deemed conclusively that WMI has no objection to the action being proposed. If WMI so requests within such 10 day period, the action shall be delayed until after the next regularly scheduled Management Consultation Meeting (as defined in Section 8.8 below).

                           (e) To the extent that it may be necessary in order
to effect satisfaction of the conditions set forth in Section 9.2(b)(i) and
(ii), Keystone Holdings may sell or transfer shares of Family SB to an unaffiliated Person, provided such sale or transfer does not preclude the Merger from being treated as a pooling of interests.

                  6.2 No Solicitation. Neither KH Partners, any Keystone Entity nor any of their partners, directors, officers, representatives, agents or other Persons controlled by any of them, shall directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any person, entity or group, other than the WM Entities, concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving any Keystone Entity, any division thereof or any Keystone Entity Subsidiary. KH Partners and the Keystone Entities will promptly communicate to WMI the terms of any proposal that any of them may receive in respect of any such transaction.

                  6.3 Access to Properties and Records. Each Keystone Entity shall, and American Savings Bank shall cause each Keystone Entity Subsidiary to, give representatives of the WM Entities reasonable access to its properties, and shall disclose and make available to the WM Entities all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of the Keystone Entities and the Keystone Entity Subsidiaries, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, loan files, filings with any regulatory authority, accountants work papers (subject to the consent of such accountants), litigation files, plans affecting employees, and any other business activities or prospects in which a WM Entity may have a reasonable interest in each case during normal business hours and upon reasonable notice. The Keystone Entities and the Keystone Entity Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of any Keystone Entity or any Keystone Entity Subsidiary or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  6.4 Assignment of Contract Rights. KH Partners and the Keystone Entities shall use reasonable efforts (best efforts in the case of the four branch leases previously identified to KH Partners) to obtain any consents, waivers or revisions necessary to allow the WM Entities to accede to all of the rights of each Keystone Entity and each Keystone Entity Subsidiary under all existing real property and personal property leases, licenses and other contracts, including without limitation loan servicing contracts, which WMI wishes to have continue in effect after the Effective Time, without incurring substantial costs in connection therewith. The WM

Entities will reasonably cooperate with KH Partners and the Keystone Entities in obtaining such consents, waivers and revisions, it being understood that the obligation to use reasonable efforts to obtain such consents, waivers and revisions shall nevertheless be the obligation of KH Partners and the Keystone Entities.

                  6.5 Amendment to Environmental Policy. Promptly following the execution of this Agreement, American Savings Bank will amend the American Savings Bank Environmental Policy so that between the date hereof and the Effective Time, American Savings Bank will not foreclose on any Commercial Real Estate Loan with an outstanding principal balance of $1,000,000 or more without first having had conducted a "Phase I" environmental study of the property serving as security for such Loan.

                  6.6 FRF Agreements. KH Partners and the Keystone Entities shall (a) use their best efforts to obtain any necessary consents and modifications so that the FRF Agreements shall be assumed by WM Bank, or such other subsidiary or subsidiaries of WMI as WMI shall reasonably designate, at Closing or provisions consistent with, or necessary to implement, the provisions of Sections 6.7 and 6.12 hereof; (b) use their best efforts to resolve, without material liability to the Keystone Entities or the WMI Entities, all material outstanding differences between KH Partners and the Keystone Entities, on the one hand, and the FDIC, on the other hand, relating to the FRF Agreements; and
(c) use their best efforts to facilitate a renegotiation of such agreements to simplify the remaining effective provisions thereof.

                  6.7 New West. KH Partners and the Keystone Entities shall use reasonable efforts to take such steps and obtain such approvals as shall be necessary or advisable so that the shares of stock in New West, and any obligation or liabilities in connection with the ownership, business or operation thereof, are transferred to and assumed by an entity other than any Keystone Entity or any Keystone Entity Subsidiary.

                  6.8 Payment of Notes and Preferred Stock. KH Partners and the Keystone Entities shall take such steps as WMI may reasonably request in order that the Senior Notes, the Subordinated Notes and the New Capital Preferred Stock may be paid or redeemed at or as soon as practicable after the Effective Time. It is agreed that KH Partners and the Keystone Entities shall be under no obligation to issue irrevocable notices of redemption prior to the Effective Time; provided, that KH Partners shall use reasonable efforts to obtain a waiver of the right to receive prior irrevocable notice of redemption from Merrill Lynch & Co.

                  6.9 Tax Return and Section 9 Report Amendments. KH Partners and the Keystone Entities shall file or cause to be filed with the IRS, amended consolidated federal income tax returns of Keystone Holdings for the years 1992 and 1993 no later than September 14, 1996. The amendments shall reduce the amount of the addition to the qualifying real property loan loss reserve established pursuant to Section 593 of the Code for 1992 to approximately $88 million and the amount of such addition for 1993 to approximately $134 million. In addition, KH Partners and the Keystone Entities shall cause to be filed no later than October 15, 1996 with the California Franchise Tax Board an amended return for American Savings Bank reducing the amount of the tax bad debt reserve at December 31, 1993 to approximately $369 million. KH Partners and the Keystone Entities shall contemporaneously cause to be provided to the FDIC (i) copies of the amended tax returns referred to above and (ii) revised computations of the amounts due to the FDIC under Section 9 of the Assistance Agreement.

                  6.10 Employees, Employee Benefit Plans.

                           (a) Without the consultation and approval of WMI
(which shall not be unreasonably withheld, delayed or conditioned), American Savings Bank shall not establish any Benefit Plan and shall not amend or terminate any Benefit Plan (except as may be required by law) or make any contribution to any Benefit Plan except in such amount and at such times as may be required by law or as are consistent with past practices.

                           (b) American Savings Bank shall not disseminate or
make available any memoranda, notices, plan summaries, or other communications regarding the terms and conditions of employment or benefits payable as a result of employment or the Benefit Plans (other than materials customarily furnished by American Savings Bank to new employees or as required by law or the applicable Plan) without the consultation and approval

                (J) UNDERWRITING GUIDELINES/PURCHASING GUIDELINES: as may be determined from time to time by Buyer.

                (K) The terms Loan to Value Rate, "Marked-up" Title Insurance Policy, Binder or Certificate, Mortgaged Property or Subject Property, Mortgagor or Borrowed as utilized in this Agreement shall have the meaning such words and phrases are generally given in agreements contemplating the purchase and sale of mortgage loans.

        III. OFFER TO SELL AND ACCEPTANCE OF OFFER

                (A) OFFER. The Seller may offer from time to time to submit to the Buyer a list of Loans, along with the Essential Mortgage File Documents, as defined herein, for each of such Loans, for the Buyer's review. The Buyer shall then deliver to the Seller a Schedule of Loans Delivered on which the Buyer has indicated which Loans, if any, the Buyer is offering to purchase from the Seller and the Purchase Price offered to be paid for the Loans Buyer is willing to purchase.

                (B) ACCEPTANCE. The Seller shal endorese the Notes and endorse or assign the Mortgages and Other Collateral evidencing the Loans on which the Seller agrees to accept the Buyer's offer to purchase. Such endorsement and assignment shall constitute the Seller's acceptance of the Buyer's offer to purchase the indicated Loans pursuant to the terms and conditions of this Agreement.

                On occasion, Buyer may issue Seller a written Approval
Advice in the form attached hereto, made a part hereto and market EXHIBIT "A," to cover a specific Loan purchase by Buyer hereunder which is approved by Buyer in advance of said specific Loan being made by Seller. Any purchase made hereunder that is subject to an Approval Advice shall be governed first by the terms of such Approval Advice and then by the terms of this Agreement, and to the extent of a conflict between the Approval Advice and this Agreement, the Approval Advice shall govern for that purchase and only that purchase.

                Buyer shall have the absolute and sole discretion and option to agree or decline to purchase any Loan(s) submitted by Seller for review.

        IV. PURCHASE AND SALE OF LOANS
of WMI or the Plan Administration Committee of WMI (which shall not be unreasonably withheld, delayed or conditioned).

                           (c) All necessary action shall be taken to initiate
termination of the American Savings Bank Phantom Share Plan (the "Phantom Share
 Plan"), the American Savings Bank Executive Short-Term Incentive Plan (the "Short-Term Incentive Plan") and the American Savings Bank Executive Long-Term Incentive Plan (the "Long-Term Incentive Plan"), in each case in accordance with its terms so that termination can occur within 120 days following Closing. All amounts due and owing to participants in any of such plans shall be accrued as a liability of American Savings Bank prior to Closing and thereafter paid in accordance with their terms.

                           (d) Other than in the ordinary course of business
consistent with past practice or except as required by agreements disclosed on Disclosure Schedule 4.14(a)(i), American Savings Bank shall not grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors; provided that American Savings Bank may, with the prior written consent of WMI, pay or agree to pay reasonable amounts to induce officers and other employees to remain in the employ of American Savings Bank.

                           (e) No amendments will be made to the Change of
Control Agreements listed on Disclosure Schedule 4.14(f) except for a First Amendment to Change of Control Agreement with respect to each such agreement, the form of which was approved by the Compensation Committee of the board of directors of American Savings Bank and a copy of which has been provided to WMI.

                           (f) Prior to Closing American Savings Bank shall make
all contributions required by the terms of that certain Grantor Trust/Trust Agreement between American Savings Bank and Security Pacific National Bank dated June 25, 1991. In addition, American Savings Bank shall, prior to Closing, cause the trust to eliminate corporate owned life insurance from the trust assets.

                           (g) The Keystone Entities shall not make any changes
to the Phantom Share Plan, the Long-Term Incentive Plan, the Change of Control Agreements and the Short-Term Incentive Plan without the prior written consent of WMI. The total payments, net of accrual, to be made to employees under such plans and agreements shall not exceed $27 million, assuming that the applicable price per share of WMI Common Stock is less than or equal to $28.00 and without giving effect to any increase if such per share amount is greater than $28.00.

                           (h) Prior to the Effective Time, KH Partners, the
Keystone Entities and the Keystone Entity Subsidiaries shall take all action necessary to insure that no individual will receive an "excess parachute payment," as defined in Section 280G(b)(1) of the Code, as a result of the Closing or any change described in Section 280G(b)(2)(A)(i) of the Code.

                           (i) During the period from the date of this Agreement
to the Effective Time, American Savings Bank shall not authorize, designate or permit any additional employee of American Savings Bank to participate in the American Savings Bank Executive Compensation Program's Life Insurance Plan.

                           (j) The Keystone Entities agree to amend their 401(k)
plan prior to Closing so that participant loans are no longer available, and may amend their 401(k) plan to allow partial repayments of existing loans thereunder.

                  6.11 Assets of KH Partners. Prior to the Effective Time, KH Partners shall take all steps necessary to contribute all of its assets to the Keystone Entities, other than shares of Keystone Holdings, its claims in the Case (which shall be subject to the provision set forth in Section 2.3(g) hereof) and its rights hereunder.

                  6.12 New West Dissolution. KH Partners shall not permit New West to be dissolved or liquidated without obtaining the prior written consent of the FDIC to indemnify both AREG and American Savings Bank to the full extent that AREG and American Savings Bank are currently indemnified by New West pursuant to Section 8.03 of the AREG Management Agreement dated December 28, 1988 (as such section was preserved by Section 3.1a of the AMD Residual Agreement dated as of June 30, 1993) and Section 8.03 of the Amended and Restated NA Management Agreement dated as of June 30, 1993, respectively.

                  6.13 Waiver of Notice. On or prior to the Closing Date, KH Partners and the Keystone Entities shall, and shall cause their affiliates to, as the case may be, irrevocably waive the requirement of thirty days' written notice of termination under each of the following two affiliate agreements which are set forth on Disclosure Schedule 4.17: (i) the Consulting Agreement, dated December 16, 1993, by and between Keystone Holdings and Keystone, Inc., a Texas corporation, and (ii) the First Amended and Restated Service Agreement, dated February 19, 1993, by and among Bass Enterprises Production Company, a Texas corporation, and each of the Keystone Entities.

         7. Covenants of the WM Entities. In addition to other covenants and agreements set forth herein, each WM Entity covenants and agrees as follows:

                  7.1 Conduct of Business of WM Entities. During the period from the date of this Agreement to the Effective Time:

                           (a) The WM Entities will conduct the business of WMI
and each WMI Subsidiary in a manner consistent with prudent banking and (in the case of WM Life Insurance Company) insurance practice and with the 1996 WMI Strategic Plan.

                           (b) No WM Entity, or any of its directors, officers,
representatives, agents or other persons controlled by any of them, shall directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any Person or group concerning any transaction which, if consummated, would constitute a Third Party Acquisition of WMI. WMI will promptly communicate to KH Partners the terms of any proposal that it may receive in respect of any such transaction. Notwithstanding the foregoing two sentences, if the board of directors of WMI receives an unsolicited offer or inquiry with respect to such a transaction, the board may respond to such offer if the board determines in its good faith judgment (after receiving advice of counsel) that such response is reasonably required in order to discharge its fiduciary duties.

                           (c) Without the prior written consent of KH Partners,
neither WMI nor any of its subsidiaries shall enter into, or agree to enter into, any transaction whereby WMI or any of its subsidiaries would acquire or assume, whether by merger, a purchase of stock, a purchase and assumption agreement or otherwise, (i) another Person with more than $5,000,000,000 in assets, (ii) assets of another Person in excess of $5,000,000,000 or (iii) deposits and other liabilities of another Person in excess of $5,000,000,000.

                  7.2 Approval of WMI Stockholders. WMI will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement, the Plan of Merger and the transactions contemplated hereby and of increasing the number of authorized shares of WMI Common Stock and for such other purposes as may be necessary or desirable, (b) include in the WMI Proxy Statement the recommendation of WMI's Board of Directors that the WMI stockholders approve this Agreement and the other transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by WMI stockholders of this Agreement and the transactions contemplated hereby. Prior to the Effective Time (subject to the receipt of WMI Stockholder Approval), WMI will take all other necessary actions to permit it to issue the number of shares of WMI Common Stock required pursuant to the terms of this Agreement and the Warrant Exchange Agreement.

                  7.3 Employees; Employee Benefit Plans.

                           (a) All employees of American Savings Bank or the
Keystone Entity Subsidiaries who have worked for such entities for (i) at least one year (a minimum of 1,000 hours in a calendar year) who continue as employees of an WM Entity or any WMI Subsidiary or (ii) less than one year but who continue as employees of an WM Entity or any WMI Subsidiary for the balance of one year (a minimum of an aggregate of 1,000 hours in a calendar year) shall receive service credit for employment at any Keystone Entity and any Keystone Entity Subsidiary of one year for purposes of meeting all eligibility and vesting requirements for participation in the WMI Retirement Savings and Investment Plan (the "WMI RSIP").

                           (b) At the Effective Time or as soon thereafter as is
operationally reasonable for WMI, the Keystone Entities' 401(k) plan shall be merged into the WMI RSIP. On the Effective Date, deferrals and contributions to the Keystone Entities' 401(k) shall cease and such plan will be frozen. As soon as practical following the Effective Date, the American Savings Bank employees will be enrolled in the WMI RSIP. The profit sharing contribution for Keystone Entity employees made for the period following the Effective Time shall be prorated for the period of time that the Keystone Entity employee is a participant in the merged plan.

                           (c) Effective as of the Effective Time, all employees
of American Savings Bank or the Keystone Entity Subsidiaries shall, at the option of WMI, either continue to participate in the Benefit Plans that are employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) or "cafeteria plans" (within the meaning of Section 125 of the Code) and are in effect immediately prior to the Effective Time or become participants in similar WMI employee benefit plans, practices and policies (the "WMI Welfare Benefit Plans") on the same terms and conditions as similarly situated WMI employees. If any of the employees of American Savings Bank or the Keystone Entity Subsidiaries shall become eligible to participate in any WMI Welfare Benefit Plans that provide medical, hospitalization or dental benefits, WMI shall waive any pre-existing condition exclusions and actively at work requirements (to the extent that a waiver of the actively at work requirement would be available to an employee of WMI or its subsidiaries under similar circumstances, (but shall not waive general requirements of formal employment with WMI or its subsidiaries).

                           (d) All vacation accrued and not used by employees of
American Savings Bank and the Keystone Entity Subsidiaries prior to the Effective Time shall be maintained by WMI after the Effective Time; provided, however, that following the Closing, such vacation shall accrue at the same rate as for similarly situated WMI employees (counting service credit earned prior to the Effective Time). All sick leave or short-term disability accrued by employees of American Savings Bank and the Keystone Entity Subsidiaries prior to the Effective Time shall be maintained by WMI after the Effective Time provided, however, that following the Closing, such sick leave and short-term disability shall accrue at the same rate as for similarly situated WMI employees (counting service credit earned prior to the Effective Time). Promptly following Closing, to the extent not inconsistent with specific employment agreements employees of American Savings Bank and the Keystone Entity Subsidiaries shall be paid for any vacation or sick leave accrued prior to the Effective Time to which such employees will no longer be entitled as WMI employees.

                           (e) The American Savings Bank Grantor Trust which is
intended to provide the funding for the American Savings Bank Executive Compensation Program's Supplemental Executive Retirement Plan I for both Senior Vice Presidents and for the Executive Vice Presidents and above (collectively the "American Savings Bank SERP") and for the American Savings Bank Executive Compensation Program's Deferred Compensation Plan (as restated as of January 1,
1995) (the "American Savings Bank Deferred Compensation Plan"), the American Savings Bank SERP and the Deferred Compensation Plan will be maintained for the benefit of all persons with a vested interest in the American Savings Bank SERP and/or the American Savings Bank Deferred Compensation Plan at Closing.

                  7.4 WMI Board of Directors.

                           (a) As of the Effective Time, two representatives
mutually agreeable to Robert M. Bass and WMI will be invited to fill vacant seats on the WMI board of directors. It is currently anticipated that, assuming that the Effective Time occurs prior to the Record Date (as defined below) for the 1997 annual meeting of the WMI stockholders, one director will be appointed to the class whose term ends at the WMI annual meeting in 1997 and one will be appointed to the class whose term ends at the WMI annual meeting in 1999.

                           (b) WMI agrees to propose these directors or their
successors mutually agreed to by Robert M. Bass and WMI (the "Bass Directors") for reelection to the WMI board of directors in accordance with the following arrangement:

                                     (i) If, on the record date for any annual
meeting of the WMI stockholders at which directors are to be elected (a "Record Date"), the number of Bass Shares outstanding exceeds the sum of (A) 8.5 million and (B) 21.3% of the Escrow Shares (if any) released by the Escrow Agent to the holders of the contingent right thereto as of such Record Date, then WMI will renominate any and all Bass Directors whose terms are expiring in connection with such meeting.

                                     (ii) If on any Record Date the number of
Bass Shares outstanding is not greater than the sum of (A) and (B) in Section 7.4(b)(i) but is greater than the sum of (C) 5.0 million and (D) 21.3% of the Escrow Shares (if any) released to the holders of the contingent right thereto as of such Record Date, then WMI will renominate any Bass Director whose term is expiring in connection with such meeting only if there is no other Bass Director then serving on the WMI Board.

                                     (iii) Notwithstanding subsections (i) and
(ii) above, if on any Record Date the Bass Shares constitute less than five percent of the total number of shares of WMI Common Stock then outstanding, WMI will have no obligation to renominate any Bass Director.

                           (c) For purposes of this Agreement, "Bass Shares"
shall be defined as shares of WMI Common Stock held of record or beneficially by the Persons set forth on Annex III. Robert M. Bass shall be the sole representative of the holders of the Bass Shares with respect to any proposal for successors to the initial Bass Directors. Robert M. Bass shall have the burden of establishing to WMI's satisfaction record or beneficial ownership for the Bass Shares for purposes of this Section 7.4.

                  7.5 Tax Reorganization Matters.

                           (a) WMI and its affiliates and subsidiaries shall not
take or permit any of the Keystone Entities to take any action after the Closing, including any transfer or other disposition of any assets of or any interest in any of the Keystone Entities, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                           (b) WMI shall report the Merger for income tax
purposes as a reorganization within the meaning of Section 368(a) of the Code and any comparable state or local tax statute.

                           (c) Following the Merger, WMI will continue the
historic business of Keystone Holdings or use a significant portion of Keystone Holdings' historic business assets in a business.

                  7.6 Access to Information/Updated Due Diligence. During the 30 day period prior to Closing, KH Partners and its representatives shall have a reasonable opportunity to conduct an update of their due diligence review of WMI and its subsidiaries. In order to permit such due diligence update, the WM Entities agree to provide KH Partners and its representatives reasonable access to the properties of WMI and its subsidiaries, and shall disclose and make available to the KH Partners all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of WMI and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, loan files, filings with any regulatory authority, accountants work papers (subject to such accountants' consents), litigation files, plans affecting employees, and any other business activities or prospects in which KH Partners may have a reasonable interest in each case during normal business hours and upon reasonable notice. WMI and its subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of WMI or any WMI subsidiaries or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  7.7 Indemnification and Insurance.

                           (a) From and after the Effective Time, WMI shall
indemnify and hold harmless each current and former director and officer of any Keystone Entity or Keystone Entity Subsidiary, against any costs or expenses (including advancing reasonable attorneys' fees and expenses as incurred, subject to any undertaking to reimburse such advances required by applicable law), judgments, fines, losses, claims, damages or liabilities incurred by reason of the fact that he is or was a director or officer of such Keystone Entity or Keystone Entity Subsidiary in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the applicable Keystone Entity's or Keystone Entity Subsidiary's Articles of Incorporation, bylaws, as well as applicable law and regulations, subject to any limitations provided therein (all as in effect on the date hereof); provided, however, that this indemnity shall not apply to any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred by or on behalf of the individuals listed on Annex IV in connection with any claim, action, suit, proceeding or investigation (i) arising out of actions or omissions relating to their service as officers, directors or agents of New West, and (ii) made or alleged by any person who is or was a direct or indirect beneficial owner of an interest in KH Partners. This indemnity shall be exclusive with respect to the individuals listed on Annex IV and shall supersede in its entirety any right to indemnity contained in the articles or bylaws of any Keystone Entity or Keystone Entity Subsidiary or under applicable law.

                           (b) WMI shall allow Keystone Holdings to purchase
discovery period or "runoff" directors and officers ("D&O") insurance coverage with limits of not less than $50,000,000 and for a period of not less than 5 years for prior acts for all current and former directors and officers of the Keystone Entities and the Keystone Entity Subsidiaries and those other entities covered on Keystone Holding's current D&O policies.

         8. Mutual Covenants of the Parties. In addition to other covenants and agreements of the parties contained herein, the parties agree and covenant as follows:

                  8.1 Current Information. No later than ten (10) business days from the date of this Agreement, KH Partners and WMI will each designate an individual acceptable to the other party (a "Designated Representative" and, together, the "Designated Representatives") to be the recipients of updated information, including any revisions to the Disclosure Schedules as discussed in
Section 8.5. The Keystone Designated Representative will promptly notify the WMI Designated Representative of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any litigation involving any Keystone Entity or any Keystone Entity Subsidiary, and will keep the WMI Designated Representative fully informed of such events and the progress of any already existing litigation. The WMI Designated Representatives shall likewise notify and keep informed the Keystone Designated Representative.

                  8.2 Reports.

                           (a) As soon as reasonably available, but in no event
more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of any fiscal year), KH Partners will deliver to WMI any quarterly reports provided to the holders of New Capital Preferred Stock, the Senior Notes or the Subordinated Notes. As soon as reasonably available but in no event more than 120 days after the end of each fiscal year ending after the date of this Agreement, KH Partners will deliver to WMI any annual reports provided to the holders of New Capital Preferred Stock, the Senior Notes or the Subordinated Notes.

                           (b) As soon as reasonably available, but in no event
more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of any fiscal year), WMI will deliver to KH Partners its quarterly report on Form 10-Q as filed under the Securities Exchange Act. As soon as reasonably available, but in no event more than 120 days after the end of each fiscal year ending after the date of this Agreement, WMI will deliver to KH Partners its annual report on Form 10-K as filed under the Securities Exchange Act.

                           (c) KH Partners shall provide WMI with copies of
director reports prepared for meetings of the Board of Directors of each Keystone Entity no later than three business days after such meeting. WMI shall provide KH Partners with copies of director reports prepared for meeting of the board of directors of WMI no later than three business days after such meeting.

                  8.3 Regulatory Matters.

                           (a) The parties hereto will cooperate with each other
and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, the FDIC, the OTS, the Justice Department and other regulatory authorities. KH Partners and WMI shall each have the right to review reasonably in advance all information relating to the WM Entities or the Keystone Entities, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

                           (b) The KH Partners and WMI shall furnish each other
with all reasonable information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the WMI Proxy Statement, or any other statement or application made by or on behalf of WMI or the KH Partners, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

                           (c) The KH Partners and WMI will promptly furnish
each other with copies of written communications received by WMI or American Savings Bank or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby other than any such written communications received or delivered in connection with any proposed settlement of the Case where the furnishing of such communications would reasonably be expected to jeopardize the attorney-client privilege of KH Partners or any Keystone Entity.

                  8.4 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all reasonably necessary action, subject to the terms and conditions of this Agreement.

                  8.5 Disclosure Supplements.

                           (a) As soon as practicable after the end of each
calendar quarter, at such other times as WMI may reasonably request and on the date five business days prior to Closing, KH Partners and the Keystone Entities will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising and known to KH Partners or any Keystone Entity which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to the Disclosure Schedules shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 9.2(a)(ii) and
(iii).

                           (b) As soon as practicable after the end of each
calendar quarter, at such other times as KH Partners may reasonably request and at least five business days prior to Closing, the WM Entities will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising and known to any of the WM Entities which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to such Schedules shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 9.3(b).

                  8.6 Confidentiality.

                           (a) All information furnished by, or on behalf of,
any Keystone Entity or any Keystone Entity Subsidiary to the WM Entities or their representatives or affiliates pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of the Keystone Entity or the Keystone Entity Subsidiary until consummation of the Merger and, if the Merger shall not occur, the WM Entities and their agents and advisers shall return to the Keystone Entity or the Keystone Entity Subsidiary, as appropriate, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes.

         The obligation to keep such information confidential shall not apply to any information which would be excluded from the definition of "Evaluation Materials" pursuant to the last sentence of the first paragraph of the WMI Confidentiality Letter. Disclosure of any confidential information pursuant to federal securities laws or under the terms of a subpoena, discovery request or other order issued by a court of competent jurisdiction or other government agency shall be handled in the same manner as provided in the WMI Confidentiality Letter for such disclosure of Evaluation Material.

                           (b) All information furnished by, or on behalf of,
any WM Entity or any WM Bank Subsidiary to the Keystone Entities or their representatives or affiliates pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of the WM Entity or the WM Bank Subsidiary, and upon consummation of the Merger or termination of this Agreement in accordance with Section 10.1, the Keystone Entities and their agents and advisers shall return to the WM Entity or the WM Bank Subsidiary, as appropriate, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes.

         The obligation to keep such information confidential shall not apply to any information which would be excluded from the definition of "Evaluation Materials" pursuant to the last sentence of the first paragraph of the Keystone Confidentiality Letter. Disclosure of any confidential information pursuant to federal securities laws or under the terms of a subpoena, discovery request or other order issued by a court of competent jurisdiction or other government agency shall be handled in the same manner as provided in the Keystone Confidentiality Letter for such disclosure of Evaluation Material.

                  8.7 Public Announcements. The mutually agreed upon initial press release announcing this Agreement and the Merger is attached hereto as Exhibit D. Thereafter, no release or other public disclosures shall be made by any of the WM Entities, on the one hand, or by KH Partners or any of the Keystone Entities, on the other hand, with respect to this Agreement or any of the transactions contemplated hereby without the prior consultation and approval of KH Partners, on the one hand, or of WMI, on the other hand (which shall not be unreasonably withheld, delayed or conditioned), except as may be otherwise required by law.

                  8.8 Management Consultation Meetings. From the date of this Agreement until the Effective Time, management of WMI and of American Savings Bank shall confer on a regular basis regarding the business and operations of American Savings Bank and WMI. The parties shall agree upon a mutually convenient time and place for such meetings (the "Management Consultation Meetings"), which shall occur no less frequently than monthly.

                  8.9 Failure to Fulfill Conditions. In the event that WMI or KH Partners determines that a condition to its obligation to consummate the transactions contemplated hereby cannot be, or is not likely to be, fulfilled on or prior to June 30, 1997 and that it will not waive that condition, it will promptly notify the other party.

         9. Closing Conditions.

                  9.1 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                           (a) Stockholder Approval. This Agreement, the Plan of
Merger, the increase in WMI's authorized shares of common stock, and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of WMI.

                           (b) Regulatory Approvals. All necessary regulatory or
governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

                           (c) No Injunction. No party hereto shall be subject
to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

                           (d) Tax Opinion. An opinion shall be obtained from
Foster Pepper & Shefelman in a form reasonably satisfactory to WMI and KH Partners with respect to federal income tax laws substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. No opinion will be expressed with respect to the tax consequences of receiving cash in lieu of fractional shares of WMI Common Stock.

                           (e) Antitrust Law. Any applicable pre-merger
notification provisions of Section 7A of the Clayton Act shall have been complied with by the parties hereto, and no other statutory or regulatory requirements with respect to the Clayton Act shall be applicable other than
Section 18(c) of the Federal Deposit Insurance Act and rules and regulations in connection therewith. There shall be no pending or threatened proceedings by the California Attorney General or any other public entity under any applicable antitrust law of the State of California.

                           (f) New West. The shares of stock in New West,
together with any obligations or liabilities in connection with the ownership, business or operation thereof, shall have been transferred to and assumed by an entity other than a Keystone Entity or a Keystone Entity Subsidiary, without any substantial cost being incurred by any Keystone Entity.

                           (g) FRF Matters. The FDIC, WMI, the Keystone
Entities, KH Partners and certain other Persons shall have entered into, concurrently with the execution of this Agreement, the Warrant Exchange Agreement and such agreement shall be in full force and effect and be consummated concurrently with the Closing hereunder. Pursuant to the Warrant Exchange Agreement certain of the FRF Agreements, namely the Securityholders Agreement, the FRF Warrant Agreement and the Option Agreement, shall be terminated (all of the FRF Agreements except for the Warrant Agreement, the Securityholders Agreement and the Option Agreement are hereinafter referred to as the "Surviving FRF Agreements."). The Keystone Entities shall have obtained all consents relating to and modifications of the Surviving FRF Agreements necessary in order for the Merger to be consummated and so that the FRF Agreements may be assumed by the WMI Entities at the Effective Time. Notwithstanding any other provision of this Agreement, the condition in the first sentence of this Section 9.1(g) shall not be waivable by any of the parties hereto.

                           (h) Pooling Letter. Deloitte & Touche shall have
delivered a letter addressed to WMI and KH Partners, in a form reasonably satisfactory to each of WMI and KH Partners, that the transaction contemplated hereby qualifies for pooling of interests accounting treatment.

                           (i) Execution of Escrow Agreement. The Escrow
Agreement shall have been duly executed by all parties thereto.

                  9.2 Conditions to the Obligations of the WM Entities under this Agreement. The obligations of the WM Entities under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by the WM Entities.

                           (a) (i) Each of the obligations or covenants of KH
Partners and the Keystone Entities required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and (ii) each of the representations and warranties of KH Partners and the Keystone Entities contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not in the aggregate (without regard to any materiality standard contained in any such representation and warranty) have a Material Adverse Effect on the Keystone Entities taken as a whole and (iii) each of the representations and warranties of KH Partners and Keystone Entities contained in Sections 4.1, 4.2(a), (b) and (d), 4.3, 4.6, 4.7 (other than clause (iii) of each of (a) and (b)), 4.8, 4.14(a), 4.23, 4.25, 4.26 and 4.28 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date).

                           (b) (i) Any consents, waivers, clearances, approvals
and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that (x) is a term or condition that has not heretofore been normally imposed in such transactions and which would have a Material Adverse Effect on the Keystone Entities or WMI, or
(y) would require WM Bank or WMBfsb to raise additional capital other than to increase either or both of such institutions' leverage capital (as defined in Appendix B to 12 C.F.R. Part 325 as proposed or adopted by the FDIC) or core capital (as defined in 12 C.F.R. Part 567 as proposed or adopted by the OTS) to a level no higher than 5.0 percent (as adjusted to account for the Merger). It is hereby agreed that any term or condition contained in any previous approval granted to a WM Entity for a merger or acquisition transaction shall be deemed a "normal" condition for purposes of this Section 9.2(b). For purposes of Section 10 hereof, any "approval" which contains any of the foregoing unacceptable terms or conditions shall be deemed to be a regulatory "denial."

                                     (ii) WMI shall have received (x) from the
OTS confirmation that upon consummation of the Merger, WMI will not be deemed to control Family SB for purposes of 12 U.S.C. Section 1467a and (y) from the FDIC either confirmation that upon consummation of the Merger, WMI will not be deemed to control Family SB for purposes of 12 U.S.C. Section 1815(e) or a waiver for subsidiaries of WMI that are insured depository institutions from "cross-guaranty" liability under 12 U.S.C. Section 1815(e) with respect to the default of Family SB; provided, however, that WMI agrees that it will accept conditions from the OTS and the FDIC that are identical to or as stringent as but no more stringent than those contained in OTS Order Number 92-66 dated February 28, 1992 and FDIC Order Conditionally Granting Approval for Waiver of Cross-Guaranty Number 92- 98kk dated April 7, 1992, respectively.

                                     (iii) All material outstanding differences
between KH Partners and the Keystone Entities, on the one hand, and the FDIC, on the other hand, relating in any way to the FRF Agreements or the Keystone Entities shall have been resolved without material liability to the Keystone Entities.

                           (c) The WM Entities shall have received an opinion or
opinions reasonably satisfactory to them in form and substance, dated the date of the Closing, from Cleary, Gottlieb, Steen & Hamilton and Kelly, Hart & Hallman, special counsel to KH Partners.

                           (d) WMI shall have received an opinion reasonably
satisfactory to it from CS First Boston, a financial advisory firm, dated as of the date of the WMI Proxy Statement, as to the fairness, from a financial point of view, of the consideration to be paid by WMI pursuant to this Agreement.

                           (e) Since the date of this Agreement there shall have
been no Material Adverse Change with respect to the Keystone Entities and the Keystone Entity Subsidiaries (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof); provided, however, that the following expenses and adjustments shall be excluded in determining whether a Material Adverse Change has occurred: (i) fees and expenses relating to the negotiation and consummation of the transactions contemplated hereby, (ii) charges for severance and other payments to officers and employees made or expected to be made in connection with the transactions contemplated hereby, (iii) other closing adjustments requested by WMI, and (iv) payments under the Fixed Fee Agreement.

                           (f) Except as otherwise requested by WMI, the
directors of each Keystone Entity and each Keystone Entity Subsidiary shall have executed letters of resignation effective on or prior to the Effective Time and, in such letters (or in a separate letter, in the case of any former director listed on Annex IV) all Persons listed on Annex IV shall have waived any and all rights they may have to make claims for indemnification, other than the rights specifically provided in Section 7.7.

                           (g) KH Partners and the Keystone Entities shall have
furnished the WM Entities with such certificates of their officers and such other documents to evidence fulfillment of the conditions set forth in this
Section 9.2 as WMI may reasonably request.

                           (h) KH Partners and the Keystone Entities shall have
obtained (i) all Keystone Entities' real property lease transfer consents necessary, as a result of consummation of the Merger, to permit American Savings Bank to continue 90% of its branch deposit operations in the ordinary course (measured by deposit balances at March 31, 1996) without having incurred substantial costs to the Keystone Entities or the Keystone Entity Subsidiaries, and (ii) all of the other consents, waivers and revisions described in Section 6.4, without having incurred substantial costs to the Keystone Entities or the Keystone Entity Subsidiaries in connection therewith, except for any such consents, waivers and revisions the failure to obtain which would, in the aggregate, cause material disruption of such operations.

                           (i) KH Partners shall have obtained the consents and
modifications referred to in Section 6.6(a).

                           (j) Affiliates of KH Partners shall have waived the
right to receive irrevocable notice in connection with the redemption of the Subordinated Notes or the New Capital Preferred Stock owned by such Affiliates.

                           (k) The amendments to the 1992 and 1993 Federal
Income Tax Returns referred to in Section 6.9 hereof shall have been filed with the appropriate authorities (including the provision of copies thereof to the FDIC) within the time limits specified in Section 6.9; none of those amendments shall have been challenged by the relevant taxing authority; and no additional payment to the FRF of more than $500,000 by any Keystone Entity shall have resulted from such amendments.

                           (l) The FDIC Office of Inspector General (the "OIG")
shall have completed a compliance audit (the "Audit") of the schedules of activity maintained by New West and American Savings Bank in the Special Reserve Accounts (as described in the Assistance Agreement), both debits and credits, and any related book value adjustments resulting from such debits and credits or from FRF contributions or payments, for the period from July 1, 1994 through December 31, 1995 or such later date as is reasonably practicable, including without limitation, with respect to the Intercompany Note and the Liquidity Account (each as defined in the Assistance Agreement) and to credits and payments pursuant to Section 9 of the Assistance Agreement for the period from January 1, 1994 through the tax return filed or anticipated to be filed no later than September 15, 1996 for the year ended December 31, 1995. In addition, as (x) tax returns for years 1988 through 1991 were amended during this audit period and (y) tax returns for the years 1992 and 1993 will be amended by September 15, 1996, tax benefits generated from all such amended returns shall also be included in the audit.

         All disputes arising with respect to items or periods covered by the Audit will be resolved without the payment of additional amounts in excess of $500,000 in the aggregate by all Keystone Entities, and the FDIC and the Keystone Entities shall have entered into a release in which the FDIC shall agree that, absent a finding of fraud or mathematical error, all matters covered by the Audit will be deemed approved at all levels of audit review and for all purposes, and shall constitute (and shall state that it is) a final resolution for purposes of further challenges by the FDIC to any entries covered by the Audit; provided, however, that the FDIC may reserve its rights with respect to the matters covered by the Tax Settlement Agreement (as defined in section 9.2(m)) in the event this Agreement is terminated in accordance with Article 10 hereof.

                           (m) The tax settlement agreement, dated as of July
21, 1996, by and among the Keystone Entities, New West and the FDIC (the "Tax Settlement Agreement"), shall be in full force and effect and shall not have been modified or amended in any respect without the prior consent of WMI, which shall not be unreasonably withheld.

                  9.3 Conditions to the Obligations of KH Partners and the Keystone Entities Under This Agreement. The obligations of KH Partners and the Keystone Entities under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by the KH Partners and the Keystone
Entities:

                           (a) Each of the obligations or covenants of the WM
Entities required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

                           (b) Each of the representations and warranties of the
WM Entities contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be true and correct would not in the aggregate (without regard to any materiality standard contained in such representations and warranties) have a Material Adverse Effect on WMI, and each of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.5, 5.6 (other than clause (iii)), 5.7, 5.15 and
5.17 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date).

                           (c) The KH Partners shall have received an opinion
reasonably satisfactory to it in form and substance, dated the date of the Closing, from Foster, Pepper & Shefelman, counsel to the WM Entities. Foster, Pepper & Shefelman may rely as to certain matters of New York law on an opinion, dated as of the Closing Date, of Gibson, Dunn & Crutcher, special counsel to WMI.

                           (d) Since the date of this Agreement, there shall
have been no Material Adverse Change with respect to WMI (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation or changes in general accepted accounting principles or interpretations thereof); provided, however, that fees and expenses relating to the negotiation and consummation of the transactions contemplated hereby shall be excluded in determining whether a Material Adverse Change has occurred.

                           (e) The WM Entities shall have furnished KH Partners
with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as KH Partners may reasonably request.

                           (f) WMI shall have instructed its transfer agent with
respect to the issuance of WMI Common Stock to the Keystone Holdings stockholder at least two days prior to Closing.

         10. Termination, Amendment and Waiver.

                  10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the WMI stockholders:

                           (a) by mutual written consent of all the parties
hereto;

                           (b) by any party hereto (i) if the Effective Time
shall not have occurred on or prior to June 30, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Time; or
(ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the transactions contemplated hereby shall have been denied or withdrawn at the request of the applicable regulatory authority; provided, that, if prior to the expiration of such 31-day period WMI is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval, KH Partners and the Keystone Entities may not terminate this Agreement until the earlier of (A) June 30, 1997 and (B) 31 days after the completion of such litigation and appeal procedures, and of any further regulatory or judicial action pursuant thereto, including any further action by a government agency as a result of any judicial remand, order or directive or otherwise; or (iii) 10 days after written certification of the vote of the WMI's stockholders is delivered to KH Partners indicating that such stockholders failed to adopt the resolution to approve this Agreement and the transactions contemplated hereby at the stockholders' meeting (or any adjournment thereof) contemplated by Section 2.4 hereof;

                           (c) by the WM Entities (i) if at the time of such
termination there shall have been a Material Adverse Change with respect to the Keystone Entities from that set forth in March 1996 Keystone Financial Statements (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole, including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof), it being understood that any of the matters set forth in the Keystone Entities' Disclosure Schedules as of the date of this Agreement or any of the matters described in clauses (i) or
(ii) of Section 9.2(e) are not deemed to be a Material Adverse Change for purposes of this paragraph (c); or (ii) if there shall have been any material breach of any covenant of KH Partners or the Keystone Entities hereunder and such breach shall not have been remedied within 45 days after receipt by American Savings Bank of notice in writing from WMI specifying the nature of such breach and requesting that it be remedied;

                           (d) by KH Partners and the Keystone Entities (i) if
at the time of such termination there shall have been a Material Adverse Change with respect to WMI from that set forth in WMI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof), it being understood that any of the matters set forth in WM Entities' Disclosure Schedules as of the date of this Agreement or items described in the proviso in
Section 9.3(d) are not deemed to be a Material Adverse Change for purposes of this paragraph (d); (ii) if there shall have been any material breach of any covenant of the WM Entities hereunder and such breach shall have not been remedied within 45 days after receipt by WMI of notice in writing from KH Partners specifying the nature of such breach and requesting that it be remedied; or (iii) if a Third Party Acquisition of WMI shall have occurred.

                  10.2 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 10.1, this Agreement shall forthwith become void (other than Section 8.6, this Section 10.2, Section 11.1 and Section 11.7 hereof, which shall remain in full force and effect) and, there shall be no further liability on the part of any party or its officers or directors except for the liability of the WM Entities under Section 8.6.

                  10.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of WMI, the parties may (a) amend this Agreement (including the Plans of Merger incorporated herein), (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the WMI stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement (or the Plan of Merger) that changes the amount of consideration to be delivered to the Keystone Holdings stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.Miscellaneous.

                  11.1 Expenses. All legal and other costs and expenses incurred by KH Partners in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the Keystone Entities and not KH Partners, other than legal fees incurred in connection with negotiations with the FDIC to determine the appropriate consideration the FDIC will receive in exchange for the Warrants, which fees shall be the responsibility of KH Partners. All other legal and other costs and expenses shall be borne by the party incurring such costs and expenses unless otherwise specified in this Agreement.

                  11.2 Survival. Except for the covenants of Sections 7.3, 7.4, 7.5, 7.7, the second sentence of Section 8.4, Sections 2.3(a)-(e), (g) and (h), the third sentence of Section 2.6(a), the first sentence of Section 2.6(b), Sections 2.6(c), 8.6(b), 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7 and 11.8, the
respective representations and warranties, covenants and agreements set forth in this Agreement and all Disclosure Schedules shall not survive the Effective Time.

                  11.3 Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by registered or certified mail (return receipt requested) or by cable, telecopier, or telex to the respective parties as follows:

                           (a)  If to a WM Entity, to:

                                Washington Mutual, Inc.
                                1201 Third Avenue, 15th Floor
                                Seattle, WA 98101
                                Attn: Marc R. Kittner, Senior Vice President Telecopy Number: (206) 554-2790

                                With copies to:

                                Foster Pepper & Shefelman
                                1111 Third Avenue Bldg., 34th Floor
                                Seattle, WA 98101
                                Attn:  Fay L. Chapman
                                Telecopy Number:  (206) 447-9700

                                and

                                Gibson, Dunn & Crutcher
                                One Montgomery Street, Telesis Tower
                                San Francisco, CA  94104-4505
                                Attn:  Todd  H. Baker
                                Telecopy Number:  (415) 986-5309

                                If to KH Partners or a Keystone Entity, to:

                                Keystone Holdings Partners, L.P.
                                201 Main Street, 23rd Floor
                                Fort Worth, TX  76102
                                Attn:  Ray L. Pinson
                                Telecopy Number:  (817) 338-2047

                                With copies to:

                                Kelly, Hart & Hallman
                                201 Main Street, Suite 2500
                                Ft. Worth, TX  76102
                                Attn:  Billie J. Ellis, Jr.
                                Telecopy Number:  (817) 878-9280

                                and

                                Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                                New York, NY 10006
                                Attn:  Michael L. Ryan
                                Telecopy Number:  (212) 225-3999

                                and

                                Paul Weiss Rifkind Wharton & Garrison
                                1285 Avenue of the Americas
                                New York, NY  10019
                                Attn:  David R. Sicular
                                Telecopy Number: (212) 757-3990

or such other address as shall be furnished in writing by any party to the others in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                  11.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other Person any rights or remedies under or by reason of this Agreement (except for Sections 2.3(e), 7.3, 7.4 and 7.7, which are intended to benefit third party beneficiaries) and except for Sections 2.2(c), 2.2(d), 2.3 (a)-(d), 2.3(f), the second sentence of Section 3, Sections 6.1(b)(ii), 6.13, 8.4 and the second sentence of 10.3, which provisions are also intended for the benefit of the FDIC.

                  11.5 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto (including without limitation the Warrant Exchange Agreement), contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter other than the terms of the WMI Confidentiality Letter and the Keystone Confidentiality Letter incorporated by reference in Section 8.6 hereof.

                  11.6 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  11.7 Governing Law. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the State of New York as applicable to contracts executed and delivered in New York by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof.

                  11.8 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  WASHINGTON MUTUAL, INC.

                                  By:/s/ Craig E. Tall
                                     ------------------------------------------
                                     Its Executive Vice President
                                         --------------------------------------

                                  KEYSTONE HOLDINGS PARTNERS, L.P.

                                  By:    KH Group Management, Inc.,
                                         its General Partner

                                         By:/s/ Ray L. Pinson
                                            -----------------------------------
                                              Its Sr. Vice President
                                                 ------------------------------

                                  KEYSTONE HOLDINGS, INC.

                                  By:/s/ Ray L. Pinson
                                     ------------------------------------------
                                     Its Sr. Vice President
                                        ---------------------------------------

                                  NEW AMERICAN HOLDINGS INC.

                                  By:/s/ Ray L. Pinson
                                     ------------------------------------------
                                     Its Sr. Vice President
                                         --------------------------------------

                                  NEW AMERICAN CAPITAL, INC.

                                  By:/s/ Ray L. Pinson
                                     ------------------------------------------
                                     Its Sr. Vice President
                                         --------------------------------------

                                  N.A. CAPITAL HOLDINGS, INC.

                                  By:/s/ Ray L. Pinson
                                     ------------------------------------------
                                     Its Sr. Vice President
                                         --------------------------------------

                                  AMERICAN SAVINGS BANK, F.A.

                                  By:/s/ Mario Antoci
                                     ------------------------------------------
                                     Its Chief Executive Officer
                                         --------------------------------------

                 EXHIBIT A TO APPENDIX C - AGREEMENT FOR MERGER

                                 PLAN OF MERGER
                                FOR THE MERGER OF
                             KEYSTONE HOLDINGS, INC.
                                  WITH AND INTO
                             WASHINGTON MUTUAL, INC.

         This Plan of Merger is made by and between Keystone Holdings, Inc., a Texas corporation ("Keystone Holdings") and Washington Mutual, Inc., a Washington corporation ("WMI") in connection with the transactions described in an Agreement for Merger dated July 21, 1996 (the "Merger Agreement") among WMI, Keystone Holdings Partners, L.P., a Texas limited partnership ("KH Partners"), Keystone Holdings, New American Holdings, Inc., a Delaware corporation ("New Holdings"), New American Capital, Inc., a Delaware corporation ("New Capital"), N.A. Capital Holdings, Inc., a Delaware corporation ("NACH Inc."), and American Savings Bank, a federal savings association ("American Savings Bank").

         All of the issued and outstanding shares of capital stock of Keystone Holdings are owned by KH Partners. Keystone Holdings owns, directly or indirectly, all of the issued and outstanding shares of voting capital stock of New Holdings, New Capital, NACH Inc. and American Savings Bank.

         Capitalized terms not otherwise defined herein shall have the meaning given them in the Merger Agreement. This Plan of Merger, including related documents, is intended to constitute a "Plan of Reorganization" as that term is used in section 354 of the Code. Further, this Merger is intended to constitute a "Reorganization" as defined in section 368(a)(1) of the Code.

         The boards of directors and the shareholders of Keystone Holdings and WMI have approved this Plan of Merger (the "Plan of Merger") under which Keystone Holdings shall be merged with and into WMI.

         Keystone Holdings and WMI hereby agree as follows:

         1. Merger. At and on the Effective Time of the Merger, Keystone Holdings shall be merged with and into WMI in accordance with the terms hereof. WMI shall be the surviving corporation.

         2. Effective Time. The effective time ("Effective Time") of this Merger shall be the time and date of the occurrence of both (a) the filing of articles of merger with the Washington Secretary of State and (b) the filing of articles of merger with the Texas Secretary of State, or at such later time or date after such filings as may be specified in such articles of merger.

         3. Name. The name of the surviving corporation shall continue to be "Washington Mutual, Inc."

         4. Directors and Principal Officers. The names of the directors of the surviving corporation are set forth on Schedule I hereto. The principal officers of WMI immediately prior to the Effective Time shall continue to serve as principal officers of the surviving corporation after the Effective Time.

         5. Terms and Conditions of Merger. At the Effective Time of the Merger:

                  (a) Conversion of Keystone Holdings Common Stock. Subject to the provisions below, at the Effective Time, each outstanding share of Keystone Holdings Common Stock shall be converted into the right to receive _______________ [insert the number determined by dividing the number of Keystone Initial Shares by the number of aggregate outstanding shares of Keystone Holdings Common Stock as of the Effective Time] shares of WMI Common Stock, together with a contingent right to ______________ [insert the number determined by dividing the Keystone Litigation Shares by the number of aggregate outstanding shares of Keystone Holdings

Common Stock as of the Effective Time] which shall be delivered to _______________________ [insert name of Escrow Agent] (the "Escrow Agent") pursuant to an Escrow Agreement among the Escrow Agent, KH Partners, WMI and the Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund. Cash will be paid in lieu of fractional shares as provided in Section 5(c) below.

                  (b) WMI Common Stock. Each share of WMI Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged and shall continue to be owned by the stockholder thereof.

                  (c) No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of WMI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in exchange for any shares of Keystone Holdings Common Stock; no dividend or distribution with respect to WMI Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of WMI.

         6. Method of Effectuation; Exchange of Certificates. At the Effective Time, or, if later, promptly upon receipt by WMI of certificates evidencing all of the issued and outstanding shares of capital stock of Keystone Holdings, WMI shall deliver to KH Partners certificates evidencing the shares of WMI Common Stock to which KH Partners is entitled pursuant to Section 5(a) hereof. In addition, at the same time, WMI shall deliver certificates to the Escrow Agent evidencing the shares of WMI Common Stock to which KH Partners and the FRF have contingent rights pursuant to Section 5(a) hereof.

         All certificates evidencing WMI Common Stock described in Section 5(a) hereof delivered by WMI shall bear the following legend:

         These shares have not been registered under the Securities Act of 1933 as amended, or under the laws of any state, and thus may not be sold or transferred in the absence of an effective registration under such laws or an opinion of counsel acceptable to WMI to the effect that such registration is not required.

Certificates delivered which are to be distributed by KH Partners to persons who are deemed affiliates of Keystone Holdings may, at the option of WMI, bear the following legend:

         These shares shall not be pledged, sold, assigned, transferred or otherwise disposed of until three (3) days after the date that consolidated financial results covering at least 30 days of post-Merger combined operations of WMI and Keystone Holdings have been published by WMI in accordance with SEC Accounting Series Release No. 130, as amended by Release 135, and other applicable accounting rules.

         At the Effective Time, the stock transfer books of Keystone Holdings shall be closed, and there shall be no further registration of transfers of shares of Keystone Holdings Common Stock thereafter on the records of Keystone Holdings. From and after the Effective Time, the holders of certificates shall cease to have any rights with respect to the shares of Keystone Holdings Common Stock represented thereby immediately prior to the Effective Time except as provided herein.

         No interest shall be paid or accrue on or in respect of any portion of the WMI Common Stock, or the cash in lieu of fractional shares, to be delivered in exchange for the surrendered Certificates.

         7. Articles and Bylaws. At and after the Effective Time, the Articles of Incorporation and Bylaws of WMI as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the surviving corporation until amended in accordance with law. A copy of WMI's Articles of Incorporation are attached as Exhibit A.

         8. Rights and Duties of the Surviving Corporation. At the Effective Time, Keystone Holdings shall be merged with and into WMI, which shall be the surviving corporation and which shall continue to be a Washington corporation. All assets, rights, privileges, powers, franchises and property (real, personal and mixed) of Keystone Holdings shall be automatically vested in WMI as the surviving corporation by virtue of the Merger without any deed or other document of transfer. The surviving corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interests and powers were held or enjoyed by WMI and Keystone Holdings, respectively. The surviving corporation shall be responsible for all the liabilities of every kind and description of both WMI and Keystone Holdings immediately prior to the Effective Time, including liabilities for all debts, obligations and contracts of WMI and Keystone Holdings, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either WMI or Keystone Holdings. All rights of creditors and other obligees and all liens on property of either WMI or Keystone Holdings shall be preserved and shall not be released or impaired.

         9. Execution. This Plan of Merger may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

         Dated as of _______________, 1996.

                                  WASHINGTON MUTUAL, INC.

                                  By:__________________________________________
                                      Its______________________________________

                                  By:__________________________________________
                                      Its______________________________________

                                  KEYSTONE HOLDINGS, INC.

                                  By:__________________________________________
                                      Its______________________________________

                                  By:__________________________________________
                                      Its______________________________________

                                   APPENDIX D

                           WARRANT EXCHANGE AGREEMENT

         This WARRANT EXCHANGE AGREEMENT (the "Agreement") is dated as of July 21, 1996 and is entered into by and among WASHINGTON MUTUAL, INC., a Washington corporation ("WMI"), KEYSTONE HOLDINGS, INC., a Texas corporation ("Keystone Holdings"), NEW AMERICAN HOLDINGS, INC., a Delaware corporation ("NAHI"), NEW AMERICAN CAPITAL, INC., a Delaware corporation (the "Intermediate Holding Company"), N.A. CAPITAL HOLDINGS, INC., a Delaware corporation (the "Company" and collectively, Keystone Holdings, NAHI, the Intermediate Holding Company, and the Company being hereinafter referred to as the "Keystone Entities"), AMERICAN SAVINGS BANK, F.A., a federal savings association ("ASB"), NEW WEST FEDERAL SAVINGS AND LOAN ASSOCIATION, a federal savings association ("New West"), the FEDERAL DEPOSIT INSURANCE CORPORATION (the "FDIC"), in its capacity as manager of the FSLIC RESOLUTION FUND (the "FRF"), and certain persons who are executing this Agreement under the caption "Investors" on the signature page hereto (the "Investors"), including KEYSTONE HOLDINGS PARTNERS, L.P. (the "Keystone Partnership"). All references herein to the FDIC shall be interpreted to mean the FDIC in its capacity as manager of the FRF.

                                    RECITALS

         WHEREAS, on December 28, 1988, the Company and the FSLIC entered into that certain Warrant Agreement (the "Warrant Agreement") pursuant to which the Company issued to the FSLIC 3,000 warrants (the "Warrants") representing the right, under certain circumstances specified in the Warrant Agreement, to acquire up to 3,000 shares of Class B Common Stock, without par value, of the Company for an aggregate purchase price of $1.00;

         WHEREAS, on December 28, 1988, the Keystone Entities, the FSLIC and the Investors also entered into that certain Securityholders Agreement (the "Securityholders Agreement") which provides, among other things, that in the event of a Change of Control (as defined in the Securityholders Agreement) of the Company, the FSLIC may elect to have the Warrants acquired by Keystone Holdings or its designee for a price as determined in accordance with the terms of the Securityholders Agreement;

         WHEREAS, pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the FSLIC was abolished and the FRF was established as successor in interest to the Federal Savings and Loan Insurance Corporation (the "FSLIC"), and the Warrants, among other assets and liabilities of the FSLIC, were transferred from the FSLIC to the FRF;

         WHEREAS, none of the Warrants has been exercised as of the date hereof;

         WHEREAS, concurrently with the execution hereof, WMI, the Keystone Entities, the Keystone Partnership and ASB are entering into an Agreement for Merger (the "Merger Agreement") pursuant to which Keystone Holdings is agreeing to merge with and into WMI (the "Merger") and, in consideration thereof, common stock, par value $1.00 per share, of Keystone Holdings (the "Keystone Common Stock") will upon the consummation of the Merger be converted into the right to receive a specified amount of common stock, no par value, of WMI ("WMI Common Stock");

         WHEREAS, the Merger will result in a Change of Control of the Company;

         WHEREAS, it is a condition to each party's obligations to consummate the Merger under the Merger Agreement that the FDIC enter into an agreement concurrently with the execution of the Merger Agreement, to be consummated concurrently with the consummation of the Merger, and pursuant to which the FDIC agrees to exchange all of the Warrants for shares of WMI Common Stock in the Merger (the "FDIC Condition");

         WHEREAS, the Merger Agreement provides that, at the Effective Time (as defined in the Merger Agreement), WMI will issue 40,000,000 newly issued shares of WMI Common Stock (the "Initial Shares") in the aggregate to the Keystone Partnership (which intends to immediately distribute the shares of WMI Common Stock that it receives to its partners) and the FRF, all as more fully set forth in the Merger Agreement;

         WHEREAS, the Merger Agreement further provides that, in addition to the Initial Shares, WMI will also issue 8,000,000 additional newly issued shares of WMI Common Stock with regard to the Case (as defined in the Merger Agreement), which shares are to be deposited in an escrow and which shares (or a portion thereof) are to be distributed to the Keystone Partnership (which intends to immediately distribute the shares of WMI Common Stock that it receives to its partners) and the FRF (or to their respective permitted successors and assigns) following the receipt by WMI or its subsidiaries of proceeds, if any, of any judgment or settlement involving the Case, all as more fully set forth and described in this Agreement, the Merger Agreement, and the Escrow Agreement (as defined in the Merger Agreement);

         WHEREAS, the FDIC wishes to enter into this Agreement to transfer the Warrants to WMI in exchange for WMI Common Stock, and WMI wishes to enter into this Agreement to acquire the Warrants in exchange for WMI Common Stock, all upon the terms and subject to the conditions set forth in this Agreement and the other agreements referred to herein; and

         WHEREAS, the Keystone Entities, ASB, New West, the Investors, the FDIC and WMI wish to enter into this Agreement to satisfy the purpose and intent of
Section 1.4 of the Securityholders Agreement, to fulfill the FDIC Condition, and to provide for certain other agreements and arrangements as between or among the parties with regard to the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                DISPOSITION OF WARRANTS IN THE MERGER AND RELATED

                                     MATTERS

         Section 1.01. Disposition; FRF Initial Shares. (a) Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Warrant Closing (as defined in Section 1.03), the FDIC shall sell, assign, transfer and deliver the Warrants to WMI and WMI will issue and deliver to the FDIC, in exchange for the Warrants transferred and delivered hereunder, 14,000,000 newly issued shares of WMI Common Stock (the "FRF Initial Shares"), which number of shares represents 35% of the Initial Shares.

         (b) Each of WMI, each of the Keystone Entities, the Keystone Partnership and ASB covenant and agree that (i) they shall not amend or otherwise modify the terms of the Merger Agreement so as to increase or decrease the amount of consideration, or in any way modify the form of consideration, that WMI (or any subsidiary or affiliate thereof) is to provide or shall provide, directly or indirectly, to the Keystone Partnership or the partners thereof or any affiliates of such Persons (as hereinafter defined) in exchange for the Keystone Common Stock pursuant to the Merger Agreement, and AM they shall not enter into any other agreement or arrangement with each other that has the effect described in clause (i) of this Section 1.01(b), in either case without the prior written consent of the FDIC, which consent the FDIC may withhold in its sole and absolute discretion.

         (c) For purposes of this Agreement, the terms "subsidiary" and "affiliate" shall have the respective meanings ascribed thereto in Rule 12b-2 promulgated by the Securities Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Section 1.02. Satisfaction of Securityholders Agreement. Each of the Keystone Entities, the Investors and the FDIC acknowledge that a Change of Control of the Company will occur upon the consummation of the Merger, and agree that they are entering into this Agreement, the Registration Rights Agreement and the Escrow Agreement as a means of satisfying the purpose and intent of
Section 1.4 of the Securityholders Agreement.

         Section 1.03. The Warrant Closing. The closing of the transactions contemplated by this Agreement (the "Warrant Closing") shall occur concurrently with or at the Closing (as defined in the Merger Agreement). At the Warrant Closing, WMI shall deliver to the FDIC or to an independent trustee, as may be directed by the FDIC, duly executed stock certificates representing the FRF Initial Shares and registered in the name of the FRF, against receipt of the Warrants, and the FDIC shall deliver to WMI the original, manually executed certificate representing the Warrants, against receipt of the FRF Initial Shares. The Warrant Closing shall take place at the time when, and the place where, the Closing takes place under the Merger Agreement or at such other time and place as the parties hereto may mutually agree. The term "Warrant Closing Date" shall mean the date on which the Warrant Closing occurs.

         Section 1.04. Litigation Escrow. (a) In addition to the FRF Initial Shares to be paid to the FDIC pursuant to Section 1.01 hereof, at the Effective Time the FDIC shall also be entitled to receive, and shall receive, in further consideration for transferring the Warrants to WMI, a contingent right to receive 35% of the Escrow Shares (as defined in the Merger Agreement, with such percentage of shares being hereinafter referred to as the "FRF Litigation Shares," and the FRF Litigation Shares together with FRF Initial Shares being hereinafter referred to as the "FRF Consideration Shares"). WMI hereby agrees to deliver a certificate or certificates evidencing the FRF Litigation Shares into the Litigation Escrow (as defined in the merger Agreement) as of the Effective Time, all as more fully set forth in the Escrow Agreement (which shall be substantially in the form of Exhibit B to the Merger Agreement) and consistent with the terms of the Merger Agreement.

         (b) The Escrow Agreement to be entered into as contemplated by the Merger Agreement shall provide for such arrangements with respect to the voting of the FRF's pro rata portion of the Escrow Shares as the FDIC directs, and shall provide that the Escrow Agent (as defined in the Merger Agreement) shall distribute the FRF's pro rata portion of any Aggregate Escrow Distribution to the FDIC, all to be more fully set forth therein.

         Section 1.05. Stock Splits, Etc. If between the date of this Agreement and the Effective Time, the shares of WMI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the number of shares making up the FRF Initial Shares and the FRF Litigation Shares shall be adjusted accordingly.

         Section 1.06. Termination of Warrant-Related Provisions. If, and only if, the Merger is consummated, upon delivery of the FRF Initial Shares to the FDIC as contemplated herein, WMI's delivery to the Escrow Agent of the FRF Litigation Shares as contemplated by this Agreement, the Merger Agreement, and the Escrow Agreement, and the FDIC's delivery of the Warrants to WMI, (a) the FRF shall thereafter have no further rights whatsoever in the Warrants, and (b) the Securityholders Agreement, the Warrant Agreement, and that certain Option Agreement, dated December 28, 1988, by and among Keystone Holdings, the Company and the FSLIC, and Sections 43 and 46 of that certain Assistance Agreement, dated December 28, 1988, by and among the Keystone Entities, ASB, New West and the FSLIC (the "Assistance Agreement") shall all be terminated and shall be of no further force or effect.

         Section 1.07. Closure of Accounts Through Stated Date. (a) The FDIC represents that proposals have been solicited in connection with a compliance audit (the "Audit") that the FDIC Office of Inspector General (the "OIG") intends to commence after the execution of this Agreement with regard to the Transaction-Related Documents (as defined in the Assistance Agreement), as such documents and agreements may have been amended, supplemented or modified from time to time, or as such documents are the subject of any settlement agreement or agreements related thereto.

         (b) The FDIC and the other parties hereto agree that, to the extent that the Audit is completed prior to the Warrant Closing, the parties will use their respective good faith efforts to (i) resolve any dispute that may arise with respect to items or periods covered by the Audit, and (ii) enter into a release in which the parties will agree that, absent a finding of fraud or mathematical error, and except for those items or matters that are not resolved in accordance with clause (i) of this Section 1.07(b), all entries on the schedules of activities will be deemed approved at all levels of audit review (including compliance audits and OIG audits) and for all purposes. To the extent that the release referred to in this Section 1.07 is entered into, such release shall constitute (and shall state that it is) a final resolution for purposes of further challenges by the FDIC to any entries referred to herein, whether or not such entries were specifically tested as part of any audit.

         Section 1.08. Issuance of WMI Common Stock; Registration Rights. (a) All shares of WMI Common Stock issued in connection with this Agreement will be issued pursuant to an exemption under Section 4(2) of the Securities Act (as herein defined), and initially will be "Restricted Securities" as defined in Rule 144 promulgated under such act. For purposes of this Agreement, the term Securities Act shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any successor federal statute, rules or regulations.

         (b) Concurrently herewith, WMI, the FDIC, and the Keystone Partnership are executing a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which WMI is granting to the parties thereto the rights described therein.

         Section 1.09. Adjustment. Notwithstanding any other provision of this Agreement to the contrary, if an Adjustment Event (as defined in the Merger Agreement) shall have occurred, then the Keystone Initial Shares (as defined in the Merger Agreement) shall be reduced to 25,883,333 shares of WMI Common Stock. and the percentage set forth in Sections 1.01 and 1.04 of this Agreement shall be changed to 35.1% and all references to the number 40,000,000 in this Agreement shall be changed to the number 39,883,333, subject to Section 1.05.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF THE FDIC

         To induce WMI, the Keystone Entities, ASB, New West and the Investors to enter into this Agreement and to consummate the transactions contemplated hereby, the FDIC makes the following representations and warranties to such parties:

         Section 2.01. Power and Authorization. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Escrow Agreement (a) are within the statutory authority of the FDIC, and (b) have been duly authorized by all necessary action on the part of the FDIC, and such authorization has not been withdrawn or amended in any manner.

         Section 2.02. Binding Agreement. Each of this Agreement, the Registration Rights Agreement and the Escrow Agreement has been duly authorized, executed and delivered (except for the Escrow Agreement, which will be executed and delivered at the Warrant Closing) by the FDIC, and, when duly authorized, executed, and delivered by WMI, each of the Keystone Entities, the Investors, ASB and New West in the case of this Agreement, and WMI and the Keystone Partnership in the case of the Registration Rights Agreement, and WMI, the Keystone Partnership and the Escrow Agent in the case of the Escrow Agreement, each of this Agreement, the Registration Rights Agreement and the Escrow Agreement shall constitute a legal, valid and binding obligation of the FDIC, enforceable against it in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         Section 2.03. Consents and Approvals. No consent, approval of, authorization or other action by, or filing with or notification to, any other Person (as hereinafter defined) is necessary or required to be obtained by the FDIC in connection with the execution, delivery and performance by the FDIC of this Agreement, the Registration Rights Agreement or the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.

For purposes of this Agreement, the term "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity, regulatory authority, instrumentality or agency, or any other entity of whatever nature.

         Section 2.04. No Conflict. The execution and delivery of each of this Agreement, the Registration Rights Agreement and the Escrow Agreement by the FDIC does not, and performance by the FDIC of this Agreement, the Registration Rights Agreement and the Escrow Agreement will not, violate any law or regulation with respect to its organization or any other law or regulation applicable to the FDIC or the FRF.

         Section 2.05. Title to the Warrants. The FRF is the sole legal and beneficial owner of the Warrants, and has good title to such warrants, free and clear of any liens, pledges, claims, charges, security interests, options or other legal or equitable encumbrances, limitations or restrictions of any kind (collectively, "Liens"), other than those that may be created by this Agreement. Upon consummation of the transactions contemplated hereby, and delivery of the Warrants and payment of the FRF Consideration Shares therefor as contemplated hereby, WMI will receive good title to the Warrants, free and clear of all Liens. Notwithstanding the terms of this Section 2.05, WMI on behalf of itself and all of its direct and indirect subsidiaries and affiliates (whether now existing or hereafter formed) (a) acknowledges to the FDIC and the FRF that each such entity is aware of the existence of the Case (as defined in the Merger Agreement); (b) agrees that under no circumstances whatsoever shall any judgment, settlement or other determination involving the Case (whether based on arguments, allegations or assertions of which WMI currently has knowledge or otherwise), be construed or interpreted as, or result in or be deemed to result in, any breach of this Section 2.05 or cause the representations and/or warranties contained in this Section 2.05 to be untrue or incorrect; and (c) covenants and agrees that it shall not at any time make any claim that any judgment, settlement or other determination involving the Case has the effect described in clause (b) of this Section 2.05. Each of the Keystone Entities, the Keystone Partnership and ASB hereby covenants and agrees with WMI that, in the event that the Effective Time occurs, (x) none of such entities or any affiliates thereof shall seek any relief or remedies in the Case with respect to the Warrants other than money damages against the United States, and (y) at no time after the Effective Time shall any such entity or affiliate thereof make any claim against WMI or any subsidiary thereof that such entity has, or has any right to, any equity interest in WMI (other than the Keystone Litigation Shares (as defined in the Merger Agreement)) or any subsidiary thereof (including any of the Keystone Entities after the Effective Time) as a result of any judgment, settlement or other determination in the Case with respect to the Warrants.

         Section 2.06. Investment Intent; Investor Knowledge. The FDIC agrees that the WMI Common Stock being acquired hereunder by the FRF is for the FRF's own account and the FDIC has no present intention of distributing or selling such securities in violation of the Securities Act or any applicable state securities law. The FDIC agrees that it will not sell or otherwise dispose of any of the WMI Common Stock being acquired hereunder unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration under applicable state securities laws. The FDIC (alone or with its financial advisor) has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder on behalf of the FRF.

         Section 2.07. WMI Rights Agreement. In connection with the representation provided by WMI in Section 4.16, the FDIC represents that it is not the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), nor except as disclosed on Schedule 2.07, is it aware of any Affiliate or Associate (as those terms are defined in Rule 12b-2 of the Exchange Act) of the FDIC who is the beneficial owner, of any shares of WMI Common Stock other than those shares being acquired under or pursuant to this Agreement.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE KEYSTONE
                      ENTITIES AND THE KEYSTONE PARTNERSHIP

         To induce the FDIC and WMI to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Keystone Entities and the Keystone Partnership makes the following representations and warranties (to the extent applicable to itself) to such parties:

         Section 3.01. Corporate Existence and Authority. (a) ASB is a federally-chartered savings association duly organized and validly existing under the laws of the United States of America, with all requisite power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by it hereunder.

         (b) Each of the Keystone Entities, other than ASB and Keystone Holdings, is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by such party hereunder.

         (c) Keystone Holdings is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with requisite corporate power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by it hereunder.

         (d) Keystone Partnership is a limited partnership duly organized and validly existing under the laws of the State of Texas, with requisite power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Escrow Agreement and to perform and comply with all the terms, covenants and conditions to be performed and complied with by it hereunder or thereunder.

         (e) New West is a federally-chartered savings association duly organized and validly existing under the laws of the United States of America, with requisite corporate power and authority to execute and deliver this Agreement and to perform and comply with all the terms, covenants and conditions to be performed and complied with by it hereunder.

         (f) KH Group Management, Inc. ("KHGM") is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with requisite corporate power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by it hereunder.

         Section 3.02. Due Authorization. (a) The execution, delivery and performance by each of the Keystone Entities, ASB, New West, the Keystone Partnership and KHGM of this Agreement and the consummation by each of the Keystone Entities, ASB New West, the Keystone Partnership and KHGM of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (or partnership action as applicable) on each of their parts and such authorization has not been withdrawn or amended in any manner. No other corporate action (or partnership action as applicable) is necessary for the authorization, execution, delivery and performance by each of the Keystone Entities, ASB, New West, and the Keystone Partnership and KHGM of this Agreement or for the consummation of the transactions contemplated hereby.

         (b) The execution, delivery and performance by the Keystone Partnership of the Registration Rights Agreement and the Escrow Agreement and the consummation by the Keystone Partnership of the transactions contemplated thereby, have been duly and validly authorized by all necessary partnership action on its part and such authorization has not been withdrawn or amended in any manner. No other corporate action is necessary for the authorization, execution, delivery and performance by the Keystone Partnership of the Registration Rights Agreement and the Escrow Agreement or for the consummation of the transactions contemplated thereby.

         Section 3.03. Binding Agreement. (a) This Agreement has been duly authorized, executed and delivered by each of the Keystone Entities, ASB, New West, and each of the Investors and, when duly authorized, executed, and delivered by each of the FDIC and WMI, this Agreement shall constitute a legal, valid and binding obligation of each of the Keystone Entities, ASB, New West, and each of the Investors enforceable against each of them in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors, rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         (b) The Registration Rights Agreement has been, and the Escrow Agreement, when delivered in connection with the Warrant Closing will be, duly authorized, executed and delivered by the Keystone Partnership and, when duly authorized, executed, and delivered by each of the FDIC and WMI in the case of the Registration Rights Agreement, and the FDIC, WMI and the Escrow Agent, in the case of the Escrow Agreement, such agreements shall constitute a legal, valid and binding obligation of the Keystone Partnership, enforceable against it in accordance with their respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         Section 3.04. Consents and Approvals. (a) Except for any consents and approvals of, or filings, deliveries or registrations with the SEC, the FTC, the office of Thrift Supervision ("OTS"), the Justice Department or other applicable governmental authorities that may be required in connection with this Agreement, no consent, approval of, authorization or other action by, or filing with or notification to, any other Person is necessary or required to be obtained by any of the Keystone Entities, ASB, New West, or the Investors in connection with the execution, delivery and performance of this Agreement by such entity and the consummation of the transactions contemplated hereby.

         (b) Except for any consents and approvals of, or filings, deliveries or registrations with the SEC, the OTS, the FTC, the Justice Department or other applicable governmental authorities that may be required in connection with the Registration Rights Agreement or the Escrow Agreement, no consent, approval of, authorization or other action by, or filing with or notification to, any other Person is required to be obtained by the Keystone Partnership in connection with the execution, delivery and performance by the Keystone Partnership of the Registration Rights Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby.

         Section 3.05. No Violation. Neither the execution and delivery of this Agreement by each of the Keystone Entities, ASB, New West, or any of the Investors, nor execution and delivery of the Registration Rights Agreement or the Escrow Agreement by the Keystone Partnership, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by each of the Keystone Entities, ASB, New West, or each of the Investors with any of the terms or provisions hereof, nor compliance by the Keystone Partnership with the terms or provisions of the Registration Rights Agreement or the Escrow Agreement, will
(a) violate any provision of the partnership agreement of the Keystone Partnership or the articles, charter or bylaws of any Keystone Entity, ASB, New West, or KHGM, or (b) assuming the consents and approvals referred to in Section
9.1 of the Merger Agreement are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Keystone Entity, ASB, New West, or any of the Investors.

         Section 3.06. No Adjustments; Consent. No event has occurred subsequent to the initial issuance of the Warrants to the FSLIC on December 28, 1988 that would, pursuant to Section 6 of the Warrant Agreement, require any adjustment to
(a) the Warrants, or (b) shares of the Company issuable upon exercise of the Warrants. Based on the books and records of the Company, the Company represents and warrants that the FRF is the sole holder of the Warrants. By entering into this Agreement, the Company, each of the Keystone Entities other than Company, and the Investors hereby consent for purposes of the Warrant Agreement and the Securityholders Agreement to the sale, exchange, transfer or disposition of the Warrants as contemplated herein.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF WMI

         To induce the FDIC, each of the Keystone Entities, ASB, New West and the Investors to enter into this Agreement and to consummate the transactions contemplated hereby, WMI, on behalf of itself and its direct and indirect subsidiaries, makes the following representations and warranties to such parties:

         Section 4.01. Organization, Power, Good Standing, Etc. WMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in the Merger Agreement) on it. WMI has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. As of the date hereof, WMI is a duly registered savings and loan holding company under HOLA.

         Section 4.02. Subsidiaries. As used herein, "WMI Subsidiaries" shall mean Washington Mutual Bank, a Washington stock savings bank ("WM Bank") , Washington Mutual Bank fsb, a federal savings association ("WMBfsb") and WM Life Insurance Company. Substantially all of the business of WMI and its subsidiaries is done through WMI and the WMI Subsidiaries. All of the WMI Subsidiaries, capital stock that is issued and outstanding is owned by WMI directly or indirectly through wholly-owned subsidiaries. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock from any of the WMI Subsidiaries, and there is no commitment of any of the WMI Subsidiaries to issue any of the same. Except as set forth on Disclosure
Schedule 5.2 to the Merger Agreement, no WMI Subsidiary is the general partner of any partnership or joint venture or is under any obligation of any sort to acquire any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

         Section 4.03. Capitalization. As of June 30, 1996, the authorized capital stock of WMI consists of 100,000,000 shares of WMI Common Stock, of which 72,200,356 shares were duly authorized and validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and 10,000,000 shares of preferred stock, of which 6,122,500 shares were issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Assuming receipt of WMI Stockholder Approval (as defined in the Merger Agreement), the shares of WMI Common Stock to be issued to the FRF in the Merger and pursuant hereto, when issued in accordance with the Plan of merger and this Agreement, (i) will be duly authorized and validly issued and fully paid and nonassessable, with no personal liability attaching to the ownership thereof, no shareholder of WMI will have any preemptive rights thereto and the FRF will acquire valid and marketable title to such shares free and clear of all Liens, and (ii) assuming the accuracy of the representations made by the FDIC in Section 7.06 hereof, will be exempt from registration under the Securities Act. Assuming the receipt of WMI Stockholder Approval, prior to the Warrant Closing, WMI shall have taken all necessary action to permit it to issue to the FRF the FRF Consideration Shares. Except as set forth on Disclosure Schedule 5.3 to the Merger Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of WMI capital stock or other equity securities or any securities representing the right to acquire stock or securities convertible into or representing the right to purchase or subscribe for any such shares.

         Section 4.04. Reports. WMI and the WMI Subsidiaries have duly filed with the Director of Financial Institutions of the State of Washington (or his predecessor, and in either case, the "Director"), the FDIC and the OTS in correct form, the monthly, quarterly, semi-annual and annual reports required to be filed by them under applicable regulations for all periods subsequent to December 31, 1992. Except as disclosed on Disclosure Schedule 5.4 to the Merger Agreement, WMI (or its predecessor WMSB) has timely filed all reports, proxy statements and other filings required to be filed by it pursuant to the Exchange Act and the rules and regulations promulgated by the SEC and the FDIC thereunder ("SEC Reports"). No such SEC Report, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.05. Authority. WMI has full corporate power and authority to execute and deliver this Agreement, the Merger Agreement, the Plan of Merger, the Registration Rights Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Merger Agreement, the Plan of Merger, the Registration Rights Agreement, and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of WMI. Other than the WMI Stockholder Approval and approval of an amendment to WMI's bylaws to increase the number of directors, no other corporate proceedings on the part of

WMI are required to authorize this Agreement, the Merger Agreement, the Plan of Merger, the Registration Rights Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby. Each of this Agreement, the Registration Rights Agreement, and the Escrow Agreement has been duly and validly executed and delivered by WMI and, assuming due authorization, execution and delivery hereof and thereof by the other parties thereto, constitutes the valid and binding obligation of WMI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium of other laws relating to creditors' rights generally and to general principles of equity.

         Section 4.06. No Violation. Neither the execution and delivery of this Agreement, the Merger Agreement, the Plan of Merger, the Registration Rights Agreement or the Escrow Agreement by WMI, nor the consummation by WMI of the transactions contemplated hereby or thereby, nor compliance by WMI with any of the terms of the respective agreements, will (i) assuming receipt of WMI Stockholder Approval and approval of an amendment to WMI's bylaws to increase the number of directors, violate any provision of the articles of incorporation or charter or bylaws of WMI, or (ii) assuming that the consents and approvals referred to in Section 9.1 of the Merger Agreement are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WMI or any of its respective properties or assets, or
(iii) violate, conflict with, result in the breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of WMI under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WMI is a party, or by which they or any of its properties or assets may be bound or affected, except, with respect to
(iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or encumbrances which in the aggregate will not prevent or unreasonably delay the consummation of the transactions contemplated hereby.

         Section 4.07. Consents and Approvals. Except for consents and approvals of or filings, deliveries or registrations with the OTS, the FDIC, the Director, the Secretary of State of the State of Washington, the Texas Secretary of State, the SEC, the FTC, the Justice Department and other applicable governmental authorities, no consents or approvals of or filings or registrations with any third party, public body or authority are necessary in connection with the execution and delivery by WMI of this Agreement, the Registration Rights Agreement, the Merger Agreement or the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.

         Section 4.08. Financial Statements. WMI has previously delivered or made available to the FDIC copies of (i) audited consolidated statements of financial condition for WMI and its subsidiaries as of the end of WMI's last three fiscal years, and audited consolidated statements of income, stockholders equity, and cash flows for each of the last three fiscal years, including the notes to such audited consolidated financial statements, together with the reports of WMI's independent certified public accountants, pertaining to such audited consolidated financial statements (the "WMI 1993, 1994 and 1995 Financial Statements," respectively), and (ii) the unaudited consolidated statement of financial condition as of March 31, 1996 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month period then ended (the "WMI March 1996 Financial Statements"). The WMI 1993, 1994 and 1995 Financial Statements and the WMI March 1996 Financial Statements are sometimes herein referred to collectively as the WMI Financial Statements. The consolidated statements of financial condition of WMI referred to herein (including the related notes) present fairly in all material respects the financial condition of the companies indicated on a consolidated basis at the dates thereof, using generally accepted accounting principles consistently applied. Such audited and unaudited consolidated statements of operations, stockholders, equity and cash flows present fairly in all material respects the results of the operations of the companies indicated on a consolidated basis for the periods or at the dates indicated, using generally accepted accounting principles consistently applied.

         Section 4.09. Absence of Material Adverse Change. Since March 31, 1996, except as set forth on Disclosure Schedule 5.9 to the Merger Agreement, there has been no Material Adverse Change (as defined in the Merger Agreement) with respect to WMI or any of its subsidiaries (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole, including, without limitation, changes in law or regulation and changes in generally accepted accounting principles or interpretations thereof).

         Section 4.10. Litigation. Except as set forth on Schedule 5.10 to the Merger Agreement, no action, suit, counterclaim or other litigation, investigation or proceeding to which WMI or any of its subsidiaries is a party is pending, or is known by the executive officers of WMI or any of its subsidiaries to be threatened, against WMI or any of its subsidiaries before any court or governmental or administrative agency, domestic or foreign which would be reasonably expected to result in any liabilities which would, in the aggregate, have a Material Adverse Effect on WMI. Neither WMI nor any of its subsidiaries is subject to any order, judgment or decree. Neither WMI nor any of its subsidiaries is in default with respect to any such order, judgment or decree.

         Section 4.11. Compliance With Applicable Law. (a) Each of WMI and each WMI Subsidiary hold all Permits (as defined in the Merger Agreement) necessary for the lawful conduct of their respective businesses and such Permits are in full force and effect, and each of WMI and each WMI Subsidiary is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have a Material Adverse Effect on WMI.

         (b) Except as set forth on Disclosure Schedule 5.12(b) to the Merger Agreement, WMI and each WMI Subsidiary is and since January 1, 1993 has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership or its business or properties except for any noncompliance which has not and will not have in the aggregate a Material Adverse Effect on WMI.

         Section 4.12. CRA Compliance. Each of WM Bank and WMBfsb is in substantial compliance with the applicable provisions of The Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the "CRA"). The most recent CRA rating for WM Bank is "outstanding." WMBfsb has not received a CRA rating. WMI has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in WM Bank or WMBfsb failing to be in substantial compliance with such provisions or, in the case of WM Bank, having its current rating lowered.

         Section 4.13. Agreements with Bank Regulators. Neither WMI nor any subsidiary thereof is a party to or is subject to any written order, decree, agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any currently applicable extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. Neither WMI nor any subsidiary thereof has been advised within the last 18 months by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

         Section 4.14. Regulatory Approvals. On the date of this Agreement, there is no pending or, to the knowledge of WMI, threatened legal or governmental proceeding against WMI, any subsidiary or affiliate thereof which would affect WMI's ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. WMI will promptly notify the FDIC if any of the representations contained in this Section 4.14 ceases to be true and correct.

         Section 4.15. Tax Matters. (a) Neither WMI nor any of its affiliates or subsidiaries has any plan or intention of taking any action prior to, at or after the Effective Time or of permitting any of the Keystone Entities to take any action after the Effective Time, including any transfer or other disposition of any assets of or any interest in any of the Keystone Entities, that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368 (a) of the Code.

         (b) Neither WMI nor any of its affiliates or subsidiaries has any plan or intention to acquire or reacquire, as the case may be, any of the Keystone Consideration Shares (as defined in the Merger Agreement).

         (c) WMI has no plan or intention to sell or otherwise dispose of any of the assets of Keystone Holdings acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

         (d) WMI is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         Section 4.16. WMI Rights Agreement. Subject to the accuracy of the representation contained in Section 2.07 hereof, WMI has taken all necessary action so that entering into this Agreement, the Merger Agreement, the Plan of Merger, the Registration Rights Agreement, the Escrow Agreement and the other transactions contemplated hereby and thereby, and the payment of the FRF Consideration Shares in accordance herewith does not and will not result in the grant of any rights to any Person under the Rights Agreement (as defined in the Merger Agreement) or enable or require the rights issued thereunder to be exercised, distributed, triggered or adjusted.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         Section 5.01. Conduct of Business of WMI, et al. During the period from the date of this Agreement to the Warrant Closing, WMI shall conduct the business of WMI, and shall cause each WMI Subsidiary to conduct its respective business, in a manner materially consistent with prudent banking and (in the case of WM Life Insurance Company) insurance practice.

         Section 5.02. Approval of WMI Stockholders. (a) WMI will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby and, if required, this Agreement and the transactions contemplated hereby, and of increasing the number of authorized shares of WMI Common Stock and for such other purposes as may be necessary or desirable. Prior to the Warrant Closing, subject to the receipt of WMI Stockholder Approval, WMI will take all other necessary actions to permit it to issue the number of shares of WMI Common Stock required pursuant to the terms of this Agreement, the Merger Agreement and the Escrow Agreement.

         (b) The information relating to WMI and its subsidiaries to be contained in the WMI Proxy Statement will not, at the time it is filed with the applicable governmental authorities, as of the date of the WMI Proxy Statement or at the WMI Stockholders' Meeting (as defined in the Merger Agreement) contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

         (c) WMI will, as promptly as practicable, file the WMI Proxy Statement, as required by law, with the SEC and will use all reasonable efforts to cause the Proxy Statement to be cleared for mailing under federal securities laws at the earliest practicable date. WMI will advise the FDIC promptly when the Proxy Statement has been cleared for mailing.

         Section 5.03. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Registration Rights Agreement and the Escrow Agreement. In case at any time after the Warrant Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the Registration Rights Agreement and the Escrow Agreement or the transactions contemplated hereby or thereby, the proper officers and directors of each party to this Agreement, the Registration Rights Agreement and the Escrow Agreement shall take such action, subject to the terms and conditions hereof and thereof.

         Section 5.04. Merger Agreement Covenants. The parties agree that, to the extent that (a) the Keystone Partnership or the Keystone Entities on the one hand, or WMI on behalf of itself and its subsidiaries on the other hand, provide any information or reports to the other party pursuant to the terms of the second and third sentences of Section 8.1 of the Merger Agreement or Section 8.2(b) thereof, such party providing such information or reports shall provide copies of such information or reports to the FDIC; (b) any of the documentation or filings referred to in Section 8.3(a)-(b) of the Merger Agreement directly or indirectly refers or relates to the FRF or the FDIC, the FDIC shall have the right to review reasonably in advance all such statements made therein related thereto, and comment thereon in a timely manner, and in any event to promptly receive from WMI or the Keystone Entities or the Keystone Partnership, as the case may be, copies of all such documentation upon filing or distribution thereof as the FDIC may reasonably request, including copies referred to in Section 8.3(c); (c) any supplemented or amended Disclosure Schedules are provided to the Keystone Partnership pursuant to Section 8.5(b) of the Merger Agreement, then WMI will promptly provide a copy thereof to the FDIC;
(d) any press release referred to in Section 8.7 of the Merger Agreement directly or indirectly references or relates to the FDIC or the FRF, then the FDIC shall have the right to review reasonably in advance all such statements made therein directly or indirectly related thereto and comment thereon in a timely manner (and if any press release issued by the FDIC related to the matters described herein directly or indirectly references or relates to WMI, the Keystone Entities, ASB, New West, or the Investors, then such party so referred to shall have the right to review reasonably in advance all such statements made therein directly or indirectly related thereto and comment thereon in a timely manner); and (e) WMI receives the opinion of Deloitte & Touche referred to in Section 9.2(h) of the Merger Agreement, it shall promptly provide a copy thereof to the FDIC (and the Keystone Partnership has, prior to the date hereof, provided to the FDIC a copy of the letter referred to in
Section 2.6 of the Merger Agreement). WMI further agrees that, solely in connection with the FDIC's anticipated receipt of WMI Common Stock and not in its regulatory capacity, the FDIC Division of Resolutions (and its legal and financial advisors on the FDIC's behalf) shall have the same rights as the Keystone Partnership pursuant to Section 7.6 of the Merger Agreement and the FDIC agrees that it shall be subject to the same restrictions as imposed on the Keystone Partnership therein; provided, however, that the FDIC agrees that, as soon as practicable after the Effective Time, it shall destroy all materials received or obtained in connection with the exercise of its rights pursuant to this sentence (including copies thereof and notes containing information contained in such materials).

         Section 5.05. Failure to Fulfill Conditions. In the event that any party hereto determines that a condition to its obligation to consummate the transactions contemplated hereby cannot be, or is not likely to be, fulfilled on or prior to June 30, 1997 and that it will not waive that condition, it will promptly notify the other parties hereto.

         Section 5.06. Certain Indemnities. The FDIC hereby agrees that, as of the earlier of the date that New West is liquidated or the date that it is transferred to the FDIC, the FDIC shall (a) indemnify American Real Estate Group, Inc. ("AREG") and its officers, directors, agents, employees, and stockholders (collectively, the "AREG Indemnitees") to the same extent as New West currently indemnifies the AREG Indemnitees pursuant to Section 8.03 of the AREG Management Agreement, dated December 28, 1988, by and among AREG, New West, ASB and the FSLIC, as such section was preserved in accordance with its terms in
Section 3.1 of the AMD Residual Agreement, dated June 30, 1993, by and among the Keystone Entities, ASB, AREG and the FDIC and the Resolution Trust Corporation and (b) indemnify ASB and its officers, directors, agents, employees, and stockholders, (collectively, the "ASB Indemnities") to the same extent as New West currently indemnifies ASB pursuant to Section 6.03 and 8.03 of the Amended and Restated NA Management Agreement, dated as of June 30, 1993, by and among New West, ASB and the FDIC, whether or not such agreement or the AMD Residual Agreement is in effect at such time; provided, however, that the indemnification to be provided hereunder shall replace but not be in addition to any existing indemnification referred to herein.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE PARTIES

         Section 6.01. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Warrant Closing, of the following conditions:

         (a) Merger. Concurrently with the consummation of the transactions contemplated by this Agreement, the Merger shall have been consummated in accordance with its terms as set forth in the Merger Agreement.

         (b) Consents: Approvals. All necessary regulatory or governmental approvals and consents, if any, required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods, if any, in respect thereof shall have expired.

         (c) No Injunction. No party hereto shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits the transactions contemplated by this Agreement.

         Section 6.02. Conditions to the Obligations of the FDIC Under this Agreement. The obligations of the FDIC under this Agreement shall be further subject to the fulfillment, at or prior to the Warrant Closing, of the following conditions, all or any of which may be waived in whole or in part by the FDIC:

         (a) Covenants. Each of the obligations or covenants of WMI and each of the Keystone Entities and the Keystone Partnership required to be performed by it at or prior to the Warrant Closing pursuant to the terms of this Agreement (other than those in Section 5.01, Section 5.02(c) and Section 5.05) shall have been duly performed and complied with in all material respects.

         (b) Representations. Each of the representations and warranties of WMI (other than those contained in Section 4.02; the last sentence of Section 4.03; the first sentence of Section 4.04; the final two sentences of Section 4.10;
Section 4.11; Section 4.12; Section 4.13; the final sentence of Section 4.14; and Section 4.15, as to all of which no condition to closing shall be applicable) and each of the Keystone Entities and the Investors contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Warrant Closing as though made at and as of the Warrant Closing (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be true and correct would not in the aggregate (without regard to any materiality standard contained in such representation or warranty) have a Material Adverse Effect on WMI or have a material adverse effect on such party's ability to consummate the transactions contemplated hereby.

         (c) Stock Issued. WMI shall have taken all actions necessary to authorize and issue the WMI Common Stock to be issued to the FRF pursuant to the terms hereof and to be deposited in the Litigation Escrow.

         (d) Opinion. The FDIC shall have received an opinion, reasonably satisfactory in form and substance, dated the date of the Warrant Closing, from Foster, Pepper & Shefelman, counsel to WMI. Foster, Pepper & Shefelman may rely as to certain matters of New York law on an opinion, dated as of the Closing Date, of Gibson, Dunn & Crutcher, special counsel to WMI.

         (e) Certificates. WMI, each of the Keystone Entities and the Keystone Partnership and KHGM shall have furnished the FDIC with such certificates (including incumbency certificates) of their officers and such other documents to evidence fulfillment of the conditions set forth in this Section 6 as the FDIC may reasonably request.

         (f) Transfer Agent. WMI shall have instructed its transfer agent with respect to the issuance of the FRF Initial Shares to the FDIC at least two days prior to the Warrant Closing.

         (g) FRF Consideration Shares. At the Warrant Closing, WMI shall have issued to the FRF the FRF Initial Shares in exchange for the Warrants as specified in Section 1.01 hereof.

         (h) Registration Rights Agreement. The FDIC, WMI and the Keystone Partnership shall have executed and delivered the Registration Rights Agreement concurrently with the execution of this Agreement and such agreement shall be in full force and effect.

         (i) Escrow Agreement. WMI, the Keystone Partnership, the FDIC and the Escrow Agent shall have entered into the Escrow Agreement concurrently with the consummation of the Merger under the Merger Agreement and the FRF Litigation Shares shall have been delivered to the Litigation Escrow (as defined in the Merger Agreement).

         (j) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to WMI (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole, including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof); provided, however, that fees and expenses relating to the negotiation and consummation of the transactions contemplated hereby shall be excluded in determining whether a Material Adverse Change has occurred.

         Section 6.03. Conditions to the Obligations of WMI Under this Agreement. The obligations of WMI under this Agreement shall be further subject to the fulfillment, at or prior to the Warrant Closing, of the following conditions, all or any of which may be waived in whole or in part by WMI:

         (a) Covenants. Each of the obligations or covenants of the FDIC, the Keystone Entities, ASB, New West, and each of the Investors required to be performed by it at or prior to the Warrant Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

         (b) Representations. Each of the representations and warranties of the FDIC, the Keystone Entities, ASB, New West, and the Investors contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Warrant Closing as though made at and as of the Warrant Closing except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure of such representations and warranties to be true and correct would not (without regard to any materiality standard contained in such representation or warranty) have a material adverse effect on the ability of the FDIC, the Keystone Entities, ASB, New West or the Investors, as the case may be, to consummate the transactions contemplated hereby.

         (c) Certificates. Each of the FDIC, each of the Keystone Entities, ASB, New West and each of the Keystone Partnership and KHGM shall have furnished to WMI such certificates (including incumbency certificates) of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as WMI may reasonably request, including from the FDIC (i) evidence of the approval of this Agreement, the Registration Rights Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby (including a certified copy of any resolutions) by the Board of Directors of the FDIC, and (ii) copies of the delegations of authority to the person executing such agreements on behalf of the FDIC; provided, however, that, upon the execution hereof, the FDIC shall deliver to WMI a letter, executed by one of the senior counsel of the FDIC, to the effect that the resolutions and delegations authorizing the FDIC to enter into such agreements and the transactions contemplated thereby are in full force and effect and have not been subsequently amended or modified and that the person executing this Agreement and the Registration Rights Agreement on behalf of the FDIC has full power and due authority to do so.

         (d) Warrants Delivered. The FDIC shall have delivered on behalf of the FRF the original, manually executed Warrants held by it with an assignment to WMI in a form reasonably acceptable to WMI.

         Section 6.04. Conditions to the Obligations of the Keystone Entities, ASB, New West, and the Investors Under this Agreement. The obligations of each of the Keystone Entities, ASB, New West and the Investors under this Agreement shall be further subject to the fulfillment, at or prior to the Warrant Closing, of the following conditions, all or any of which may be waived in whole or in part by the Keystone Entities, ASB and New West or the Investors, as the case may be:

         (a) Covenants. Each of the obligations or covenants of the FDIC required to be performed by it at or prior to the Warrant Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

         (b) Representations. Each of the representations and warranties of the FDIC contained in this Agreement and each of the representations and warranties of WMI contained in Sections 4.05, 4.06 and 4.07 of this

Agreement shall be true and correct as of the date of this Agreement and as of the Warrant Closing as though made at and as of the Warrant Closing except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure of such representations and warranties to be true and correct would not (without regard to any materiality standard contained in such representation or warranty) have a Material Adverse Effect on WMI or have a material adverse effect on the ability of the FDIC or WMI, as the case may be, to consummate the transactions contemplated hereby.

         (c) Certificates. Each of the FDIC and WMI shall have furnished the Keystone Entities, ASB, New West and the Investors with such certificates (including incumbency certificates) of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section
6.04 as the Keystone Entities and the Keystone Partnership may reasonably request, including from the FDIC (i) evidence of the approval of this Agreement, the Registration Rights Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby (including a certified copy of any resolutions) by the Board of Directors of the FDIC, and (ii) copies of the delegations of authority to the person executing such agreements on behalf of the FDIC; provided, however, that upon the execution hereof, the FDIC shall deliver to the Keystone Entities, ASB, New West, and each of the Investors a letter, executed by one of the senior counsel of the FDIC, to the effect that the resolutions and delegations authorizing the FDIC to enter into such agreements and the transactions contemplated thereby are in full force and effect and have not been subsequently amended or modified and that the person executing this Agreement and the Registration Rights Agreement on behalf of the FDIC has full power and due authority to do so.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Warrant Closing:

         (a) by mutual written consent of all the parties hereto;

         (b) by any party hereto (i) if the Warrant Closing shall not have occurred on or prior to June 30, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Warrant Closing; or (ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the transactions contemplated by the Merger Agreement or this Agreement shall have been denied or withdrawn at the request of the applicable regulatory authority; provided, however, that, if prior to the expiration of such 31-day period WMI is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval, the FDIC may not terminate this Agreement until the earlier of (A) June 30, 1997 and (B) 31 days after the completion of such litigation and appeal procedures, and of any further regulatory or judicial action pursuant thereto, including any further action by a government agency as a result of any judicial remand, order or directive or otherwise; or (iii) 10 days after written certification of the vote of the WMI's stockholders is delivered to the FDIC (which notice WMI shall be obligated to provide to the FDIC) indicating that such stockholders failed to adopt the resolution to approve the Merger Agreement and the transactions contemplated thereby, an increase in the authorized amount of WMI Common Stock and (if necessary) the transactions contemplated hereby at the stockholders, meeting (or any adjournment thereof) contemplated by Section 2.4 of the Merger Agreement.

         (c) by the FDIC if at the time of such termination there shall have been a Material Adverse Change with respect to WMI from that set forth in WMI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole, including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof), it being understood that any of the matters set forth in the WMI Disclosure Schedules to the Merger Agreement or items described in the proviso in Section 9.3(d) of the Merger Agreement are not deemed to be a Material Adverse Change for purposes of this paragraph 7.01(c).

         (d) by any party hereto in the event that the Merger Agreement is terminated in accordance with any of its terms as set forth in Section 10.1 of the Merger Agreement.

         (e) by WMI, the FDIC, the Keystone Entities or the Keystone Partnership if there shall be in effect any final, non-appealable judgment, decree or order that would make unlawful or prevent the Warrant Closing.

                  SECTION 7.02. Effect of Termination. (a) In the event of termination of this Agreement by any party pursuant to the terms of Section 7.01, this Agreement shall forthwith become void and no longer be of any force or effect (other than this Section 7.02 and Section 8.01, which shall remain in full force and effect) and there shall be no liability on the part of any party or its respective directors, officers, employees or stockholders to the other parties.

         (b) In the event that this Agreement is terminated where the FDIC is not in breach (so as to cause the terminating party to terminate this Agreement), WMI shall have no obligation to acquire or exchange the Warrants, and the FDIC shall not have any obligation to sell, transfer or exchange the Warrants as contemplated herein or otherwise to any Person, and the obligations of the respective parties in this Agreement or the Registration Rights Agreement shall be of no further force and effect (whether with respect to the Warrants or otherwise), and neither this Agreement or the Registration Rights Agreement or the Merger Agreement nor any of the terms hereof or thereof shall have any effect whatsoever with regard to the terms of the Warrants, the Warrant Agreement, the Securityholders Agreement or any other Transaction Related Documents or have any bearing whatsoever on any current or future determination of the value of the Warrants.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.01. Expenses of the Parties. Except as otherwise specifically provided herein or therein, all costs and expenses incurred in connection with or incidental to the preparation, negotiation, authorization, entering into and performance of this Agreement, the Registration Rights Agreement and the Escrow Agreement, including all fees and expenses of agents, representatives, counsel, financial advisors, investment bankers and accountants of the respective parties in connection therewith, shall be borne solely by the party that shall have incurred the same, and the other parties hereto shall have no liability with respect thereto.

         Section 8.02. Survival. Except for the representations, warranties and covenants contained in Sections 1.01(b)-(c), 1.02, 1.04, 1.06, 2.05, 2.06, the
first two sentences of Section 4.03, Section 5.03, Section 5.06, and Article VIII and those that by their terms apply in whole or in part after the Warrant Closing, the representations and warranties, covenants and agreements set forth in this Agreement shall not survive after the Warrant Closing.

         Section 8.03. Parties in Interest; Third-Party Beneficiaries; Assignment. This Agreement is binding upon, will inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. Except as expressly provided in this Agreement, nothing contained in this Agreement, express or implied, is intended to or shall confer on any Person other than the parties hereto and their permitted successors and assigns, any rights, benefits, remedies or claims of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part by operation of law (except in the case of the FRF) or otherwise by any of the parties, without the prior written consent of each of the other parties.

         Section 8.04. Entire Agreement. This Agreement together with the Merger Agreement, the Plan of Merger, the Registration Rights Agreement and the Escrow Agreement (and the other agreements or documents referred to or delivered pursuant to such agreements) constitute the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior and contemporaneous negotiations, agreements, arrangements and understandings between or among the parties, written or oral, with regard to such transactions. Each party acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, no other representations and warranties, written or oral, are made by any of them with respect to this Agreement or the subject matter hereof.

         Section 8.05. Amendment; Modification. This Agreement may not be amended or modified except by a written instrument executed by the FDIC, WMI, the Keystone Entities, ASB, New West and each of the Investors.

         Section 8.06. Extensions; Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy. Unless otherwise expressly provided for herein, the rights, privileges, powers and remedies available to the parties hereunder are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without further notice or demand.

         Section 8.07. Section Headings; Interpretation. Unless otherwise indicated, reference in this Agreement to a Section shall constitute reference to a Section of this Agreement. The section headings and article titles contained in this Agreement are for convenience of reference purposes only and do not form a part hereof and shall not affect in any way the meaning or interpretation of this Agreement. The words "herein," "hereinafter," and "hereunder," and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to "party," such reference shall be to a party or parties to this Agreement unless otherwise indicated.

         Section 8.08. Severability. The parties agree that the provisions of this Agreement shall be severable in the event that any of the provisions hereof, or the application thereof to any Person or circumstance, is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the balance of this Agreement shall not be affected and shall remain enforceable to the fullest extent permitted by law.

         Section 8.09. Transaction-Related Documents. Except as otherwise set forth in this Agreement, the Transaction-Related Documents, as such documents and agreements may have been amended, supplemented or modified from time to time, or as such documents are subject to any settlement agreement or agreements related thereto, shall continue to govern the rights and duties of the parties thereto with respect to the matters described therein and nothing herein shall be interpreted or construed to modify any such documents or agreements except as expressly set forth herein.

         Section 8.10. No Brokers. Each of the FDIC, WMI, the Keystone Entities, ASB, and each of the Investors agrees to indemnify and hold the other parties hereto harmless from any and all claims, losses, liabilities, expenses (including attorney fees), demands or commissions or other compensation by any broker, finder, agent, investment bankers or similar intermediary claiming to have been employed by or on behalf of such party.

         Section 8.11. Notices. All notices, requests or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by telecopy or mailed by registered or certified mail, postage prepaid and return receipt requested, or if sent by an overnight delivery service (which provides for evidence of receipt) to the parties at the addresses specified in this Section 8.11 (or to such other address as any party may specify by like notice). Each such notice or other communication shall be effective (a) if given by telecopy, on the business day (or the next succeeding business day if the date of delivery is not a business day) when such telecopy is transmitted to the telecopy number specified and the appropriate answerback or confirmation is received, and (b) if given by any other means, on the business day (or the next succeeding business day if the date of delivery is not a business day) when delivered at the address specified.

         a.       If to the FDIC to:

                  Federal Deposit Insurance Corporation
                  550 17th Street, N.W.
                  Washington, D.C. 20429-0001
                  Attn: Director, Division of Resolutions, Room F-380 Telecopy No: (202) 898-7024

                  With a copy to:

                  Legal Division
                  Federal Deposit Insurance Corporation
                  1717 H Street, N.W., Room H-10025
                  Washington, D.C. 20434-0001
                  Attn:  David M. Gearin, Senior Counsel
                  Telecopy No:  (202) 736-0382

         b.       If to WMI to:

                  Washington Mutual, Inc.
                  1201 Third Avenue, 15th Floor
                  Seattle, WA 98101
                  Attn:  Marc R. Kittner, Senior Vice President
                  Telecopy No:  (206) 554-2790

                  With a copy to:

                  Foster Pepper & Shefelman
                  1111 Third Avenue Bldg., 34th Floor
                  Seattle, WA 98101
                  Attn:  Fay L. Chapman
                  Telecopy No:  (206) 447-9700

                  and

                  Gibson, Dunn & Crutcher
                  One Montgomery Street, Telesis Tower
                  San Francisco, CA 94104
                  Attn:  Todd H. Baker
                  Telecopy No:  (415) 986-5309

         c. If to any of Keystone Partners, the Keystone Entities or the Investors to:

                  Keystone Holdings Partners, L.P.
                  201 Main Street, 23rd Floor
                  Fort Worth, TX 76102
                  Attn:  Ray L. Pinson
                  Telecopy No:  (817) 338-2047
                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006
                  Attention:  Michael L. Ryan
                  Telecopy No:  212-225-3999

         Section 8.13. Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and be governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         Section 8.14. Other Matters. (a) This Agreement and the transactions contemplated hereby do not resolve or settle, and shall not be deemed to resolve or settle (i) any claims for damages and other forms of relief that plaintiffs have asserted or may assert against the United States in the Case, which claims defendants therein and the FDIC dispute, or (ii) any defenses or counterclaims the United States has asserted or may assert in that litigation, including, but not limited to, the defense, which plaintiffs therein dispute, that plaintiffs have settled the claims presented in such litigation.

         (b) The FDIC hereby consents to the execution by New West of this Agreement (to the extent that the Transaction Related Documents require or otherwise contemplate such consent) and confirms that it does not have any objection to such execution by New West.

         Section 8.15. Counterparts. For convenience of the parties hereto, this Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

                            (SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                               WASHINGTON MUTUAL, INC.

                               By:  /s/ Craig E. Tall
                                  ----------------------------------------
                                  Name:  Craig E. Tall
                                       ---------------------------------
                                  Title:    Executive Vice President
                                        ---------------------------------


                               KEYSTONE HOLDINGS, INC.

                               By:  /s/ Ray L. Pinson
                                  --------------------------------------
                                  Name:  Ray L. Pinson
                                       ---------------------------------
                                  Title:    Senior Vice President
                                        --------------------------------

                               NEW AMERICAN HOLDINGS, INC;

                               By:  /s/ Ray L. Pinson
                                  --------------------------------------
                                  Name:  Ray L. Pinson
                                       ---------------------------------
                                  Title:    Senior Vice President
                                        --------------------------------

                               NEW AMERICAN CAPITAL, INC.

                               By:  /s/ Ray L. Pinson
                                  --------------------------------------
                                  Name:  Ray L. Pinson
                                       ---------------------------------
                                  Title:    Senior Vice President
                                        --------------------------------

                               N.A. CAPITAL HOLDINGS, INC.

                               By:  /s/ Ray L. Pinson
                                  --------------------------------------
                                  Name:  Ray L. Pinson
                                       ---------------------------------
                                  Title:    Senior Vice President
                                        --------------------------------

                               AMERICAN SAVINGS BANK, F.A.

                               By:  /s/ Mario J. Antoci
                                  ---------------------------------------
                                  Name:  Mario J. Antoci
                                       ----------------------------------
                                  Title:    Chief Executive Officer
                                        ---------------------------------

                               NEW WEST FEDERAL SAVINGS AND LOAN ASSOCIATION

                               By:  /s/ Robert T. Barnum
                                  ---------------------------------------
                                  Name:  Robert T. Barnum
                                       ----------------------------------
                                  Title:    Chief Executive Officer
                                        ---------------------------------

                               FEDERAL DEPOSIT INSURANCE CORPORATION, as manager of the FSLIC Resolution Fund

                               By:  /s/ James A. Meyer
                                  ---------------------------------------
                                  Name:  James A. Meyer
                                       ----------------------------------
                                  Title:    Assistant Director
                                        ---------------------------------

                               INVESTORS:

                                  KEYSTONE HOLDINGS PARTNERS, L.P.

                                  By: K.H. Group Management, Inc., its General
                                      Partner

                                  By:  /s/ Ray L. Pinson
                                     ------------------------------------
                                       Name:  Ray L. Pinson
                                            -----------------------------
                                       Title:    Vice President
                                             ----------------------------

                                  K.H. GROUP MANAGEMENT, INC.

                                  By:  /s/ Ray L. Pinson
                                       ----------------------------------
                                       Name:  Ray L. Pinson
                                            -----------------------------
                                       Title:    Vice President
                                             ----------------------------

                                  /s/ J. Taylor Crandall
                                  ---------------------------------------
                                      as Attorney in Fact for:

                                       Robert M. Bass
                                       Bernard J. Carl
                                       Andrew E. Furer
                                       David Bonderman
                                       John H. Scully
                                       William E. Oberndorf
                                       Peter T. Joseph
                                       J. Taylor Crandall
                                       David M. Schwarz
                                       Thomas J. Barrack, Jr.
                                       William P. Hallman, Jr.

                                   APPENDIX E

                            FORM OF ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Agreement") is made this ____ day of ___________, 1996, by and among ________________________________ (the "Escrow
Agent"), WASHINGTON MUTUAL, INC., a Washington corporation ("WMI"), KEYSTONE HOLDINGS PARTNERS, L.P., a Texas limited partnership ("KH Partners"), and the FEDERAL DEPOSIT INSURANCE CORPORATION (the "FDIC"), as manager of the FSLIC Resolution Fund (the "FRF"), as successor in interest to the Federal Savings and Loan Insurance Corporation.

                                    Recitals

         WHEREAS, WMI and KH Partners, together with certain of KH Partners' affiliates, have entered into an Agreement for Merger, dated as of July 21, 1996 (the "Merger Agreement"), pursuant to which Keystone Holdings, Inc. ("Keystone Holdings") will merge with and into WMI (the "Merger");

         WHEREAS, pursuant to Section 2 of the Merger Agreement, the Escrow Shares (as defined in the Merger Agreement) are to be delivered by WMI into escrow at the direction of KH Partners and the FDIC;

         WHEREAS, KH Partners owned all of the issued and outstanding stock of Keystone Holdings immediately prior to the Merger and has under the Merger Agreement a contingent right to have 65% of the Escrow Shares released to it from the Escrow;

         WHEREAS, the FDIC is selling, assigning, transferring and delivering the Warrants (as defined in the Merger Agreement) to WMI at the Closing of the Merger pursuant to a Warrant Exchange Agreement, dated as of July 21, 1996 (the "Warrant Exchange Agreement"), by and among WMI, the Keystone Entities (as defined in the Warrant Exchange Agreement), KH Partners, New West Federal Savings and Loan Association, American Savings Bank, F.A. and the FDIC and, as part of the consideration to be received in exchange for the Warrants, has a contingent right to have 35% of the Escrow Shares released to it from the Escrow; provided, however, that if an Adjustment Event (as defined in the Merger Agreement) has occurred, then the percentage of the Escrow Shares to which the FDIC shall have a contingent right shall be changed to 35.1% and the percentage of the Escrow Shares to which KH Partners shall have a contingent right shall be changed to 64.9%; and

         WHEREAS, the parties desire to appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent has agreed to accept such appointment.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

         2. Appointment of Escrow Agent. WMI, KH Partners, and the FDIC hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts its appointment, as escrow agent to hold and dispose of the Escrow Fund (as hereinafter defined) in accordance with the terms hereof.

         3. Delivery of Escrow Shares. Concurrently with the execution and delivery of this Agreement, KH Partners and the FDIC have directed WMI to deliver, or cause to be delivered, and WMI has so delivered or caused to be delivered, the Escrow Shares (as adjusted pursuant to the Merger Agreement), registered in the name of [the Escrow Agent] to the Escrow Agent. By execution hereof, the Escrow Agent evidences its receipt from WMI of the Escrow Shares. The term "Escrow Fund" shall mean the Escrow Shares together with (i) all dividends and distributions (of whatever nature) (other than dividends payable in shares of WMI Common Stock paid on or with respect to the Escrow Shares),
(ii) any additional or substitute securities with respect thereto, and (iii) any interest or earnings upon such dividends, distributions or additional or substitute securities in accordance with the terms of this Agreement (including without limitation amounts payable under the Notes (as hereinafter defined)).

         4. Subaccounts. The Escrow Agent shall establish and maintain a subaccount with respect to each Holder (as defined herein) representing the pro rata portion of the Escrow Fund attributable to each such Holder.

         5. Investment of Funds.

                  (a) The Escrow Agent shall invest and reinvest the cash portion of the Escrow Fund in U.S. Treasury Bills with maturities not exceeding 26 weeks except as otherwise directed in a joint letter signed by both KH Partners and the FDIC.

         The Escrow Agent shall not be liable for any loss suffered in connection with any investments made pursuant to joint instructions received from KH Partners and the FDIC. No instructions, requests or notices from KH Partners and the FDIC to the Escrow Agent shall be effective until received by the Escrow Agent in writing, and no such instructions, requests or notices shall be effective unless executed by both KH Partners and the FDIC.

                  (b) As and when any amounts invested as aforesaid may be needed for disbursement from the Escrow Fund as herein provided (including the funding of loans made pursuant to Section 8 hereof), the Escrow Agent shall cause a sufficient amount of such investments to be sold or otherwise converted into cash to the credit of the Escrow Fund. The Escrow Agent shall not be held liable for any loss of income due to the liquidation of any investment which the Escrow Agent, in its sole discretion and acting in good faith, believes necessary to make payments or disbursements in accordance with this Agreement.

         6. Transfers. KH Partners and the FDIC are the initial holders of contingent rights to receive the Escrow Shares. It is understood that KH Partners intends to distribute its contingent right in the Escrow Fund to the partners of KH Partners immediately after the Effective Time. Such partners, the FDIC and their transferees may transfer any or all of their respective contingent rights to the Escrow Fund, provided that no transfer shall be effective unless and until the proposed transferor has delivered to WMI the following documents:

                  (a) an opinion of counsel reasonably satisfactory to WMI that such transfer is exempt from the registration requirements of the Securities Act of 1933 and similar requirements under all applicable state securities laws, accompanied by such other documentation as WMI shall reasonably require to demonstrate compliance with applicable requirements of federal and state securities laws, and

                  (b) a written instrument executed by the proposed transferee whereby such party agrees to be bound by all applicable obligations contained in this Agreement.

         As used herein, the term "Holder" shall mean any Person owning from time to time a contingent right to receive a portion of the Escrow Fund. No Holder shall be allowed to transfer such Holder's contingent right to its allocated portion of the Escrow Fund until the Holder has repaid all outstanding Notes (as defined below in Section 8). The Escrow Agent shall not be required to treat any purported transfer as effective until such time as it has received (x) written notice of such transfer from the transferor, (y) written notice from WMI that the opinion of counsel and other documentation described above has been received, and (z) receipt of any tax or other information or documents reasonably requested by the Escrow Agent. The Escrow Agent shall maintain a list of the Holders and their addresses.

         7. Voting of Escrow Shares. For so long as any Escrow Shares (or any additional or substitute securities with respect thereto) are held by the Escrow Agent in accordance with the terms of this Agreement, each Holder of the contingent right to receive such shares shall have the absolute right to have its pro rata portion of the Escrow Shares (and any additional or substitute securities with respect thereto) voted on all matters with respect to which the vote of the holders of WMI Common Stock is required or solicited in accordance with the written instructions of such Holder at the time of the applicable record date as given to the Escrow Agent. The right of a Holder to instruct the Escrow Agent to vote any portion of the Escrow Shares shall be determined as of the record date established by WMI with respect to such vote. If no written instructions are timely received by the Escrow

Agent from a Holder, then the Escrow Agent shall not vote any of the shares in the Escrow Fund to which such Holder owns a contingent right.

         8. Loans from the Escrow Fund. Each Holder shall have the right to request that the Escrow Agent make a loan to it out of the cash portion of the subaccount established with respect to it pursuant to Section 4. Such request must be delivered in writing to the Escrow Agent no later than 30 days following notice to such Holder of the payment to the Escrow Agent of any cash dividends or distributions on the Escrow Shares attributable to such Holder. Such request may be for a loan in a principal amount equal to no more than 45 percent of the amount of such dividend or distribution. Such request shall be accompanied by
(a) an executed promissory note substantially in the form attached hereto as
Exhibit 1 (the "Note"), (b) an opinion of counsel in form reasonably satisfactory to the Escrow Agent that the Note will not violate any applicable usury or similar laws and (c) receipt of any tax or other information or documents reasonably requested by the Escrow Agent. The loan shall accrue interest and be payable as provided in Exhibit A. The Escrow Agent shall calculate the Investment Rate as defined in Exhibit A within 30 days following the end of each calendar quarter and notify the borrowers of such rate.

         9. Release of Escrow Funds. The Escrow Agent will hold the Escrow Fund in its possession until authorized hereunder to deliver the Escrow Fund or any specified portion thereof as provided in this Section 9. The Escrow Agent shall take all actions called for in any notice delivered by WMI under this Section 9 within ten (10) business days of the date such notice is received; provided that the Escrow Agent shall not deliver to any Holder that Holder's Aggregate Escrow Distribution until any such Holder's Notes have been fully repaid or offset pursuant to subsection (d).

                  (a) Unless the Escrow Expiration Date shall have occurred, within thirty (30) days of the date on which Case Proceeds are received by WMI or its subsidiaries (including the Keystone Entities), WMI shall deliver written instructions to the Escrow Agent to deliver to each Holder such Holder's pro rata portion of the Aggregate Escrow Distribution and, (unless the provisions of subsection (c) apply) after making such distribution as to each and every Holder (or after setting aside a Holder's allocable portion of the Aggregate Escrow Distribution with respect to any Holder who has not repaid any outstanding Note or who has not delivered information or documents reasonably requested by the Escrow Agent), to return any remaining Escrow Shares to WMI for cancellation (together with the remainder of the Escrow Fund). The Escrow Agent shall not be required to make any payment to any Holder until such time as it has received any tax or other information or documents reasonably requested by it. No Holder shall be entitled to receive or shall receive any fractional shares of WMI Common Stock or cash in lieu of fractional shares.

                  (b) In the event that the Escrow Expiration Date has occurred and no Case Proceeds have been received by WMI or its subsidiaries (including the Keystone Entities), then WMI shall deliver written instructions to the Escrow Agent to return the Escrow Shares to WMI for cancellation together with the remainder of the Escrow Fund.

                  (c) Unless the Escrow Expiration Date shall have occurred, in the event that the Case Proceeds are received in Installments, then, within thirty (30) days of the date on which any Installment is received by WMI or its subsidiaries (including the Keystone Entities), WMI shall deliver written instructions to the Escrow Agent (i) to pay each Holder the pro rata portion of the Aggregate Escrow Distribution with respect to such Installment attributable to such Person, and (ii) after making the last Aggregate Escrow Distribution with respect to the last Installment as to each and every Holder (or after setting aside a Holder's allocable portion of the Escrow Fund with respect to any Holder who has not repaid any outstanding Note or who has not delivered information or documents reasonably requested by the Escrow Agent), to return any remaining Escrow Shares to WMI for cancellation, (together with the remainder of the Escrow Fund). No Holder shall be entitled to receive or shall receive any fractional shares of WMI Common Stock or cash in lieu of fractional shares.

                  (d) Upon receipt of the instructions described in (a), (b) or
(c) above, the Escrow Agent shall promptly notify the obligors under each outstanding Note that such Note is due and payable in full within seven days of the date of such notice and shall take all reasonable steps to effect such distribution within 30 days of receipt of WMI's written instructions. In the event that any obligor fails to pay the Note in full within ten (10) days of the date of such notice, the Escrow Agent shall deduct the amount of the Note (plus any interest or other amounts due thereunder) from the pro rata portion of the Aggregate Escrow Distribution otherwise due such obligor. In the event that (i) any obligor fails to pay such obligor's Note in full within ten (10) days of the date of such notice; (ii) the Escrow Expiration Date has occurred; and (iii) no Case Proceeds have been received by WMI or its subsidiaries (including the Keystone Entities), the Escrow Agent shall declare the Note to be in default and shall endorse the Note and assign all of its right, title and interest in the Note to WMI, without recourse.

                  (e) Beginning on the last day of the full calendar month immediately following the sixth anniversary of this Agreement and on the last day of every succeeding month, WMI shall deliver written instructions to the Escrow Agent to return to WMI a number of shares equal to 1.25% of the number of Escrow Shares (as adjusted pursuant to the definition of Escrow Shares in the Merger Agreement) held by the Escrow Agent on the sixth anniversary of this Agreement (together with any dividends and distributions received on such shares and any interest or earnings on such dividends); provided, that if there has been a final, nonappealable judicial resolution or settlement of the Case involving two or more Installments prior to the sixth anniversary of this Agreement, the provisions of this subsection shall not apply.

         10. Escrow Agent's Responsibility.

                  (a) The Escrow Agent's sole responsibility shall be for the safekeeping of the Escrow Fund, the establishment and maintenance of subaccounts pursuant to Section 4, the investment of the Escrow Fund pursuant to Section 5, the making of loans as provided in Section 8, and the disbursement thereof in accordance with Section 9, and the Escrow Agent shall not be required to take any other action with reference to any matters which might arise in connection with the Escrow Fund, this Agreement, the Merger Agreement or the Warrant Exchange Agreement. The Escrow Agent may act upon any written instruction or other instrument which the Escrow Agent in good faith believes to be genuine and to be signed and sent by the proper Persons. The Escrow Agent shall not be required to take any action until such time as it has received written instructions as provided above and any tax or other information or documents reasonably requested by it. The Escrow Agent shall not be liable for any action taken by it in good faith and believed to be authorized or within the rights or powers conferred upon it by this Escrow Agreement or for anything which the Escrow Agent may do or refrain from doing in connection herewith unless the Escrow Agent is guilty of gross negligence, bad faith or willful misconduct. The Escrow Agent may from time to time consult with legal counsel of its own choice for advice concerning its obligations under this Agreement, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent has no duty to determine or inquire into the occurrence of any event or the performance or failure of performance of any of the parties hereto with respect to any agreements or arrangements with each other or with any other party or parties including, without limitation, the Merger Agreement or the Warrant Exchange Agreement.

                  (b) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement. The Escrow Agent's duties and obligations are purely ministerial in nature, and nothing herein shall be construed to give rise to any fiduciary obligations of the Escrow Agent. In the event of any disagreement or the presentation of any adverse claim or demand in connection with the disbursement of the Escrow Fund, the Escrow Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any items affected thereby, and in so doing, the Escrow Agent shall not become liable to the undersigned or to any other Person, due to its failure to comply with such adverse claim or demand. The Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act:

                           (i) until authorized to disburse by a court order from a court having jurisdiction of the parties and the money, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication; or

                           (ii) until all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof and shall have been directed in writing, signed jointly or in counterpart by the undersigned and by all Persons making adverse claims or demands, at which time the Escrow Agent shall be protected in acting in compliance therewith.

                  (c) The Escrow Agent shall treat all communications pursuant to this Agreement, whether oral or written, confidentially and shall not make any public disclosure of communications to or from any party hereto. In the event that the Escrow Agent is requested in any proceeding to disclose any communications, the Escrow Agent shall give prompt notice to KH Partners, the FDIC, any Holder and WMI of such request so that KH Partners, the FDIC, such Holder or WMI may seek an appropriate protective order or other remedy.

         11. Indemnification of Escrow Agent. WMI agrees to indemnify and hold the Escrow Agent and its officers and employees harmless for and from all claims, losses, liabilities and expenses (including, without limitation, reasonable legal fees and expenses, including any legal fees in any appeal or bankruptcy proceeding) arising out of or in connection with its acting as Escrow Agent under this Agreement, except in those instances where the Escrow Agent has been guilty of gross negligence, bad faith or willful misconduct. In addition, WMI agrees to pay to the Escrow Agent its reasonable fees and expenses in connection with the performance of its duties under this Agreement as set forth in the Escrow Fee Schedule as Schedule 1. Under no circumstances shall the Escrow Agent be entitled to charge the Escrow Fund for any amounts otherwise due to the Escrow Agent from WMI. The provisions of this Section 10 shall survive the termination of this Agreement.

         12. Termination. This Agreement shall terminate upon the complete disbursement of the remaining assets constituting the Escrow Fund in accordance with this Agreement. Upon such termination, the Escrow Agent shall close its records, and all of the Escrow Agent's liability and obligations in connection with the Escrow Fund and this Agreement shall terminate, other than liabilities and obligations incurred by it hereunder prior to such resignation becoming effective.

         13. Notices and Communications. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in person or by courier, if by facsimile transmission (with receipt thereof acknowledged), or if sent by certified mail, return receipt requested and shall be deemed to have been received on the date of delivery in person, by courier, or by facsimile transmission, or on the date set forth in the return receipt, as follows:

         If to the Escrow Agent, at:

                  ------------------------------------
                  ------------------------------------
                  ------------------------------------
                  Attn:  _______________________________
                  Facsimile Number:         _________________

         If to KH Partners, at:

                  Keystone Holdings Partners, L.P.
                  201 Main Street, 23rd Floor
                  Fort Worth, TX  76102
                  Attn:  Ray L. Pinson
                  Facsimile Number:         (817) 338-2047

                  Copies to:

                  Kelly, Hart & Hallman
                  201 Main Street, Suite 2500
                  Ft. Worth, TX  76102
                  Attn:  Billie J. Ellis, Jr.
                  Facsimile Number:         (817) 878-9280

                  and

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY  10006
                  Attn:      Michael L. Ryan
                  Facsimile Number:         (202) 225-3999

         If to the FDIC, at:

                  Federal Deposit Insurance Corporation
                  801 17th Street, N.W.
                  Washington, D.C.  20434-0001
                  Attn:  Director, Division of Resolutions
                  Facsimile Number:         (202) 898-7024

                  Copy to:

                  Legal Division
                  Federal Deposit Insurance Corporation
                  1717 H Street, N.W.
                  Washington, D.C.  20434-0001
                  Attn:  David M. Gearin, Senior Counsel
                  Facsimile Number:  (202) 736-0382

                  If to WMI, at:

                  Washington Mutual, Inc.
                  1201 Third Avenue, 15th Floor
                  Seattle, WA  98101
                  Attn:  Marc R. Kittner, Senior Vice President
                  Facsimile Number:         (205) 554-2790

                  Copy to:

                  Foster Pepper & Shefelman
                  1111 Third Avenue, 34th Floor
                  Seattle, WA  98101
                  Attn:  Fay L. Chapman
                  Facsimile Number:         (206) 447-9700

         Any party may change its address for notice purposes by providing written notice thereof in accordance with this Section . Notices to a Holder other than KH Partners or the FDIC shall be made in the manner described above to the address of such Holder as shown on the Escrow Agent's records.

         14.      Resignation; Removal.

         (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days' prior written notice of such resignation to WMI, KH Partners and the FDIC, specifying a date when such resignation shall take effect; provided, that no such resignation shall be effective until a successor Escrow Agent shall have been appointed and shall have accepted its appointment in writing as hereinafter set forth. Upon such notice, KH Partners, the FDIC and WMI shall use commercially reasonable efforts to mutually agree upon and appoint a successor Escrow Agent. If KH Partners, the FDIC and WMI are unable to agree upon a successor Escrow Agent within 30 days after such notice or such appointed Escrow Agent has not accepted such appointment in writing within such 30 day period, the Escrow Agent shall be entitled to appoint its successor, which shall be a commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus of at least $1 billion.

         (b) Any successor Escrow Agent (whether succeeding a resigning or removed Escrow Agent) shall deliver a written acceptance of its appointment to the resigning Escrow Agent, WMI, KH Partners, and the FDIC, and immediately thereafter, (i) the resigning Escrow Agent shall transfer and deliver the Escrow Fund to the successive Escrow Agent, whereupon the resignation of the resigning Escrow Agent shall become effective, and (ii) the successor Escrow Agent shall constitute the "Escrow Agent" for all purposes hereunder and all applicable provisions of this Agreement shall apply to the successor Escrow Agent as though it had been named herein. Any such resignation shall not relieve the resigning Escrow Agent from any liability incurred by it hereunder prior to such resignation becoming effective.

         (c) The Escrow Agent shall continue to serve until its successor accepts the duties of Escrow Agent hereunder. KH Partners, the FDIC and WMI shall have the right at any time upon their mutual consent to remove the Escrow Agent and substitute a new Escrow Agent, by giving 30 days' notice thereof to the then acting Escrow Agent. Any successor Escrow Agent appointed under this
Section 14 shall be qualified to act as an escrow agent under applicable law.

         15. Miscellaneous.

                  (a) This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the State of New York as applicable to contracts executed and delivered in New York by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof.

                  (b) Unless the context otherwise requires, under this Agreement words in the singular number include the plural, and words in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the context so indicates words of the neuter gender may refer to any gender.

                  (c) All titles and headings in this Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

                  (d) The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto or their successors or assigns.

                  (e) Neither this Agreement nor, except as explicitly provided in this Agreement, any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties.

                  (f) This Agreement constitutes the entire agreement between the Escrow Agent, on the one hand, and KH Partners, the FDIC and WMI, on the other hand. This Agreement supersedes all proposals, oral or written, and all other communications, oral or written, between the parties relating to the subject matter of this Agreement.

                  (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (h) Each party hereto and each Holder, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service.

                  (i) If any provision hereunder shall require the action by or notice to KH Partners, the provision shall be read to require the action by or notice to Robert M. Bass if KH Partners shall no longer be in existence.

         IN WITNESS WHEREOF, the parties, by their officers thereunto duly authorized, have executed and delivered this Agreement the date first above written.

KEYSTONE HOLDINGS PARTNERS, L.P.

By:  _____________________________
Name: ____________________________
Title: ___________________________

WASHINGTON MUTUAL, INC.

By:  ______________________________
Name: _____________________________
Title: ____________________________

FEDERAL DEPOSIT
INSURANCE CORPORATION,
as manager of the FSLIC Resolution Fund

By:  ______________________________
Name: _____________________________
Title: ____________________________

[ESCROW AGENT]:

By:  ______________________________
Name: _____________________________
Title: ____________________________

                                   APPENDIX F

                          REGISTRATION RIGHTS AGREEMENT

         This Registration Rights Agreement (this "Agreement") is made and entered into as of July 21, 1996, by and among Keystone Holdings Partners L.P., a Texas limited partnership (the "Partnership"), the Federal Deposit Insurance Corporation ("FDIC"), as manager of the FSLIC Resolution Fund (the "FRF") (collectively with the FDIC, the "Initial Securities Holders"), and Washington Mutual, Inc., a Washington corporation (the "Company").

         WHEREAS, the Partnership owns all of the outstanding capital stock of Keystone Holdings Inc., a Delaware corporation ("Keystone");

         WHEREAS, the Partnership, Keystone, the Company, and certain direct and indirect subsidiaries of Keystone are concurrently with the execution of this Agreement entering into an Agreement for Merger (the "Merger Agreement"), providing for the merger of Keystone with and into the Company in exchange for 26,000,000 newly issued shares of Common Stock, no par value, of the Company ("Common Stock") to be issued to the Partnership, all in accordance with the terms of the Merger Agreement;

         WHEREAS, the Partnership, the FDIC, the Company, Keystone, certain of Keystone's direct and indirect subsidiaries and certain other parties are, concurrently with the execution of this Agreement, entering into that certain agreement (the "Warrant Exchange Agreement") pursuant to which the FDIC is to transfer at the Effective Time (as defined in the Merger Agreement) warrants that the FRF holds for capital stock of N.A. Capital Holdings, Inc. to the Company in exchange for 14,000,000 newly issued shares of Common Stock, all in accordance with the terms of the Warrant Exchange Agreement;

         WHEREAS, pursuant to the Merger Agreement and the Warrant Exchange Agreement, the Company will issue at the Effective Time an additional 8,000,000 newly issued shares of Common Stock (the "Litigation Shares") and deliver such shares to an escrow agent for release on a proportional basis to the Initial Securities Holders, or their permitted assigns, in the event of a cash recovery in the Case after the Closing, all in accordance with the terms of the Merger Agreement, the Warrant Exchange Agreement and the Escrow Agreement (as defined in the Merger Agreement);

         WHEREAS, the transactions contemplated by the Merger Agreement and the Warrant Exchange Agreement are to be consummated at the Closing;

         WHEREAS, in connection with the Merger Agreement and the Warrant Exchange Agreement, the Company has agreed to provide the registration rights set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

         SECTION 1.  DEFINITIONS.

         1.1 Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

                  "affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated by the Commission under the Exchange Act as in effect on the date hereof.

                  "Agreement" shall mean this Registration Rights Agreement, as it may be amended, supplemented or otherwise modified from time to time.

                  "Closing" shall have the meaning assigned to such term in the Recitals.

         "Closing Date" shall mean the date on which the Closing occurs.

                  "Commission" shall mean the United States Securities and Exchange Commission or any successor thereto.

                  "Common Stock" shall have the meaning assigned to such term in the Recitals.

                  "Company" shall have the meaning assigned to such term in the Preamble.

                  "Company Public Sale Event" shall mean any sale by the Company of Common Stock for its own account as contemplated by subsection 4.1 pursuant to an effective Registration Statement filed by the Company, filed on Form S-1 or any other form for the general registration of securities with the Commission (other than a Registration Statement filed by the Company on either Form S-4 or Form S-8 or any registration in connection with a standby underwriting in connection with the redemption of outstanding convertible securities).

                  "Company Sale Notice" shall mean a Notice of Offering pursuant to Subsection 4.1 from the Company to each Security Holder stating that the Company proposes to effect a Company Public Sale Event.

                  "Effective Time" shall have the meaning assigned to such term in the Recitals.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder, and any successor federal statute, rules or regulations.

                  "FDIC" shall have the meaning assigned to such term in the Preamble.

                  "Form S-1" shall mean such form of registration statement under the Securities Act as in effect on the date hereof or any successor form thereto.

                  "Form S-3" shall mean such form of registration statement under the Securities Act as in effect on the date hereof or any successor form thereto.

                  "Form S-4" shall mean such form of registration statement under the Securities Act as in effect on the date hereof or any successor form thereto.

                  "Form S-8" shall mean such form of registration statement under the Securities Act as in effect on the date hereof or any successor form thereto.

                  "FRF" shall have the meaning assigned to such term in the Preamble.

                  "Initial Merger Shares" shall mean the aggregate of 40,000,000 newly issued shares of Common Stock issued by the Company pursuant to the terms of the Merger Agreement and the Warrant Exchange Agreement at the Effective Time, which shall consist of the 26,000,000 Keystone Initial Shares (as defined in the Merger Agreement) and the 14,000,000 FRF Initial Shares (as defined in the Merger Agreement). Notwithstanding the foregoing, if an Adjustment Event (as defined in the Merger Agreement) shall have occurred, then the Keystone Initial Shares shall be reduced to 25,883,333 shares of Common Stock, and the numbers 40,000,000 and 26,000,000 in this Agreement, shall be changed to the numbers 39,883,333 and 25,883,333, respectively, subject to
         Section 2.2(c) of the Merger Agreement.

                  "Initial Securities Holders" shall have the meaning assigned to such term in the Preamble of this Agreement.

                  "Initial Underwriting" shall mean the underwritten public offering referred to in Section 2.

                  "Keystone" shall have the meaning assigned in the first
         Recital.

                  "Litigation Shares" shall have the meaning assigned to such term in the Recitals.

                  "Litigation Shelf" shall have the meaning assigned to such term in subsection 3.1(b) hereof.

                  "Merger Agreement" shall have the meaning assigned to such term in the Recitals.

                  "NASD" shall mean the National Association of Securities Dealers, Inc. or any successor thereto.

                  "Notice of Offering" shall mean a written notice with respect to (a) the Initial Underwriting, or (b) a proposed underwritten public offering pursuant to the Shelf Registration Statement or (c) a Company Public Sale Event, in each case setting forth (i) the expected maximum and minimum number of shares of Registrable Common or Common Stock, as the case may be, proposed to be offered and sold, (ii) the lead managing underwriter, if applicable or selected and (iii) the proposed method of distribution and the expected timing of the offering.

                  "Partnership" shall have the meaning assigned to such term in the Preamble of this Agreement.

                  "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                  "Piggybacking Securities Holder" shall mean Securities Holders selling Registrable Common in connection with a Company Public Sale Event pursuant to subsection 4.3.

                  "Preliminary Prospectus" shall mean each preliminary prospectus included in a Registration Statement or in any amendment thereto prior to the date on which such Registration Statement is declared effective under the Securities Act, including any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act.

                  "Prospectus" shall mean each prospectus included in a Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in accordance with Rule
         430A), together with any supplement thereto, and any material incorporated by reference into such Prospectus, all as filed with, or transmitted for filing to, the Commission pursuant to Rule 424(b) under the Securities Act.

                  "Public Sale Event" shall mean the Initial Underwriting, an underwritten public offering under the Shelf Registration Statement or the Litigation Shelf, or a Company Public Sale Event, as the case may be.

                  "Purchase Agreement" shall mean any written agreement entered into by any Securities Holder providing for the sale of Registrable Common in the manner contemplated by a related Registration Statement, including the sale thereof to an underwriter for an offering to the public.

                  "Registrable Common" shall mean (a) the Initial Merger Shares and (b) any other securities issued as (or issuable upon the conversion or exercise of any warrant, right, option or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Initial Merger Shares; provided, however, that any such Registrable Common shall cease to be Registrable Common when (i) a Registration Statement with respect to the sale of such Registrable Common has been declared effective under the Securities Act and such securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement,
         (ii) such shares are disposed of pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (iii) such Registrable Common shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company and they may be resold without subsequent registration or qualification under the Securities Act or any state securities laws then in force, or
         (iv) such securities shall cease to be outstanding; provided, further, that any securities that have ceased to be Registrable Common cannot thereafter become Registrable Common, and any security that is issued or distributed in respect to securities that have ceased to be Registrable Common shall not be Registrable Common.

                  "Registrable Litigation Shares" shall mean (a) the Litigation Shares and (b) any other securities issued as (or issuable upon the conversion or exercise of any warrant, right, option or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Litigation Shares; provided, however, that any such Registrable Litigation Shares shall cease to be Registrable Litigation Shares when (i) a Registration Statement with respect to the sale of such Registrable Litigation Shares has been declared effective under the Securities Act and such securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such shares are disposed of pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (iii) such Registrable Litigation Shares shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company and they may be resold without subsequent registration or qualification under the Securities Act or any state securities laws then in force, or (iv) such securities shall cease to be outstanding; provided, further, that any securities that have ceased to be Registrable Litigation Shares cannot thereafter become Registrable Litigation Shares, and any security that is issued or distributed in respect to securities that have ceased to be Registrable Litigation Shares shall not be Registrable Litigation Shares.

                  "Registration" shall mean a registration of securities pursuant to the Securities Act.

                  "Registration Statement" shall mean any registration statement (including the Preliminary Prospectus, the Prospectus, any amendments (including any post-effective amendments) thereof, any supplements and all exhibits thereto and any documents incorporated therein by reference pursuant to the rules and regulations of the Commission), filed by the Company with the Commission under the Securities Act in connection with any Public Sale Event.

                  "Responsible Officer" shall mean, as to the Company, the chief executive officer, the president, the chief financial officer or any executive or senior vice president of the Company.

                  "Rule 144" shall mean Rule 144 promulgated by the Commission under the Securities Act, or any successor to such Rule.

                  "Rule 415" shall mean Rule 415 promulgated by the Commission under the Securities Act, or any successor to such Rule.

                  "Rule 424" shall mean Rule 424 promulgated by the Commission under the Securities Act, or any successor to such Rule.

                  "Rule 430A" shall mean Rule 430A promulgated by the Commission under the Securities Act, or any successor to such Rule.

                  "Sale Event" shall mean any sale by the Company of Common Stock pursuant to a Company Public Sale Event or any sale by any Securities Holder of Registrable Common pursuant to the Initial Underwriting or the Shelf Registration Statement, or Registrable Litigation Shares pursuant to the Litigation Shelf.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder and, any successor federal statutes, rules or regulations.

                  "Securities Holder" shall mean any Initial Securities Holder and any transferee thereof to whom are transferred the rights and obligations of a Securities Holder pursuant to subsection 6.8.

                  "Securities Holders' Counsel" shall mean the single law firm from time to time representing the Securities Holders collectively as appointed by Securities Holders owning a majority of the Registrable Common and Registrable Litigation Shares held by Securities Holders at the time of such appointment.

                  "Securities Holder's Questionnaire" shall mean the questionnaire to be provided by each Securities Holder to the Company, substantially in the form of Annex A, as the same from time to time may be amended, supplemented or otherwise modified.

                  "Shelf Registration Statement" shall have the meaning assigned to such term in subsection 3.1.

                  "Significant Securities Holder" shall mean, on any date of determination thereof, a Securities Holder then holding or beneficially owning in the aggregate more than 5% of the number of shares of the Common Stock then outstanding.

                  "Supplemental Addendum" shall mean a Supplemental Addendum substantially in the form of Annex B to this Agreement.

                  "Termination Date" shall mean the later of the respective dates on which the Company has no further obligation under the terms of this Agreement to file or keep effective the Shelf Registration Statement or the Litigation Shelf, as the case may be.

                  "Warrant Exchange Agreement" shall have the meaning assigned to it in the Recitals.

         (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, references to sections, subsections, schedules and exhibits are references to such in this Agreement.

         SECTION 2.  INITIAL UNDERWRITING.

         2.1 Underwritten Offering. The Company will use its best efforts to cause to be effective on the Closing Date, or as soon as practicable thereafter (recognizing that time is of the essence), a Registration Statement with respect to an underwritten public offering of not less than 7.5 million and not more than 20 million shares of Registrable Common; provided, however, that the Company agrees that it shall not cause such Registration Statement to be effective on the Closing Date or as soon as practicable thereafter if the Company and the holders of a majority of the Registrable Common participating in the Initial Underwriting mutually agree prior to the Closing Date, or thereafter, to cause such Registration Statement to be declared effective on another date, which date shall not be under any circumstances later than the date three (3) days after the Company publishes financial results covering thirty (30) days or more of post-Merger combined operations. Promptly after the execution hereof, the Company shall send a Notice of Offering to the Initial Securities Holders with respect to the Initial Underwriting. The Initial Securities Holders shall thereafter have thirty (30) days within which to submit a written response to the Company expressing their interest in participating in the Initial Offering and specifying the number of shares of Registrable Common they desire to sell in the Offering. Subject to subsection 2.3 hereof, all Securities Holders will be entitled to participate in the Initial Underwriting in accordance with the related Notice of Offering to the full extent of their Registrable Common; provided, however, that no Securities Holder shall be entitled to participate in the Initial Underwriting if such participation would be a violation of the pooling representation letter given by such Securities Holder to the Company pursuant to the Merger Agreement.

         2.2 Underwriters. The underwriters for the Initial Underwriting will be nationally recognized underwriters chosen by Securities Holders owning a majority of the Registrable Common held by Securities Holders anticipated to be participating in the Initial Underwriting, as previously identified to the Company.

         2.3 Allocation in Initial Underwriting. If all the eligible shares of Registrable Common requested to be included in the Initial Underwriting cannot be so included as a result of the limit on the aggregate number of shares of Registrable Common set forth in subsection 2.1, the number of shares of Registrable Common that may be so included shall be allocated among the Securities Holders pro rata on the basis of the number of shares of Registrable Common held by such eligible Securities Holders; provided, however, that such allocation shall not operate to reduce the aggregate number of shares of Registrable Common that may be so included in such underwriting. If any Securities Holder does not request inclusion of the maximum number of eligible shares of Registrable Common allocated to it pursuant to the above-described procedure, the remaining portion of its allocation shall be reallocated among those requesting eligible Securities Holders whose allocation did not satisfy their requests pro rata on the basis of the number of shares of Registrable Common held by such Securities Holders, and this procedure shall be repeated until all of the shares of Registrable Common which may be included in the underwriting have been so allocated.

         SECTION 3.  SHELF REGISTRATION.

         3.1 Shelf Registration. (a) The Company agrees to prepare and file with the Commission a "shelf" Registration Statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Common not previously sold in the Initial Underwriting (the "Shelf Registration Statement"). The permitted methods of distribution of shares of Registrable Common under the Shelf Registration Statement shall be limited to transactions complying with the provisions of Rule 144(f) and underwritten offerings of shares of Registrable Common under the Shelf Registration Statement in accordance with this Section 3. The Company will use its best efforts to have such Registration Statement declared effective by the Commission on or as soon as practicable after the date that is nine (9) months after the Effective Date (as defined in the Merger Agreement). The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective until the earlier of (A) the date three (3) years after the effective date of the Shelf Registration Statement (subject to any "black-out" periods and extensions of such three-year period pursuant to subsection 5.1) and (B) the date on which no Registrable Common remains outstanding.

                  (b) The Company agrees to prepare and file with the Commission a "shelf" Registration Statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Litigation Shares that are distributed to the Initial Securities Holders or their permitted assigns pursuant to the Merger Agreement (the "Litigation Shelf"). The permitted method of distribution of such Litigation Shares shall be limited to transactions complying with the provisions of Rule 144(f). The Company will use its best efforts to (i) have such Registration Statement declared effective by the Commission on or as soon as practicable after the first date any Litigation Shares are distributed from the escrow established at the Closing under the Merger Agreement, and (ii) to keep such Registration Statement continuously effective until the earlier of (A) the date three (3) years thereafter (subject to any "black-out" periods and extensions of such three-year period pursuant to subsection 5.1), and (B) the date on which no Registrable Litigation Shares remain outstanding. Notwithstanding the foregoing, in the event any Aggregate Escrow Distribution (as defined in the Merger Agreement) is made over time as a result of Installments (as defined in the Merger Agreement), the Company shall be obligated to use its best efforts to keep the Litigation Shelf continuously effective until the earlier of (I) the date one (1) year after the last distribution of Litigation Shares from the escrow (so long as such date is at least three (3) years after the first date any Litigation Shares are distributed from such escrow) and (II) the date on which no Registrable Litigation Shares remain outstanding.

         3.2 Demand Underwritings. (a) If the Company shall at any time receive a Notice of Offering from any Securities Holder or Securities Holders holding a minimum of 15% of the Registrable Common then outstanding (but in no event less than 3,000,000 shares) requesting an underwritten public offering of Registrable Common under the Shelf Registration Statement that has anticipated aggregate proceeds at the time of the request (net of underwriting discounts, commissions and expenses) in excess of $10,000,000, the Company shall, subject to the terms and conditions hereof, be obligated to use its best efforts to facilitate such proposed underwritten public offering pursuant to the terms of this Agreement. The provisions of this subsection 3.2 shall not be applicable to Registrable Litigation Shares.

                  (b) Following receipt of the notice referred to in subsection 3.2(a), the Company shall promptly give a Notice of Offering to all Securities Holders (other than the demanding Securities Holders), which shall set forth the right of such Securities Holders to include any or all shares of Registrable Common held by such Securities Holders in the proposed offering, subject to the terms of this Agreement. Subject to subsection 3.2(e), the Company shall use its best efforts to facilitate the inclusion in the proposed underwritten public offering of the number of shares of Registrable Common specified in written requests from such Securities Holders that are received by the Company within fifteen (15) days after the Company provides its Notice of Offering to all Securities Holders.

                  (c) The Securities Holders shall be entitled to a total of four (4) underwritten public offerings of Registrable Common under the Shelf Registration Statement during the three (3) year period following the effective date of the Shelf Registration Statement (subject to any "black out" periods and extensions of such three (3) year period pursuant to subsection 5.1); provided, that no more than two of such underwritten public offerings may take place in any twelve (12) month period.

                  (d) All underwritten public offerings of Registrable Common under the Shelf Registration Statement shall be broadly distributed. If at any time any of the Securities Holders of the Registrable Common covered by the Shelf Registration Statement desire to sell Registrable Common in an underwritten offering in accordance with the limitations of this subsection 3.2, the investment banker or investment bankers that will manage the offering will be nationally recognized underwriters selected jointly by the Company and by the Securities Holders owning a majority of the Registrable Common held by Securities Holders included in such offering.

                  (e) If all the shares of Registrable Common requested to be included in any underwritten public offering pursuant to this Section 3 cannot be so included as a result of any reasonable limit established by the underwriters on the aggregate number of shares of Registrable Common included in such underwriting, the number of shares of Registrable Common that may be so included shall be allocated among the Securities Holders pro rata on the basis of the number of shares of Registrable Common held by such Securities Holders; provided, however, that such allocation shall not operate to reduce the aggregate number of shares of Registrable Common that may be so included in such underwriting. If any Securities Holder does not request inclusion of the maximum number of shares of Registrable Common allocated to it pursuant to the above-described procedure, the remaining portion of its allocation shall be reallocated among those requesting Securities Holders whose allocation did not satisfy their requests pro rata on the basis of the number of shares of Registrable Common held by such Securities Holders, and this procedure shall be repeated until all of the Registrable Shares which may be included in the underwriting have been so allocated.

                  (f) Securities Holders holding a majority of the Registrable Common exercising a demand right for an underwritten public offering under this subsection 3.2 may withdraw the exercise of such right on behalf of all such exercising Securities Holders as a result of a material adverse change in the earnings, condition, financial or otherwise, or prospects of the Company, or a material adverse change in the market for equity securities generally by giving written notice to the Company prior to the date the Purchase Agreement for such underwritten public offering is signed, and such withdrawn demand registration right shall not be deemed to be one of the four demand rights provided under
Section 3.2(c); provided, however, that the Company shall not be required to deliver a Notice of Offering with respect to a renewed or new demand for an underwritten public offering pursuant to subsection 3.2 or to take any other action with respect to any such renewed or new demand for a period of ninety
(90) days following any such notice of withdrawal.

         SECTION 4.  COMPANY SALE EVENTS.

         4.1 Determination. Subject to subsection 5.2, the Company may at any time effect a Company Public Sale Event pursuant to a Registration Statement filed by the Company if the Company gives each Securities Holder a Company Sale Notice, provided that such Company Sale Notice is given not less than 21 days prior to the initial filing of the related Registration Statement. The obligation of the Company to give to each Securities Holder a Company Sale Notice and to permit piggyback registration rights to Securities Holders with respect to Registrable Common in connection with Company Sale Events in accordance with this Section 4 shall terminate on the earlier of (A) the date three (3) years after the effective date of the Shelf Registration Statement (subject to any "black-out" periods and extensions of such three-year period pursuant to subsection 5.1) and (B) the date on which no

Registrable Common remains outstanding. The provisions of this Section 4 shall not be applicable to Registrable Litigation Shares.

         4.2 Notice. The Company Sale Notice shall offer the Securities Holders the opportunity to participate in such offering and include the number of shares of Registrable Common which represents the best estimate of the lead managing underwriter (or, if not known or applicable, the Company) that will be available for sale by the Securities Holders in the proposed offering.

         4.3 Piggyback Rights of Securities Holders. (a) If the Company shall have delivered a Company Sale Notice, Securities Holders shall be entitled to participate on the same terms and conditions as the Company in the Company Public Sale Event to which such Company Sale Notice relates and to offer and sell shares of Registrable Common therein only to the extent provided in this subsection 4.3. Each Securities Holder desiring to participate in such offering shall notify the Company no later than ten (10) days following receipt of a Company Sale Notice of the aggregate number of shares of Registrable Common that such Securities Holder then desires to sell in the offering.

         (b) Each Securities Holder desiring to participate in a Company Public Sale Event may include shares of Registrable Common in any Registration Statement relating to a Company Public Sale Event to the extent that the inclusion of such shares shall not reduce the number of shares of Common Stock to be offered and sold by the Company to be included therein. If the lead managing underwriter selected by the Company for a Company Public Sale Event advises the Company in writing that the total number of shares of Common Stock to be sold by the Company together with the shares of Registrable Common which such holders intend to include in such offering would be reasonably likely to adversely affect the price or distribution of the Common Stock offered in such Company Public Sale Event or the timing thereof, then there shall be included in the offering only that number of shares of Registrable Common, if any, that such lead managing underwriter reasonably and in good faith believes will not jeopardize the marketing of the offering; provided that if the lead managing underwriter determines that such factors require a limitation on the number of shares of Registrable Common to be offered and sold as aforesaid and so notifies the Company in writing, the number of shares of Registrable Common to be offered and sold by Securities Holders desiring to participate in the Company Public Sale Event, shall be allocated among those Securities Holders desiring to participate in such Company Public Sale Event on a pro rata basis based on their holdings of Registrable Common. If any Securities Holder does not request inclusion of the maximum number of shares of Registrable Common allocated to it pursuant to the above-described procedure, the remaining portion of its allocation shall be reallocated among those requesting Securities Holders whose allocation did not satisfy their requests pro rata on the basis of the number of shares of Registrable Common held by such Securities Holders, and this procedure shall be repeated until all of the shares of Registrable Common which may be included in the underwriting have been so allocated.

         4.4 Discretion of the Company. In connection with any Company Public Sale Event, subject to the provisions of this Agreement, the Company, in its sole discretion, shall determine whether (a) to proceed with, withdraw from or terminate such Company Public Sale Event, (b) to enter into a purchase agreement or underwriting agreement for such Company Public Sale Event, and (c) to take such actions as may be necessary to close the sale of Common Stock contemplated by such offering, including, without limitation, waiving any conditions to closing such sale which have not been fulfilled. No public offering effected pursuant to this Section 4 shall be deemed to have been effected pursuant to
Section 2 or Section 3 hereof.

         SECTION 5.  BLACK-OUT PERIODS.

         5.1 Black-Out Periods for Securities Holders. (a) No Securities Holder shall offer to sell or sell any shares of Registrable Common pursuant to the Shelf Registration Statement or Registrable Litigation Shares pursuant to the Litigation Shelf during the 60-day period immediately following the effective date of any Registration Statement filed by the Company in respect of a Company Public Sale Event.

                  (b) No Securities Holder shall offer to sell or sell any shares of Registrable Common pursuant to the Shelf Registration Statement or Registrable Litigation Shares pursuant to the Litigation Shelf, and the

Company shall not be required to supplement or amend any Registration Statement or otherwise facilitate the sale of Registrable Common or Registrable Litigation Shares pursuant thereto, during the 90-day period (or such lesser number of days until the Company makes its next required filing under the Exchange Act) immediately following the receipt by each Securities Holder of a certificate of an authorized officer of the Company to the effect that the Board of Directors of the Company has determined in good faith that such offer, sale, supplement or amendment is likely to (1) interfere with or affect the negotiation or completion of any transaction that is being contemplated by the Company (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (2) involve initial or continuing disclosure obligations that might not be in the best interest of the Company or its stockholders. If any proposed sale is so postponed as provided herein, Securities Holders having filed the Notice of Offering pursuant to subsection
3.2 to which the deferral relates may, within 30 days after receipt of the notice of postponement, advise the Company in writing that it has determined to withdraw its request for registration, and such demand registration request shall be deemed to be withdrawn and such request shall be deemed not have been exercised for purposes of determining whether such holders retain the right to demand registrations pursuant to Section 3.2(c). Any period described in subsection 5.1(a) or 5.1(b) during which Securities Holders are not able to sell shares of Registrable Common pursuant to the Shelf Registration Statement or Registrable Litigation Shares pursuant to the Litigation Shelf is herein referred to as a "black-out" period. The Company shall notify each Securities Holder of the expiration or earlier termination of any "black-out" period (the nature and pendency of which need not be disclosed during such "black-out" period).

                  (c) The period during which the Company is required pursuant to subsection 3.1(a) or 3.1(b), respectively, to keep the Shelf Registration Statement or the Litigation Shelf continuously effective shall be extended by a number of days equal to the number of days, if any, of any "black-out" period applicable to Securities Holders pursuant to this subsection 5.1 occurring during such period, plus a number of days equal to the number of days during such period, if any, of any period during which the Securities Holders are unable to sell any shares of Registrable Common pursuant to the Shelf Registration Statement or Registrable Litigation Shares pursuant to the Litigation Shelf as a result of the happening of any event of the nature described in subsection 6.3(c)(ii), 6.3(c)(iii) or 6.3(c)(v).

         5.2 Black-Out Period for the Company. Except for offers to sell and sales of Common Stock pursuant to a Registration Statement on Form S-8 or on Form S-4, standby underwritings in connection with the redemption of outstanding convertible securities, the conversion of outstanding convertible securities or in connection with the acquisition by the Company of another company or business, the Company shall not publicly offer to sell or sell any shares of capital stock of the Company during the 60-day period immediately following the initial sale of shares by any Securities Holder in an underwritten public offering of shares of Registrable Common pursuant to Sections 2 or 3.

         5.3 Financial Reporting. The Company agrees that during the period from and after the Effective Time to and including the date 90 days thereafter, it will not publish financial results covering 30 or more days of post-Merger combined operations, except as part of the publication of financial results in the ordinary course for a quarterly operating period that includes such post-Merger combined operations, unless otherwise required by law.

         SECTION 6.  AGREEMENTS CONCERNING OFFERINGS.

         6.1 Obligations of Securities Holders. (a) Each Securities Holder shall, upon the reasonable request of the Company, advise the Company of the number of shares of Registrable Common and Registrable Litigation Shares then held or beneficially owned by it.

                  (b) It shall be a condition precedent to the obligations of the Company to effect a Registration of, or facilitate any Public Sale Event with respect to, any shares of Registrable Common or Registrable Litigation Shares for any Securities Holder that such Securities Holders shall have furnished to the Company a complete Securities Holder's Questionnaire and such additional information regarding such Securities Holder, the Registrable Common or Registrable Litigation Shares held by them and the intended method of disposition of such securities as shall be required by law, the Commission or the NASD, and any other information relating to such Registration reasonably required by the Company.

         6.2 Obligations of the Company. Whenever required under this Agreement to proceed with a Registration of any Registrable Common or Registrable Litigation Shares, the Company shall, subject to the terms and conditions of this Agreement, use its best efforts to proceed as expeditiously as reasonably possible to:

                  (a) Prepare and file with the Commission a Registration Statement with respect to such Registrable Common or Registrable Litigation Shares and use its best efforts to cause such Registration Statement to become effective; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company will furnish to the Security Holders covered by such Registration Statement and to Securities Holders' counsel copies of any such Registration Statement or Prospectus proposed to be filed.

                  (b) Prepare and file with the Commission such amendments (including post-effective amendments) to such Registration Statement and supplements to the related Prospectus used in connection with such Registration Statement, and otherwise use its best efforts, to the end that such Registration Statement reflects the plan of distribution of the securities registered thereunder that is included in the relevant Notice of Offering and is effective until the completion of the distribution contemplated by such Registration Statement or so long thereafter as a broker or dealer is required by law to deliver a Prospectus in connection with the offer and sale of the shares of Registrable Common or Registrable Litigation Shares covered by such Registration Statement and/or as shall be necessary so that neither such Registration Statement nor the related Prospectus shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and so that such Registration Statement and the related Prospectus will otherwise comply with all applicable legal and regulatory requirements. The Company shall not be deemed to have effected a Registration for any purpose under this Agreement unless and until such Registration Statement is declared effective by the Commission.

                  (c) Provide to any Securities Holder requesting to include Registrable Common or Registrable Litigation Shares in such Registration Statement and any managing underwriter(s) participating in any distribution thereof and to any attorney, accountant or other agent retained by such Securities Holder or managing underwriter(s), reasonable access to appropriate officers and directors of the Company, its independent auditors and counsel to ask questions and to obtain information (including any financial and other records and pertinent corporate documents) reasonably requested by any such Securities Holder, managing underwriter(s), attorney, accountant or other agent in connection with such Registration Statement or any amendment thereto, provided, however, that (i) in connection with any such access or request, any such requesting Persons shall cooperate to the extent reasonably practicable to minimize any disruption to the operation by the Company of its business and (ii) any records, information or documents shall be kept confidential by such requesting Persons, unless (i) such records, information or documents are in the public domain or otherwise publicly available or (ii) disclosure of such records, information or documents is required by court or administrative order or by applicable law (including, without limitation, the Securities Act).

                  (d) Furnish at the Company's expense to the participating Securities Holders and any managing underwriter(s) and to any attorney, accountant or other agent retained by such Securities Holder or managing underwriter(s), such number of copies of any Registration Statement and Prospectus, including any Preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the shares of Registrable Common or Registrable Litigation Shares owned by them.

                  (e) Prior to any Public Sale Event, use its best efforts to register and qualify the securities covered by such Registration Statement (to the extent exemptions are not available) under securities or "Blue Sky" laws of such other jurisdictions as shall be reasonably requested by the Securities Holders or the managing underwriter(s) and to keep each such registration or qualification effective during the period required for such Public Sale Event to be consummated; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions in which it has not already done so.

                  (f) Enter into and perform its obligations under a Purchase Agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter(s) of such underwritten offering; provided, however, that each Securities Holder participating in such Public Sale Event shall also enter into and perform its obligations under such Purchase Agreement so long as such obligations are usual and customary obligations of selling stockholders in a registered public offering.

                  (g) Use its best efforts to cause the Registrable Common or Registrable Litigation Shares covered by the Registration Statement to be listed on each national securities exchange in the United States on which the Common Stock is then listed or quoted on each inter-dealer quotation system on which the Common Stock is then quoted.

                  (h) Provide for or designate a transfer agent and registrar (which may be the same entity) for the Registrable Common or Registrable Litigation Shares covered by the Registration Statement from and after the effective date of such Registration Statement.

                  (i) Cooperate with the selling Securities Holders of Registrable Common and any managing underwriters to facilitate the timely issuance and delivery to any underwriters to which any Securities Holder may sell Registrable Common in such offering certificates evidencing shares of the Registrable Common not bearing any restrictive legends and in such denominations and registered in such names as the managing underwriters may request.

         6.3 Agreements Related to Offerings. Subject to the terms and conditions hereof, in connection with the Registration Statement covering the Initial Underwriting, any Company Public Sale Event, the Shelf Registration Statement and the Litigation Shelf, as applicable:

                  (a) The Company will cooperate with the underwriters for any underwritten public offering of Registrable Common proposed to be sold pursuant to a Registration Statement, and will, unless the parties to the Purchase Agreement otherwise agree, use its best efforts to enter into a Purchase Agreement not inconsistent with the terms and conditions of this Agreement and containing such other terms and conditions of a type and form reasonable and customary for companies of similar size and credit rating (including, but not limited to, such provisions for delivery of a "comfort letter" and legal opinion as are customary), and use its best efforts to take all such other reasonable actions as are necessary or advisable to permit, expedite and facilitate the disposition of such shares of Registrable Common in the manner contemplated by such Registration Statement in each case to the same extent as if all the shares of Registrable Common then being offered were for the account of the Company.

                  (b) Neither such Registration Statement nor any amendment or supplement thereto will be filed by the Company until Securities Holders' Counsel shall have had a reasonable opportunity to review the same and to exercise its rights under subsection 6.2(c) with respect thereto. No amendment to such Registration Statement naming any Securities Holder as a selling security holder shall be filed with the Commission until such Securities Holder shall have had a reasonable opportunity to review such Registration Statement as originally filed. Neither such Registration Statement nor any related Prospectus or any amendment or supplement thereto shall be filed by the Company with the Commission which shall be disapproved (for reasonable cause) by the managing underwriters named therein or Securities Holders' Counsel within a reasonable period after notice thereof.

                  (c) The Company will use its reasonable efforts to keep the Securities Holders informed of the Company's best estimate of the earliest date on which such Registration Statement or any post-effective amendment thereto will become effective and will notify each Securities Holder, Securities Holders' Counsel and the managing underwriter(s), if any, participating in the distribution pursuant to such Registration Statement promptly (i) when such Registration Statement or any post-effective amendment to such Registration Statement is filed or becomes effective, (ii) of any request by the Commission for an amendment or any supplement to such Registration Statement or any related Prospectus, or any other information request by any other governmental agency directly relating to the offering, and promptly deliver to each Securities Holder participating in the offering and the managing underwriter(s), if any, copies of all correspondence between the Commission or any such governmental agency or self-regulatory body and all written memoranda relating to discussions with the Commission or its staff with respect to the Registration Statement or proposed sale of shares, to the extent not covered by attorney-client privilege or constituting attorney work product, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or of any order preventing or suspending the use of any related Prospectus or the initiation or threat of any proceeding for that purpose, (iv) of `the suspension of the qualification of any shares of Common Stock included in such Registration Statement for sale in any jurisdiction or the initiation or threat of a proceeding for that purpose, (v) of any determination by the Company that an event has occurred (the nature and pendency of which need not be disclosed during a "black-out period" pursuant to subsection 5.1(b)) which makes untrue any statement of a material fact made in such Registration Statement or any related Prospectus or which requires the making of a change in such Registration Statement or any related Prospectus in order that the same will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (vi) of the completion of the distribution contemplated by such Registration Statement if it relates to a Company Sale Event, and (vii) if at any time the representations and warranties of the Company under Section 7 cease to be true and correct in all material respects.

                  (d) In the event of the issuance of any stop order suspending the effectiveness of such Registration Statement or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any shares of Common Stock included in such Registration Statement for sale in any jurisdiction, the Company will use its reasonable best efforts to obtain its withdrawal at the earliest possible time.

                  (e) The Company agrees to otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to the Security Holders, as soon as reasonably practicable, but not later than fifteen months after the effective date of such Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act.

                  (f) The Company shall, subject to permitted "black-out" periods, upon the happening of any event of the nature described in subsection 6.3(c)(ii), 6.3(c)(iii) or 6.3(c)(v), as expeditiously as reasonably possible, prepare a supplement or post-effective amendment to the applicable Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required documents and deliver a copy thereof to each Securities Holder so that, as thereafter delivered to the purchasers of the Registrable Common or Registrable Litigation Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.4 Certain Expenses. The Company shall pay all fees, disbursements and expenses in connection with the Initial Underwriting, any Company Sale Event, the Shelf Registration Statement and the Litigation Shelf and the performance of its obligations hereunder (including those pursuant to Section 3.2 hereof), including, without limitation, to the extent applicable, all registration and filing fees, printing, messenger and delivery expenses, fees of the Company's auditors, listing fees, registrar and transfer agents' fees, reasonable fees and disbursements of Securities Holders' Counsel in connection with the registration but not the disposition of the Registrable Common and Registrable Litigation Shares (provided that the Company shall have no obligation to reimburse the fees and disbursements of any other counsel to any Securities Holder), fees and disbursements for counsel for the Company, fees and expenses (including reasonable fees and disbursements of counsel) of complying with applicable state securities or "Blue Sky" laws and the fees of the NASD in connection with its review of any offering contemplated in any such Registration Statement, but not including underwriting discounts and commissions or brokerage commissions on any shares of Registrable Common or Registrable Litigation Shares sold in any such offering.

         6.5 Reports Under the Exchange Act. (a) From the date hereof to the Termination Date, the Company agrees to:

                     (i) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act or the Exchange Act; and

                    (ii) furnish to any Securities Holder, forthwith upon request (A) a written statement by the Company that it has complied with the current public information and reporting requirements of Rule 144 and the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other information as may be reasonably requested in connection with any Securities Holder availing itself of any rule or regulation of the Commission which permits the selling of any such securities without Registration or pursuant to such rule or regulation.

                  (b) If any Securities Holder is required to file a Form 144 with respect to any sale of shares of Registrable Common or Registrable Litigation Shares, such Securities Holder shall promptly deliver to the Company a copy of such completed Form 144 filed with the Commission.

         6.6 Limitations on Subsequent Registration Rights. From the date hereof to the Termination Date, the Company shall not, without the prior written consent of Securities Holders owning a majority of the shares of Registrable Common and Registrable Litigation Shares held by Securities Holders at such time, enter into any agreement (other than this Agreement) which would allow any holder or prospective holder of Common Stock to include such securities in the Shelf Registration Statement or the Litigation Shelf, or which would provide any holder or prospective holder of Common Stock piggyback registration rights for such Common Stock unless the piggyback registration rights provided to the Securities Holders hereunder shall have priority in the event of any cutback.

         6.7 Indemnification and Contribution. (a) In connection with (x) the Shelf Registration Statement and the Litigation Shelf, subsections 6.7(a)(i),
(ii) and (v), 6.7(c) and 6.5(e) hereof shall be in full force and effect upon the effective date of the Shelf Registration Statement or the Litigation Shelf, as the case may be, and (y) a Registration Statement which covers the Initial Underwriting or Registrable Common being sold by Piggybacking Securities Holders or in connection with an underwritten offering pursuant to the Shelf Registration Statement under subsection 3.2, provisions substantially in conformity with the following provisions shall be contained in the related Purchase Agreement unless the parties to such Purchase Agreement agree otherwise (references in such provisions to a Securities Holder or an underwriter being references to a Securities Holder or an underwriter participating in the offering covered by such Registration Statement):

                     (i) The Company agrees to indemnify and hold harmless each Securities Holder and each Person, if any, who controls such Securities Holder within the meaning of Section 15 of the Securities Act or
         Section 20 of the Exchange Act, and each of their respective officers, directors and employees against any losses, claims, damages or liabilities, joint or several, or actions in respect thereof to which such Securities Holder or Persons may become subject under the Securities Act, or otherwise (collectively, "Losses"), insofar as such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any related Preliminary Prospectus or any related Prospectus, or any amendment or supplement thereto, or arise out of, or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Securities Holder or Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be so liable to the extent that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in said Registration Statement in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of such Securities Holder specifically for use therein. Notwithstanding the foregoing, the Company shall not be liable in any such instance to the extent that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus if (i) after the Company had made available sufficient number of copies of the Prospectus, such Securities Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Common to the Person asserting such Losses or who purchased the Registrable Common the purchase of which is the basis of the action if, in either instance, such delivery by such Securities Holder is required by the Securities Act and (ii) the Prospectus would have corrected such untrue statement or alleged untrue statement or alleged omission; and the Company shall not be liable in any such instance to the extent that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in the Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Securities Holder thereafter fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Common if such delivery by such Securities Holder is required by the Securities Act. This indemnity agreement will be in addition to any liability which the Company may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such Person and shall survive the Termination Date and the transfer of Registrable Common by such holder as otherwise permitted hereby.

                    (ii) Each Securities Holder severally agrees to indemnify and hold harmless the Company, each other Securities Holder and each Person, if any, who controls the Company or such other Securities Holder within the meaning of Section 15 of the Securities Act or
         Section 20 of the Exchange Act, and their respective officers, directors and employees, against any Losses to which the Company, such other Securities Holder or such Persons may become subject under the Securities Act, or otherwise, insofar as such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any related Preliminary Prospectus or any related Prospectus, or any amendment or supplement thereto, or arise out of, or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Securities Holder or such Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses, in each instance to the extent, but only to the extent, that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in said Registration Statement, said Preliminary Prospectus or said Prospectus, or any said amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of such Securities Holder specifically for use therein; provided, however, that the liability of each Securities Holder under this subsection 6.7(a)(ii) shall be limited to an amount equal to the proceeds of the sale of shares of Registrable Common by such Securities Holder in the offering which gave rise to the liability (net of all costs and expenses (including underwriting commissions and disbursements) paid or incurred by such Securities Holder in connection with the registration, if any, and sale).

                   (iii) The Company will indemnify and hold harmless each underwriter and each Person, if any, who controls any such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and their respective officers, directors and employees, against any Losses to which such underwriter or Persons may become subject under the Securities Act, or otherwise, insofar as such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any related Preliminary Prospectus or any related Prospectus, or any amendment or supplement thereto, or arise out of, or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such underwriter or Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that (i) the Company shall not be so liable to the extent that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in said Registration Statement, said Preliminary Prospectus or said Prospectus or any said amendment or supplement in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of such underwriter specifically for use therein; and (ii) such indemnity with respect to any Preliminary Prospectus shall not inure to the benefit of any underwriter (or any Person controlling such underwriter) from whom the Person asserting any such Losses purchased shares of Common Stock if such Person did not receive a copy of the Prospectus (or the Prospectus as amended or supplemented) at or prior to the confirmation of the sale of such shares of

         Common Stock to such Person in any case where such delivery is required by the Securities Act and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact in such Preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented); provided, further, that the Company shall only be required to provide the indemnification described in this subsection 6.7(a)(iii) to an underwriter and each Person, if any, who controls such underwriter, and their respective officers, directors and employees, if such underwriter agrees to indemnification provisions substantially in the form set forth in subsection 6.7(b).

                    (iv) Each Securities Holder will severally indemnify and hold harmless each underwriter and each Person, if any, who controls such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and their respective officers, directors and employees, against any Losses to which such underwriter or such Persons may become subject under the Securities Act, or otherwise, insofar as such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any related Preliminary Prospectus or any related Prospectus, or any amendment or supplement thereto, or arise out of, or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such underwriter or such Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses, in each case to the extent, but only to the extent, that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in said Registration Statement in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of such Securities Holder specifically for use therein; provided, however, that such Securities Holder shall only be required to provide the indemnification described in this subsection 6.7(a)(iv) to an underwriter and each Person, if any, who controls such underwriter if such underwriter agrees to indemnification provisions substantially in the form set forth in subsection 6.7(b); and provided, further, that such Securities Holder shall not be liable in any such case to the extent that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus if (i) such underwriter failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Common to the Person asserting such Loss who purchased the Registrable Common which is the subject thereof where such delivery is required by the Securities Act and (ii) the Prospectus would have corrected such untrue statement or omission or alleged untrue statement or alleged omission; and such Securities Holder shall not be liable in any such case to the extent that any such Losses arises out of, or are based upon, an untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in the Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of such Securities Holder with copies of the Prospectus as so amended or supplemented, such underwriter thereafter fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Common to the Person asserting such Loss who purchased such Registrable Common which is the subject thereof or where such delivery is required by the Securities Act, and provided, further, that the liability of such Securities Holder under this subsection 6.7(a)(iv) shall be limited to an amount equal to the proceeds of the sale of shares of Common Stock by such Securities Holder in the offering which gave rise to the liability (net of all costs and expenses (including underwriting commissions and disbursements) paid or incurred by such Securities Holders in connection with the registration, if any, and sale).

                     (v) Promptly after any Person entitled to indemnification under this subsection 6.7 or such Purchase Agreement receives notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the indemnification provisions of this subsection 6.7 or such Purchase Agreement, notify the indemnifying party in writing of the claim or the commencement of such action; provided, however, that the failure or delay to so notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party hereunder unless and to the extent such failure or delay has materially prejudiced the rights of the indemnifying party and shall not, in any event, relieve it from any liability which it may have to the indemnified party other than pursuant to the indemnification provisions of this subsection 6.7 or such Purchase Agreement. If any such claim or action shall be brought against an indemnified party, and it has notified the indemnifying party thereof in accordance with the terms hereof, the indemnifying party shall be entitled to participate in the defense of such claim, or, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, upon written notice to the indemnified party of such assumption. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, (i) the indemnifying party shall not be liable to the indemnified party pursuant to the indemnification provisions hereof or of such Purchase Agreement for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, (ii) the indemnifying party shall not be liable for the costs and expenses of any settlement of such claim or action unless such settlement was effected with the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed) and (iii) the indemnified party shall be obligated to cooperate with the indemnifying party in the investigation of such claim or action; provided, however, that any indemnified party hereunder shall have the right to employ separate counsel and to participate in the defense of such claim assumed by the indemnifying party, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the employment of such counsel has been specifically authorized in writing by the indemnifying party, (b) the indemnifying party shall have failed to assume the defense of such claim from the Person entitled to indemnification hereunder and failed to employ counsel within a reasonable period following such assumption, or (c) in the reasonable judgment of the indemnified party, based upon advice of its counsel, a material conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims or there may be one or more material legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of the indemnified party). Notwithstanding the foregoing, the Securities Holders (together with their respective controlling Persons and officers, directors and employees) and the underwriters (together with their respective controlling Persons and officers, directors and employees) shall, each as a separate group, have the right to employ at the expense of the Company only one separate counsel for each such group to represent such Securities Holders and such underwriters (and their respective controlling Persons and officers, directors and employees) who may be subject to liability arising out of any one action (or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances) in respect of which indemnity may be sought by such Securities Holders and underwriters against the Company pursuant to the indemnification provisions of this subsection 6.7 or such Purchase Agreement. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed). No indemnifying party will consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. All fees and expenses to be paid by the indemnifying party hereunder shall be paid a commercially reasonable time after they are billed to the indemnified party, subject to receipt of a written undertaking from the indemnified party to repay such fees and expenses if indemnity is not ultimately determined to be available to such indemnified party under this subsection 6.7.

                  (b) As a condition to agreeing in any Purchase Agreement to the indemnification provisions set forth in subsections 6.7(a)(iii) and 6.7(a)(iv) in favor of an underwriter participating in the offering covered by the related Registration Statement, its controlling Persons, if any, and their respective officers, directors and employees, the Company and the Securities Holders participating in an offering pursuant to such Registration Statement may require that such underwriter agree in the Purchase Agreement to provisions substantially in the form set forth in subsection 6.7(a)(v) and to severally indemnify and hold harmless the Company, each Securities Holder participating in such offering, each Person, if any, who controls the Company or such Securities Holder within the meaning of the Securities Act, and their respective officers, directors and employees against any Loss to which the Company, such Securities Holder or such Persons may become subject under the Securities Act, or otherwise, insofar as such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement in which such underwriter is named as an underwriter, any related Preliminary Prospectus or any related Prospectus, or any amendment or supplement thereto, or arise out of, or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company, such Securities Holder or such Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses in each case to the extent, but only to the extent, that any such Loss arises out of, or are based upon, an untrue statement or alleged untrue statement of a material fact in said Registration Statement, said Preliminary Prospectus or said Prospectus or any said amendment or supplement in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of such underwriter specifically for use therein.

                  (c) In order to provide for just and equitable contribution between the Company and such Securities Holders in circumstances in which the indemnification provisions of this subsection 6.7 or the related Purchase Agreement are for any reason insufficient or inadequate to hold the indemnified party harmless, the Company and such Securities Holders shall contribute to the aggregate Losses (including any investigation, legal and other fees and expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting any contribution actually received from Persons other than the Company and such Securities Holders) to which the Company and one or more of its directors or its officers who sign such Registration Statement or such Securities Holders or any controlling Person of any of them, or their respective officers, directors or employees may become subject, under the Securities Act, under any other statute, at common law or otherwise, insofar as such Losses or actions in respect thereof arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. Such contributions shall be in such amounts that the portion of such Losses for which each such Securities Holder shall be responsible under this subsection 6.7(c) shall be limited to the portion of such Losses which are directly attributable to an untrue statement of a material fact or an omission to state a material fact in said Registration Statement in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of any such Securities Holder specifically for use therein, and the Company shall be responsible for the balance of such Losses; provided, however, that the liability of each such Securities Holder to make such contribution shall be limited to an amount equal to the proceeds of the sale of shares of Registrable Common by such Securities Holder in the offering which gives rise to the liability (net of all cost and expenses (including underwriting commissions and disbursements) paid or incurred in connection with the registration, if any, and sale). As among themselves, such Securities Holders agree to contribute to amounts payable by other such Securities Holders in such manner as shall, to the extent permitted by law, give effect to the provisions in subsection 6.7(a)(ii) and those provisions in the Purchase Agreement comparable to such subsection 6.7(a)(ii). The Company and such Securities Holders agree that it would not be just and equitable if their respective obligations to contribute pursuant to this subsection were to be determined by pro rata allocation (other than as set forth above) of the aggregate Losses by reference to the proceeds realized by such Securities Holders in a sale pursuant to said Registration Statement or said Prospectus or by any other method of allocation which does not take account of the considerations set forth in this subsection 6.7(c). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution under this subsection from any Person who was not guilty of such fraudulent misrepresentation.

                  (d) The Company and the Securities Holders participating in an offering pursuant to a Registration Statement agree that, if the underwriters participating in a Public Sale Event are agreeable, the Purchase Agreement, if any, relating to such Registration Statement shall contain provisions to the effect that in order to provide for just and equitable contribution between such underwriters on the one hand and the Company and such Securities Holders on the other hand in circumstances in which the indemnification provisions of such Purchase Agreement are for any reason insufficient or inadequate to hold the indemnified party harmless, the Company and such Securities Holders on the one hand and such underwriters on the other hand will contribute on the basis herein set forth to the aggregate Losses, (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or claims asserted, but after deducting any contribution actually received from Persons other than the Company and such Securities Holders and such underwriters) to which the Company and one or more of its directors or its officers who sign such Registration Statement or such Securities Holders or such underwriters or any controlling Person of any of them, or their respective officers, directors or employees may become subject, under the Securities Act, under any other statute, at common law or otherwise insofar as such Losses, arise out of, or are based upon an untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any related Preliminary Prospectus or any related Prospectus, or any amendment or supplement thereto, or arise out of, or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. Such contribution shall be in such proportions as is appropriate to reflect the relative benefits received by the Company and such Securities Holders on the one hand and such underwriters on the other hand from the offering of the shares of Common Stock covered by such offering. The relative benefits received by the Company and such Securities Holders on the one hand and such underwriters on the other hand shall be deemed to be in the same proportion as the aggregate total net proceeds from the offering (before deducting expenses) received by the Company and such Securities Holders bear to the total underwriting discounts and commissions received by such underwriters for such offering. Notwithstanding the provisions set forth above, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the shares of Common Stock underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution under the provision set forth above from any Person who was not guilty of such fraudulent misrepresentation.

                  (e) The obligations of the Company and the Securities Holders under the provisions of this subsection 6.7 and provisions in any Purchase Agreement substantially similar to subsections 6.7(a), 6.7(b) 6.7(c) or 6.7(d) shall survive the termination of any or all of the other provisions of this Agreement or such Purchase Agreement.

         6.8 Transfer of Rights Under this Agreement; Transfers of Registrable Common. (a) During the period from the date hereof to the Termination Date, the rights and obligations of a Securities Holder under this Agreement may be transferred by a Securities Holder to a transferee of Registrable Common or Registrable Litigation Shares (subject to the provisos to the definitions of Registrable Common and Registrable Litigation Shares), provided that, within a reasonable period of time (but in no event less than five (5) days) prior to such transfer, (i) the transferring Securities Holder shall have furnished the Company and the other Securities Holders written notice of the name and address of such transferee and the number of shares of Registrable Common or Registrable Litigation Shares with respect to which such rights are being transferred and
(ii) such transferee shall furnish the Company and the Securities Holders (other than the transferring Securities Holder) a copy of a duly executed Supplemental Addendum by which such transferee (A) assumes all of the obligations and liabilities of its transferor hereunder, (B) enjoys all of the rights of its transferor hereunder and (C) agrees itself to be bound hereby.

                  (b) If the stock certificates of a transferring Securities Holder bear a restrictive legend pursuant to subsection 6.10, the stock certificates of its transferee to whom the rights hereunder are being transferred shall, subject to such subsection 6.10, also bear such a restrictive legend.

                  (c) Except with respect to transfers pursuant to paragraph (a) above, and subject to the provisions of paragraph (b) above, a transferee of Registrable Common or Registrable Litigation Shares shall neither assume any liabilities or obligations nor enjoy any rights hereunder and shall not be bound by any of the terms hereof.

                  (d) Each Securities Holder hereby agrees that any transfer of shares of Registrable Common or Registrable Litigation Shares by such Securities Holder shall be made (i) in compliance with, or in a transaction exempt from, the registration requirements set forth in the Securities Act and (ii) in compliance with all other applicable laws. The Company may request, as a condition to the transfer of any Registrable Common or Registrable Litigation Shares, that the transferring Securities Holder provide the Company with (A) evidence that the proposed transferee is an "accredited investor" as defined in Rule 501 under the Securities Act and appropriate

"private placement" representations pursuant to Section 4(2) of the Securities Act, and (B) an opinion of securities counsel reasonably satisfactory to it with regard to compliance with this subsection (d).

         6.9 Restrictive Legend. Each certificate evidencing shares of Registrable Common or Registrable Litigation Shares shall, unless and until such shares are sold or otherwise transferred pursuant to an effective Registration Statement under the Securities Act or unless, in the absence of such a Registration Statement, the Company receives an opinion of counsel reasonably satisfactory to it that the restrictive legend set forth below may be removed without violation of applicable law (including, without limitation, the Securities Act), be stamped or otherwise imprinted with a conspicuous legend in substantially the following form:

                  "The transfer of the securities evidenced by this certificate is subject to a Registration Rights Agreement dated as of July 21, 1996, with the issuer as from time to time amended, and no transfer of the securities evidenced by this certificate shall be valid or effective unless made in accordance with said Agreement. A copy of said agreement is on file and may be inspected at the principal executive office of the issuer. The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold unless there is in effect with respect thereto a registration statement under said Act or unless an opinion of counsel reasonably satisfactory to the issuer has been furnished to the issuer that registration is not required under said Act."

         SECTION 7.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         In connection with the Shelf Registration Statement and the Litigation Shelf, the Company shall, on the respective date of effectiveness of each such Registration Statement with the Commission (the "effective date"), certify to each Securities Holder in a certificate of a Responsible Officer of the Company to the effect that the representations and warranties set forth below are true and correct at and as of such effective date. In connection with any other Sale Event in which Securities Holders participate, except as otherwise may be agreed upon by such participating Securities Holders and the Company, the Company shall represent and warrant in the Purchase Agreement relating to such Sale Event to the Securities Holders and any underwriters participating in such Sale Event as follows (except as otherwise indicated, each reference in this Section to the "Registration Statement" shall refer to the Shelf Registration Statement, the Litigation Shelf or a Registration Statement in respect of any other such Sale Event in which Securities Holders participate, as the case may be, including all information deemed to be a part thereof, as amended, and each reference to "the Prospectus" shall refer to the related Prospectus):

                  (a) At the time of filing, the Registration Statement (i) complied in all material respects with the applicable requirements of the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with the information furnished in writing to the Company by or on behalf of any Securities Holder specifically for use in connection with the preparation thereof or any information furnished in writing to the Company by or on behalf of any underwriter specifically for use in connection with the preparation thereof, other than that the Company has no knowledge of any such untrue statement or omission in respect of such information.

                  (b) (i) When the Registration Statement became (in the case of a Registration Statement filed pursuant to Rule 415) or shall become effective, the Registration Statement did or will comply in all material respects with the applicable requirements of the Securities Act; (ii) when the Prospectus is filed in accordance with Rule 424(b), the Prospectus (and any supplements thereto) will comply in all material respects with the applicable requirements of the Securities Act; (iii) the Registration Statement did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (iv) the Prospectus, if not filed pursuant to Rule 424(b), did not or will not, and on the date of any filing pursuant to Rule 424(b), the Prospectus (together with any supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement, or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Securities Holder specifically for use in connection with the preparation of the Registration Statement or the Prospectus (or any supplement thereto) or any information furnished in writing to the Company by or on behalf of any underwriter specifically for use in connection with the preparation of the Registration Statement or the Prospectus (or any supplement thereto), other than that the Company has no knowledge of any such untrue statement or omission in respect of such information.

                  (c) The public accountants who certified the Company's financial statements in the Registration Statement are independent certified public accountants within the meaning of the Securities Act; the historical consolidated financial statements, together with the related schedules and notes, forming part of the Registration Statement and the Prospectus comply in all material respects with the requirements of the Securities Act and have been prepared, and present fairly the consolidated financial condition, results of operations and changes in financial condition of the Company and its consolidated subsidiaries at the respective dates and for the respective periods indicated, in accordance with generally accepted accounting principles applied consistently throughout such periods (except as specified therein); and the historical consolidated financial data set forth in the Prospectus is derived from the accounting records of the Company and its consolidated subsidiaries, and is a fair presentation of the data purported to be shown; and the pro forma consolidated financial statements (if any), together with the related notes, forming part of the Registration Statement and the Prospectus, comply in all material respects with the requirements of Regulation S-X under the Securities Act.

         SECTION 8. REPRESENTATIONS AND WARRANTIES OF THE SECURITIES HOLDERS.

         Each participating Securities Holder shall, in connection with a Public Sale Event, if required by the terms of a Purchase Agreement, if any, relating to such Public Sale Event, for itself severally and not jointly represent and warrant to the underwriter or underwriters and each other Securities Holder participating in such Public Sale Event as follows:

                  (a) Such Securities Holder has all requisite power and authority (or with respect to the FDIC statutory authority) to enter into and carry out the terms of this Agreement and such Purchase Agreement and the other agreements and instruments related to such agreements to which it is a party.

                  (b) Each of this Agreement and such Purchase Agreement has been duly authorized, executed and delivered by or on behalf of such Securities Holder and constitutes the legal, valid and binding obligation of such Securities Holder, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  (c) Such Securities Holder, immediately prior to any sale of shares of Registrable Common pursuant to such Purchase Agreement, will have good title to such shares of Registrable Common, free and clear of all liens, encumbrances, equities or claims (other than those created by this Agreement); and, upon payment therefor, good and valid title to such shares of Registrable Common will pass to the purchaser thereof, free and clear of any lien, charge or encumbrance created or caused by such Securities Holder.

                  (d) Such Securities Holder has not taken and will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in, under the Exchange Act or other applicable law, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of shares of Registrable Common.

                  (e) Written information furnished by or on behalf of such Securities Holder to the Company expressly for use in the Registration Statement or related Prospectus or amendment thereof or supplement thereto will not contain as of the effective date of such Registration Statement or as of the date of any Prospectus or as of the date of any amendment thereof or supplement thereto any untrue statement of a material fact or omit to state any material fact required be stated or necessary to make the statements in such information not misleading.

         SECTION 9.  DELIVERY OF COMFORT LETTERS AND LEGAL OPINIONS.

                  (a) On (i) the respective dates that the Shelf Registration Statement and the Litigation Shelf are declared effective by the Commission,
(ii) the date a post-effective amendment to the Shelf Registration Statement or the Litigation Shelf, if any, covering the most recent annual or quarterly financial statements of the Company is declared effective by the Commission and
(iii) the date that a Registration Statement relating to a Sale Event in which Securities Holders participate is declared effective by the Commission, the Company shall comply with the following:

                           (x) The Company shall have received, and delivered to
each Securities Holder

participating in such Sale Event, a copy of a "comfort" letter or letters, or updates thereof according to customary practice, of the independent certified public accountants who have certified the Company's financial statements included in the Registration Statement covering substantially the same matters with respect to the Registration Statement (including the Prospectus) and with respect to events subsequent to the date of the Company's financial statements as are reasonably customarily covered in accountants' letters delivered to underwriters in underwritten public offerings of securities. The Company will use its best efforts to cause such "comfort" letters to be addressed to such Securities Holders.

                           (y) Each Securities Holder participating in such
offering shall have received an opinion and any updates thereof of outside counsel to the Company reasonably satisfactory to such Securities Holders and any underwriters or purchasers covering substantially the same matters as are customarily covered in opinions of issuer's counsel delivered to underwriters in underwritten public offerings of securities, addressed to each of such Securities Holders and any underwriters or purchasers participating in such offering and dated the closing date thereof.

                  (b) On the Closing Date, the Company shall deliver to each Initial Securities Holder an opinion of Gibson, Dunn & Crutcher, special outside counsel to the Company, substantially to the effect that:

                           (i) The Company has the corporate power and authority
to enter into and carry out the terms of this Agreement; and

                           (ii) This Agreement has been duly authorized,
executed and delivered by or on behalf

of the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the valid and binding obligation of the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  (c) On the Closing Date, the FDIC shall deliver to the Company an opinion of the General Counsel of the FDIC, substantially to the effect that:

                           (i) The FDIC has statutory authority to enter into
and carry out the terms of this

Agreement; and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                           (ii) This Agreement has been duly authorized,
executed and delivered by or on behalf of the FDIC and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes the valid and binding obligation of the FDIC, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  (d) On the Closing Date the Partnership shall deliver to the Company an opinion of Kelly, Hart & Hallman, special counsel to the Partnership, substantially to the effect that:

                           (i) The Partnership has all requisite power and
authority to enter into and carry out the terms of this Agreement; and

                           (ii) This Agreement has been duly authorized,
executed and delivered by or on behalf of the Partnership and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes the valid and binding obligation of the Partnership, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         SECTION 10.       MISCELLANEOUS.

         10.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and shall be mailed by United States registered mail, postage prepaid, return receipt requested, sent by facsimile or delivered by hand or by courier or overnight delivery service. Unless otherwise expressly provided herein, all such notices, requests and demands shall be deemed to have been duly given or made, as the case may be, (a) five (5) days after deposit in the United States mail, (b) when actually delivered by hand or by courier or overnight delivery service to the designated address, or, (c) in the case of facsimile transmission, when received and telephonically confirmed. All notices shall be addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

         The Company:              Marc R. Kittner
                                         Senior Vice President
                                         Washington Mutual, Inc.
                                         1201 Third Avenue, Suite 1500
                                         Seattle, WA 98101

         with copies to:           Todd H. Baker, Esq.
                                         Gibson, Dunn & Crutcher
                                         One Montgomery Street, Telesis Tower
                                         San Francisco, CA  94104-4505

                                         Fay L. Chapman, Esq.
                                         Foster Pepper & Shefelman
                                         1111 Third Avenue, Suite 3400
                                         Seattle, WA 98101

         The Securities Holders:   Keystone Holdings Partners, L.P.
                                         201 Main Street, 23rd Floor
                                         Fort Worth, TX 76102
                                         Attn: Ray L Pinson

                                         Federal Deposit Insurance Corporation
                                         801 17th Street, N.W.
                                         Washington, D.C. 20434-0111
                                         Attn: Director, Division of Resolutions
         with copies to:            Legal Division

                                         Federal Deposit Insurance Corporation
                                         1717 H Street, N.W., Room H-10025
                                         Washington, D.C.  20434-00001
                                         Attn:  David M. Gearin, Senior Counsel

                                         Cleary, Gottlieb, Steen & Hamilton
                                         One Liberty Plaza
                                         New York, New York  10006
                                         Attn: Michael L. Ryan

                                         Kelly, Hart & Hallman
                                         201 Main Street, Suite 2500
                                         Fort Worth, TX 76102
                                         Attn: Billy J. Ellis

                                         Dewey Ballantine
                                         1775 Pennsylvania Avenue, N.W.
                                         Washington, D.C.  20006
                                         Attn: John K. Hughes
                                         Telecopy (202) 862-1093

         10.2 Amendments and Waivers. The Securities Holders of not less than 75% of the Registrable Common and Registrable Litigation Shares held or beneficially owned by Securities Holders at any point in time and the Company may from time to time enter into written amendments, supplements or modifications to this Agreement for the purpose of adding any provisions hereto or changing in any manner the rights of the Securities Holders or the Company hereunder, and the Securities Holders of no less than 75% of the Registrable Common and Registrable Litigation Shares held or beneficially owned by Securities Holders at any time may execute a written instrument waiving, on such terms and conditions as may be specified therein, any of the requirements of this Agreement which are solely for the benefit of the Securities Holders and where such waiver does not adversely affect the interests of the Company; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) adversely affect the rights of a Securities Holder under
Section 2, 3, 4 or 5 hereof or (ii) amend, modify or waive any provision of
Section 6 or this subsection 10.2, in each case without the written consent of each Securities Holder. Any such waiver and any such amendment, modification or supplement shall apply equally to each of the Securities Holders and the Company.

         10.3 Termination. This Agreement and the respective obligations and agreements of the parties hereto, except as otherwise expressly provided herein, shall terminate on the Termination Date.

         10.4 Survival of Representations and Warranties. Except as they may by their terms relate to an earlier date, all representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the termination of any or all of the provisions of this Agreement.

         10.5 Headings. The descriptive headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         10.6 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together one and the same agreement.

         10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW PROVISIONS.

         10.8 Adjustment of Shares. Each reference to a number of shares of Common Stock in this Agreement shall be adjusted proportionately to reflect any stock dividend, subdivision, split or reverse split or the like affected with respect to all outstanding shares of Common Stock.

         10.9 No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into, and is not presently a party to, any agreement with respect to its securities which is inconsistent with the rights granted to the Securities Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Securities Holders pursuant to this Agreement shall be superior to, and take precedence over, any similar rights granted to any other Person by the Company subsequent to the date hereof.

         10.10 Severability. Any provisions of this Agreement prohibited or rendered unenforceable by any applicable law of any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.11 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns to each of the parties hereunder as otherwise provided herein.

         10.12 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the matters referred to herein and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

         10.13 Result if No Merger. Notwithstanding any provision of this Agreement, or any rights that the Initial Securities Holders may have hereunder, if the Closing does not occur for any reason, this Agreement shall be terminated, shall be deemed null and void ab initio, and the Company shall have no obligations or liabilities whatsoever to any Person under any of the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                       WASHINGTON MUTUAL, INC.


                       By /s/ Craig E. Tall
                          ------------------------------------
                       Name: Craig E. Tall
                            ----------------------------------
                       Title: Executive Vice President
                             ---------------------------------

                       KEYSTONE HOLDINGS PARTNERS, L.P.

                       By:    KH Group Management, Inc., Its General Partner

                              By /s/ Ray L.Pinson
                              ------------------------------------
                              Name: Ray L. Pinson
                              ----------------------------------
                              Title: Vice President
                              ---------------------------------

                       FEDERAL DEPOSIT INSURANCE CORPORATION, AS
                       MANAGER OF THE FSLIC RESOLUTION FUND

                       By /s/ James A. Meyer
                          ------------------------------------
                       Name: James a. Meyer
                            ----------------------------------
                       Title: Assistant Director
                             ---------------------------------

                                   APPENDIX G

                     OPINION OF CS FIRST BOSTON CORPORATION

_____________, 1996

Board of Directors
Washington Mutual, Inc.
1201 Third Avenue
Seattle, WA  98101

Dear Sirs:

You have asked us to advise you with respect to the fairness to Washington Mutual, Inc. ("Washington Mutual" or the "Acquiror") from a financial point of view of the consideration to be paid by Washington Mutual pursuant to the terms of the Acquisition Agreement, dated as of July 21, 1996 (the "Acquisition Agreement"), by and among Keystone Holdings, Inc. (the "Company"), various of its subsidiaries and other affiliates, and Washington Mutual. The Acquisition Agreement provides for the merger (the "Merger") of the Company with and into the Acquiror, pursuant to which, among other things, the outstanding shares of common stock of the Company and the Warrants held by the FSLIC Resolution Fund (the "Warrantholder") in N.A. Capital Holdings, a subsidiary of the Company, will be converted into 40.0 million shares of common stock, no par value, of the Acquiror ("WAMU Common Stock"). In addition, up to 8.0 million of additional shares of WAMU Common Stock (the "Litigation Shares"), valued at the average closing price of WAMU Common Stock during the ten days prior to the third trading day before closing of the Acquisition, will be placed in escrow and released to the stockholders of the Company and the Warrantholder if an equivalent amount of Net Case Proceeds (as defined in the Acquisition Agreement) are received by the Acquiror in connection with Case No. 92-782C filed on December 28, 1992 in the United States Court of Federal Claims (the "Case").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror.

We have also considered certain financial data for other publicly held companies in businesses similar to those of the Company and the Acquiror and we have considered the financial terms of certain other business combinations which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also relied upon the views of the Company's and the Acquiror's managements concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and the Acquiror relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and the Acquiror.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements as to the future financial performance of the Company and the Acquiror. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company and the

Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated ont he date hereof. We are not expressing any opinion as to what the value of the WAMU common stock actually will be when issued to the Company's stockholders and the Warrantholder pursuant to the Merger or the prices at which such securities will trade subsequent to the Merger. We are not experts in legal matters and, accordingly, solely for purposes of this opinion we have assumed, with your consent, that the Litigation Shares will be deposited into escrow at the Closing Date and that all of such shares will ultimately be issued to the stockholders of the Company and the Warrantholder. In making such assumptions we are not, however, expressing any view as to the outcome of the Case.

We have acted as financial advisor to Washington Mutual in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Washington Mutual in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Acquiror in the Merger is fair to the Acquiror from a financial point of view.

Very truly yours,

CS FIRST BOSTON CORPORATION

By: __________________________

                                   APPENDIX H

            CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT

DISSENTERS' RIGHTS

         23B.13.010  DEFINITIONS.  As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         23B.13.020 RIGHT TO DISSENT. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

         (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

         (a) The proposed corporate action is abandoned or rescinded;

         (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

         23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

         (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

         23B.13.200 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

         23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

         23B.13.220 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

         (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

         (e) Be accompanied by a copy of this chapter.

         23B.13.230 DUTY TO DEMAND PAYMENT. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

         23B.13.240 SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

         23B.13.250 PAYMENT. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

         (2)      The payment must be accompanied by:

         (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b) An explanation of how the corporation estimated the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

         (e) A copy of this chapter.

         23B.13.260 FAILURE TO TAKE ACTION. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

         23B.13.270 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

         23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

         (a) The dissenter believes that the amount paid under RCW 23B.13.150 or offered under RCW 23B.13.170 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

         (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

         (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

         23B.13.300 COURT ACTION. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

         23B.13.310 COURT COSTS AND COUNSEL FEES. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

         (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Washington Mutual, Inc.:

We have audited the accompanying consolidated statements of financial position of Washington Mutual, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994.



Deloitte & Touche LLP

Seattle, Washington
February 14, 1996